Form 10KSB40, Exhibit 13
period 1998-12-31
CBC HOLDING CO
filed 1999-03-30
CIK 1038359

                                 EXHIBIT 13.1


                      1998 ANNUAL REPORT TO SHAREHOLDERS

        [LETTERHEAD OF THIGPEN, JONES, SEATON & CO., P.C. APPEARS HERE]


                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


Board of Directors
CBC Holding Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                         Thigpen, Jones, Seaton & Co., P.C.


January 12, 1999
Dublin, Georgia

                      CBC HOLDING COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------
                                                                                               As of December 31,
                                                                                          ---------------------------
                                                                                              1998           1997
                                                                                          -------------  ------------
 ASSETS
   Cash and due from banks                                                                 $ 2,430,708    $ 1,383,896
   Federal funds sold                                                                        4,450,000      1,800,000
                                                                                           -----------    -----------
      Total cash and cash equivalents                                                        6,880,708      3,183,896
                                                                                           -----------    -----------
   Securities available for sale, at market value                                           14,287,599     13,494,030

   Loans, net of unearned income                                                            32,194,281     30,364,898
   Less- allowance for loan losses                                                            (430,078)      (386,717)
                                                                                           -----------    -----------
       Loans, net                                                                           31,764,203     29,978,181
                                                                                           -----------    -----------

   Bank premises and equipment, less accumulated depreciation                                2,102,186      2,124,870
   Intangible assets, net of amortization                                                    2,316,564      2,543,044
   Accrued interest receivable                                                                 624,225        537,221
   Other assets and accrued income                                                              51,962         60,689
                                                                                           -----------    -----------
       TOTAL ASSETS                                                                        $58,027,447    $51,921,931
                                                                                           ===========    ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits:
     Non-interest bearing                                                                  $ 7,274,269    $ 5,198,927
     Interest-bearing                                                                       43,378,990     39,603,641
                                                                                           -----------    -----------
       Total deposits                                                                       50,653,259     44,802,568
   Short-term borrowings                                                                       111,500         73,000
   Other liabilities and accrued expenses                                                      350,684        369,916
                                                                                           -----------    -----------
       Total liabilities                                                                    51,115,443     45,245,484
                                                                                           -----------    -----------
   Commitments and contingencies

   Shareholders' Equity
    Commom stock, $1 par value, authorized 10,000,000 shares, issued
       and outstanding 664,097 shares                                                          664,097        664,097
    Paid-in capital surplus                                                                  5,976,873      5,976,873
    Retained earnings (accumulated deficit)                                                    261,911         (2,177)
    Accumulated other comprehensive income                                                       9,123         37,654
                                                                                           -----------    -----------
       Total shareholders' equity                                                            6,912,004      6,676,447
                                                                                           -----------    -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $58,027,447    $51,921,931
                                                                                           ===========    ===========

          See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                          Retained      Accumulated
                                                                            Paid-in       Earnings         Other
                                                               Common       Capital     (Accumulated   Comprehensive
                                                               Stock        Surplus       Deficit)         Income         Total
                                                            ------------  ------------  -------------  --------------  ------------
BALANCE, JANUARY 1, 1996                                    $          -  $          -  $           -  $            -  $          -
                                                                                                                       ------------
Comprehensive income:
 Net loss                                                              -             -       (110,439)              -      (110,439)
 Valuation allowance adjustment on
  securities available for sale                                        -             -              -          24,511        24,511
                                                                                                                       ------------
    Total comprehensive income                                                                                              (85,928)
                                                                                                                       ------------
 Issuance of 664,097 shares of common stock                    3,320,485     3,320,485              -               -     6,640,970
                                                            ------------  ------------  -------------  --------------  ------------
BALANCE, DECEMBER 31, 1996
 AS PREVIOUSLY REPORTED                                        3,320,485     3,320,485       (110,439)         24,511     6,555,042
                                                                                                                       ------------
 Adjustments in connection with pooling of interests:
  Issuance of 664,097 shares of CBC Holding
    Company common stock                                         664,097     5,976,873              -               -     6,640,970
 Cancellation of 664,097 shares of Community
 Banking Company of Fitzgerald common stock
    pursuant to merger effective March 31, 1997               (3,320,485)   (3,320,485)             -               -    (6,640,970)
                                                            ------------  ------------  -------------  --------------  ------------

BALANCE, DECEMBER 31, 1996, AS RESTATED                          664,097     5,976,873       (110,439)         24,511     6,555,042
                                                                                                                       ------------
Comprehensive income:
 Net income                                                            -             -        108,262               -       108,262
 Valuation allowance adjustment on
   securities available for sale                                       -             -              -          13,143        13,143
                                                                                                                       ------------
    Total comprehensive income                                                                                              121,405
                                                            ------------  ------------  -------------  --------------  ------------
BALANCE, DECEMBER 31, 1997                                       664,097     5,976,873         (2,177)         37,654     6,676,447
                                                                                                                       ------------
Comprehensive income:
 Net income                                                            -             -        264,088               -       264,088
 Valuation allowance adjustment on
   securities available for sale                                       -             -              -         (28,531)      (28,531)
                                                                                                                       ------------
    Total comprehensive income                                                                                              235,557
                                                            ------------  ------------  -------------  --------------  ------------
BALANCE, DECEMBER 31, 1998                                  $    664,097  $  5,976,873  $     261,911  $        9,123  $  6,912,004
                                                            ============  ============  =============  ==============  ============

          See accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                               Years Ended December 31,
                                                                   ------------------------------------------------
                                                                         1998             1997            1996
                                                                   ---------------   --------------  -------------
INTEREST INCOME:

   Interest and fees on loans                                      $     3,062,504    $  2,650,129     $1,537,091
   Interest on securities
     Taxable income                                                        771,906       1,010,852        703,077
     Non-taxable income                                                     19,174               -              -
   Income on federal funds sold                                            119,219          96,080        342,546
                                                                   ---------------   --------------    -----------
     Total interest income                                               3,972,803       3,757,061      2,582,714
                                                                   ---------------   --------------    -----------
INTEREST EXPENSE:
   Deposits                                                              1,832,087       1,931,953      1,367,291
   Other interest expense                                                   12,030          11,419         11,861
                                                                   ---------------   -------------     -----------
     Total interest expense                                              1,844,117       1,943,372      1,379,152
                                                                   ---------------   -------------     -----------
   Net interest income before loan losses                                2,128,686       1,813,689      1,203,562
   Less - provision for loan losses                                         60,000          42,000         21,000
                                                                   ---------------   -------------     -----------
     Net interest income after provision for loan losses                 2,068,686       1,771,689      1,182,562
                                                                   ---------------   -------------     -----------
 OTHER OPERATING INCOME:
   Service charges on deposit accounts                                     280,839         247,388        136,456
   Other service charges, commissions and fees                              35,325          24,150         18,076
   Gain on sales of investment securities available for sale                61,752          24,501              -
   Other income                                                             19,195          86,873         25,065
                                                                   ---------------   -------------     -----------
     Total other operating income                                          397,111         382,912        179,597
                                                                   ---------------   -------------     -----------
 OTHER OPERATING EXPENSE:
   Salaries                                                                664,927         698,663        510,458
   Employee benefits                                                       173,771         174,956        124,239
   Net occupancy expenses                                                  168,226         147,162         83,640
   Equipment rental and depreciation of equipment                          158,612         143,017        102,387
   Amortization                                                            226,480         225,001        153,706
   Other expenses                                                          688,191         598,869        555,937
                                                                   ---------------   -------------     -----------
     Total other operating expenses                                      2,080,207       1,987,668      1,530,367
                                                                   ---------------   -------------     -----------
 INCOME (LOSS) BEFORE INCOME TAXES                                         385,590         166,934       (168,208)
   Income tax provision (benefit)                                          121,502          58,672        (57,769)
                                                                   ---------------   -------------     -----------
 NET INCOME (LOSS)                                                 $       264,088    $    108,262     $ (110,439)
                                                                   ===============   =============     ===========

 EARNINGS (LOSS) PER SHARE:
   Basic                                                           $          0.40    $       0.16     $    (0.17)
                                                                   ===============   =============     ===========
   Diluted                                                         $          0.40    $       0.16     $    (0.17)
                                                                   ===============   =============     ===========

    See accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                                               Year Ended December 31,
                                                                                  --------------------------------------------
                                                                                      1998             1997            1996
                                                                                  -----------      ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                                $    264,088     $   108,262     $   (110,439)
 Adjustments to reconcile net income (loss) to net cash provided by operating actitvities:
  Provision for loan losses                                                             60,000          42,000           21,000
  Depreciation                                                                         139,475         123,364           85,961
  Amortization                                                                         226,480         225,001          153,706
  Gain on sale of securities                                                           (61,752)        (24,501)               -
  Gain on sale of property and equipment                                                   141               -                -
  Changes in accrued income and other assets                                          (146,944)        (47,033)        (667,199)
  Changes in accrued expenses and other liabilities                                     46,810          19,334          131,783
                                                                                  ------------     -----------     ------------
     Net cash provided by (used in) operating activities                               528,298         446,427         (385,188)
                                                                                  ------------     -----------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net changes in loans made to customers                                             (1,843,394)     (6,841,865)      (1,775,150)
 Purchases of securities available for sale                                        (10,502,903)     (5,021,645)     (19,400,701)
 Proceeds from sales of available for sale securities                                2,500,000       6,951,715                -
 Proceeds from maturities of securities available for sale                           7,242,556       2,521,016        1,500,000
 Property and equipment expenditures                                                  (118,204)        (91,579)        (365,063)
 Proceeds from sales of property and other assets                                        1,271               -                -
                                                                                  ------------     -----------     ------------
     Net cash used in investing activities                                          (2,720,674)     (2,482,358)     (20,040,914)
                                                                                  ------------     -----------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock                                                      -               -        6,640,970
 Assumption of deposits on acquisition,
     net of reduction for purchased assets                                                   -               -       17,828,165
 Net change in deposits                                                              5,850,688      (1,858,532)       2,962,326
 Proceeds from short-term borrowings                                                    38,500         117,500                -
 Payments on short-term borrowings                                                           -         (44,500)               -
                                                                                  ------------     -----------     ------------
     Net cash provided by (used in) financing activities                             5,889,188      (1,785,532)      27,431,461
                                                                                  ------------     -----------     ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 3,696,812      (3,821,463)       7,005,359

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                         3,183,896       7,005,359                -
                                                                                  ------------     -----------     ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                            $  6,880,708     $ 3,183,896     $  7,005,359
                                                                                  ============     ===========     ============

          See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

     1. BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial
        ---------------------------------------
        statements include the accounts of CBC Holding Company (the "Company") and its wholly-owned subsidiary, Community Banking Company of Fitzgerald (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

     2. REPORTING ENTITY - The Company was incorporated as a Georgia corporation
        ----------------
        on October 15, 1996 for the purpose of acquiring all of the issued and outstanding shares of common stock of the Bank. The Company became the holding company of the Bank pursuant the Plan of Reorganization, dated October 25, 1996, by and among the Company, the Bank and Interim Fitzgerald Company, a wholly-owned subsidiary of the Company ("Interim"). Pursuant to the terms of the Plan of Reorganization, Interim merged with and into the Bank and the shareholders of the Bank received one share of Company common stock for each share of Bank common stock.

        Pursuant to the Plan of Reorganization, the merger of Interim with and into the Bank was accounted for as a pooling of interests. The Bank, which engages in banking, became a wholly-owned subsidiary of the Company on March 31, 1997 through the exchange of 664,097 shares of the Company's common stock for all of the outstanding stock of the Bank. The financial statements of prior years have been restated to give effect to the reorganization. The Bank provides a variety of financial services to individuals and small businesses through its offices in South Georgia. The Bank offers a full range of commercial and personal loans. The Bank makes loans to individuals for purposes such as home mortgage financing, personal vehicles and various consumer purchases, and other personal and family needs. The Bank makes commercial loans to businesses for purposes such as providing equipment and machinery purchases, commercial real estate purchases and working capital. The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

        The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

     3. SECURITIES - The classification of securities is determined at the date
        ----------
        of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis.

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

     4. LOANS AND INTEREST INCOME - Loans are stated at the amount of unpaid
        --------------------------
        principal, reduced by net deferred loan fees, unearned discounts, and a valuation allowance for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are generally placed on non-accrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. Senior management may grant a waiver from non-accrual status if a past due loan is well secured and in process of collection. A non-accrual loan may be restored to accrual status when all principal and interest amounts contractually due, including payments in arrears, are reasonably assured of repayment within a reasonable period, and there is a sustained period of performance by the borrower in accordance with the contractual terms of the loan. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     5. ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is available
        -------------------------
        to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Additions to the allowance for credit losses are made by charges to the provision for credit losses.

        The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio including the effects of Year 2000. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

        A loan is considered impaired when, based on current information and events, it is probable that a creditor will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

        Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

     6.  PREMISES AND EQUIPMENT - Premises and equipment are stated at cost,
         ----------------------
         less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

     7.  OTHER REAL ESTATE OWNED - Other real estate owned, acquired principally
         -----------------------
         through foreclosure, is stated at the lower of cost or net realizable value. Loan losses incurred in the acquisition of these properties are charged against the allowance for possible loan losses at the time of foreclosure. Subsequent write-downs of other real estate owned are charged against the current period's expense.

     8.  INTANGIBLE ASSETS - Goodwill is being amortized using the straight-line
         -----------------
         method over fifteen years. The original amount of goodwill was $2,692,939 and has an accumulated amortization at December 31, 1998 of $486,225, resulting in an unamortized balance of $2,206,714. Organizational costs are being amortized using the straight line method over five years. Organizational costs totaled $228,827 and have an accumulated amortization at December 31, 1998 of $118,977, resulting in an unamortized balance of $109,850.

     9.  INCOME TAXES - The Company accounts for income taxes under Statement of
         ------------
         Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         The Company and the Bank file a consolidated income tax return. The Bank computes its income tax expense as if it filed an individual return except that it does not get any portion of the surtax allocation. Any benefits or disadvantages of the consolidation are absorbed by the Company. The Bank pays its allocation of federal income taxes to the parent company or receives payment from the Company to the extent that tax benefits are realized.

     10. CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash
         -------------------------
         and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Interest bearing deposits in other banks with original maturities of less than three months are included

     11. USE OF ESTIMATES - The preparation of financial statements in
         ----------------
         conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

       The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

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

   12. ADVERTISING COSTS - It is the policy of the Company to expense
       -----------------
       advertising costs as they are incurred. The Company does not engage in any direct-response, advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 1998 and 1997 were $35,193 and $33,493, respectively.

   13. RECLASSIFICATIONS - Certain 1997 financial statement classifications have
       -----------------
       been changed to conform to those adopted in 1998.

   14. EARNINGS PER COMMON SHARE - Basic earnings per share represents income
       -------------------------
       available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

       Earnings per common share have been computed based on the following:

                                                                              Years Ended December 31,
                                                                  ---------------------------------------------
                                                                       1998            1997            1996
                                                                  -----------      -----------     ------------
       Net income                                                 $   264,088      $   108,262     $   (110,439)
         Less:  Preferred stock dividends                                   -                -                -
                                                                  -----------      -----------     ------------
         Net income (loss) applicable to common stock             $   264,088      $   108,262     $   (110,439)
                                                                  ===========      ===========     ============

         Average number of common shares outstanding                  664,097          664,097          664,097
         Effect of dilutive options, warrants, etc.                         -                -                -
                                                                  -----------      -----------     ------------
         Average number of common shares outstanding
           used to calculate diluted earnings per common share        664,097          664,097          664,097
                                                                  ===========      ===========     ============

   15. COMPREHENSIVE INCOME - The Company adopted SFAS No. 130, "Reporting
       --------------------
       Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

  The components of other comprehensive income and related tax effects are as follows:

                                                                  Years Ended December 31,
                                                          ----------------------------------------
                                                              1998            1997         1996
                                                          -----------    -----------   -----------
  Unrealized holding gains on
   available-for-sale securities                          $    67,746    $    72,410   $    37,138
  Less:  Reclassification adjustment for gains
   realized in income                                         (53,923)       (15,359)           -
                                                          -----------    -----------   -----------
  Net unrealized gains                                         13,823         57,051        37,138
  Tax effect                                                    4,700         19,397        12,627
                                                          -----------    -----------   -----------
  Net -of-tax amount                                      $     9,123    $    37,654   $    24,511
                                                          ===========    ===========   ===========

B. INVESTMENT SECURITIES
   ---------------------

   Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt securities held at December 31, 1998 and 1997. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 1998 and 1997, in accordance with Statement of Position 90-11 of the American Institute of Certified Public Accountants, which is effective for financial statements covering fiscal years ending after December 15, 1990.

   The book and market values of securities available for sale were:

                                                    Amortized    Unrealized  Unrealized    Estimated
                                                       Cost        Gains       Losses     Market Value
                                                   ------------  ----------  -----------  ------------
   December 31, 1998:
    Non-mortgage backed debt securities of :
     U.S. Treasury                                 $    501,875  $    3,440  $        -   $    505,315
     U.S. government agencies                         9,309,671       1,303           -      9,310,974
     State and Political Subdivisions                 1,663,208      13,354           -      1,676,562
                                                   ------------  ----------  ----------   ------------
      Total non-mortgage backed securities           11,474,754      18,097           -     11,492,851
    Mortgage backed securities                        2,799,023           -       4,275      2,794,748
                                                   ------------  ----------  ----------   ------------
          Total                                    $ 14,273,777  $   18,097  $    4,275   $ 14,287,599
                                                   ============  ==========  ==========   ============
   December 31, 1997:
    Non-mortgage backed debt securities of :
     U.S. Treasury                                 $  1,502,573  $    4,772  $        -   $  1,507,345
     U.S. government agencies                        10,923,897      54,859           -     10,978,756
                                                   ------------  ----------  ----------   ------------
      Total non-mortgage backed securities           12,426,470      59,631           -     12,486,101
    Mortgage backed securities                        1,010,509           -      (2,580)     1,007,929
                                                   ------------  ----------  ----------   ------------
          Total                                    $ 13,436,979  $   59,631  $   (2,580)  $ 13,494,030
                                                   ============  ==========  ==========   ============

                      CBC HOLDINGS COMPANY AND SUBSIDARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

  The book and market values of pledged securities were $3,701,653 and $3,710,330 respectively, at December 31,1998 and $2,591,060 and $2,603,366, at
  December 31,1997. The amortized cost and estimated market value of debt securities available for sale at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call prepayment or penalties.

                                                                         Available for Sale
                                                                  --------------------------------
                                                                                        Estimated
December 31, 1998                                                   Amortized Cost     Market Value
                                                                  ------------------   ------------
 Non-mortgage backed securities:
  Due in one year or less                                                $ 2,501,169   $ 2,508,920
  Due after one year through five years                                    6,810,377     6,800,649
  Due after five years through ten years                                   2,163,208     2,183,282
  Due after ten years                                                              -             -
                                                                         -----------   -----------
     Total non-mortgage backed securities                                 11,474,754    11,492,851
 Mortgage backed securities                                                2,799,023     2,794,748
                                                                         -----------   -----------
     Total                                                               $14,273,777   $14,287,599
                                                                         ===========   ===========
 December 31, 1997
 Non-mortgage backed securities:
  Due in one year or less                                                $ 1,495,341   $ 1,498,500
  Due after one year through five years                                   10,931,129    10,987,601
  Due after five years through ten years                                           -             -
  Due after ten years                                                              -             -
                                                                         -----------   -----------
     Total non-mortgage backed securities                                 12,426,470    12,486,101
 Mortgage backed securities                                                1,010,509     1,007,929
                                                                         -----------   -----------
     Total                                                               $13,436,979   $13,494,030
                                                                         ===========   ===========


  The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

  At December 31, 1998 and 1997, the Company did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

                      CBC HOLDINGS COMPANY AND SUBSIDARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

C. LOANS
   -----

   The following is a summary of the loan portfolio by principal categories at December 31, 1998 and 1997:

                                                        1998                       1997
                                                  --------------             --------------
     Commercial                                   $   12,741,691             $   12,861,609
     Real estate - Construction                          989,070                    379,404
     Real estate - Mortgage                           12,737,935                 11,490,475
     Installment loans to inividuals                   5,725,585                  5,633,410
                                                  --------------             --------------
       Total loans                                    32,194,281                 30,364,898
       Less:
         Allowance for loan losses                      (430,078)                  (386,717)
                                                  --------------             --------------
       Loans, net                                 $   31,764,203             $   29,978,181
                                                  ==============             ==============

   Overdrafts included in loans were $20,341 and $19,654 at December 31, 1998 and 1997.

D. ALLOWANCE FOR LOAN LOSSES
   -------------------------

   A summary of changes in allowance for loan losses of the Company for the years ended December 31, 1998, and 1997 is as follows:

                                                       1998                       1997
                                                  --------------             --------------
     Beginning Balance                            $      386,717             $      359,146
     Add-Provision for possible loan losses               60,000                     42,000
                                                  --------------             --------------
       Subtotal                                          446,717                    401,146
                                                  --------------             --------------
     Less:
       Loans charged off                                  25,519                     20,719
       Recoveries on loans previously charged off         (8,880)                    (6,290)
                                                  --------------             --------------
          Net loans charged off                           16,639                     14,429
                                                  --------------             --------------
     Balance, end of year                         $      430,078             $      386,717
                                                  ==============             ==============

   Loans on which the accrual of interest has been discontinued or reduced amounted to $0 and $1,011 at December 31, 1998 and 1997, respectively.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

E. BANK PREMISES AND EQUIPMENT
   --------------------------

   The following is a summary of asset classifications and depreciable lives for the Bank:

                                                      Useful Lives (Years)           1998                         1997
                                                   -------------------------  --------------------       ----------------------
     Land                                                                     $           565,000        $             565,000
     Banking house and improvements                             8-40                    1,222,012                    1,222,564
     Equipment, furniture, and fixtures                         5-10                      518,142                      400,799
     Software and capitalized conversion costs                     3                      145,832                      145,832
                                                                              --------------------       ----------------------
       Total                                                                            2,450,986                    2,334,194
     Less - accumulated depreciation                                                     (348,800)                    (209,325)
                                                                              --------------------       ----------------------
            Bank premises and equipment, net                                  $         2,102,186        $           2,124,870
                                                                              ====================       =======================

   Depreciation included in operating expenses amounted to $139,475 and $123,364 in 1998 and 1997, respectively.

F. DEPOSITS
   --------

   The aggregate amount of time deposits exceeding $100,000 at December 31, 1998 and 1997 was $7,115,070 and $6,558,158, respectively, and the Bank had deposit liabilities in NOW accounts of $9,455,325 and $7,952,211 at December 31, 1998 and 1997, respectively.

   At December 31, 1998, the scheduled maturities of time deposits are as follows:

     1999                                                                                                $          18,993,484
     2000                                                                                                            3,084,455
     2001                                                                                                            2,085,001
     2002                                                                                                            1,072,586
     2003 and thereafter                                                                                             1,029,317
                                                                                                         ---------------------
     Total time deposits                                                                                 $          26,264,843
                                                                                                         =====================

G. SHORT-TERM BORROWINGS
   ---------------------

   The Bank had a line of credit for federal funds purchased of $1,000,000 and $1,500,000 with correspondent institutions as of December 31, 1998. At various times during the year the Bank was advanced funds against these lines, however, at December 31, 1998, there was no outstanding balance.

   The Company has a short-term note with a financial institution for $150,075. This note is due May 1, 1999 and bears interest at Regions Bank's commercial base rate which was 7.75% at December 31, 1998. Interest and principal are payable at maturity. At December 31, 1998 the amount advanced to the Company on this note was $111,500.

H. PROVISION FOR INCOME TAXES
   --------------------------

   The provision for income taxes was computed as follows:

                                                                      1998       1997       1996
                                                                    ---------  --------  -----------
     Current tax expense                                            $  85,092  $      -  $        -
     Deferred tax expense (benefit)                                    36,410    58,672     (57,769)
                                                                    ---------  --------  ----------
      Net income tax expense (benefit)                              $ 121,502  $ 58,672  $  (57,769)
                                                                    =========  ========  ==========

   Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense (benefit) and tax expense (benefit) computed at the federal income tax rate are as follows:

                                                                                   1998       1997         1996
                                                                                ----------  ---------  ------------
     Tax on pretax income at statutory rate,                                    $  131,101  $  56,757  $   (57,191)
      including effect of loss carryforwards
      Benefit of realized net operating loss carryovers                            (33,085)         -            -
     Tax-exempt  income                                                             (7,902)         -       (1,882)
     Non-deductible interest expense related to tax-exempt income                    3,635          9          175
     Non-deductible business entertainment                                             112        178           96
     Other differences                                                              27,641      1,728        1,033
                                                                                ----------  ---------  ------------
      Total                                                                     $  121,502  $  58,672  $   (57,769)
                                                                                ==========  =========  ============
     Net effective tax rate                                                           32.0%      35.1%       (34.3%)
                                                                                ==========  =========  ============

   The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                                           1998                     1997
                                                                   -------------------        ---------------
     Deferred Income Tax Assets:

      Net operating loss                                           $                 -        $        33,085
      Provision for loan losses, net                                            15,327                    584
                                                                   -------------------        ---------------
        Total deferred tax asset                                                15,327                 33,669
                                                                   -------------------        ---------------
      Deferred Income Tax Liabilities:
       Unrealized gain on available for sale securities                         (4,700)               (19,398)
       Depreciation                                                            (52,639)               (34,572)
                                                                   -------------------        ---------------
        Total deferred tax liability                                           (57,339)               (53,970)
                                                                   -------------------        ---------------
      Net deferred tax liability                                   $           (42,012)        $      (20,301)
                                                                   ===================        ===============

I. OTHER LIABILITIES
   -----------------

   Other liabilities at December 31, 1998 and 1997 included accrued interest payable of $206,481 and $253,134, respectively.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

J. EMPLOYEE BENEFIT PLANS
   ----------------------

   The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $1,824 and $1,149 for 1998 and 1997, respectively. The Company made matching contributions of $14,396 for the year ended December 31, 1998.

K. YEAR 2000 COMPLIANCE ISSUES
   ---------------------------

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

   The Company and the Bank have adopted a plan for bringing their systems into compliance so that these potential problems should not occur. Amounts expensed in 1998 for Year 2000 were $40,853 and additional expenditures of $10,000 are anticipated.

L. LIMITATION ON DIVIDENDS
   -----------------------

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

   As of January 1, 1999, the Bank could pay dividends of $146,402 to the Company without regulatory consent pursuant to the foregoing conditions. Dividends paid by the Bank are the primary source of funds available to the Company.

M. FINANCIAL INSTRUMENTS
   ---------------------

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank does require collateral or other security to support financial instruments with credit risk.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

                                                                                           Contract or Notional Amount
                                                                                    ---------------------------------------
                                                                                       1998                         1997
                                                                                    ----------                   ----------
    Financial instruments whose contract amounts represent credit risk:
      Commitments to extend credit                                                  $8,728,325                   $7,429,882
      Standby letters of credit                                                        150,000                      154,225
                                                                                    ----------                   ----------
         Total                                                                      $8,878,325                   $7,584,107
                                                                                    ==========                   ==========


   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. All letters of credit are due within one year of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

N. COMMITMENTS AND CONTINGENCIES
   -----------------------------

   In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. None of these expenditures are in any way related to complying for the Year 2000.

O. LEASE COMMITMENT
   ----------------

   The Bank leases an IBM AS400 which processes and transmits all of the Bank's daily transactions. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 1998 and 1997. The minimum future lease payments under capital leases as of December 31, 1998, for each of the next five years and in the aggregate are:

    1999                                   $20,808
    2000                                    20,808
    2001                                     1,858
                                           -------
 Total minimum lease payments              $43,474
                                           =======


P. RELATED PARTY TRANSACTIONS
   --------------------------

   In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 1998 with respect to such loans to these individuals:

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

    Balances at December 31, 1997                              $ 1,969,020
      New loans                                                    491,008
      Repayments                                                (1,123,543)
                                                               -----------
    Balances at December 31, 1998                              $ 1,336,485
                                                               ===========


   In addition to the above outstanding balances, there are loan commitments of $2,040,314 available to certain executive officers and directors that were unused as of December 31, 1998.

   The Bank also had deposits from these related parties of approximately $1,691,213 at December 31, 1998.

Q. DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS
   ------------------------------------------------

   Interest - Cash paid during the year for interest was as follows:
   --------


                                                                                 1998          1997
                                                                             ----------     ----------
   Interest on deposits and short-term borrowings                            $1,890,395     $1,900,500
                                                                             ==========     ==========
   Income taxes, net                                                         $   80,000     $        -
                                                                             ==========     ==========


  Non-cash transactions- Other non-cash transactions relating to investing and
  ---------------------
  financing activities were as follows:


                                                                               1998              1997
                                                                             -----------    ------------
    Increase in unrealized gain on available for sale securities             $    25,831    $  $  19,916
                                                                             ===========    ============
    Issuance of 664,097 shares of CBC Holding Company common stock in
       exchange for Community Banking Company of Fitzgerald common stock     $         -    $  6,640,970
                                                                             ===========    ============
    Cancellation of 664,097 shares of Community Banking Company of
       Fitzgerald common stock pursuant to merger effective March 31, 1997   $         -    $ (6,640,970)
                                                                             ===========    ============
    Transfer of loans to Other Assets                                        $     2,630    $          -
                                                                             ===========    ============

R. CREDIT RISK CONCENTRATION
   -------------------------

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

   The Company's bank subsidiary maintains its cash balances in three financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $1,597,645 at December 31, 1998.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

S. FAIR VALUES OF FINANCIAL INSTRUMENTS
   ------------------------------------

   SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires
                 -----------------------------------------------------
   disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Bank's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination, or issuance.

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

   Deposit Liabilities - The fair value of demand deposits, savings accounts and
   -------------------
   certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

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

   Commitments to Extend Credit, Standby Letters of Credit and Financial
   ---------------------------------------------------------------------
   Guarantees Written - Because commitments to extend credit and standby letters
   ------------------
   of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

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

                      CBC HOLDINGS COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

  The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 1998 and 1997 are as follows:

                                                                                1998                      1997
                                                                       ------------------------  ------------------------
                                                                        Carrying     Estimated    Carrying     Estimated
                                                                         Amount     Fair Value     Amount     Fair Value
                                                                       -----------  -----------  -----------  -----------
   Assets:
      Cash and short-term investments                                  $ 6,880,708  $ 6,880,708  $ 3,183,896  $ 3,183,896
      Securities available for sale                                     14,287,599   14,287,599   13,494,030   13,494,030
      Loans                                                             32,194,281   31,073,023   30,364,898   30,357,523
   Liabilities:
      Deposits                                                          50,653,259   50,815,429   44,802,568   44,548,900
      Other borrowings                                                     111,500      111,500       73,000       73,000

   Unrecognized financial instruments:
      Commitments to extend credit                                       8,728,325    8,728,325    7,429,882    7,429,882
      Standby letters of credit and financial guarantees written           150,000      150,000      154,225      154,225


T. OPERATING EXPENSES
   ------------------

   Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 1998, 1997 and 1996 are:

                                                                                          1998         1997         1996
                                                                                       --------     --------     --------
   Supplies                                                                             $49,142      $44,253      $85,728
   Courier service                                                                       41,642       47,269       30,470
   NCR processing                                                                        91,167       80,615       57,749
   Advertising                                                                           35,193       33,943       34,032
   Promotional                                                                           43,977       31,302       42,425

U. REGULATORY MATTERS
   ------------------

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                      CBC HOLDINGS COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

   The Bank's actual capital amounts and ratios are also presented in the following table:


                                                                       Requirement           To Be Well Capitalized
                                                                       For Capital           Under Prompt Corrective
                                                   Actual           Adequacy Purposes          Action Provisions
                                              -----------------  -------------------------  --------------------------

                                                Amount    Ratio      Amount          Ratio      Amount          Ratio
                                              ---------  ------  --------------     ------  --------------      ------
     As of December 31, 1998

       Total Risk-Based Capital To
       (Risk Weighted Assets)                 4,923,000    13.5%      2,917,000  *     8.0%       3,647,000  *    10.0%

       Tier I Capital To
       (Risk-Weighted Assets)                 4,505,000    12.4%      1,453,000  *     4.0%       2,180,000  *     6.0%

       Tier I Capital To
       (Average Assets)                       4,505,000     8.8%      2,048,000  *     4.0%       2,260,000  *     5.0%

     As of December 31, 1997

       Total Risk-Based Capital To
       (Risk Weighted Assets)                 4,543,000    13.6%      2,666,000  *     8.0%       3,332,000  *    10.0%

       Tier I Capital To
       (Risk-Weighted Assets)                 4,157,000    12.5%      1,333,000  *     4.0%       1,999,000  *     6.0%

       Tier I Capital To
       (Average Assets)                       4,157,000     8.3%      1,999,000  *     4.0%       2,498,000  *     5.0%


* Greater than and equal to

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

V. CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
   ----------------------------------------------------

   Condensed parent company financial information on CBC Holding Company at December 31, 1998, is as follows:

BALANCE SHEETS                                                                                As of December 31,
                                                                                  ------------------------------------------
                                                                                          1998                   1997
                                                                                  ---------------------  -------------------
   ASSETS:
    Cash in subsidiary                                                                  $  100,403           $    2,209
    Investment in subsidiary, at equity in underlying net assets                         6,907,575            6,713,304
    Accrued income and other assets                                                         25,129               34,308
                                                                                        ----------           ----------
      Total Assets                                                                      $7,033,107           $6,749,821
                                                                                        ==========           ==========
   LIABILITIES:
    Other borrowed funds                                                                $  111,500           $   73,000
    Accrued expenses and other liabilities                                                   9,603                  374
                                                                                        ----------           ----------
      Total Liabilities                                                                    121,103               73,374
                                                                                        ----------           ----------
   SHAREHOLDERS' EQUITY:
    Common stock, $1 par value; authorized  10,000,000 shares,
     outstanding 664,097 shares                                                            664,097              664,097
    Additional paid-in surplus                                                           5,976,873            5,976,873
    Retained earnings (accumulated deficit)                                                261,911               (2,177)
    Accumulated other conprehensive income                                                   9,123               37,654
                                                                                        ----------           ----------
      Total shareholders' equity                                                         6,912,004            6,676,447
                                                                                        ----------           ----------
       Total Liabilities and Shareholders' Equity                                       $7,033,107           $6,749,821
                                                                                        ==========           ==========

STATEMENTS OF INCOME AND RETAINED EARNINGS                                                  Years Ended December 31,
                                                                                  ------------------------------------------
                                                                                           1998                  1997
                                                                                  -------------------    -------------------
   REVENUES:
    Dividend from subsidiary                                                             $   70,000           $        -
                                                                                         ----------           ----------

   EXPENSES:
    Interest                                                                                  6,714                3,616
    Amortization                                                                              5,918                4,439
    Other                                                                                    46,849               37,958
                                                                                         ----------           ----------
      Total expenses                                                                         59,481               46,013
                                                                                         ----------           ----------
   INCOME (LOSS) BEFORE TAXES AND EQUITY INCOME OF SUBSIDIARY                                10,519              (46,013)
    Add - Benefit of income taxes                                                            30,765                9,156
                                                                                         ----------           ----------
   INCOME (LOSS) BEFORE EQUITY INCOME OF SUBSIDIARY                                          41,284              (36,857)
    Equity in undistributed income of subsidiary                                            222,804              145,119
                                                                                         ----------           ----------
    NET INCOME                                                                              264,088              108,262
    RETAINED EARNINGS, (ACCUMULATED DEFICIT) BEGINNING                                       (2,177)            (110,439)
                                                                                         ----------           ----------
    RETAINED EARNINGS, (ACCUMULATED DEFICIT) ENDING                                      $  261,911           $   (2,177)
                                                                                         ==========           ==========

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS                                                                 For The Years Ended December 31,
                                                                                         ---------------------------------
                                                                                              1998             1997
                                                                                         --------------  -----------------
   CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                              $ 264,088          $ 108,262
    Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization
    Equity in undistributed income of subsidiary                                                5,918              4,439
    Net change in operating assets and liabilities:                                          (222,804)          (145,119)
      Accrued income and other assets
      Accrued expenses and other liabilities                                                    3,263            (38,746)
                                                                                                9,229                373
                                                                                            ---------          ---------
       Net cash provided by operating activities                                               59,694            (70,791)
                                                                                            ---------          ---------
   CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from short-term notes
    Principal paid on short-term borrowings                                                    38,500            117,500
                                                                                                    -            (44,500)
                                                                                             --------          ---------
       Net cash provided by investing activities                                               38,500             73,000
                                                                                            ---------          ---------


   NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   98,194              2,209
   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                               2,209                  -
                                                                                            ---------          ---------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                                                 $ 100,403          $   2,209
                                                                                            =========          =========

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

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

FINANCIAL CONDITION
-------------------

The Company's total assets of $58,027,447 at December 31, 1998 is an increase of 11.8% from $51,921,931 at December 31, 1997. At December 31, 1998, total deposits had increased 13.1% to $50,653,259 from $44,802,568 at December 31, 1997. Total loans had grown 6.0% to $32,194,281 from $30,364,898 at December 31, 1997. This represented a loan to deposit ratio at December 31, 1998 of 63.6% compared to 67.8% at December 31, 1997. This decrease in the loan to deposit ratio is due to deposits growing at a faster rate than loans. The deposit growth has had a positive effect on the Bank's deposit mix as 35.5% of the increase in deposits was attributable to non-interest bearing deposits. The Bank experienced much of the growth in deposits in the fourth quarter of 1998. Based on average loans of $32,552,207 and average deposits of $47,041,238 for the year ended December 31, 1998, the average loan to deposit ratio was 69.2%. Based on average loans of $28,308,710 and average deposits of $45,587,346 for the year ended December 31, 1997, the average loan to deposit ratio was 62.1%. Earning assets represented approximately 87.8% and 87.9% of total assets at December 31, 1998 and 1997, respectively.

CAPITAL

At December 31, 1998 and 1997, the Bank's capital position was well in excess of FDIC guidelines to meet the definition of "well-capitalized". Based on the level of the Bank's risk weighted assets at December 31, 1998 and 1997, the Bank had $1.2 million more capital than necessary to satisfy the "well-capitalized" criteria. The Bank's capital adequacy is monitored quarterly by the Bank's Asset/Liability Committee, as asset and liability growth, mix and pricing strategies are developed.

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

LIQUIDITY

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans. At December 31, 1998, the securities available for sale, exclusive of unrealized gains and losses, had increased from $13,436,979 at December 31, 1997 to $14,273,777, an increase of $836,798 or
6.2%. The Bank had no securities classified as held to maturity as of December 31, 1998 and 1997. Federal funds sold had increased 147.2% to $4,450,000 at December 31, 1998, up from $1,800,000 at December 31, 1997 due to large deposits occurring just before year-end.

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

NET INCOME

For the years ended December 31, 1998 and 1997, the Company had net income of $264,088 ($0.40 per share) and $108,262 ($0.16 per share), respectively.

The following table shows the related ratios for Assets and Equity for the years ended December 31,1998 and 1997:

                                                                          1998                   1997
                                                                  ---------------------  ---------------------
     Interest Income                                                             3,973                  3,757
     Interest Expense                                                            1,845                  1,944
     Net Interest Income                                                         2,128                  1,813
     Provision for Loan Losses                                                    (410)                  (374)
     Net Earnings                                                                  264                    108
     Net Earnings Per Share                                                       0.40                   0.16
     Total Average Stockholder's Equity                                          6,704                  6,550
     Total Average Assets                                                       54,188                 52,483
     Return on average assets                                                     0.49%                  0.21%
     Return on average equity                                                     3.94%                  1.65%
     Dividend payout ratio                                                           0%                     0%
     Average equity to average asset ratio                                       12.37%                 12.48%

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------


INTEREST INCOME / INTEREST EXPENSE

For the period ended December 31, 1998, interest income from loans and investments, including loan fees of $96,551, was $3,972,803, representing a yield of 8.30% on average earning assets of $47,839,335. Interest expense was $1,844,117, representing a cost of 4.50% on average interest bearing liabilities of $40,970,278. Net interest income was $2,128,686, producing a net yield of 4.45% on average earning assets.

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

ASSET QUALITY

The provision for loan losses for the years ended December 31, 1998 and 1997 was $60,000 and $42,000, respectively. Total loan charge-offs were $25,285 and $20,719 for the years ended December 31, 1998 and 1997, respectively, and were related to the Bank's consumer loan portfolio. At December 31, 1998 and 1997, the Bank had loans past due 90 days or more of $40,743 and $0, respectively. At December 31, 1998 and 1997, the Bank had non-accrual loans of $0 and $1,011, respectively. The allowance for loan losses at December 31, 1998 and 1997 was $430,078 and $386,717, respectively. This represents 1.34% and 1.27% of total loans at December 31, 1998 and 1997, respectively.

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

The Bank's policy is to place loans on non-accrual status when it appears that the collection of principal and interest in accordance with the terms of the loan is doubtful. Any loan which becomes 90 days past due as to principal or interest is automatically placed on non-accrual. Exceptions are allowed for 90-day past due loans when such loans are well secured and in process of collection.

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

NON-INTEREST INCOME

Non-interest income for the years ended December 31, 1998 and 1997 was $397,111 and $382,912, respectively. This consisted primarily of service charges on deposit accounts which were $280,839 and $247,388 for the years ended December 31, 1998 and 1997, respectively and gains on sales of investment securities which was $61,752 and $24,501 for the years ended December 31, 1998 and 1997. Service charges on deposit accounts are evaluated annually against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base.

NON-INTEREST EXPENSE

Non-interest expense for the years ended December 31, 1998 and 1997 was $2,080,207 and $1,987,668, respectively. This consisted primarily of salaries and benefits which were $838,698 and $873,619 for the years ended December 31, 1998 and 1997, respectively. Other major expenses included in non-interest expense for the year ended December 31, 1998 included amortization of $226,480, supplies of $49,142, data processing of $91,167, and promotional expense of $43,977. Other major expenses included in non-interest expense for the year ended December 31, 1997 included amortization of $225,001, supplies of $44,253, data processing of $80,615, and promotional expense of $31,302.

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

The Bank's interest rate sensitivity position at December 31, 1998 is set forth in the table below:

                                                            0-90           91-180        181-365      Over 1 Year        Over
                                                            Days            Days           Days       thru 5 Years     5 Years
                                                        -------------   ------------   ------------   ------------   ------------
Interest Rate Sensitive Assets:
Loans                                                     $10,878,229    $ 2,194,011    $ 3,692,622    $12,458,122    $ 2,971,297
Securities                                                  1,498,606        501,875              -      8,337,053      3,936,243
Federal Funds Sold                                          4,450,000              -              -              -              -
                                                          -----------    -----------    -----------    -----------    -----------
Total Interest Rate Sensitive Assets                      $16,826,835    $ 2,695,886    $ 3,692,622    $20,795,175    $ 6,907,540
                                                          -----------    -----------    -----------    -----------    -----------

INTEREST RATE SENSITIVE LIABILITIES:
Interest Bearing Demand Deposits                          $         -    $         -    $         -    $         -    $ 9,455,325
Savings and Money Market Deposits                           4,680,841              -              -              -      2,977,981
Time Deposits                                               7,102,709      4,193,425      7,635,689      7,333,020              -
Other Borrowings                                                    -              -              -              -              -
                                                          -----------    -----------    -----------    -----------    -----------
Total Interest Rate Sensitive Liabilities                 $11,783,550    $ 4,193,425    $ 7,635,689    $ 7,333,020    $12,433,306
                                                          -----------    -----------    -----------    -----------    -----------
Interest Rate Sensitivity GAP                             $ 5,043,285    $(1,497,539)   $(3,943,067)   $13,462,155    $(5,525,766)
                                                          -----------    -----------    -----------    -----------    -----------
Cumulative Interest Rate Sensitivity GAP                  $ 5,043,285    $ 3,545,746    $  (397,321)   $13,064,834    $ 7,539,068
                                                          -----------    -----------    -----------    -----------    -----------
Cumulative GAP as a % of total assets at
  December 31, 1998                                              9.71%          6.83%         -0.77%         25.16%         14.52%
                                                          -----------    -----------    -----------    -----------    -----------
Cumulative GAP as a % of total assets at
  December 31, 1997                                              5.35%         -2.03%         -6.74%         24.55%         11.55%
                                                          -----------    -----------    -----------    -----------    -----------

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

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

It is the policy of the Bank to include savings and NOW accounts in the over five year repricing period in calculating cumulative gap. This methodology is based on the Bank's experience that these deposits represent "core" deposits of the Bank and the repricing of these deposits does not move with the same magnitude as general market rates. The Bank's rates for these deposits are consistently in the mid-range for the market area and this has not had an adverse effect on the Bank's ability to maintain these deposit accounts. The Bank believes that placing these deposits in an earlier repricing period would force the Bank to inappropriately shorten its asset maturities to obtain the targeted gap range. This would leave the Bank exposed to falling interest rates, and unnecessarily reduce its net interest margin.

At December 31, 1998, the above gap analysis indicates a negative cumulative gap position thru the one year time interval of $397,321. A negative gap position indicates that the Company's rate sensitive liabilities will reprice faster than its rate sensitive assets, with 54% of rate sensitive liabilities and 46% of rate sensitive assets repricing within one year. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates.

YEAR 2000 COMPLIANCE ISSUES
---------------------------

The Company utilizes and depends on data processing systems and software to conduct its business. The approach of Year 2000 presents a problem because many older computers were programmed to recognize only the last two digits of a year i.e., "98" is for the year 1998. Accordingly, with the new millennium approaching, these computers will potentially recognize the year 2000 - "00" as the year 1900, or perhaps not be able to comprehend the date, potentially affecting the accuracy of, or ability to process any date sensitive functions.

The Company's State of Readiness

The Company and the Bank do not use proprietary computer hardware or software. (The Company has no hardware or software dependencies other than through the Bank; hence, all further corporate references in this section will be to the Bank.) The Bank adopted a plan in 1998 to make the Bank Year 2000 ready (the "Year 2000 Plan"). Pursuant to the Bank's Year 2000 Plan, the Bank has completed the installation of new personal computers which addressed a majority of the known Year 2000 issues. The Bank has upgraded its primary internal system, an IBM AS400, to a Year 2000 compliant version. The Bank has received certification of Year 2000 compliance from all of its major vendors and logged those certifications in a

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

Year 2000 readiness database created to inventory and track the compliance efforts of all major vendors as well as their primary supporting vendors.

The Bank contracts with a third-party consultant to assist with its Year 2000 readiness efforts. The consultants have installed a second AS400 and loaded a backup of the core data processing system of the Bank. This has enabled the Bank to perform testing in a Year 2000 environment using actual data and transactions of the Bank. Testing of the Bank's core data processing system has been completed and found to be Year 2000 ready. Bank internal due-diligence testing of vendor certified software commenced in early November 1998 and is expected to be completed on or before March 31, 1999. Other items in the process of being reviewed for Year 2000 readiness include the telephone system, utilities and the ISDN connection to the remote teller location.

Management has completed its assessment of the Bank's significant commercial loan relationships to determine how much Year 2000 risk may exist in the Bank's customer base. To the extent that such risk has been identified, management is requiring those customers to keep the Bank informed of their progress in addressing Year 2000 problems. Management's current plans are to help the Bank's customers understand the risks involved, to share the Bank's strategies and to encourage those customers to satisfy their compliance requirements on time lines that are consistent with those of the Bank. The Bank's credit review processes have been modified to address this risk. The Bank's contingency plans for customers who fail to adequately address this risk may include, but will not be limited to, requiring such customers to pay off their loans.

Other third parties, with which the Bank has material relationships that may be adversely impacted by Year 2000 risks, include its correspondent banks and the utility companies.

The Bank's correspondent banks provide numerous services, including cash letter settlements, federal funds sold and purchase lines, securities safekeeping services, securities settlements, wire settlements, ACH settlements, and ATM/debit card settlements. The Bank has received limited communications from these correspondent banks regarding their Year 2000 efforts. In the fourth quarter of 1998, more explicit communications was requested as to their current state of readiness, their remediation plans and their contingency plans.

The Bank's electric, gas, telephone, water and sewer utility companies have provided limited information on their Year 2000 efforts. The Bank is continuing to request further information from the utility companies.

The Bank has identified its major risks of Year 2000 issues to be with its deposit check processing vendor and areas of its primary internal processing software that are not addressed by the software vendor's certification. The possible risk in these two areas has been identified as top priority by the Year 2000 Committee and the Bank's Year 2000 Plan is already addressing these issues through contacting other vendors for possible alternatives.

The Costs to Address the Company's Year 2000 Issues

Amounts expensed in 1998 for Year 2000 were $40,853 and additional expenditures of $10,000 are anticipated. The majority of the Bank's costs for Year 2000 readiness are for outsourced Year 2000 project management. The Bank anticipates that there may be additional costs associated with the upgrade of yet untested software and hardware, however this amount has yet to be determined and will be directly related to results of testing to be performed. Management believes that due to the recent upgrades to their system, any additional costs of upgrading software and hardware that are incurred would have been incurred in the normal course of replacing equipment and technology updates and would not be significant or have a material impact on the Company's financial statements as a whole.

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

The Risks of the Company's Year 2000 Issues

There can be no assurance that all hardware and software that the Bank will use, or that the Bank's customers, vendors and utility companies will use, will be Year 2000 compliant. The Bank's customers, vendors and utility companies may be negatively affected by the Year 2000 issue, and any difficulties incurred by them in solving Year 2000 issues could negatively affect their ability to perform their agreements with the Bank. The failure of the Bank's computer systems or other applications could have a material adverse effect on the Company's results of operations and financial condition.

The most reasonably likely worst case Year 2000 scenario for the Bank appears to be one in which electrical service or phone service were disrupted to the community for an extended period. As noted above, the management of the risk associated with the Bank's computer hardware and software, its commercial customer risk and its correspondent bank risk is progressing as planned. The most likely source of potential problems currently appears to be with the utility companies. Electrical service is the most critical of the utilities. The Bank cannot operate its systems without a continuous supply of electricity. Short-term disruptions, such as occur with electrical storms, can be managed in the ordinary course of business.

The foregoing are forward-looking statements reflecting management's current assessment and estimates with respect to the Bank's Year 2000 compliance efforts and the impact of Year 2000 issues on the Bank's business and operations. Various factors could cause actual plans and results to differ materially from those contemplated by such assessments, estimates and forward-looking statements, many of which are beyond the control of the Bank. Some of these factors include, but are not limited to representations by the Bank's vendors and counterparties, technological advances, economic considerations, and consumer perceptions. The Bank's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments.

The Company's Contingency Plans

The Bank has completed and the Board of Directors have approved a Year 2000 Business Resumption / Contingency Plan. The implementation of the plan is well under way and involves the contacting of other vendors for possible alternatives to items which may be determined not to be Year 2000 compliant as well as interruption in telephone, electrical and other utility services. The Bank is also requiring certification of Year 2000 compliance from contingency (backup) vendors as well as the ability to immediately convert to their systems. The contingency plan also addresses alternative testing procedures and the interrelation of different items and modules of the Bank's system.

The Business Resumption / Contingency Plan is designed to achieve a level of emergency preparedness that is broad in its scope, encompassing the risk of loss or business disruption resulting from unexpected events ranging from equipment failure to natural disasters. It is designed to enable management continuity, designate alternative facilities, provide for alternative administrative, communication and data processing support, establish policies for data backup, record retention and retrieval, reinforce security policies, and establish organizational responsibility.

The outline of the Business Resumption / Contingency Plan includes power outages, cash & tellers, customer service, loans, operations, primary and secondary liquidity, and security issues. The focus of the Plan is to give direction to each area of the Bank on how to perform their duties over to next year leading up to the year 2000 and in the event of possible disruption to normal operations resulting from Year 2000 issues as well as other possible disruptions. A particular emphasis of the Plan is to educate and inform employees and customers about Year 2000 readiness.

As noted above, the Bank will attempt to obtain more information on the readiness of the utilities in order to reduce the degree of uncertainty surrounding the utility risk. To the extent that economically feasible contingency plans for utility failures can be determined, management will incorporate such plans in the Bank's policies.

                      CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

Employee and Customer Awareness

The Bank believes it is extremely important to communicate information to employees and customers about the Year 2000 issue. The Bank has conducted customer and employee awareness seminars designed to provide information about the Bank's efforts and contingency plans to ensure that the Bank will have a problem-free transition into the next century.

The Bank continues its effort through communication in statements, phone calls, direct contact, etc. to provide information and assistance to customers in taking steps to minimize the risk of problems with the Year 2000. In addition, the Bank regularly holds employee meetings to discuss the Bank's Year 2000 readiness and ways the employees can assist customers in becoming more knowledgeable about the Year 2000.

OFFICERS OF CBC HOLDING COMPANY
-------------------------------
Sidney S. (Buck) Anderson, Jr., Chairman of the Board

GEORGE M. RAY, President and Chief Executive Officer

JOHN T. CROLEY, Vice Chairman and Secretary

EXECUTIVE OFFICERS OF COMMUNITY BANKING COMPANY OF FITZGERALD
--------------------------------------------------------------
SIDNEY S. (BUCK) ANDERSON, JR., Chairman of the Board

JOHN T. CROLEY, Vice Chairman and Secretary

GEORGE M. RAY, President and Chief Executive Officer

REBECCA H. POWELL, Vice President and Chief Operations Officer

DIRECTORS OF CBC HOLDING COMPANY AND COMMUNITY BANKING COMPANY OF FITGERALD
---------------------------------------------------------------------------
S.S. (BUCK) ANDERSON, JR., Chairman of the Board of the Company and the Bank; General Manager - Dixie Peanut Co.

JAMES T. CASPER, III, Certified Public Accountant, Worthington and Casper CPA

JOHN T. CROLEY, JR., Vice Chairman and Secretary of the Company and the Bank; Attorney, sole practitioner

A.B.C. DORMINY, III, President ABCD Farms, Inc., CEO - Farmers Quality Peanut Co. and D&F Grain Co.

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

JACK F. PAULK, Agency Field Executive - State Farm Insurance

GEORGE M. RAY, President and Chief  Executive Officer of the Company and the
Bank

ROBERT E. SHERRELL, Attorney, Jay, Sherrell & Smith

JOHN EDWARD SMITH, III, Attorney, Jay, Sherrell & Smith

CHARLES A. CLARK, SR., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

WYNDALL L. WALTERS, President - Fitzgerald Ford, Lincoln, Mercury

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF CBC HOLDING COMPANY 1998 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO GEORGE M. RAY, PRESIDENT, CBC HOLDING COMPANY, 102 WEST ROANOKE DRIVE, FITZGERALD, GEORGIA 31750.