Form 10KSB40, Exhibit 13
period 1999-12-31
CBC HOLDING CO
filed 2000-03-28
CIK 1038359

                                                                    Exhibit 13.1


                              CBC HOLDING COMPANY
                                 AND SUBSIDIARY


                               1999 ANNUAL REPORT

                       CBC HOLDING COMPANY AND SUBSIDIARY
                                 ANNUAL REPORT
                          YEAR ENDED DECEMBER 31, 1999


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------


                                                                    Page
                                                                    ----

INDEPENDENT AUDITORS' REPORT.......................................   1


CONSOLIDATED FINANCIAL STATEMENTS:

       Consolidated Balance Sheets.................................   2

       Consolidated Statements of Changes in Shareholders' Equity..   3

       Consolidated Statements of Income...........................   4

       Consolidated Statements of Cash Flows.......................   5

       Notes to Consolidated Financial Statements..................   6

MANAGEMENT'S DISCUSSION AND ANALYSIS...............................  23

   CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

   The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 5, 2000 there were 659 holders of record of the Company's Common Stock. The Company has not paid a dividend since its incorporation in 1996. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized.

   This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

              [LETTERHEAD OF THIGPEN, JONES, SEATON & CO., P.C.]


                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------



Board of Directors
CBC Holding Company and Subsidiary

   We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                           /s/ Thigpen, Jones, Seaton & Co. P.C.
January 5, 2000
Dublin, Georgia

                      CBC HOLDING COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                                            As of December 31,
                                                       -------------------------
                                                          1999           1998
                                                       -----------  ------------

Assets
  Cash and due from banks                              $ 2,377,839  $ 2,430,708
  Federal funds sold                                     5,240,000    4,450,000
                                                       -----------  -----------
       Total cash and cash equivalents                   7,617,839    6,880,708
                                                       -----------  -----------
  Securities available for sale, at market value        13,542,975   14,287,599
  Federal Home Loan Bank stock, at cost                    174,100            -

  Loans, net of unearned income                         34,124,389   32,194,281
  Less - allowance for loan losses                        (450,349)    (430,078)
                                                       -----------  -----------
       Loans, net                                       33,674,040   31,764,203
                                                       -----------  -----------
  Bank premises and equipment, less accumulated
     depreciation                                        1,972,909    2,102,186
  Intangible assets, net of amortization                 2,027,185    2,316,564
  Accrued interest receivable                              518,175      624,225
  Other assets and accrued income                          202,222       51,962
                                                       -----------  -----------
         Total Assets                                  $59,729,445  $58,027,447
                                                       ===========  ===========

Liabilities and Shareholders' Equity

  Deposits:
     Non-interest bearing                              $ 6,982,725  $ 7,274,269
     Interest-bearing                                   45,637,578   43,378,990
                                                       -----------  -----------
       Total deposits                                   52,620,303   50,653,259

  Short-term borrowings                                          -      111,500
  Accrued interest payable                                 209,496      206,481
  Other liabilities and accrued expenses                    95,165      144,203
                                                       -----------  -----------
       Total liabilities                                52,924,964   51,115,443
                                                       -----------  -----------

  Commitments and contingencies

  Shareholders' Equity
     Common stock, $1 par value, authorized
       10,000,000 shares, issued and outstanding
       664,097 shares                                      664,097      664,097
     Paid-in capital surplus                             5,976,873    5,976,873
     Retained earnings                                     504,306      261,911
     Accumulated other comprehensive income               (340,795)       9,123
                                                       -----------  -----------
       Total shareholders' equity                        6,804,481    6,912,004
                                                       -----------  -----------
         Total Liabilities and Shareholders' Equity    $59,729,445  $58,027,447
                                                       ===========  ===========

         See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                                             Retained     Accumulated
                                                                                 Paid-in     Earnings        Other
                                                                      Common     Capital   (Accumulated   Comprehensive
                                                                      Stock      Surplus      Deficit)       Income       Total
                                                                     --------   ----------  ------------  ------------- ----------
Balance, December 31, 1996, as restated                              $664,097   $5,976,873   $(110,439)     $  24,511   $6,555,042
                                                                                                                        ----------
Comprehensive income:
   Net loss                                                                 -            -     108,262              -      108,262
   Valuation allowance adjustment on securities available for sale          -            -           -         13,143       13,143
                                                                                                                        ----------
       Total comprehensive income                                                                                          121,405
                                                                     --------   ----------   ---------      ---------   ----------
Balance, December 31, 1997                                            664,097    5,976,873      (2,177)        37,654    6,676,447
                                                                                                                        ----------
Comprehensive income:
   Net income                                                               -            -     264,088              -      264,088
   Valuation allowance adjustment on securities available for sale          -            -           -        (28,531)     (28,531)
                                                                                                                        ----------
       Total comprehensive income                                                                                          235,557
                                                                     --------   ----------   ---------      ---------   ----------
Balance, December 31, 1998                                            664,097    5,976,873     261,911          9,123    6,912,004
                                                                                                                        ----------
Comprehensive income:
   Net income                                                               -            -     242,395              -      242,395
   Valuation allowance adjustment on securities available for sale          -            -           -       (349,918)    (349,918)
                                                                                                                        ----------
       Total comprehensive income                                                                                         (107,523)
                                                                     --------   ----------   ---------      ---------   ----------
Balance, December 31, 1999                                           $664,097   $5,976,873   $ 504,306      $(340,795)  $6,804,481
                                                                     ========   ==========   =========      =========   ==========


          See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                                  Years Ended December 31,
                                                                     --------------------------------------------------
                                                                        1999                1998                1997
                                                                     ----------          ----------          ----------
Interest Income:
  Interest and fees on loans                                         $3,134,115          $3,062,504          $2,650,129
  Interest on securities
    Taxable income                                                      702,897             771,906           1,010,852
    Non-taxable income                                                   91,835              19,174                   -
  Income on federal funds sold                                          121,094             119,219              96,080
                                                                     ----------          ----------          ----------
    Total interest income                                             4,049,941           3,972,803           3,757,061
                                                                     ----------          ----------          ----------

Interest Expense:
  Deposits                                                            1,861,224           1,832,087           1,931,953
  Other interest expense                                                 11,852              12,030              11,419
                                                                     ----------          ----------          ----------
    Total interest expense                                            1,873,076           1,844,117           1,943,372
                                                                     ----------          ----------          ----------
  Net interest income before loan losses                              2,176,865           2,128,686           1,813,689
  Less - provision for loan losses                                       60,000              60,000              42,000
                                                                     ----------          ----------          ----------
       Net interest income after provision for loan losses            2,116,865           2,068,686           1,771,689
                                                                     ----------          ----------          ----------
Other Operating Income:
  Service charges on deposit accounts                                   297,940             280,839             247,388
  Other service charges, commissions and fees                            57,229              35,325              24,150
  Gain on sales of investment securities available for sale                   -              61,752              24,501
  Other income                                                           39,138              19,195              86,873
                                                                     ----------          ----------          ----------
       Total other operating income                                     394,307             397,111             382,912
                                                                     ----------          ----------          ----------
Other Operating Expense:
  Salaries                                                              737,072             664,927             698,663
  Employee benefits                                                     199,941             173,771             174,956
  Net occupancy expenses                                                176,619             168,226             147,162
  Equipment rental and depreciation of equipment                        161,405             158,612             143,017
  Amortization                                                          289,379             226,480             225,000
  Other expenses                                                        629,286             688,191             598,869
                                                                     ----------          ----------          ----------
       Total other operating expenses                                 2,193,702           2,080,207           1,987,667
                                                                     ----------          ----------          ----------
Income Before Income Taxes                                              317,470             385,590             166,934
  Income tax provision                                                   75,075             121,502              58,672
                                                                     ----------          ----------          ----------
Net Income                                                           $  242,395          $  264,088          $  108,262
                                                                     ==========          ==========          ==========
Earnings per share:
  Basic                                                              $     0.36          $     0.40          $     0.16
                                                                     ==========          ==========          ==========
  Diluted                                                            $     0.36          $     0.40          $     0.16
                                                                     ==========          ==========          ==========

       See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                        Years Ended December 31,
                                                                    -------------------------------------------------------------
                                                                        1999                      1998                    1997
                                                                    -----------               -----------             -----------
Cash Flows from Operating Activities:
  Net income                                                        $   242,395               $    264,088            $   108,262
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                            60,000                     60,000                 42,000
    Depreciation                                                        153,417                    139,475                123,364
    Amortization                                                        289,379                    226,480                225,001
    Gain on sale of securities                                                -                    (61,752)               (24,501)
    Gain on sale of property and equipment                                    -                        141                      -
    Changes in accrued income and other assets                          108,474                   (146,944)               (47,033)
    Changes in accrued expenses and other liabilities                   (18,446)                    46,810                 19,334
                                                                    -----------               ------------            -----------
        Net cash provided by operating activities                       835,219                    528,298                446,427
                                                                    -----------               ------------            -----------

Cash Flows from Investing Activities:
  Net changes in loans made to customers                             (1,969,837)                (1,843,394)            (6,841,865)
  Purchases of securities available for sale                         (4,786,438)               (10,502,903)            (5,021,645)
  Proceeds from sales of available for sale securities                        -                  2,500,000              6,951,715
  Proceeds from maturities of securities available for sale           5,000,883                  7,242,556              2,521,016
  Purchase of Federal Home Loan Bank stock                             (174,100)                         -                      -
  Property and equipment expenditures                                   (24,140)                  (118,204)               (91,579)
  Proceeds from sales of property and other assets                            -                      1,271                      -
                                                                    -----------               ------------            -----------
        Net cash used in investing activities                        (1,953,632)                (2,720,674)            (2,482,358)
                                                                    -----------               ------------            -----------
Cash Flows from Financing Activities:
  Net change in deposits                                              1,967,044                  5,850,688             (1,858,532)
  Proceeds from short-term borrowings                                         -                     38,500                117,500
  Payments on short-term borrowings                                    (111,500)                         -                (44,500)
                                                                    -----------               ------------            -----------
        Net cash provided by (used in) financing activities           1,855,544                  5,889,188             (1,785,532)
                                                                    -----------               ------------            -----------
Net Increase (Decrease) in Cash and Cash Equivalents                    737,131                  3,696,812             (3,821,463)
Cash and Cash Equivalents, Beginning of Year                          6,880,708                  3,183,896              7,005,359
                                                                    -----------               ------------            -----------
Cash and Cash Equivalents, End of Year                              $ 7,617,839               $  6,880,708            $ 3,183,896
                                                                    ===========               ============            ===========

          See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------
A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

     1. Basis of Presentation and Consolidation - The consolidated financial
        ---------------------------------------
        statements include the accounts of CBC Holding Company (the "Company") and its wholly owned subsidiary, Community Banking Company of Fitzgerald (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

     2. Reporting Entity - The Company was incorporated as a Georgia corporation
        ----------------
        on October 15, 1996 for the purpose of acquiring all of the issued and outstanding shares of common stock of the Bank. The Company became the holding company of the Bank pursuant the Plan of Reorganization, dated October 25, 1996, by and among the Company, the Bank and Interim Fitzgerald Company, a wholly owned subsidiary of the Company ("Interim"). Pursuant to the terms of the Plan of Reorganization, Interim merged with and into the Bank and the shareholders of the Bank received one share of Company common stock for each share of Bank common stock.

        Pursuant to the Plan of Reorganization, the merger of Interim with and into the Bank was accounted for as a pooling of interests. The Bank, which engages in banking, became a wholly owned subsidiary of the Company on March 31, 1997 through the exchange of 664,097 shares of the Company's common stock for all of the outstanding stock of the Bank. The financial statements of prior years have been restated to give effect to the reorganization. The Bank provides a variety of financial services to individuals and small businesses through its offices in South Georgia. The Bank offers a full range of commercial and personal loans. The Bank makes loans to individuals for purposes such as home mortgage financing, personal vehicles and various consumer purchases, and other personal and family needs. The Bank makes commercial loans to businesses for purposes such as providing equipment and machinery purchases, commercial real estate purchases and working capital. The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

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

        A loan is considered impaired when, based on current information and events, it is probable that a creditor will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans that have been identified as impaired have been measured by the fair value of existing collateral.

        Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

     6. Premises and Equipment - Premises and equipment are stated at cost, less
        -----------------------
        accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

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

     8. Intangible Assets - Goodwill is being amortized using the straight-line
        -----------------
        method over fifteen years. The original amount of goodwill was $2,692,939 and has an accumulated amortization at December 31, 1999 of $665,754, resulting in an unamortized balance of $2,027,185.

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

    10. Cash and Cash Equivalents - For purposes of reporting cash flows, cash
        -------------------------
        and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Interest bearing deposits in other banks with original maturities of less than three months are included.

    11. Use of Estimates - The preparation of financial statements in conformity
        ----------------
        with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

    12. Advertising Costs - It is the policy of the Company to expense
        -----------------
        advertising costs as they are incurred. The Company does not engage in any direct-response, advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 1999, 1998, and 1997 were $41,658, $35,193 and $33,493, respectively.

    13. Earnings per Common Share - Basic earnings per share represents income
        -------------------------
        available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

        Earnings per common share have been computed based on the following:

                                                                Years Ended December 31,
                                                        ----------------------------------------
                                                          1999            1998            1997
                                                        --------        --------        --------
Net income                                              $242,395        $264,088        $108,262
  Less: Preferred stock dividends                              -               -               -
                                                        --------        --------        --------
  Net income applicable to common stock                 $242,395        $264,088        $108,262
                                                        ========        ========        ========
  Average number of common shares outstanding            664,097         664,097         664,097
  Effect of dilutive options, warrants, etc.                   -               -               -
                                                        --------        --------        --------
  Average number of common shares outstanding
    used to calculate diluted earnings per common
    share                                                664,097         664,097         664,097
                                                        ========        ========        ========

   14. Comprehensive Income - The Company adopted SFAS No. 130, "Reporting
       --------------------
       Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity.

  The components of other comprehensive income and related tax effects are as follows:

                                                        Years Ended December 31,
                                                ----------------------------------------
                                                   1999           1998             1997
                                                ---------       --------        --------
  Unrealized holding gains (losses) on
    available-for-sale securities               $(530,179)      $ 18,523        $ 44,415
  Less: Reclassification adjustment for
    gains realized in income                            -        (61,752)        (24,501)
                                                ---------       --------        --------
  Net unrealized gains (losses)                  (530,179)       (43,229)         19,914
  Tax effect                                     (180,261)       (14,698)          6,771
                                                ---------       --------        --------
  Net-of-tax amount                             $(349,918)      $(28,531)       $ 13,143
                                                =========       ========        ========

B.  INVESTMENT SECURITIES
    ---------------------

  Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt securities held at December 31, 1999 and 1998. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 1999 and 1998, in accordance with Statement of Position 90-11 of the American Institute of Certified Public Accountants, which is effective for financial statements covering fiscal years ending after December 15, 1990.

  The book and market values of securities available for sale were:

                                                          Amortized    Unrealized      Unrealized        Estimated
                                                            Cost         Gains           Losses         Market Value
                                                        -----------     -------         --------        ------------
    December 31, 1999:
      Non-mortgage backed debt securities of:
        U.S. Treasury                                   $         -     $     -         $      -        $         -
        U.S. government agencies                          8,797,628           -          338,023          8,459,605
        State and Political Subdivisions                  2,417,887           -          102,954          2,314,933
                                                        -----------     -------         --------        -----------
          Total non-mortgage backed securities           11,215,515           -          440,977         10,774,538
      Mortgage backed securities                          2,843,816           -           75,379          2,768,437
                                                        -----------     -------         --------        -----------
              Total                                     $14,059,331     $     -         $516,356        $13,542,975
                                                        ===========     =======         ========        ===========

    December 31, 1998:
      Non-mortgage backed debt securities of:
        U.S. Treasury                                   $   501,875     $ 3,440         $      -        $   505,315
        U.S. government agencies                          9,309,671       1,303                -          9,310,974
        State and Political Subdivisions                  1,663,208      13,354                -          1,676,562
                                                        -----------     -------         --------        -----------
          Total non-mortgage backed securities           11,474,754      18,097                -         11,492,851
      Mortgage backed securities                          2,799,023           -            4,275          2,794,748
                                                        -----------     -------         --------        -----------
              Total                                     $14,273,777     $18,097         $  4,275        $14,287,599
                                                        ===========     =======         ========        ===========

  The book and market values of pledged securities were $7,502,204 and $7,206,819 respectively, at December 31, 1999 and $3,701,653 and $3,710,330 at
  December 31, 1998. The amortized cost and estimated market value of debt securities available for sale at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call prepayment or penalties.

                                                   Available for Sale
                                               ----------------------------
                                                                 Estimated
    December 31, 1999                          Amortized Cost  Market Value
                                               --------------  ------------
  Non-mortgage backed securities:
    Due in one year or less                      $ 1,002,537    $   968,900
    Due after one year through five years          8,014,450      7,729,805
    Due after five years through ten years         2,198,528      2,075,833
    Due after ten years                                    -              -
                                                 -----------    -----------

      Total non-mortgage backed securities        11,215,515     10,774,538
  Mortgage backed securities                       2,843,816      2,768,437
                                                 -----------    -----------
      Total                                      $14,059,331    $13,542,975
                                                 ===========    ===========

    December 31, 1998

  Non-mortgage backed securities:
    Due in one year or less                      $ 2,501,169    $ 2,508,920
    Due after one year through five years          6,810,377      6,800,649
    Due after five years through ten years         2,163,208      2,183,282
    Due after ten years                                    -              -
                                                 -----------    -----------

      Total non-mortgage backed securities        11,474,754     11,492,851
  Mortgage backed securities                       2,799,023      2,794,748
                                                 -----------    -----------
      Total                                      $14,273,777    $14,287,599
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

  At December 31, 1999 and 1998, the Company did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

C.  LOANS
    -----

  The following is a summary of the loan portfolio by principal categories at December 31, 1999 and 1998:

                                                1999             1998
                                            -----------       -----------
  Commercial                                $14,182,947       $12,741,691
  Real estate--Construction                     306,483           989,070
  Real estate--Mortgage                      13,166,213        12,737,935
  Installment loans to individuals            6,468,746         5,725,585
                                            -----------       -----------
    Total loans                              34,124,389        32,194,281
  Less:
     Allowance for loan losses                 (450,349)         (430,078)
                                            -----------       -----------
       Loans, net                           $33,674,040       $31,764,203
                                            ===========       ===========


  Overdrafts included in loans were $17,568 and $20,341 at December 31, 1999 and 1998.

D.  ALLOWANCE FOR LOAN LOSSES
    -------------------------

  A summary of changes in allowance for loan losses of the Company for the years ended December 31, 1999, 1998, and 1997 is as follows:

                                                  1999       1998       1997
                                                --------   --------   --------
  Beginning Balance                             $430,078   $386,717   $359,146
  Add-Provision for possible loan losses          60,000     60,000     42,000
                                                --------   --------   --------
      Subtotal                                   490,078    446,717    401,146
                                                --------   --------   --------
  Less:
    Loans charged off                             68,512     25,519     20,719
    Recoveries on loans previously charged off   (28,783)    (8,880)    (6,290)
                                                --------   --------   --------
      Net loans charged off                       39,729     16,639     14,429
                                                --------   --------   --------
  Balance, end of year                          $450,349   $430,078   $386,717
                                                ========   ========   ========

  Loans on which the accrual of interest has been discontinued or reduced amounted to $3,092 and $0 at December 31, 1999 and 1998, respectively. If interest on these loans had been accrued, such income would have approximated $3,838 and $0 for 1999 and 1998, respectively.

E.  BANK PREMISES AND EQUIPMENT
    ---------------------------

  The following is a summary of asset classifications and depreciable lives for the Bank:

                                           Useful Lives (Years)       1999           1998
                                           --------------------    ----------     ----------
  Land                                                             $  565,000     $  565,000
  Banking house and improvements                   8-40             1,222,012      1,222,012
  Equipment, furniture, and fixtures               5-10               540,108        518,142
  Software and capitalized conversion costs         3                 148,004        145,832
                                                                   ----------     ----------
    Total                                                           2,475,124      2,450,986
  Less--accumulated depreciation                                     (502,215)      (348,800)
                                                                   ----------     ----------
      Bank premises and equipment, net                             $1,972,909     $2,102,186
                                                                   ==========     ==========

  Depreciation included in operating expenses amounted to $153,417 and $139,475 in 1999 and 1998, respectively.

F.  DEPOSITS
    --------

  The aggregate amount of time deposits exceeding $100,000 at December 31, 1999 and 1998 was $8,682,074 and $7,115,070, respectively, and the Bank had deposit liabilities in NOW accounts of $9,266,637 and $9,455,325 at December 31, 1999 and 1998, respectively.

        At December 31, 1999, the scheduled maturities of time deposits are as follows:

             2000                             $22,543,395
             2001                               3,107,526
             2002                               1,395,991
             2003                               1,120,918
             2004 and thereafter                  448,176
                                              -----------
                Total time deposits           $28,616,006
                                              ===========

G.  SHORT-TERM BORROWINGS
    ---------------------

  The Bank had a line of credit for federal funds purchased of $2,000,000 and $1,500,000 with correspondent institutions as of December 31, 1999. At various times during the year the Bank was advanced funds against these lines, however, at December 31, 1999, there was no outstanding balance.

H.  PROVISION FOR INCOME TAXES
    --------------------------

  The provision for income taxes was computed as follows:

                                        1999          1998         1997
                                      --------      --------      -------
    Current tax expense               $100,483      $ 85,092      $     -
    Deferred tax expense (benefit)     (25,408)       36,410       58,672
                                      --------      --------      -------
      Net income tax expense          $ 75,075      $121,502      $58,672
                                      ========      ========      =======

  Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense (benefit) and tax expense (benefit) computed at the federal income tax rate are as follows:

                                                1999         1998        1997
                                              --------     --------     -------
  Tax on pretax income at statutory rate,
    including effect of loss carryforwards    $107,940     $131,101     $56,757
    Benefit of realized net operating loss
      carryovers                                     -      (33,085)          -
  Benefit of graduated tax rates                  (876)           -           -
  Tax-exempt income                            (34,733)      (7,902)          -
  Non-deductible interest expense related to
    tax-exempt income                            5,781        3,635           9
  Non-deductible business entertainment            250          112         178
  Other differences                             (3,287)      27,641       1,728
                                              --------     --------     -------
    Total                                     $ 75,075     $121,502     $58,672
                                              ========     ========     =======
  Net effective tax rate                          23.6%        32.0%       35.1%
                                              ========     ========     =======

  The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                            1999       1998
                                                          --------   --------
    Deferred Income Tax Assets:
      Net operating loss                                  $      -   $      -
      Provision for loan losses, net                        22,202     15,327
      Unrealized loss on available for sale securities     175,561          -
      Organizational costs                                  17,263          -
                                                          --------   --------
        Total deferred tax asset                           215,026     15,327
                                                          --------   --------

    Deferred Income Tax Liabilities:
      Unrealized gain on available for sale securities           -     (4,700)
      Depreciation                                         (55,898)   (52,639)
                                                          --------   --------
        Total deferred tax liability                       (55,898)   (57,339)
                                                          --------   --------
          Net deferred tax asset (liability)              $159,128   $(42,012)
                                                          ========   ========

I.  EMPLOYEE BENEFIT PLANS
    ----------------------

  The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $2,579 and $1,824 for 1999 and 1998, respectively. The Company made matching contributions of $12,452 and 14,396 for the years ended December 31, 1999 and 1998, respectively.

J.  LIMITATION ON DIVIDENDS
    -----------------------

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

  As of January 1, 2000, the Bank could pay dividends of $140,009 to the Company without regulatory consent pursuant to the foregoing conditions. Dividends paid by the Bank are the primary source of funds available to the Company.

K.  FINANCIAL INSTRUMENTS
    ---------------------

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

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank does require collateral or other security to support financial instruments with credit risk.

                                                  Contract or Notional Amount
                                                  ---------------------------
                                                     1999            1998
                                                  ----------       ----------
  Financial instruments whose contract amounts
    represent credit risk:
    Commitments to extend credit                  $8,789,325       $8,728,325
    Standby letters of credit                        152,000          150,000
                                                  ----------       ----------
      Total                                       $8,941,325       $8,878,325
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

L.  COMMITMENTS AND CONTINGENCIES
    -----------------------------

  In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

M.  LEASE COMMITMENT
    ----------------

  The Bank leases an IBM AS400, which processes the Bank's daily transactions. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 1999 and 1998. The minimum future lease payments under capital leases as of December 31, 1999, for each of the next two years and in the aggregate are:

                     2000                                  $20,808
                     2001                                    1,858
                                                           -------
                         Total minimum lease payments      $22,666
                                                           =======


N.  RELATED PARTY TRANSACTIONS
    --------------------------

  In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 1999 with respect to such loans to these individuals:


                     Balances at December 31, 1998         $ 1,336,485
                       New loans                               946,783
                       Repayments                           (1,223,270)
                                                           -----------
                     Balances at December 31, 1999         $ 1,059,998
                                                           ===========

  In addition to the above outstanding balances, there are loan commitments of $1,074,832 available to certain executive officers and directors that were unused as of December 31, 1999.

  The Bank also had deposits from these related parties of approximately $1,459,191 at December 31, 1999.

O.  DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS
    ------------------------------------------------

  Interest - Cash paid during the year for interest was as follows:
  --------

                                               1999        1998        1997
                                            ----------  ----------  -----------
   Interest on deposits and short-term
     borrowings                             $1,870,061  $1,890,395  $ 1,900,500
                                            ==========  ==========  ===========
   Income taxes, net                        $  111,500  $   80,000  $         -
                                            ==========  ==========  ===========

  Non-cash transactions - Other non-cash transactions relating to investing and
  ---------------------
  financing activities were as follows:

                                               1999        1998        1997
                                            ----------  ----------  -----------
   Increase (Decrease) in unrealized gain
     on available for sale securities       $ (530,178) $  (43,229) $    19,916
                                            ==========  ==========  ===========
   Issuance of 664,097 shares of CBC
     Holding Company common stock in
     exchange for Community Banking
     Company of Fitzgerald common stock     $        -  $        -  $ 6,640,970
                                            ==========  ==========  ===========

   Cancellation of 664,097 shares of
     Community Banking Company of
     Fitzgerald common stock pursuant
     to merger effective March 31, 1997     $        -  $        -  $(6,640,970)
                                            ==========  ==========  ===========

   Transfer of loans to Other Assets        $        -  $    2,630  $         -
                                            ==========  ==========  ===========

P. CREDIT RISK CONCENTRATION
   -------------------------

  The Bank grants agribusiness, commercial, and residential loans to its customers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the area's economic stability. The primary trade area for the Bank is generally that area within fifty miles in each direction.

  The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank does not extend credit in excess of the legal lending limit to any single borrower or group of related borrowers.

  The Company's bank subsidiary maintains its cash balances in three financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances totaled $-0- at December 31, 1999.

Q. FAIR VALUES OF FINANCIAL INSTRUMENTS
   ------------------------------------

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

  Cash and Short-Term Investments - For cash, due from banks, federal funds sold
  -------------------------------
  and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

  Investment Securities Held to Maturity and Securities Available for Sale -
  ------------------------------------------------------------------------
  Fair values for investment securities are based on quoted market prices.

  Loans and Mortgage Loans Held for Sale - The fair value of fixed rate loans is
  --------------------------------------
  estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

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

  Limitations - Fair value estimates are made at a specific point in time, based
  -----------
  on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgements. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

  The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 1999 and 1998 are as follows:


                                                                         1999                        1998
                                                              --------------------------  ----------------------------
                                                               Carrying       Estimated      Carrying      Estimated
                                                                Amount        Fair Value      Amount       Fair Value
                                                              -----------    -----------   -----------    ------------
  Assets:
   Cash and short-term investments                            $ 7,617,839    $ 7,617,839   $ 6,880,708    $ 6,880,708
   Securities available for sale                               13,542,975     13,542,975    14,287,599     14,287,599
   Loans                                                       34,124,389     33,828,550    32,194,281     31,073,023

  Liabilities:
   Deposits                                                    52,620,303     52,859,841    50,653,259     50,815,429
   Other borrowings                                                     -              -       111,500        111,500

  Unrecognized financial instruments:
   Commitments to extend credit                                 8,789,325      8,789,325     8,728,325      8,728,325
   Standby letters of credit and financial
     guarantees written                                           152,000        152,000       150,000        150,000


R. OPERATING EXPENSES
   ------------------

  Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 1999, 1998 and 1997 are:

                                                        1999     1998    1997
                                                      -------  -------  -------
       Supplies                                       $40,426  $49,142  $44,253
       Courier service                                 37,611   41,642   47,269
       NCR processing                                  86,160   91,167   80,615
       Promotional                                     34,934   43,977   31,302


S. REGULATORY MATTERS
   ------------------

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

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Bank's actual capital amounts and ratios are also presented in the following table:

                                                                              Requirement               To Be Well Capitalized
                                                                              For Capital               Under Prompt Corrective
                                                      Actual               Adequacy Purposes               Action Provisions
                                                 ----------------   -------------------------------  ------------------------------
                                                  Amount    Ratio     Amount                  Ratio   Amount                  Ratio
                                                 ---------  -----   ---------                 -----  ---------                -----
     As of December 31, 1999

       Total Risk-Based Capital To
         (Risk Weighted Assets)                  5,461,000  14.3%   3,055,000 (greater than)  8.0%   3,819,000 (greater than) 10.0%

       Tier I Capital To
         (Risk Weighted Assets)                  5,011,000  13.1%   1,530,000 (greater than)  4.0%   2,295,000 (greater than)  6.0%


       Tier I Capital To
         (Average Assets)                        5,011,000   8.7%   2,304,000 (greater than)  4.0%   2,880,000 (greater than)  5.0%


     As of December 31, 1998

       Total Risk-Based Capital To
         (Risk Weighted Assets)                  4,923,000  13.5%   2,917,000 (greater than)  8.0%   3,647,000 (greater than) 10.0%


       Tier I Capital To
         (Risk Weighted Assets)                  4,505,000  12.4%   1,453,000 (greater than)  4.0%   2,180,000 (greater than)  6.0%


       Tier I Capital To
         (Average Assets)                        4,505,000   8.8%   2,048,000 (greater than)  4.0%   2,260,000 (greater than)  5.0%



T. CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
   ----------------------------------------------------

  Condensed parent company financial information on CBC Holding Company at December 31, 1999 and 1998 is as follows:



  BALANCE SHEETS                                                                                As of December 31,
                                                                                            --------------------------
                                                                                              1999            1998
                                                                                            ----------      ----------
   Assets
     Cash in subsidiary                                                                     $   98,831      $  100,403
     Investment in subsidiary, at equity in underlying net assets                            6,697,674       6,907,575
     Accrued income and other assets                                                            10,970          25,129
                                                                                            ----------      ----------
         Total Assets                                                                       $6,807,475      $7,033,107
                                                                                            ==========      ==========

   Liabilities
     Other borrowed funds                                                                   $        -      $  111,500
     Accrued expenses and other liabilities                                                      2,994           9,603
                                                                                            ----------      ----------
         Total Liabilities                                                                       2,994         121,103
                                                                                            ----------      ----------

   Shareholders' Equity
     Common stock, $1 par value; authorized 10,000,000 shares,
       outstanding 664,097 shares                                                              664,097         664,097
     Additional paid-in surplus                                                              5,976,873       5,976,873
     Retained earnings                                                                         504,306         261,911
     Accumulated other comprehensive income                                                   (340,795)          9,123
                                                                                            ----------      ----------
       Total shareholders' equity                                                            6,804,481       6,912,004
                                                                                            ----------      ----------
           Total Liabilities and Shareholders' Equity                                       $6,807,475      $7,033,107
                                                                                            ==========      ==========

   STATEMENTS OF INCOME AND RETAINED EARNINGS                                                Years Ended December 31,
                                                                                            --------------------------
                                                                                              1999            1998
                                                                                            ----------      ----------
     Revenues:
       Dividend from subsidiary                                                             $  140,000      $   70,000
                                                                                            ----------      ----------
     Expenses:
       Interest                                                                                  7,750           6,714
       Amortization                                                                             19,234           5,918
       Other                                                                                    32,625          46,849
                                                                                            ----------      ----------
         Total expenses                                                                         59,609          59,481
                                                                                            ----------      ----------
     Income Before Taxes and Equity Income of Subsidiary                                        80,391          10,519
       Add - Benefit of income taxes                                                            21,987          30,765
                                                                                            ----------      ----------
     Income Before Equity Income of Subsidiary                                                 102,378          41,284
       Equity in undistributed income of subsidiary                                            140,017         222,804
                                                                                            ----------      ----------
     Net Income                                                                                242,395         264,088
     Retained Earnings, (Accumulated Deficit) Beginning                                        261,911          (2,177)
                                                                                            ----------      ----------
     Retained Earnings, Ending                                                              $  504,306      $  261,911
                                                                                            ==========      ==========


STATEMENTS OF CASH FLOWS                                                 For The Years Ended December 31,
                                                                       ------------------------------------
                                                                           1999                    1998
                                                                       -----------              -----------
Cash flows from operating activities:
  Net income                                                             $ 242,395                $ 264,088
  Adjustments to reconcile net income to net cash provided by operating activities:
  Amortization                                                              19,234                    5,918
  Equity in undistributed income of subsidiary                            (140,017)                (222,804)
  Net change in operating assets and liabilities:
    Accrued income and other assets                                         (5,075)                   3,263
    Accrued expenses and other liabilities                                  (6,609)                   9,229
                                                                         ---------                ---------
      Net cash provided by operating activities                            109,928                   59,694
                                                                         ---------                ---------
Cash flows from investing activities:
  Proceeds from short-term notes                                                 -                   38,500
  Payments on short-term debt                                             (111,500)                       -
                                                                         ---------                ---------
      Net cash provided by (used in) investing activities                 (111,500)                  38,500
                                                                         ---------                ---------
Net increase (decrease) in cash and cash equivalents                        (1,572)                  98,194
Cash and cash equivalents at beginning of year                             100,403                    2,209
                                                                         ---------                ---------
Cash and cash equivalents at end of year                                 $  98,831                $ 100,403
                                                                         =========                =========

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

On April 18, 1996, the Bank completed the offering of its shares of the Bank's common stock by receiving subscriber deposits for 664,097 shares at $10.00 per share. The Bank was capitalized with $3,320,485 of common stock, par value $5.00 per share and $3,154,461 of paid-in capital and a reserve for initial operating losses of $166,024, as required by the DBF. The Bank purchased certain loans and assumed certain deposits from Bank South, N.A. (now known as Bank of America) pursuant to a Purchase and Assumption Agreement dated October 18, 1995. The Bank also purchased its current facilities and property from Bank South pursuant to the Purchase and Assumption Agreement.

On April 19, 1996, the Bank commenced operations after receiving all regulatory approvals and insurance on its deposits from the FDIC.

On October 25, 1996, the Bank entered into a Plan of Reorganization with the Company and Interim Fitzgerald Company, a wholly owned subsidiary of the Company ("Interim"). Pursuant to the terms of the Plan of Reorganization, Interim merged with and into the Bank (the "Merger") and the shareholders of the Bank exchanged their shares of Bank common stock for Company common stock. As a result of the Merger, the Company became the sole shareholder of the Bank, effective March 31, 1997.

FINANCIAL CONDITION
-------------------

The Company's total assets of $59,729,445 at December 31, 1999 are an increase of 3.0% from $58,027,447 at December 31, 1998. At December 31, 1999, total deposits had increased 3.9% to $52,620,303 from $50,653,259 at December 31, 1998. Total loans had grown 6.0% to $34,124,389 from $32,194,281 at December 31, 1998. This represented a loan to deposit ratio at December 31, 1999 of 64.9% compared to 63.6% at December 31, 1998. Based on average loans of $34,063,230 and average deposits of $50,207,713 for the year ended December 31, 1999, the average loan to deposit ratio was 67.8%. Based on average loans of $32,552,207 and average deposits of $47,041,238 for the year ended December 31, 1998, the average loan to deposit ratio was 69.2%. Earning assets represented approximately 88.9% and 87.8% of total assets at December 31, 1999 and 1998, respectively.

Capital

At December 31, 1999 and 1998, the Bank's capital position was well in excess of FDIC guidelines to meet the definition of "well-capitalized". Based on the level of the Bank's risk-weighted assets at December 31, 1999 and 1998, the Bank had $1.6 million and $1.2 million more capital than necessary to satisfy the "well-capitalized" criteria. The Bank's capital adequacy is monitored quarterly by the Bank's Asset/Liability Committee, as asset and liability growth, mix and pricing strategies are developed.

Liquidity

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans. At December 31, 1999, the securities available for sale, exclusive of unrealized gains and losses, had decreased from $14,273,777 at December 31, 1998 to $14,059,331, a decrease of $214,446 or 1.5%.
The Bank had no securities classified as held to maturity as of December 31, 1999 and 1998. Federal funds sold had increased 17.8% to $5,240,000 at December 31, 1999, up from $4,450,000 at December 31, 1998. This increase is primarily due to growth in deposits and the Bank's decision to maintain cash in more liquid investments as part of its contingency planning for the Year 2000.

Current deposits provide the primary liquidity resource for loan disbursements and Bank working capital. The Bank expects earnings from loans and investments and other banking services as well as the current loan to deposit position to provide sufficient liquidity for both the short and long term. The Bank intends to manage its loan growth such that deposit flows will provide the primary funding for all loans as well as cash reserves for working capital and short to intermediate term marketable investments.

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

Net Income

For the years ended December 31, 1999 and 1998, the Company had net income of $242,395 ($0.36 per share) and $264,088 ($0.40 per share), respectively. This decrease was primarily attributable to the Company's gains on sales of investment securities of $0 and $61,752 for the years ended December 31, 1999 and 1998, respectively. Also, an additional $62,899 of amortization of organizational expenses was incurred for the year ended December 31, 1999 over the amount recorded for the year ended December 31, 1998 in order to comply with new accounting guidelines.

The following table shows the related results of operations ratios for Assets and Equity for the years ended December 31, 1999 and 1998:

                                                    1999            1998
                                                ------------    ------------
    Interest Income                                   4,050           3,973
    Interest Expense                                  1,873           1,844
    Net Interest Income                               2,177           2,129
    Provision for Loan Losses                            60              60
    Net Earnings                                        242             264
    Net Earnings Per Share                             0.36            0.40
    Total Average Stockholder's Equity                6,736           6,704
    Total Average Assets                             57,288          54,188
    Return on average assets                           0.42%           0.49%
    Return on average equity                           3.59%           3.94%
    Dividend payout ratio                                 0%              0%
    Average equity to average asset ratio             11.76%          12.37%

Interest Income / Interest Expense

For the period ended December 31, 1999, interest income from loans and investments, including loan fees of $120,418, was $4,049,941, representing a yield of 7.96% on average earning assets of $50,891,930. Interest expense was $1,873,076, representing a cost of 4.31% on average interest bearing liabilities of $43,374,093. Net interest income was $2,176,865, producing a net yield of 4.28% on average earning assets.

For the year ended December 31, 1998, interest income from loans and investments, including loan fees of $96,551, was $3,972,803, representing a yield of 8.30% on average earning assets of $47,839,335. Interest expense was $1,844,117, representing a cost of 4.50% on average interest bearing liabilities of $40,970,278. Net interest income was $2,128,686, producing a net yield of 4.45% on average earning assets.

Asset Quality

The provision for loan losses for the years ended December 31, 1999 and 1998 was $60,000 and $60,000, respectively. Total loan charge-offs were $68,512 and $25,285 for the years ended December 31, 1999 and 1998, respectively, and were related to the Bank's consumer loan portfolio. At December 31, 1999 and 1998, the Bank had loans past due 90 days or more of $86,536 and $40,743, respectively. At December 31, 1999 and 1998, the Bank had non-accrual loans of $3,092 and $0, respectively. The allowance for loan losses at December 31, 1999 and 1998 was $450,349 and $430,078, respectively. This represents 1.32% and 1.34% of total loans at December 31, 1999 and 1998, respectively.

Management takes a number of factors into consideration when determining the additions to be made to the loan loss allowance. As a new institution, the Bank does not yet have a sufficient history of portfolio performance on which to base additions. Accordingly, additions to the reserve are primarily based on maintaining a ratio of the allowance for loan losses to total loans in a range of 1.00% to 1.50%. This is based on national peer group ratios and Georgia ratios that reflect average ratios of 0.99% (national peer) and 1.50% (Georgia). Under this methodology, charge-offs will increase the amount of additions to the allowance and recoveries will reduce additions.

In addition, management performs an on-going loan review process. All new loans are risk rated under loan policy guidelines. On a monthly basis, the composite risk ratings are evaluated in a model that assesses the adequacy of the current allowance for loan losses, and this evaluation is presented to the Board of Directors each month. Large loans are reviewed periodically. Risk ratings may be changed if it appears that new loans may not have received the proper initial grading or, if on existing loans, credit conditions have improved or worsened.

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

Non-Interest Income

Non-interest income excluding gains on sales of investments for the years ended December 31, 1999 and 1998 was $394,307 and $335,359, respectively. This consisted primarily of service charges on deposit accounts which were $297,940 and $280,839 for the years ended December 31, 1999 and 1998, respectively. Service charges on deposit accounts are evaluated against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base.

Gains on sales of investment securities was $0 and $61,752 for the years ended December 31, 1999 and 1998, respectively.

Non-Interest Expense

Non-interest expense for the years ended December 31, 1999 and 1998 was $2,193,702 and $2,080,207, respectively. This consisted primarily of salaries and benefits, which were $937,013 and $838,698 for the years ended December 31, 1999 and 1998, respectively. Other major expenses included in non-interest expense for the year ended December 31, 1999 included amortization of $289,379, supplies of $40,426, and data processing of $86,160. Other major expenses included in non-interest expense for the year ended December 31, 1998 included amortization of $226,480, supplies of $49,142, and data processing of $91,167.

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

The Bank's interest rate sensitivity position at December 31, 1999 is set forth in the table below:

                                                    Days            Days           Days         thru 5 Years      5 Years
                                                -----------     -----------     -----------     -----------     -----------
Interest Rate Sensitive Assets:
  Loans                                         $11,123,815     $ 2,678,709     $ 3,799,005     $13,764,109     $ 2,755,658
  Securities                                              -               -               -       9,770,315       4,289,016
  FHLB Stock                                        174,100               -               -               -               -
  Federal Funds Sold                              5,240,000               -               -               -               -
                                                -----------     -----------     -----------     -----------     -----------
    Total Interest Rate Sensitive Assets        $16,537,915     $ 2,678,709     $ 3,799,005     $23,534,424     $ 7,044,674
                                                -----------     -----------     -----------     -----------     -----------
Interest Rate Sensitive Liabilities:
  Interest Bearing Demand Deposits              $         -     $         -     $         -     $         -     $ 9,266,635
  Savings and Money Market Deposits               3,972,095               -               -               -       3,782,842
  Time Deposits                                   8,945,513       5,517,790       7,940,442       6,212,260               -
                                                -----------     -----------     -----------     -----------     -----------
    Total Interest Rate Sensitive Liabilities   $12,917,608     $ 5,517,790     $ 7,940,442     $ 6,212,260     $13,049,477
                                                -----------     -----------     -----------     -----------     -----------
Interest Rate Sensitivity GAP                   $ 3,620,307     $(2,839,081)    $(4,141,437)    $17,322,164     $(6,004,803)
                                                -----------     -----------     -----------     -----------     -----------
Cumulative Interest Rate Sensitivity GAP        $ 3,620,307     $   781,226     $(3,360,211)    $13,961,953     $ 7,957,150
                                                -----------     -----------     -----------     -----------     -----------
Cumulative GAP as a % of total assets
  at December 31, 1999                                 6.08%           1.31%          -5.64%          23.44%          13.36%
                                                       ----            ----            ----           -----           -----
Cumulative GAP as a % of total assets
  at December 31, 1998                                 9.71%           6.83%          -0.77%          25.16%          14.52%
                                                       ----            ----            ----           -----           -----

Distribution of maturities for available for sale securities is based on amortized cost. Additionally, distribution of maturities for mortgage-backed securities is based on expected final maturities that may be different from the contractual terms.

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

At December 31, 1999, the above gap analysis indicates a negative cumulative gap position thru the one-year time interval of $3,360,211. A negative gap position indicates that the Company's rate sensitive liabilities will reprice faster than its rate sensitive assets, with 58% of rate sensitive liabilities and 43% of rate sensitive assets repricing within one year. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short- term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates.

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

DIRECTORS OF CBC HOLDING COMPANY AND COMMUNITY BANKING COMPANY OF FITZGERALD
---------------------------------------------------------------------------
S.S. (Buck) Anderson, Jr., Chairman of the Board of the Company and the Bank;
     General Manager - Dixie Peanut Co.
James T. Casper, III, Certified Public Accountant, Worthington and Casper CPA John T. Croley, Jr., Vice Chairman and Secretary of the Company and the Bank;
     Attorney, sole practitioner
A.B.C. Dorminy, III, President ABCD Farms, Inc., CEO - Farmers Quality Peanut
     Co. and D&F Grain Co.
John S. Dunn, Owner - Shep Dunn Construction
Lee Phillip Liles, Agency Manager - Georgia Farm Bureau Mutual Insurance Co. Steven L. Mitchell, President Mitchell Bros. Timber Co.
James A. Parrott, II, Owner - Standard Supply Co. & Building Materials, Inc. Jack F. Paulk, Agency Field Executive - State Farm Insurance
George M. Ray, President and Chief Executive Officer of the Company and the Bank Robert E. Sherrell, Attorney, Jay, Sherrell & Smith
John Edward Smith, III, Attorney, Jay, Sherrell & Smith
Charles A. Clark, Sr., Owner - C & S Aircraft Service, Inc. & Ewing Dusting
     Service, Inc.
Wyndall L. Walters, President - Fitzgerald Ford, Lincoln, Mercury
Hulen Reeves, Jr., Farmer

Shareholders may obtain, without charge, a copy of CBC Holding Company 1999 Annual Report to the Securities and Exchange Commission on Form 10-KSB. Written requests should be addressed to George M. Ray, President, CBC Holding Company, 102 West Roanoke Drive, Fitzgerald, Georgia 31750.