Form 10KSB40, Exhibit 13
period 2000-12-31
CBC HOLDING CO
filed 2001-04-02
CIK 1038359

                                                                    Exhibit 13.1

                              CBC HOLDING COMPANY
                                AND SUBSIDIARY

                              2000 ANNUAL REPORT

                      CBC HOLDING COMPANY AND SUBSIDIARY
                                 ANNUAL REPORT
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                -----------------

                                                                                                    Page
                                                                                                    ----
INDEPENDENT AUDITORS' REPORT..................................................................        1


CONSOLIDATED FINANCIAL STATEMENTS:

      Consolidated Balance Sheets.............................................................        2

      Consolidated Statements of Changes in Shareholders' Equity..............................        3

      Consolidated Statements of Income.......................................................        4

      Consolidated Statements of Cash Flows...................................................        5

      Notes to Consolidated Financial Statements..............................................        6

MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................................       22

      CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

      The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 5, 2001 there were 659 holders of record of the Company's Common Stock. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized.

      This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

               [LETTERHEAD OF THIGPEN, JONES, SEATON & CO., P.C.]




                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------



Board of Directors
CBC Holding Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.



January 5, 2001
Dublin, Georgia

                      CBC HOLDING COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------


                                                                                                      As of December 31,
                                                                                                  --------------------------
                                                                                                      2000          1999
                                                                                                  -----------    -----------
Assets
  Cash and due from banks                                                                         $ 1,777,107    $ 2,377,839
  Federal funds sold                                                                                  220,000      5,240,000
                                                                                                  -----------    -----------
      Total cash and cash equivalents                                                               1,997,107      7,617,839
                                                                                                  -----------    -----------
  Securities available for sale, at market value                                                   13,188,611     13,542,975
  Federal Home Loan Bank stock, at cost                                                               225,000        174,100

  Loans, net of unearned income                                                                    42,039,999     34,124,389
  Less - allowance for loan losses                                                                   (512,080)      (450,349)
                                                                                                  -----------    -----------
      Loans, net                                                                                   41,527,919     33,674,040
                                                                                                  -----------    -----------
  Bank premises and equipment, less accumulated depreciation                                        2,064,669      1,972,909
  Intangible assets, net of amortization                                                            1,847,656      2,027,185
  Accrued interest receivable                                                                         667,561        518,175
  Other assets and accrued income                                                                     146,014        202,222
                                                                                                  -----------    -----------
          Total Assets                                                                            $61,664,537    $59,729,445
                                                                                                  ===========    ===========
Liabilities and Shareholders' Equity
  Deposits:
    Non-interest bearing                                                                          $ 6,129,363    $ 6,982,725
    Interest-bearing                                                                               47,568,079     45,637,578
                                                                                                  -----------    -----------
      Total deposits                                                                               53,697,442     52,620,303
  Accrued interest payable                                                                            234,459        209,496
  Other liabilities and accrued expenses                                                              175,336         95,165
                                                                                                  -----------    -----------
      Total liabilities                                                                            54,107,237     52,924,964
                                                                                                  -----------    -----------
  Commitments and contingencies

  Shareholders' Equity
    Common stock, $1 par value, authorized 10,000,000 shares, issued and
      outstanding 697,263 and 664,097 in 2000 and 1999, respectively                                  697,263        664,097
    Paid-in capital surplus                                                                         6,383,157      5,976,873
    Retained earnings                                                                                 563,876        504,306
    Accumulated other comprehensive income                                                            (86,996)      (340,795)
                                                                                                  -----------    -----------
      Total shareholders' equity                                                                    7,557,300      6,804,481
                                                                                                  -----------    -----------
          Total Liabilities and Shareholders' Equity                                              $61,664,537    $59,729,445
                                                                                                  ===========    ===========

          See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------


                                                                                      Retained      Accumulated
                                                                         Paid-in      Earnings         Other
                                                             Common      Capital    (Accumulated   Comprehensive
                                                              Stock      Surplus      Deficit)         Income         Total
                                                            ---------  -----------  -------------  --------------  ------------
 Balance, December 31, 1997                                  $664,097   $5,976,873     $  (2,177)      $  37,654    $6,676,447
                                                                                                                    ----------
 Comprehensive income:
   Net income                                                       -            -       264,088               -       264,088
   Valuation allowance adjustment on
     securities available for sale                                  -            -             -         (28,531)      (28,531)
                                                                                                                    ----------
        Total comprehensive income                                                                                     235,557
                                                            ---------  -----------  ------------   -------------    ----------
 Balance, December 31, 1998                                   664,097    5,976,873       261,911           9,123     6,912,004
                                                                                                                    ----------
 Comprehensive income:
   Net income                                                       -            -       242,395               -       242,395
   Valuation allowance adjustment on
     securities available for sale                                  -            -             -        (349,918)     (349,918)
                                                                                                                    ----------
        Total comprehensive income                                                                                    (107,523)
                                                            ---------  -----------  ------------   -------------    ----------
Balance, December 31, 1999                                    664,097    5,976,873       504,306        (340,795)    6,804,481
                                                                                                                    ----------
Comprehensive income:
  Net income                                                        -            -       499,535               -       499,535
  Stock dividend                                               33,166      406,284      (439,965)              -          (515)
  Valuation allowance adjustment on
    securities available for sale                                   -            -             -         253,799       253,799
                                                                                                                    ----------
       Total comprehensive income                                                                                      752,819
                                                            ---------  -----------  ------------   -------------    ----------
Balance, December 31, 2000                                   $697,263   $6,383,157     $ 563,876       $ (86,996)   $7,557,300
                                                            =========  ===========     =========       =========    ==========

          See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------

                                                                                    Years Ended December 31,
                                                                              -------------------------------------
                                                                                 2000         1999        1998
                                                                              -----------  -----------  -----------
 Interest Income:
   Interest and fees on loans                                                 $ 3,792,311  $ 3,134,115  $ 3,062,504
   Interest on securities
     Taxable income                                                               665,151      702,897      771,906
     Non-taxable income                                                            99,033       91,835       19,174
   Income on federal funds sold                                                    95,359      121,094      119,219
                                                                              -----------  -----------  -----------
       Total interest income                                                    4,651,854    4,049,941    3,972,803
                                                                              -----------  -----------  -----------
 Interest Expense:
   Deposits                                                                     2,117,785    1,861,224    1,832,087
   Other interest expense                                                          57,119       11,852       12,030
                                                                              -----------  -----------  -----------
       Total interest expense                                                   2,174,904    1,873,076    1,844,117
                                                                              -----------  -----------  -----------
 Net interest income before loan losses                                         2,476,950    2,176,865    2,128,686
 Less - provision for loan losses                                                  78,000       60,000       60,000
                                                                              -----------  -----------  -----------
       Net interest income after provision for loan losses                      2,398,950    2,116,865    2,068,686
                                                                              -----------  -----------  -----------
 Other Operating Income:
   Service charges on deposit accounts                                            349,822      297,940      280,839
   Other service charges, commissions and fees                                     42,823       57,229       35,325
   Gain on sales of investment securities available for sale                            -            -       61,752
   Other income                                                                    50,807       39,138       19,195
                                                                              -----------  -----------  -----------
       Total other operating income                                               443,452      394,307      397,111
                                                                              -----------  -----------  -----------
 Other Operating Expense:
   Salaries                                                                       760,730      737,072      664,927
   Employee benefits                                                              201,529      199,941      173,771
   Net occupancy expenses                                                         180,004      176,619      168,226
   Equipment rental and depreciation of equipment                                 193,308      161,405      158,612
   Amortization                                                                   179,529      289,379      226,480
   Other expenses                                                                 619,987      629,286      688,191
                                                                              -----------  -----------  -----------
       Total other operating expenses                                           2,135,087    2,193,702    2,080,207
                                                                              -----------  -----------  -----------
 Income Before Income Taxes                                                       707,315      317,470      385,590
   Income tax provision                                                           207,780       75,075      121,502
                                                                              -----------  -----------  -----------
 Net Income                                                                   $   499,535  $   242,395  $   264,088
                                                                              ===========  ===========  ===========
 Earnings per share:
   Basic                                                                      $      0.73  $      0.36  $      0.40
                                                                              ===========  ===========  ===========
   Diluted                                                                    $      0.73  $      0.36  $      0.40
                                                                              ===========  ===========  ===========

                      CBC HOLDING COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                                        Years Ended December 31,
                                                                            ------------------------------------------------
                                                                                2000              1999              1998
                                                                            -----------       -----------       ------------
Cash Flows from Operating Activities:
 Net income                                                                 $   499,535       $   242,395       $    264,088
 Adjustments to reconcile net income to net cash
    provided by operating activities:
  Provision for loan losses                                                      78,000            60,000             60,000
  Depreciation                                                                  183,445           153,417            139,475
  Amortization                                                                  179,529           289,379            226,480
  Gain on sale of securities                                                          -                 -            (61,752)
  Gain on sale of property and equipment                                              -                 -                141
  Changes in accrued income and other assets                                   (336,400)          108,474           (146,944)
  Changes in accrued expenses and other liabilities                             217,611           (18,446)            46,810
                                                                            -----------       -----------       ------------
        Net cash provided by operating activities                               821,720           835,219            528,298
                                                                            -----------       -----------       ------------

Cash Flows from Investing Activities:
 Net changes in loans made to customers                                      (7,931,879)       (1,969,837)        (1,843,394)
 Purchases of securities available for sale                                           -        (4,786,438)       (10,502,903)
 Proceeds from sales of available for sale securities                                 -                 -          2,500,000
 Proceeds from maturities of securities available for sale                      738,908         5,000,883          7,242,556
 Purchase of Federal Home Loan Bank stock                                       (50,900)         (174,100)                 -
 Property and equipment expenditures                                           (275,205)          (24,140)          (118,204)
 Proceeds from sales of property and other assets                                     -                 -              1,271
                                                                            -----------       -----------       ------------
        Net cash used in investing activities                                (7,519,076)       (1,953,632)        (2,720,674)
                                                                            -----------       -----------       ------------

Cash Flows from Financing Activities:
 Net change in deposits                                                       1,077,139         1,967,044          5,850,688
 Principal payment on debt                                                            -          (111,500)                 -
 Proceeds from short-term borrowings                                                  -                 -             38,500
 Cash dividends paid                                                               (515)                -                  -
                                                                            -----------       -----------       ------------
        Net cash provided by financing activities                             1,076,624         1,855,544          5,889,188
                                                                            -----------       -----------       ------------
Net Increase (Decrease) in Cash and Cash Equivalents                         (5,620,732)          737,131          3,696,812

Cash and Cash Equivalents, Beginning of Year                                  7,617,839         6,880,708          3,183,896
                                                                            -----------       -----------       ------------
Cash and Cash Equivalents, End of Year                                      $ 1,997,107       $ 7,617,839       $  6,880,708
                                                                            ===========       ===========       ============

          See Accompanying Notes to Consolidated Financial Statements

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

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

     8. Intangible Assets - Goodwill is being amortized using the straight-line
        -----------------
        method over fifteen years. The original amount of goodwill was $2,692,939 and has an accumulated amortization at December 31, 2000 of $845,283 resulting in an unamortized balance of $1,847,656.

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

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

    12. Advertising Costs - It is the policy of the Company to expense
        -----------------
        advertising costs as they are incurred. The Company does not engage in any direct-response, advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2000, 1999, and 1998 were $41,655, $41,658 and $35,193, respectively.

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

        Earnings per common share have been computed based on the following:

                                                                        Years Ended December 31,
                                                                ---------------------------------------
                                                                   2000           1999           1998
                                                                ---------      ---------      ---------
        Net income                                              $ 499,535      $ 242,395      $ 264,088
        Less:  Preferred stock dividends                                -              -              -
                                                                ---------      ---------      ---------
        Net income applicable to common stock                   $ 499,535      $ 242,395      $ 264,088
                                                                =========      =========      =========
        Average number of common shares outstanding               685,178        664,097        664,097
        Effect of dilutive options, warrants, etc.                      -              -              -
                                                                ---------      ---------      ---------
        Average number of common shares outstanding
          used to calculate diluted earnings per common share     685,178        664,097        664,097
                                                                =========      =========      =========

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

  The components of other comprehensive income and related tax effects are as follows:

                                                                                   Years Ended December 31,
                                                                -------------------------------------------------------------
                                                                   2000                    1999                       1998
                                                                ---------               ----------                  ---------
Unrealized holding gains (losses) on
 available-for-sale securities                                  $ 384,544               $(530,179)                  $  18,523
Less:  Reclassification adjustment for gains
 realized in income                                                     -                        -                    (61,752)
                                                                ---------               ----------                  ---------
Net unrealized losses                                             384,544                 (530,179)                   (43,229)
Tax benefit (expense)                                            (130,745)                 180,261                     14,698
                                                                ---------               ----------                  ---------
Net-of-tax amount                                               $ 253,799               $(349,918)                  $(28,531)
                                                                =========               ==========                  =========


B.  INVESTMENT SECURITIES
    ---------------------

    Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt securities held at December 31, 2000 and 1999. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2000 and 1999.

    The book and market values of securities available for sale were:

                                                           Amortized      Unrealized      Unrealized       Estimated
                                                              Cost           Gains          Losses        Market Value
                                                          -----------     -----------      --------      -------------
 December 31, 2000:
   Non-mortgage backed debt securities of:
      U.S. Treasury                                       $         -     $         -      $      -       $         -
      U.S. government agencies                              8,797,703               -        59,711         8,737,992
      State and Political Subdivisions                      2,407,125               -        53,164         2,353,961
                                                          -----------     -----------      --------       -----------
         Total non-mortgage backed securities              11,204,828               -       112,875        11,091,953
 Mortgage backed securities                                 2,115,594               -        18,936         2,096,658
                                                          -----------     -----------      --------       -----------
             Total                                        $13,320,422     $         -      $131,811       $13,188,611
                                                          ===========     ===========      ========       ===========
 December 31, 1999:
    Non-mortgage backed debt securities of:
       U.S. Treasury                                      $         -     $         -      $      -       $         -
       U.S. government agencies                             8,797,628               -       338,023         8,459,605
       State and Political Subdivisions                     2,417,887               -       102,954         2,314,933
                                                          -----------     -----------      --------       -----------
         Total non-mortgage backed securities              11,215,515               -       440,977        10,774,538
 Mortgage backed securities                                 2,843,816               -        75,379         2,768,437
                                                          -----------     -----------      --------       -----------
             Total                                        $14,059,331     $         -      $516,356       $13,542,975
                                                          ===========     ===========      ========       ===========

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

  The book and market values of pledged securities were $6,805,236 and $6,756,072 respectively, at December 31, 2000 and $7,502,204 and $7,206,819,
  respectively, at December 31, 1999. The amortized cost and estimated market value of debt securities available for sale at December 31, 2000 and 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call prepayment or penalties.

                                                                                         Available for Sale
                                                                           ---------------------------------------------
                                                                                                        Estimated
            December 31, 2000                                                 Amortized Cost           Market Value
                                                                           ---------------------  ----------------------
          Non-mortgage backed securities:
            Due in one year or less                                                  $ 2,305,000             $ 2,293,547
            Due after one year through five years                                      7,950,508               7,879,011
            Due after five years through ten years                                       949,320                 919,395
            Due after ten years                                                                -                       -
                                                                                     -----------             -----------
              Total non-mortgage backed securities                                    11,204,828              11,091,953
          Mortgage backed securities                                                   2,115,594               2,096,658
                                                                                     -----------             -----------
              Total                                                                  $13,320,422             $13,188,611
                                                                                     ===========             ===========
            December 31, 1999
          Non-mortgage backed securities:
            Due in one year or less                                                  $ 1,002,537             $   968,900
            Due after one year through five years                                      8,014,450               7,729,805
            Due after five years through ten years                                     2,198,528               2,075,833
            Due after ten years                                                                -                       -
                                                                                     -----------             -----------
              Total non-mortgage backed securities                                    11,215,515              10,774,538
          Mortgage backed securities                                                   2,843,816               2,768,437
                                                                                     -----------             -----------
              Total                                                                  $14,059,331             $13,542,975
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

  At December 31, 2000 and 1999, the Company did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000
________________________________________________________________________________

     C.   LOANS
          -----

          The following is a summary of the loan portfolio by principal categories at December 31, 2000 and 1999:

                                                      2000            1999
                                                  -----------     -----------

               Commercial                         $ 7,460,869     $14,182,947
               Real estate - Construction           1,662,863         306,483
               Real estate - Mortgage              23,922,573      13,166,213
               Installment loans to inividuals      8,993,694       6,468,746
                                                  -----------     -----------
                    Total loans                    42,039,999      34,124,389
               Less:
                      Allowance for loan losses      (512,080)       (450,349)
                                                  -----------     -----------
                         Loans, net               $41,527,919     $33,674,040
                                                  ===========     ===========

          Overdrafts included in loans were $83,347 and $17,568 at December 31, 2000 and 1999, respectively.

     D.   ALLOWANCE FOR LOAN LOSSES
          -------------------------

          A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2000, 1999, and 1998 is as follows:

                                                             2000        1999       1998
                                                           --------    --------   --------
          Beginning Balance                                $450,349    $430,078   $386,717
          Add-Provision for possible loan losses             78,000      60,000     60,000
                                                           --------    --------   --------
               Subtotal                                     528,349     490,078    446,717
                                                           --------    --------   --------
          Less:
            Loans charged off                                56,585      68,512     25,519
            Recoveries on loans previously charged off      (40,316)    (28,783)    (8,880)
                                                           --------    --------   --------
               Net loans charged off                         16,269      39,729     16,639
                                                           --------    --------   --------
          Balance, end of year                             $512,080    $450,349   $430,078
                                                           ========    ========   ========

          Loans on which the accrual of interest has been discontinued or reduced amounted to $17,813 and $3,092 at December 31, 2000 and 1999, respectively. If interest on these loans had been accrued, such income would have approximated $4,606 and $3,838 for 2000 and 1999, respectively.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000
________________________________________________________________________________

     E.   BANK PREMISES AND EQUIPMENT
          ---------------------------

          The following is a summary of asset classifications and depreciable lives for the Bank:

                                                          Useful Lives (Years)      2000        1999
                                                          --------------------  ----------   ----------
                Land                                                            $  565,000   $  565,000
                Banking house and improvements                   8-40            1,227,057    1,222,012
                Equipment, furniture, and fixtures               5-10              747,073      540,108
                Software and capitalized conversion costs           3              216,914      148,004
                                                                                ----------   ----------
                    Total                                                        2,756,044    2,475,124
                Less - accumulated depreciation                                   (691,375)    (502,215)
                                                                                ----------   ----------
                         Bank premises and equipment, net                       $2,064,669   $1,972,909
                                                                                ==========   ==========

          Depreciation included in operating expenses amounted to $183,445 and $153,417 in 2000 and 1999, respectively.

     F.   DEPOSITS
          --------

          The aggregate amount of time deposits exceeding $100,000 at December 31, 2000 and 1999 was $11,024,723 and $8,682,074, respectively, and the Bank had deposit liabilities in NOW accounts of $8,358,429 and $9,266,637 at December 31, 2000 and 1999, respectively.

          At December 31, 2000, the scheduled maturities of time deposits are as follows:

                2001                               $24,983,846
                2002                                 4,240,196
                2003                                 1,864,951
                2004                                   491,861
                2005 and thereafter                    346,068
                                                   -----------
                    Total time deposits            $31,926,922
                                                   ===========

     G.   SHORT-TERM BORROWINGS
          ---------------------

          The Bank had a line of credit for federal funds purchased of $2,000,000 and $1,500,000 with correspondent institutions as of December 31, 2000. At various times during the year the Bank was advanced funds against these lines, however, at December 31, 2000, there was no outstanding balance.

          The Company's subsidiary had no advances from the Federal Home Loan Bank (FHLB) at December 31, 2000 and 1999. Stock in FHLB, with a carrying value of $225,000 at December 31, 2000 was pledged to FHLB as collateral in the event the Subsidiary requests future advances. The Subsidiary is required to maintain a minimum investment in FHLB stock of the greater of 1% of total mortgage assets or .3% of total assets while the advance agreement is in effect.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000
________________________________________________________________________________

     H.   PROVISION FOR INCOME TAXES
          --------------------------

          The provision for income taxes for the years ended December 31, 2000, 1999 and 1998 were computed as follows:

                                                2000        1999        1998
                                              --------    --------    --------
              Current tax expense             $219,343    $100,483    $ 85,092
              Deferred tax expense (benefit)   (11,563)    (25,408)     36,410
                                              --------    --------    --------
                 Net income tax expense       $207,780    $ 75,075    $121,502
                                              ========    ========    ========


          Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense (benefit) and tax expense (benefit) computed at the federal income tax rate are as follows:

                                                                                   2000        1999        1998
                                                                                 --------    --------    --------
               Tax on pretax income at statutory rate,                           $240,487    $107,940    $131,101
                 including effect of loss carryforwards
                 Benefit of realized net operating loss carryovers                      -           -     (33,085)
               Benefit of graduated tax rates                                           -        (876)          -
               Tax-exempt  income                                                 (37,330)    (34,733)     (7,902)
               Non-deductible interest expense related to tax-exempt income         6,328       5,781       3,635
               Non-deductible business entertainment                                  327         250         112
               Other differences                                                   (2,032)     (3,287)     27,641
                                                                                 --------    --------    --------
                    Total                                                        $207,780    $ 75,075    $121,502
                                                                                 ========    ========    ========
               Net effective tax rate                                                29.4%       23.6%       32.0%
                                                                                 ========    ========    ========

          The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                                      2000        1999
                                                                    --------    --------
                Deferred Income Tax Assets:
                 Provision for loan losses, net                     $ 35,197    $ 22,202
                 Unrealized loss on available for sale securities     44,816     175,561
                Organizational costs                                   6,233      17,263
                                                                    --------    --------
                   Total deferred tax asset                           86,246     215,026
                                                                    --------    --------
                Deferred Income Tax Liabilities:
                 Depreciation                                        (41,772)    (55,898)
                                                                    --------    --------
                       Net deferred tax asset                       $ 44,474    $159,128
                                                                    ========    ========

     I.   EMPLOYEE BENEFIT PLANS
          ----------------------

          The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $2,487, $2,579, and $1,824 for 2000, 1999, and
          1998, respectively. The Company made matching contributions of $26,671, $12,452, and $14,396 for the years ended December 31, 2000,
          1999, and 1998, respectively.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

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

    As of January 1, 2001, the Bank could pay dividends of $262,993 to the Company without regulatory consent pursuant to the foregoing conditions. Dividends paid by the Bank are the primary source of funds available to the Company.

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

                                                                                            Contract or Notional Amount
                                                                                       ------------------------------------
                                                                                           2000                     1999
                                                                                       -----------               ----------
     Financial instruments whose contract amounts represent credit risk:
        Commitments to extend credit                                                   $12,024,530               $8,789,325
        Standby letters of credit                                                          227,000                  152,000
                                                                                       -----------               ----------
            Total                                                                      $12,251,530               $8,941,325
                                                                                       ===========               ==========

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


L.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

M.   LEASE COMMITMENT
     ----------------

     The Bank leases an IBM AS400, which processes the Bank's daily transactions. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 2000 and 1999. The minimum future lease payments under capital leases as of December 31, 2000, for the next year and in the aggregate are $920.

N.   RELATED PARTY TRANSACTIONS
     --------------------------

     In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 2000 with respect to such loans to these individuals:

           Balances at December 31, 1999                          $1,059,998
             New loans                                             1,610,791
             Repayments                                             (956,174)
                                                                  ----------
           Balances at December 31, 2000                          $1,714,615
                                                                  ==========

     In addition to the above outstanding balances, there are loan commitments of $925,795 available to certain executive officers and directors that were unused as of December 31, 2000.

     The Bank also had deposits from these related parties of approximately $1,459,191 at December 31, 2000.

O.   DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS
     ------------------------------------------------

     Interest - Cash paid during the year for interest was as follows:
     --------

                                                                               2000         1999         1998
                                                                            ----------   ----------   ----------
       Interest on deposits and short-term borrowings                       $2,149,941   $1,870,061   $1,890,395
                                                                            ==========   ==========   ==========
       Income taxes, net                                                    $  104,973   $  111,500   $   80,000
                                                                            ==========   ==========   ==========

     Non-cash transactions - Other non-cash transactions relating to investing
     ---------------------
     and financing activities were as follows:

                                                                                           2000         1999         1998
                                                                                        ---------    ---------    ---------
       Increase (Decrease) in unrealized gain on available for sale securities          $(253,799)   $(530,178)   $(43,229)
                                                                                        =========    =========    ========
       Stock Dividend                                                                   $ 439,450    $       -    $  2,630
                                                                                        =========    =========    ========

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


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

   The Company's bank subsidiary maintains its cash balances in three financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances totaled $15,192 at December 31, 2000.

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


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

     The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                                 2000                      1999
                                                                             ------------              ------------
                                                                          Carrying   Estimated      Carrying   Estimated
                                                                           Amount    Fair Value      Amount    Fair Value
                                                                        -----------  -----------  -----------  -----------
     Assets:
       Cash and short-term investments                                  $ 1,997,107  $ 1,997,107  $ 7,617,839  $ 7,617,839
       Securities available for sale                                     13,188,611   13,188,611   13,542,975   13,542,975
       Loans                                                             42,039,999   41,953,841   34,124,389   33,828,550
     Liabilities:
       Deposits                                                          53,697,442   53,613,668   52,620,303   52,859,841
     Unrecognized financial instruments:
       Commitments to extend credit                                      12,024,530   12,024,530    8,789,325    8,789,325
       Standby letters of credit and financial guarantees written           227,000      227,000      152,000      152,000

R.   OPERATING EXPENSES
     ------------------

     Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2000, 1999 and 1998 are:

                                                                                    2000                1999                1998
                                                                                  -------             -------             -------
          Supplies                                                                $54,118             $40,426             $49,142
          Courier service                                                          13,092              37,611              41,642
          NCR processing                                                           32,509              86,160              91,167
          Promotional                                                              35,026              34,934              43,977

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

    calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Bank's actual capital amounts and ratios are also presented in the following table:

                                                                           Requirement          To Be Well Capitalized
                                                                            For Capital         Under Prompt Corrective
                                                      Actual             Adequacy Purposes          Action Provisions
                                               -------------------  -------------------------  ------------------------
                                                 Amount     Ratio       Amount         Ratio       Amount         Ratio
                                               -----------  ------  --------------     ------  --------------    ------
    As of December 31, 2000

      Total Risk-Based Capital To
         (Risk Weighted Assets)                 $6,228,000   13.9%      $3,579,000   *   8.0%      $4,474,000   *  10.0%

      Tier I Capital To
         (Risk-Weighted Assets)                  5,716,000   12.8%       1,790,000   *   4.0%       2,685,000   *   6.0%

      Tier I Capital To
         (Average Assets)                        5,716,000    9.3%       2,446,000   *   4.0%       3,058,000   *   5.0%

    As of December 31, 1999

      Total Risk-Based Capital To
         (Risk Weighted Assets)                 $5,461,000   14.3%      $3,055,000   *   8.0%      $3,819,000   *  10.0%

      Tier I Capital To
         (Risk-Weighted Assets)                  5,011,000   13.1%       1,530,000   *   4.0%       2,295,000   *   6.0%

      Tier I Capital To
         (Average Assets)                        5,011,000    8.7%       2,304,000   *   4.0%       2,880,000   *   5.0%

* greater than or equals to


T.  SEGMENT REPORTING
    -----------------

    Reportable segments are strategic business units that offer different products and services. Reportable segments are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies. The Company and its subsidiary do not have any separately reportable operating segments. The entire operations of the Company are managed as one operation.

                      CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


U.  QUARTERLY DATA
    --------------

                                                              Year Ended December 31
                                         ----------------------------------------------------------------
                                                                        2000
                                         ----------------------------------------------------------------
                                             Fourth          Third            Second           First
                                             Quarter         Quarter          Quarter          Quarter
                                         -------------    -------------    -------------    -------------
     Interest income                     $1,242,365.00    $1,223,139.00    $1,122,742.00    $1,063,608.00
     Interest expense                      (605,349.00)     (589,077.00)     (512,142.00)     (468,336.00)
                                         -------------    -------------    -------------    -------------

     Net interest income                    637,016.00       634,062.00       610,600.00       595,272.00
     Provision for loan losses              (19,500.00)      (19,500.00)      (19,500.00)      (19,500.00)
                                         -------------    -------------    -------------    -------------

     Net interest income after
       provision for loan loss              617,516.00       614,562.00       591,100.00       575,772.00
     Noninterest income (charges)           114,099.00       111,941.00       111,449.00       105,963.00
     Noninterest expenses                  (567,020.00)     (486,904.00)     (545,470.00)     (535,693.00)
                                         -------------    -------------    -------------    -------------

     Income before income taxes             164,595.00       239,599.00       157,079.00       146,042.00
     Provision for income taxes             (46,242.00)      (73,498.00)      (45,183.00)      (42,857.00)
                                         -------------    -------------    -------------    -------------

     Net Income                          $  118,353.00    $  166,101.00    $  111,896.00    $  103,185.00
                                         =============    =============    =============    =============

     Earnings per common share:
       Basic                             $        0.16    $        0.24    $        0.17    $        0.16
                                         =============    =============    =============    =============
       Diluted                           $        0.16    $        0.24    $        0.17    $        0.16
                                         =============    =============    =============    =============

                                                                       1999
                                         ----------------------------------------------------------------
                                             Fourth          Third            Second           First
                                            Quarter          Quarter          Quarter          Quarter
                                         -------------    -------------    -------------    -------------
     Interest income                     $1,067,577.00    $1,020,315.00    $  989,696.00    $  972,353.00
     Interest expense                      (484,816.00)     (463,406.00)     (465,990.00)     (458,864.00)
                                         -------------    -------------    -------------    -------------

     Net interest income                    590,511.00       556,909.00       523,706.00       513,489.00
     Provision for loan losses              (15,000.00)      (15,000.00)      (15,000.00)      (15,000.00)
                                         -------------    -------------    -------------    -------------

     Net interest income after
       provision for loan loss              567,761.00       541,909.00       508,706.00       498,489.00
     Noninterest income (charges)           100,832.00        93,221.00        94,187.00       106,067.00
     Noninterest expenses                  (569,898.00)     (535,480.00)     (544,163.00)     (544,161.00)
                                         -------------    -------------    -------------    -------------

     Income before income taxes              98,695.00        99,650.00        58,730.00        60,395.00
     Provision for income taxes             (12,107.00)      (27,549.00)      (14,382.00)      (21,037.00)
                                         -------------    -------------    -------------    -------------

     Net Income                          $   86,588.00    $   72,101.00    $   44,348.00    $   39,358.00
                                         =============    =============    =============    =============

     Earnings per common share:
       Basic                             $        0.12    $        0.11    $        0.07    $        0.06
                                         =============    =============    =============    =============
       Diluted                           $        0.12    $        0.11    $        0.07    $        0.06
                                         =============    =============    =============    =============

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

V.   CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
     ----------------------------------------------------

  Condensed parent company financial information on CBC Holding Company at December 31, 2000 and 1999 is as follows:


BALANCE SHEETS                                                                As of December 31,
                                                                           ------------------------
                                                                              2000          1999
                                                                           ----------    ----------
  Assets
    Cash in subsidiary                                                     $   77,773    $   98,831
    Investment in subsidiary, at equity in underlying net assets            7,477,459     6,697,674
    Accrued income and other assets                                           119,422        10,970
                                                                           ----------    ----------
          Total Assets                                                     $7,674,654    $6,807,475
                                                                           ==========    ==========
  Liabilities
    Accrued expenses and other liabilities                                    117,354         2,994
                                                                           ----------    ----------
  Shareholders' Equity
    Common stock, $1 par value; authorized  10,000,000 shares, issued and outstanding 697,263 and 664,097 in 2000 and
       1999, respectively                                                     697,263       664,097
    Additional paid-in surplus                                              6,383,157     5,976,873
    Retained earnings                                                         563,876       504,306
    Accumulated other conprehensive income                                    (86,996)     (340,795)
                                                                           ----------    ----------
       Total shareholders' equity                                           7,557,300     6,804,481
                                                                           ----------    ----------
          Total Liabilities and Shareholders' Equity                       $7,674,654    $6,807,475
                                                                           ==========    ==========

STATEMENTS OF INCOME AND RETAINED EARNINGS                                          Years Ended December 31,
                                                                                  -----------------------------
                                                                                     2000                1999
                                                                                  ---------            --------
 Revenues:
   Dividend from subsidiary                                                       $       -            $140,000
                                                                                  ---------            --------
 Expenses:
   Interest                                                                               -               7,750
   Amortization                                                                           -              19,234
   Other                                                                             40,002              32,625
                                                                                  ---------            --------
       Total expenses                                                                40,002              59,609
                                                                                  ---------            --------
 Income (Loss) Before Taxes and Equity Income of Subsidiary                         (40,002)             80,391
   Add - Benefit of income taxes                                                     13,551              21,987
                                                                                  ---------            --------
 Income (Loss) Before Equity Income of Subsidiary                                   (26,451)            102,378
   Equity in undistributed income of subsidiary                                     525,986             140,017
                                                                                  ---------            --------
 Net Income                                                                         499,535             242,395
 Retained Earnings, Beginning                                                       504,306             261,911
 Stock and cash dividends                                                          (439,965)                  -
                                                                                  ---------            --------
 Retained Earnings, Ending                                                        $ 563,876            $504,306
                                                                                  =========            ========

                      CBC HOLDING COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS                                                                      For The Years Ended December 31,
                                                                                             ----------------------------------
                                                                                                  2000              1999
                                                                                             -------------      ---------------
    Cash flows from operating activities:
      Net income                                                                                 $ 499,535         $ 242,395
      Adjustments to reconcile net income to net cash provided by operating activities:
      Amortization                                                                                       -            19,234
      Equity in undistributed income of subsidiary                                                (525,986)         (140,017)
      Net change in operating assets and liabilities:
         Accrued income and other assets                                                          (110,464)           (5,075)
         Accrued expenses and other liabilities                                                    116,372            (6,609)
                                                                                                 ---------         ---------
           Net cash provided by (used in) operating activities                                     (20,543)          109,928
                                                                                                 ---------         ---------
    Cash flows used in investing activities:
      Payments on short-term debt                                                                        -          (111,500)
                                                                                                 ---------         ---------
    Cash flows used in financing activities:
      Cash dividends paid                                                                             (515)                -
                                                                                                 ---------         ---------
    Net decrease in cash and cash equivalents                                                      (21,058)           (1,572)
    Cash and cash equivalents at beginning of year                                                  98,831           100,403
                                                                                                 ---------         ---------
    Cash and cash equivalents at end of year                                                     $  77,773         $  98,831
                                                                                                 =========         =========

                      CBC HOLDING COMPANY AND SUBSIDIARY
          MANAGEMENT'S DISCUSSION ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

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

FINANCIAL CONDITION
-------------------

The Company's total assets of $61,664,537 at December 31, 2000 are an increase
of 3.2% from $59,729,445 at December 31, 1999.   Average total assets for the
year ended December 31, 2000 increased 5.5% to $62,717,215 from $59,449,836 for the year ended December 31, 1999. At December 31, 2000, total deposits had increased 2.0% to $53,697,442 from $52,620,303 at December 31, 1999. Total loans had grown 23.2% to $42,039,999 from $34,124,389 at December 31, 1999. This represented a loan to deposit ratio at December 31, 2000 of 78.3% compared to 64.9% at December 31, 1999. Based on average loans of $39,351,398 and average deposits of $52,350,870 for the year ended December 31, 2000, the average loan to deposit ratio was 75.2%. Earning assets represented approximately 90.1% and 88.9% of total assets at December 31, 2000 and 1999, respectively.

Capital

At December 31, 2000 and 1999, the Bank's capital position was well in excess of FDIC guidelines to meet the definition of "well-capitalized". Based on the level of the Bank's risk-weighted assets at December 31, 2000 and 1999, the Bank had $1.8 million and $1.6 million, respectively, more capital than necessary to satisfy the "well-capitalized" criteria. The Bank's capital adequacy is monitored quarterly by the Bank's Asset/Liability Committee, as assets and liabilities grow, mix and pricing strategies are developed.

                      CBC HOLDING COMPANY AND SUBSIDIARY
          MANAGEMENT'S DISCUSSION ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

Liquidity

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans. At December 31, 2000, the securities available for sale, exclusive of unrealized gains and losses, had decreased from $14,059,331 at December 31, 1999 to $13,320,422, a decrease of $738,909 or 5.3%.
The Bank had no securities classified as held to maturity as of December 31, 2000 and 1999. Federal funds sold had decreased $5,020,000 to $220,000 at December 31, 2000, down from $5,240,000 at December 31, 1999. This decrease is primarily due to a 23.2% growth in loans and only a 2% increase in total deposits.

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

Net Income

For the years ended December 31, 2000 and 1999, the Company had net income of $499,535 ($0.72 per share) and $242,395 ($0.36 per share), respectively. This increase was primarily attributable to the Company's increase in loans and related increase in net interest income of $300,085 from $2,176,865 for the year ended December 31, 1999 to $2,476,950 for the year ended December 31, 2000.

The following table shows the related results of operations ratios for Assets and Equity for the years ended December 31, 2000 and 1999:

                                                           (Dollars in Thousands)
                                                        2000                    1999
                                                       ------                  ------
Interest Income                                         4,652                   4,050
Interest Expense                                        2,175                   1,873
Net Interest Income                                     2,477                   2,177
Provision for Loan Losses                                  78                      60
Net Earnings                                              500                     242
Net Earnings Per Share                                   0.72                    0.36
Total Average Stockholder's Equity                      7,181                   6,736
Total Average Assets                                   60,308                  57,288
Return on average assets                                 0.83%                   0.42%
Return on average equity                                 6.96%                   3.59%
Average equity to average asset ratio                   11.91%                  11.76%

                      CBC HOLDING COMPANY AND SUBSIDIARY
          MANAGEMENT'S DISCUSSION ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

Interest Income / Interest Expense

For the period ended December 31, 2000, interest income from loans and investments, including loan fees of $149,048, was $4,651,854 representing a yield of 8.72% on average earning assets of $54,345,489. Interest expense was $2,174,904, representing a cost of 4.80% on average interest bearing liabilities of $45,324,332. Net interest income was $2,476,950, producing a net yield of 4.56% on average earning assets.

For the year ended December 31, 1999, interest income from loans and investments, including loan fees of $120,418, was $4,049,941, representing a yield of 7.96% on average earning assets of $50,891,930. Interest expense was $1,873,076, representing a cost of 4.31% on average interest bearing liabilities of $43,374,093. Net interest income was $2,176,865, producing a net yield of 4.28% on average earning assets.

Asset Quality

The provision for loan losses for the years ended December 31, 2000 and 1999 was $78,000 and $60,000, respectively. Total loan charge-offs were $56,509 and $68,512 for the years ended December 31, 2000 and 1999, respectively, and were related to the Bank's consumer loan portfolio. At December 31, 2000 and 1999, the Bank had loans past due 90 days or more of $30,718 and $86,536, respectively. At December 31, 2000 and 1999, the Bank had non-accrual loans of $17,813 and $3,092, respectively. The allowance for loan losses at December 31, 2000 and 1999 was $512,080 and $450,349, respectively. This represents 1.22% and 1.32% of total loans at December 31, 2000 and 1999, respectively.

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

                      CBC HOLDING COMPANY AND SUBSIDIARY
          MANAGEMENT'S DISCUSSION ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

Non-Interest Income

Non-interest income excluding gains on sales of investments for the years ended December 31, 2000 and 1999 was $443,452 and $394,307, respectively. This consisted primarily of service charges on deposit accounts, which were $349,822 and $297,940 for the years ended December 31, 2000 and 1999, respectively. Service charges on deposit accounts are evaluated against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base.

Non-Interest Expense

Non-interest expense for the years ended December 31, 2000 and 1999 was $2,135,087 and $2,193,702, respectively. This consisted primarily of salaries and benefits, which were $962,259 and $937,013 for the years ended December 31, 2000 and 1999, respectively. Other major expenses included in non-interest expense for the year ended December 31, 2000 included amortization of $179,529, supplies of $54,118 and data processing of $32,509. Other major expenses included in non-interest expense for the year ended December 31, 1999 included amortization of $289,379, supplies of $40,426, and data processing of $86,160.

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

The Bank's interest rate sensitivity position at December 31, 2000 is set forth in the table below:

                                                              0-90          91-180        181-365      Over 1 Year       Over
                                                              Days           Days           Days       thru 5 Years     5 Years
                                                          ------------   ------------   ------------   ------------   ------------
Interest Rate Sensitive Assets:
    Loans                                                  $14,338,793    $ 3,196,330    $ 4,839,752    $17,419,753    $2,227,558
    Securities                                                 743,939              -              -     10,128,328      2,448,156
    FHLB Stock                                                 225,000              -              -              -              -
    Federal Funds Sold                                         220,000              -              -              -              -
                                                           -----------    -----------    -----------    -----------    -----------
       Total Interest Rate Sensitive Assets                $15,527,732    $ 3,196,330    $ 4,839,752    $27,548,081    $ 4,675,714
                                                           -----------    -----------    -----------    -----------    -----------

Interest Rate Sensitive Liabilities:
    Interest Bearing Demand Deposits                       $         -    $         -    $         -    $         -    $ 8,358,429
    Savings and Money Market Deposits                        3,855,733              -              -              -      3,426,994
    Time Deposits                                            9,498,569      5,618,166      9,323,637      7,486,550              -
                                                           -----------    -----------    -----------    -----------    -----------
       Total Interest Rate Sensitive Liabilities           $13,354,302    $ 5,618,166    $ 9,323,637    $ 7,486,550    $11,785,423
                                                           -----------    -----------    -----------    -----------    -----------
Interest Rate Sensitivity GAP                              $ 2,173,430    $(2,421,836)   $(4,483,885)   $20,061,531    $(7,109,709)
                                                           -----------    -----------    -----------    -----------    -----------
Cumulative Interest Rate Sensitivity GAP                   $ 2,173,430    $  (248,406)   $(4,732,291)   $15,329,240    $ 8,219,531
                                                           -----------    -----------    -----------    -----------    -----------
Cumulative GAP as a % of total assets
   at December 31, 2000                                           3.65%         -0.42%         -7.94%         25.73%         13.80%
                                                           -----------    -----------    -----------    -----------    -----------
Cumulative GAP as a % of total assets
   at December 31, 1999                                           6.08%          1.31%         -5.64%         23.44%         13.36%
                                                           -----------    -----------    -----------    -----------    -----------

                      CBC HOLDING COMPANY AND SUBSIDIARY
          MANAGEMENT'S DISCUSSION ANALYSIS AND RESULTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

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

At December 31, 2000, the above gap analysis indicates a negative cumulative gap position thru the one-year time interval of $4,732,291. A negative gap position indicates that the Company's rate sensitive liabilities will reprice faster than its rate sensitive assets, with 59% of rate sensitive liabilities and 42% of rate sensitive assets repricing within one year. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short- term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates.

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

Hulin Reeves, Jr., Farmer

Robert E. Sherrell, Attorney, Jay, Sherrell & Smith

John Edward Smith, III, Attorney, Jay, Sherrell & Smith

Charles A. Clark, Sr., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

Wyndall L. Walters, President - Fitzgerald Ford, Lincoln, Mercury

Shareholders may obtain, without charge, a copy of CBC Holding Company 2000 Annual Report to the Securities and Exchange Commission on Form 10-KSB. Written requests should be addressed to George M. Ray, President, CBC Holding Company, 102 West Roanoke Drive, Fitzgerald, Georgia 31750.