Form 10KSB, Exhibit 13
period 2001-12-31
CBC HOLDING CO
filed 2002-04-01
CIK 1038359

                                  EXHIBIT 13.1


                       2001 ANNUAL REPORT TO SHAREHOLDERS

                               CBC HOLDING COMPANY
                                 AND SUBSIDIARY


                               2001 ANNUAL REPORT

                       CBC HOLDING COMPANY AND SUBSIDIARY
                                  ANNUAL REPORT
                          YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                -----------------


                                                                       Page
                                                                       ----

INDEPENDENT AUDITORS' REPORT....................................         1


CONSOLIDATED FINANCIAL STATEMENTS:

    Consolidated Balance Sheets.................................         2

    Consolidated Statements of Changes in Shareholders' Equity..         3

    Consolidated Statements of Income...........................         4

    Consolidated Statements of Cash Flows.......................         5

    Notes to Consolidated Financial Statements..................         6

Management's Discussion and Analysis............................        24

    CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

    The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 10, 2002 there were 638 holders of record of the Company's Common Stock. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized.

    This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Board of Directors
CBC Holding Company and Subsidiary

    We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ THIGPEN, JONES, SEATON & CO., P.C.



January 10, 2002
Dublin, Georgia

                       CBC HOLDING COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                                                              As of December 31,
                                                                         ----------------------------
                                                                             2001            2000
                                                                         ------------    ------------
Assets
  Cash and due from banks                                                $  2,383,252    $  1,777,107
  Federal funds sold                                                        6,473,000         220,000
                                                                         ------------    ------------
      Total cash and cash equivalents                                       8,856,252       1,997,107
                                                                         ------------    ------------
  Securities available for sale, at market value                            8,816,719      13,188,611
  Federal Home Loan Bank stock, restricted, at cost                           225,000         225,000

  Loans, net of unearned income                                            42,904,199      42,039,999
  Less - allowance for loan losses                                           (549,795)       (512,080)
                                                                         ------------    ------------
      Loans, net                                                           42,354,404      41,527,919
                                                                         ------------    ------------
  Bank premises and equipment, less accumulated depreciation                1,948,752       2,064,669
  Intangible assets, net of amortization                                    1,668,127       1,847,656
  Accrued interest receivable                                                 586,894         667,561
  Other assets and accrued income                                             200,232         146,014
                                                                         ------------    ------------
           Total Assets                                                  $ 64,656,380    $ 61,664,537
                                                                         ============    ============

Liabilities and Shareholders' Equity
  Deposits:
    Non-interest bearing                                                 $  6,943,413    $  6,129,363
    Interest-bearing                                                       49,191,250      47,568,079
                                                                         ------------    ------------
      Total deposits                                                       56,134,663      53,697,442
  Accrued interest payable                                                    198,717         234,459
  Other liabilities and accrued expenses                                      166,757         175,336
                                                                         ------------    ------------
      Total liabilities                                                    56,500,137      54,107,237
                                                                         ------------    ------------
Commitments and contingencies

Shareholders' Equity
  Common stock, $1 par value, authorized 10,000,000 shares, issued and
    outstanding 731,904 and 697,263 in 2001 and 2000, respectively            731,904         697,263
  Paid-in capital surplus                                                   6,816,170       6,383,157
  Retained earnings                                                           533,135         563,876
  Accumulated other comprehensive income                                       75,034         (86,996)
                                                                         ------------    ------------
           Total shareholders' equity                                       8,156,243       7,557,300
                                                                         ------------    ------------
          Total Liabilities and Shareholders' Equity                     $ 64,656,380    $ 61,664,537
                                                                         ============    ============


           See Accompanying Notes to Consolidated Financial Statements

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                                       Accumulated
                                                             Paid-in                      Other
                                               Common        Capital       Retained    Comprehensive
                                               Stock         Surplus       Earnings       Income         Total
                                            -----------    -----------   -----------    -----------    -----------

 Balance, December 31, 1998                 $   664,097    $ 5,976,873   $   261,911    $     9,123    $ 6,912,004
                                                                                                       -----------
 Comprehensive income:
   Net income                                        --             --       242,395             --        242,395
   Valuation allowance adjustment on
     securities available for sale                   --             --            --       (349,918)      (349,918)
                                                                                                       -----------
        Total comprehensive income (loss)                                                                 (107,523)
                                            -----------    -----------   -----------    -----------    -----------

 Balance, December 31, 1999                     664,097      5,976,873       504,306       (340,795)     6,804,481
                                                                                                       -----------
 Cash dividends - fractional shares                  --             --          (515)            --           (515)
 Stock dividend                                  33,166        406,284      (439,450)            --             --
 Comprehensive income:
   Net income                                        --             --       499,535             --        499,535
   Valuation allowance adjustment on
     securities available for sale                   --             --            --        253,799        253,799
                                                                                                       -----------
        Total comprehensive income                                                                         752,819
                                            -----------    -----------   -----------    -----------    -----------

Balance, December 31, 2000                      697,263      6,383,157       563,876        (86,996)     7,557,300
                                                                                                       -----------
Cash dividends - fractional shares                   --             --        (3,012)            --         (3,012)
Stock dividend                                   34,641        433,013      (467,654)            --             --
Comprehensive income:
   Net income                                        --             --       439,925             --        439,925
   Valuation allowance adjustment on
     securities available for sale                   --             --            --        162,030        162,030
                                                                                                       -----------
        Total comprehensive income                                                                         598,943
                                            -----------    -----------   -----------    -----------    -----------
Balance, December 31, 2001                  $   731,904    $ 6,816,170   $   533,135    $    75,034    $ 8,156,243
                                            ===========    ===========   ===========    ===========    ===========

           See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

                                                                   Years Ended December 31,
                                                             ------------------------------------
                                                                2001         2000         1999
                                                             ----------   ----------   ----------
 Interest Income:
   Interest and fees on loans                                $3,973,008   $3,792,311   $3,134,115
   Interest on securities
     Taxable income                                             426,151      650,165      692,558
     Non-taxable income                                          98,916       99,033       91,835
   Income on federal funds sold                                 105,342       95,359      121,094
   Income on FHLB stock                                          15,181       14,986       10,339
                                                             ----------   ----------   ----------
       Total interest income                                  4,618,598    4,651,854    4,049,941
                                                             ----------   ----------   ----------

 Interest Expense:
   Deposits                                                   2,173,741    2,117,785    1,861,224
   Other interest expense                                         8,311       57,119       11,852
                                                             ----------   ----------   ----------
       Total interest expense                                 2,182,052    2,174,904    1,873,076
                                                             ----------   ----------   ----------
   Net interest income before provision for loan losses       2,436,546    2,476,950    2,176,865
   Less - provision for loan losses                             110,000       78,000       60,000
                                                             ----------   ----------   ----------
       Net interest income after provision for loan losses    2,326,546    2,398,950    2,116,865
                                                             ----------   ----------   ----------

 Other Operating Income:
   Service charges on deposit accounts                          386,785      349,822      297,940
   Other service charges, commissions and fees                   68,135       50,807       57,229
   Other income                                                  31,389       42,823       39,138
                                                             ----------   ----------   ----------
       Total other operating income                             486,309      443,452      394,307
                                                             ----------   ----------   ----------

 Other Operating Expense:
   Salaries                                                     788,020      760,730      737,072
   Employee benefits                                            217,149      201,529      199,941
   Net occupancy expenses                                       185,448      180,004      176,619
   Equipment rental and depreciation of equipment               167,941      193,308      161,405
   Amortization                                                 179,529      179,529      289,379
   Other expenses                                               650,588      619,987      629,286
                                                             ----------   ----------   ----------
       Total other operating expenses                         2,188,675    2,135,087    2,193,702
                                                             ----------   ----------   ----------

 Income Before Income Taxes                                     624,180      707,315      317,470
   Income tax provision                                         184,255      207,780       75,075
                                                             ----------   ----------   ----------
Net Income                                                   $  439,925   $  499,535   $  242,395
                                                             ==========   ==========   ==========

 Earnings per share:
   Basic                                                     $     0.62   $     0.73   $     0.36
                                                             ==========   ==========   ==========
   Diluted                                                   $     0.62   $     0.73   $     0.36
                                                             ==========   ==========   ==========

           See Accompanying Notes to Consolidated Financial Statements

                   CBC HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                       Years Ended December 31,
                                                              -----------------------------------------
                                                                  2001          2000           1999
                                                              -----------    -----------    -----------
Cash Flows from Operating Activities:
 Net income                                                   $   439,925    $   499,535    $   242,395
 Adjustments to reconcile net income to net cash
     provided by operating actitvities:
  Provision for loan losses                                       110,000         78,000         60,000
  Depreciation                                                    163,521        183,445        153,417
  Amortization                                                    179,529        179,529        289,379
  Changes in accrued income and other assets                     (291,951)      (336,400)       108,474
  Changes in accrued expenses and other liabilities               191,956        217,611        (18,446)
                                                              -----------    -----------    -----------
        Net cash provided by operating activities                 792,980        821,720        835,219
                                                              -----------    -----------    -----------
Cash Flows from Investing Activities:
 Net changes in loans made to customers                          (936,486)    (7,931,879)    (1,969,837)
 Purchases of securities available for sale                      (705,397)            --     (4,786,438)
 Proceeds from maturities of securities available for sale      6,317,822        738,908      5,000,883
 Purchase of Federal Home Loan Bank stock                              --        (50,900)      (174,100)
 Purchase of mortgage backed securities                          (795,033)            --             --
 Property and equipment expenditures                              (48,947)      (275,205)       (24,140)
 Purchase of debt securities                                     (200,000)            --             --
                                                              -----------    -----------    -----------
        Net cash provided by (used in) investing activities     3,631,959     (7,519,076)    (1,953,632)
                                                              -----------    -----------    -----------

Cash Flows from Financing Activities:
 Net change in deposits                                         2,437,218      1,077,139      1,967,044
 Principal payment on debt                                             --             --       (111,500)
 Cash dividends paid - fractional shares                           (3,012)          (515)            --
                                                              -----------    -----------    -----------
        Net cash provided by financing activities               2,434,206      1,076,624      1,855,544
                                                              -----------    -----------    -----------
 Net Increase (Decrease) in Cash and Cash Equivalents           6,859,145     (5,620,732)       737,131

 Cash and Cash Equivalents, Beginning of Year                   1,997,107      7,617,839      6,880,708
                                                              -----------    -----------    -----------

 Cash and Cash Equivalents, End of Year                       $ 8,856,252    $ 1,997,107    $ 7,617,839
                                                              ===========    ===========    ===========

           See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

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

      2. Reporting Entity - The Company was incorporated as a Georgia
         ----------------
         corporation on October 15, 1996 for the purpose of acquiring all of the issued and outstanding shares of common stock of the Bank. The Bank provides a variety of financial services to individuals and small businesses through its offices in South Georgia. The Bank offers a full range of commercial and personal loans. The Bank makes loans to individuals for purposes such as home mortgage financing, personal vehicles and various consumer purchases and other personal and family needs. The Bank makes commercial loans to businesses for purposes such as providing equipment and machinery purchases, commercial real estate purchases and working capital. The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

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

         Securities available for sale, primarily debt securities, are recorded at fair value with unrealized gains or losses (net of tax effect) excluded from earnings and reported as a component of shareholders' equity. Securities available for sale will be used as a part of the Company's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.

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

      4. Loans and Interest Income - Loans are stated at the amount of unpaid
         -------------------------
         principal, reduced by net deferred loan fees, unearned discounts and a valuation allowance for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are generally placed on non-accrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. Senior management may grant a waiver from non-accrual status if a past due loan is well secured and in process of collection. A non-accrual loan may be restored to accrual status when all principal and interest amounts contractually due, including payments in arrears, are reasonably assured of repayment within a reasonable period, and there is a sustained period of performance by the borrower in accordance with the contractual terms of the loan. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

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

         The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

         A loan is considered impaired when, based on current information and events, it is probable that a creditor will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans that have been identified as impaired have been measured by the fair value of existing collateral.

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

      8. Intangible Assets - Goodwill is being amortized using the straight-line
         -----------------
         method over fifteen years. The original amount of goodwill was $2,692,939 and has an accumulated amortization at December 31, 2001 of $1,024,812 resulting in an unamortized balance of $1,668,127.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

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

     10. Cash and Cash Equivalents - For purposes of reporting cash flows, cash
         -------------------------
         and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

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

         The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

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

     12. Advertising Costs - It is the policy of the Company to expense
         -----------------
         advertising costs as they are incurred. The Company does not engage in any direct-response, advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2001, 2000, and 1999 were $46,175, $41,655 and $41,658, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

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

         Earnings per common share have been computed based on the following:

                                                               Years Ended December 31,
                                                          -----------------------------------
                                                            2001         2000         1999
                                                          ---------    ---------    ---------
Net income                                                $ 439,925    $ 499,535    $ 242,395
  Less:  Preferred stock dividends                               --           --           --
                                                          ---------    ---------    ---------
  Net income applicable to common stock                   $ 439,925    $ 499,535    $ 242,395
                                                          =========    =========    =========

  Average number of common shares outstanding               714,585      680,680      664,097

  Effect of dilutive options, warrants, etc                      --           --           --
                                                          ---------    ---------    ---------
  Average number of common shares outstanding
    used to calculate diluted earnings per common share     714,585      680,680      664,097
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

         The components of other comprehensive income and related tax effects are as follows:


                                                               Years Ended December 31,
                                                          -----------------------------------
                                                            2001         2000         1999
                                                          ---------    ---------    ---------
Unrealized holding gains (losses) on
  available-for-sale securities                           $ 245,500    $ 384,544    $(530,179)
Less:  Reclassification adjustment for gains
  realized in income                                             --           --           --
                                                          ---------    ---------    ---------
Net unrealized holding gains (losses)                       245,500      384,544     (530,179)
Tax benefit (expense)                                       (83,470)    (130,745)     180,261
                                                          ---------    ---------    ---------
Net-of-tax amount                                         $ 162,030    $ 253,799    $(349,918)
                                                          =========    =========    =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

B. INVESTMENT SECURITIES
   ---------------------

   Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt securities held at December 31, 2001 and 2000. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2001 and 2000.

   The book and market values of securities available for sale were:

                                              Amortized     Unrealized    Unrealized    Estimated
                                                Cost           Gains         Losses    Market Value
                                             -----------   -----------   -----------   ------------
 December 31, 2001:
  Non-mortgage backed debt securities of:
    U.S. Government Agencies                 $ 3,856,110   $    91,483   $        --   $ 3,947,593
    State and Political Subdivisions           2,648,555        12,841            --     2,661,396
    Debt securities                              200,000            --            --       200,000
                                             -----------   -----------   -----------   -----------
       Total non-mortgage backed securities    6,704,665       104,324            --     6,808,989
 Mortgage backed securities                    1,998,365         9,365            --     2,007,730
                                             -----------   -----------   -----------   -----------
          Total                              $ 8,703,030   $   113,689   $        --   $ 8,816,719
                                             ===========   ===========   ===========   ===========

 December 31, 2000:
  Non-mortgage backed debt securities of:
    U.S. Government Agencies                 $ 8,797,703   $        --   $    59,711   $ 8,737,992
    State and Political Subdivisions           2,407,125            --        53,164     2,353,961
    Debt securities                                   --            --            --            --
                                             -----------   -----------   -----------   -----------
       Total non-mortgage backed securities   11,204,828            --       112,875    11,091,953
 Mortgage backed securities                    2,115,594            --        18,936     2,096,658
                                             -----------   -----------   -----------   -----------
          Total                              $13,320,422   $        --   $   131,811   $13,188,611
                                             ===========   ===========   ===========   ===========

   The book and market values of pledged securities were $5,346,379 and $5,455,249 respectively, at December 31, 2001 and $6,805,236 and $6,756,072,
   respectively, at December 31, 2000.

   The amortized cost and estimated market value of debt securities available for sale at December 31, 2001 and 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call prepayment or penalties.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------




                                                   Available for Sale
                                             ---------------------------------
                                                                 Estimated
December 31, 2001                             Amortized Cost    Market Value
                                             ---------------   ---------------
  Non-mortgage backed securities:
    Due in one year or less                  $     1,856,542   $     1,866,648
    Due after one year through five years          3,903,811         4,005,507
    Due after five years through ten years           944,312           936,834
    Due after ten years                                   --                --
                                             ---------------   ---------------

      Total non-mortgage backed securities         6,704,665         6,808,989
  Mortgage backed securities                       1,998,365         2,007,730
                                             ---------------   ---------------
      Total                                  $     8,703,030   $     8,816,719
                                             ===============   ===============


                                                                 Estimated
December 31, 2000                             Amortized Cost    Market Value
                                             ---------------   ---------------
  Non-mortgage backed securities:
    Due in one year or less                  $     2,305,000   $     2,293,547
    Due after one year through five years          7,950,508         7,879,011
    Due after five years through ten years           949,320           919,395
    Due after ten years                                   --                --
                                             ---------------   ---------------

      Total non-mortgage backed securities        11,204,828        11,091,953
  Mortgage backed securities                       2,115,594         2,096,658
                                             ---------------   ---------------

    Total                                    $    13,320,422   $    13,188,611
                                             ===============   ===============

   The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

   At December 31, 2001 and 2000, the Company did not hold investment securities of any single issuer, other than obligations of U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

C. LOANS
   -----

   The following is a summary of the loan portfolio by principal categories at December 31, 2001 and 2000:

                                            2001            2000
                                        ------------    ------------
   Commercial                           $ 13,458,819    $ 13,460,144
   Real estate - Commercial                5,601,808    $  5,569,568
   Real estate - Construction              1,578,148       1,375,154
   Real estate - Mortgage                 14,992,332      14,354,021
   Installment loans to inividuals         7,273,092       7,281,112
                                        ------------    ------------
      Total loans                         42,904,199      42,039,999
   Less:
        Allowance for loan losses           (549,795)       (512,080)
                                        ------------    ------------
            Loans, net                  $ 42,354,404    $ 41,527,919
                                        ============    ============



   Overdrafts included in loans were $49,397 and $83,347 at December 31, 2001 and 2000, respectively.

D. ALLOWANCE FOR LOAN LOSSES
   -------------------------

   A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2001, 2000, and 1999 is as follows:

                                                    2001          2000        1999
                                                  ---------    ---------    ---------
   Beginning Balance                              $ 512,080    $ 450,349    $ 430,078
   Add-Provision for possible loan losses           110,000       78,000       60,000
                                                  ---------    ---------    ---------
        Subtotal                                    622,080      528,349      490,078
                                                  ---------    ---------    ---------
   Less:
     Loans charged off                              116,338       56,585       68,512
     Recoveries on loans previously charged off     (44,053)     (40,316)     (28,783)
                                                  ---------    ---------    ---------
        Net loans charged off                        72,285       16,269       39,729
                                                  ---------    ---------    ---------
   Balance, end of year                           $ 549,795    $ 512,080    $ 450,349
                                                  =========    =========    =========

   Loans on which the accrual of interest has been discontinued or reduced amounted to $63,902 and $17,813 at December 31, 2001 and 2000, respectively. If interest on these loans had been accrued, such income would have approximated $1,354 and $4,606 for 2001 and 2000, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

E. BANK PREMISES AND EQUIPMENT
   ---------------------------

   The following is a summary of asset classifications and depreciable lives for the Bank:

                                                          Useful Lives (Years)          2001              2000
                                                          --------------------      -----------      -----------
        Land                                                                          $ 565,000        $ 565,000
        Banking house and improvements                            8-40                1,263,988        1,227,057
        Equipment, furniture and fixtures                         5-10                  756,100          747,073
        Software and capitalized conversion costs                  3                    218,518          216,914
                                                                                    -----------      -----------
          Total                                                                       2,803,606        2,756,044
        Less - accumulated depreciation                                                (854,854)        (691,375)
                                                                                    -----------      -----------
                Bank premises and equipment, net                                    $ 1,948,752      $ 2,064,669
                                                                                    ===========      ===========

   Depreciation included in operating expenses amounted to $163,521 and $183,445 in 2001 and 2000, respectively.

F. DEPOSITS
   --------

   The aggregate amount of time deposits exceeding $100,000 at December 31, 2001 and 2000 was $9,166,355 and $11,024,723, respectively, and the Bank had deposit liabilities in NOW accounts of $8,821,964 and $8,358,429 at December 31, 2001 and 2000, respectively.

   At December 31, 2001, the scheduled maturities of time deposits are as follows:

         2002                                                $ 26,432,565
         2003                                                   2,973,763
         2004                                                   1,178,577
         2005                                                     460,708
         2006 and thereafter                                      229,487
                                                             ------------

                 Total time deposits                         $ 31,275,100
                                                             ============

G. SHORT-TERM BORROWINGS
   ---------------------

   The Bank had a line of credit for federal funds purchased of $2,000,000 with correspondent institutions as of December 31, 2001. At various times during the year the Bank was advanced funds against these lines, however, at December 31, 2001, there was no outstanding balance.

   The Company's subsidiary had no advances from the Federal Home Loan Bank
   (FHLB) at December 31, 2001 and 2000. Stock in FHLB, with a carrying value of $225,000 at December 31, 2001 was pledged to FHLB as collateral in the event the Subsidiary requests future advances. The Subsidiary is required to maintain a minimum investment in FHLB stock of the greater of 1% of total mortgage assets or .3% of total assets while the advance agreement is in effect.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

H. PROVISION FOR INCOME TAXES
   --------------------------

   The provision for income taxes for the years ended December 31, 2001, 2000 and 1999 were computed as follows:

                                                                   2001          2000          1999
                                                                 ---------     ---------     ---------
   Current tax expense                                           $ 180,909     $ 219,343     $ 100,483
   Deferred tax expense (benefit)                                    3,346       (11,563)      (25,408)
                                                                 ---------     ---------     ---------
     Net income tax expense                                      $ 184,255     $ 207,780     $  75,075
                                                                 =========     =========     =========

   Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense (benefit) and tax expense (benefit) computed at the federal income tax rate are as follows:

                                                                        Years Ended December 31,
                                                                   2001          2000          1999
                                                                 ---------     ---------     ---------
    Tax on pretax income at statutory rate                       $ 212,221     $ 240,487     $ 107,940
    Benefit of graduated tax rates                                      --            --          (876)
    Provision for federal alternative minimum tax                       --            --            --
    Non-deductible business meals and entertainment                    317           327           250
    Non-deductible interest expense to carry tax-exempt income       6,615         6,328         5,781
    Non-deductible social club dues                                    857            --            --
    Tax-exempt income                                              (37,472)      (37,330)      (34,733)
    Effect of deferred tax attributes                                1,717        (2,032)       (3,287)
                                                                 ---------     ---------     ---------
       Total                                                     $ 184,255     $ 207,780     $  75,075
                                                                 =========     =========     =========
    Net effective tax rate                                            29.5%         29.4%         23.6%
                                                                      ====          ====          ====

   The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:


                                                                 2001               2000
                                                               ---------          --------
 Deferred Income Tax Assets:
   Provision for loan losses, net                               $ 44,495          $ 35,197
   Unrealized loss on available for sale securities                   --            44,816
   Organizational costs                                              503             6,233
                                                               ---------          --------
     Total deferred tax asset                                     44,998            86,246
                                                               ---------          --------
 Deferred Income Tax Liabilities:
   Depreciation                                                  (49,188)          (41,772)
   Unrealized gain on available for sale securities              (38,654)               --
                                                               ---------          --------
     Total deferred tax liability                                (87,842)          (41,772)
                                                               ---------          --------

       Net deferred tax asset                                  $ (42,844)         $ 44,474
                                                               =========          ========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

I. EMPLOYEE BENEFIT PLANS
   ----------------------

   The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $2,475, $2,487, and $2,579 for 2001, 2000, and 1999, respectively. The Company made matching contributions of $20,232, $26,671, and $12,452 for the years ended December 31, 2001, 2000, and 1999, respectively.

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

   As of January 1, 2002, the Bank could pay dividends of $235,467 to the Company without regulatory consent pursuant to the foregoing conditions. Dividends paid by the Bank are the primary source of funds available to the Company.

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

                                                    Contract or Notional Amount
                                                    ----------------------------
                                                        2001            2000
                                                    ------------     -----------

    Financial instruments whose contract amounts
      represent credit risk:
    Commitments to extend credit                    $  9,710,693     $ 6,444,837
    Standby letters of credit                            403,700         227,000
                                                    ------------     -----------
         Total                                      $ 10,114,393     $ 6,671,837
                                                    ============     ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. All letters of credit are due within one year of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

L. COMMITMENTS AND CONTINGENCIES
   -----------------------------

   In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

M. RELATED PARTY TRANSACTIONS
   --------------------------

   In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 2001 with respect to such loans to these individuals:

         Balances at December 31, 2000                     $  1,714,615
           New loans                                          2,052,345
           Repayments                                          (794,318)
                                                           ------------
         Balances at December 31, 2001                     $  2,972,642
                                                           ============

   In addition to the above outstanding balances, there are loan commitments of $784,839 available to certain executive officers and directors that were unused as of December 31, 2001.

   The Bank also had deposits from these related parties of approximately $1,394,117 at December 31, 2001.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

N. DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS
   ------------------------------------------------

   Interest and Income Taxes - Cash paid during the year for interest and income
   -------------------------
   taxes was as follows:

                                                                              2001            2000            1999
                                                                           -----------     -----------    -----------
   Interest on deposits and short-term borrowings                          $ 2,217,794     $ 2,149,941    $ 1,870,061
                                                                           ===========     ===========    ===========
   Income taxes, net                                                       $   336,933     $   104,973    $   111,500
                                                                           ===========     ===========    ===========

   Non-cash transactions - Other non-cash transactions relating to investing and
   ---------------------
   financing activities were as follows:


                                                                              2001            2000            1999
                                                                           -----------     -----------    -----------
   Increase (Decrease) in unrealized gain on available
   for sale securities                                                     $   162,030     $   253,799    $ (349,918)
                                                                           ===========     ===========    ===========
   Stock Dividend                                                          $   467,708     $   439,450    $        -
                                                                           ===========     ===========    ===========

O. CREDIT RISK CONCENTRATION
   -------------------------

   The Bank grants agribusiness, commercial and residential loans to its customers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the area's economic stability. The primary trade area for the Bank is generally that area within fifty miles in each direction.

   The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank does not extend credit in excess of the legal lending limit to any single borrower or group of related borrowers.

   The Company's bank subsidiary maintains its cash balances in five financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. There were no uninsured balances as of December 31, 2001.

P. FAIR VALUES OF FINANCIAL INSTRUMENTS
   ------------------------------------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

   The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 2001 and 2000 are as follows:

                                                                            2001                        2000
                                                                  -------------------------   -------------------------
                                                                   Carrying      Estimated     Carrying      Estimated
                                                                    Amount       Fair Value     Amount       Fair Value
                                                                  -----------   -----------   -----------   -----------
   Assets:
     Cash and short-term investments                              $ 8,856,252   $ 8,856,252   $ 1,997,107   $ 1,997,107
     Securities available for sale                                  8,816,719     8,816,719    13,188,611    13,188,611
     Loans                                                         42,904,199    43,423,055    42,039,999    41,953,841
   Liability-
     Deposits                                                      56,134,663    56,318,168    53,697,442    53,613,668
   Unrecognized financial instruments:
     Commitments to extend credit                                   9,710,693     9,710,693     6,444,837     6,444,837
     Standby letters of credit and financial guarantees written       403,700       403,700       227,000       227,000

Q. OPERATING EXPENSES
   ------------------

   Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2001, 2000 and 1999 are:

                                            2001          2000          1999
                                         --------      --------      --------
   Supplies                              $ 58,305      $ 54,118      $ 40,426
   Data processing                         27,592        32,509        86,160

R. REGULATORY MATTERS
   ------------------

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

   The Bank's actual capital amounts and ratios are also presented in the following table:

                                                                Requirement        To Be Well Capitalized
                                                                For Capital        Under Prompt Corrective
                                           Actual            Adequacy Purposes       Action Provisions
                                     ------------------     -------------------    -----------------------
                                        Amount    Ratio        Amount     Ratio        Amount      Ratio
                                     -----------  -----     ------------- -----    --------------  -------
As of December 31, 2001

  Total Risk-Based Capital To
   (Risk Weighted Assets)            $ 6,856,000  15.6%     $ 3,526,400 >  8.0%     $ 4,408,000 >  10.0%
                                                                        -                       -

  Tier I Capital To
   (Risk-Weighted Assets)              6,306,000  14.3%       1,763,200 >  4.0%       2,644,800 >   6.0%
                                                                        -                       -

  Tier I Capital To
   (Average Assets)                    6,306,000   9.9%       2,553,480 >  4.0%       3,191,850 >   5.0%
                                                                        -                       -
As of December 31, 2000

  Total Risk-Based Capital To
   (Risk Weighted Assets)            $ 6,228,000  13.9%     $ 3,579,000 >  8.0%     $ 4,474,000 >  10.0%
                                                                        -                       -

  Tier I Capital To
   (Risk-Weighted Assets)              5,716,000  12.8%       1,790,000 >  4.0%       2,685,000 >   6.0%
                                                                        -                       -

  Tier I Capital To
   (Average Assets)                    5,716,000   9.3%       2,446,000 >  4.0%       3,058,000 >   5.0%
                                                                        -                       -

S. SEGMENT REPORTING
   -----------------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------


T. QUARTERLY DATA - UNAUDITED
   --------------------------


                                               Year Ended December 31
                               --------------------------------------------------------
                                                          2001
                               --------------------------------------------------------
                                 Fourth         Third          Second         First
                                 Quarter        Quarter        Quarter        Quarter
                               -----------    -----------    -----------    -----------
Interest and dividend income   $ 1,065,671    $ 1,151,157    $ 1,181,067    $ 1,220,703
Interest expense                  (487,104)      (538,375)      (559,378)      (597,195)
                               -----------    -----------    -----------    -----------
Net interest income                578,567        612,782        621,689        623,508
Provision for loan losses          (28,500)       (28,500)       (28,500)       (24,500)
                               -----------    -----------    -----------    -----------

Net interest income after
  provision for loan loss          550,067        584,282        593,189        599,008
Noninterest income (charges)       119,882        130,450        116,014        119,963
Noninterest expenses              (545,526)      (539,819)      (555,602)      (547,728)
                               -----------    -----------    -----------    -----------
Income before income taxes         124,423        174,913        153,601        171,243
Provision for income taxes         (34,868)       (53,048)       (42,831)       (53,508)
                               -----------    -----------    -----------    -----------
Net Income                     $    89,555    $   121,865    $   110,770    $   117,735
                               ===========    ===========    ===========    ===========

Earnings per common share:
  Basic                        $      0.12    $      0.17    $      0.16    $      0.17
                               ===========    ===========    ===========    ===========
  Diluted                      $      0.12    $      0.17    $      0.16    $      0.17
                               ===========    ===========    ===========    ===========

                                               Year Ended December 31
                               --------------------------------------------------------
                                                          2001
                               --------------------------------------------------------
                                 Fourth         Third          Second         First
                                 Quarter        Quarter        Quarter        Quarter
                               -----------    -----------    -----------    -----------
Interest and dividend income   $ 1,242,365    $ 1,223,139    $ 1,122,742    $ 1,063,608
Interest expense                  (605,349)      (589,077)      (512,142)      (468,336)
                               -----------    -----------    -----------    -----------

Net interest income                637,016        634,062        610,600        595,272
Provision for loan losses          (19,500)       (19,500)       (19,500)       (19,500)
                               -----------    -----------    -----------    -----------

Net interest income after
  provision for loan loss          617,516        614,562        591,100        575,772
Noninterest income (charges)       114,099        111,941        111,449        105,963
Noninterest expenses              (529,873)      (524,051)      (545,470)      (535,693)
                               -----------    -----------    -----------    -----------

Income before income taxes         201,742        202,452        157,079        146,042
Provision for income taxes         (58,822)       (60,918)       (45,183)       (42,857)
                               -----------    -----------    -----------    -----------
Net Income                     $   142,920    $   141,534    $   111,896    $   103,185
                               ===========    ===========    ===========    ===========

Earnings per common share:
  Basic                        $      0.16    $      0.24    $      0.17    $      0.16
                               ===========    ===========    ===========    ===========
  Diluted                      $      0.16    $      0.24    $      0.17    $      0.16
                               ===========    ===========    ===========    ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

U. CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
   ----------------------------------------------------

   Condensed parent company financial information on CBC Holding Company at December 31, 2001 and 2000 is as follows:

BALANCE SHEETS                                                        As of December 31,
                                                                  --------------------------
                                                                     2001           2000
                                                                  -----------    -----------
 Assets
   Cash in subsidiary                                             $   102,957    $    77,773
   Investment in subsidiary, at equity in underlying net assets     8,050,425      7,477,459
   Accrued income and other assets                                     39,174        119,422
                                                                  -----------    -----------
           Total Assets                                           $ 8,192,556    $ 7,674,654
                                                                  ===========    ===========
 Liabilities
   Accrued expenses and other liabilities                         $    36,313    $   117,354
                                                                  -----------    -----------
 Shareholders' Equity
   Common stock, $1 par value; authorized  10,000,000 shares, issued and outstanding 731,904 and 697,263 in 2001 and
   2000, respectively                                                 731,904        697,263
 Additional paid-in surplus                                         6,816,170      6,383,157
 Retained earnings                                                    533,135        563,876
 Accumulated other conprehensive income                                75,034        (86,996)
                                                                  -----------    -----------
   Total shareholders' equity                                       8,156,243      7,557,300
                                                                  -----------    -----------
           Total Liabilities and Shareholders' Equity             $ 8,192,556    $ 7,674,654
                                                                  ===========    ===========

STATEMENTS OF INCOME AND RETAINED EARNINGS                         Years Ended December 31,
                                                                  --------------------------
                                                                     2001           2000
                                                                  -----------    -----------
 Revenues:
   Dividend from subsidiary                                       $    60,000    $        --
                                                                  -----------    -----------
 Expenses:
   Other                                                               47,774         40,002
                                                                  -----------    -----------
 Income (Loss) Before Taxes and Equity Income of Subsidiary            12,226        (40,002)

   Add - Benefit of income taxes                                       16,765         13,551
                                                                  -----------    -----------
 Income (Loss) Before Equity Income of Subsidiary                      28,991        (26,451)
   Equity in undistributed income of subsidiary                       410,934        525,986
                                                                  -----------    -----------
 Net Income                                                           439,925        499,535
 Retained Earnings, Beginning                                         563,876        504,306
   Stock and cash dividends                                          (470,666)      (439,965)
                                                                  -----------    -----------
 Retained Earnings, Ending                                        $   533,135    $   563,876
                                                                  ===========    ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS                                    For The Years Ended December 31,
                                                            --------------------------------
                                                                  2001            2000
                                                            --------------    --------------
Cash flows from operating activities:
  Net income                                                $      439,925    $      499,535
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Equity in undistributed income of subsidiary                    (410,934)         (525,986)
  Net change in operating assets and liabilities:
    Accrued income and other assets                               (156,027)         (110,464)
    Accrued expenses and other liabilities                         155,232           116,372
                                                            --------------    --------------
      Net cash provided by (used in) operating activities           28,196           (20,543)
                                                            --------------    --------------

Cash flows used in financing activities:
  Cash dividends paid                                               (3,012)             (515)
                                                            --------------    --------------
Net increase (decrease) in cash and cash equivalents                25,184           (21,058)
Cash and cash equivalents at beginning of year                      77,773            98,831
                                                            --------------    --------------
Cash and cash equivalents at end of year                    $      102,957    $       77,773
                                                            ==============    ==============

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

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

FINANCIAL CONDITION
-------------------

The Company's total assets of $64,656,380 at December 31, 2001 are an increase of 4.9% from $61,664,537 at December 31, 2000. Average total assets for the year ended December 31, 2001 increased 4.9% to $63,239,633 from $60,308,229 for the year ended December 31, 2000. At December 31, 2001, total deposits had increased 4.5% to $56,134,663 from $53,697,442 at December 31, 2000. Total loans had grown 2.1% to $42,904,199 from $42,039,999 at December 31, 2000. This represented a loan to deposit ratio at December 31, 2001 of 76.4% compared to 78.3% at December 31, 2000. Based on average loans of $44,010,183 and average deposits of $54,915,704 for the year ended December 31, 2001, the average loan to deposit ratio was 80.1%. Earning assets represented approximately 90.4% and 90.1% of total assets at December 31, 2001 and 2000, respectively.

Capital

At December 31, 2001 and 2000, the Bank's capital position was well in excess of FDIC guidelines to meet the definition of "well-capitalized". Based on the level of the Bank's risk-weighted assets at December 31, 2001 and 2000, the Bank had $2.4 million and $1.8 million, respectively, more capital than necessary to satisfy the "well-capitalized" criteria. The Bank's capital adequacy is monitored quarterly by the Bank's Asset/Liability Committee, as assets and liabilities grow, mix and pricing strategies are developed.

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

Liquidity

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans. At December 31, 2001, the securities available for sale, exclusive of unrealized gains and losses, had decreased from $13,320,422 at December 31, 2000 to $8,703,030, a decrease of $4,617,392 or
34.7%. The Bank had no securities classified as held to maturity as of December 31, 2001 and 2000. Federal funds sold had increased $6,253,000 to $6,473,000 at December 31, 2001, up from $220,000 at December 31, 2000. This increase is primarily due to a 34.7% decrease in investments resulting from calls and maturities and a 4.5% increase in total deposits.

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

Net Income

For the years ended December 31, 2001 and 2000, the Company had net income of $439,925 ($0.62 per share) and $499,535 ($0.73 per share), respectively. This decrease was primarily attributable to the Company's decrease in investment interest of $224,131 from $749,198 for the year ended December 31, 2000 to $525,067 for the year ended December 31, 2001. This investment income decrease was due to calls and maturities of investments mentioned above.

The following table shows the related results of operations ratios for Assets and Equity for the years ended December 31, 2001 and 2000:


                                                  (Dollars in Thousands)
                                                    2001          2000
                                                 ----------    ----------
Interest Income                                      4,619         4,652
Interest Expense                                     2,182         2,175
Net Interest Income                                  2,436         2,477
Provision for Loan Losses                              110            78
Net Earnings                                           440           500
Net Earnings Per Share                                0.62          0.73
Total Average Stockholder's Equity                   7,818         6,965
Total Average Assets                                63,240        60,308
Return on average assets                              0.70%         0.83%
Return on average equity                              5.63%         7.18%
Average equity to average asset ratio                12.36%        11.55%

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

Interest Income / Interest Expense

For the period ended December 31, 2001, interest income from loans and investments, including loan fees of $163,256, was $4,618,598 representing a yield of 8.02% on average earning assets of $57,589,990. Interest expense was $2,182,052, representing a cost of 4.52% on average interest bearing liabilities of $48,325,040. Net interest income was $2,436,546 producing a net yield of 4.23% on average earning assets.

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

Asset Quality

The provision for loan losses for the years ended December 31, 2001 and 2000 was $110,000 and $78,000, respectively. Total loan charge-offs were $116,338 and $56,509 for the years ended December 31, 2001 and 2000, respectively, and were related to the Bank's consumer loan portfolio. At December 31, 2001 and 2000, the Bank had loans past due 90 days or more of $272,000 and $39,000, respectively. At December 31, 2001 and 2000, the Bank had non-accrual loans of $63,902 and $17,813, respectively. The allowance for loan losses at December 31, 2001 and 2000 was $549,795 and $512,080, respectively. This represents 1.28% and 1.22% of total loans at December 31, 2001 and 2000, respectively.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

Non-Interest Income

Non-interest income excluding gains on sales of investments for the years ended December 31, 2001 and 2000 was $486,309 and $443,452, respectively. This consisted primarily of service charges on deposit accounts, which were $386,785 and $349,822 for the years ended December 31, 2001 and 2000, respectively. Service charges on deposit accounts are evaluated against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base.

Non-Interest Expense

Non-interest expense for the years ended December 31, 2001 and 2000 was $2,188,675 and $2,135,087, respectively. This consisted primarily of salaries and benefits, which were $1,005,169 and $962,259 for the years ended December 31, 2001 and 2000, respectively. Other major expenses included in non-interest expense for the year ended December 31, 2001 included amortization of $179,529, supplies of $58,305 and data processing of $27,592. Other major expenses included in non-interest expense for the year ended December 31, 2000 included amortization of $179,529, supplies of $54,118 and data processing of $32,509.

INTEREST RATE SENSITIVITY

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

The Bank's interest rate sensitivity position at December 31, 2001 is set forth in the table below:


                                                    0-90         91-180        181-365      Over 1 Year
                                                    Days          Days           Days       thru 5 Years
                                                 -----------   -----------    -----------   ------------
Interest Rate Sensitive Assets:
  Loans                                          $ 7,355,308   $ 2,427,416    $ 4,759,523    $16,190,078
  Securities                                       2,112,798       500,000             --      2,286,399
  FHLB Stock                                         225,000            --             --             --
  Federal Funds Sold                               6,476,000            --             --             --
                                                 -----------   -----------    -----------    -----------
     Total Interest Rate Sensitive Assets        $16,169,106   $ 2,927,416    $ 4,759,523    $18,476,477
                                                 -----------   -----------    -----------    -----------
Interest Rate Sensitive Liabilities:
  Interest Bearing Demand Deposits               $        --   $        --    $        --    $        --
  Savings and Money Market Deposits                5,500,915            --             --             --
  Time Deposits                                   10,482,781     6,914,443      8,791,366      5,086,510
                                                 -----------   -----------    -----------    -----------
     Total Interest Rate Sensitive Liabilities   $15,983,696   $ 6,914,443    $ 8,791,366    $ 5,086,510
                                                 -----------   -----------    -----------    -----------
Interest Rate Sensitivity GAP                    $   185,410   $(3,987,027)   $(4,031,843)   $13,389,967
                                                 -----------   -----------    -----------    -----------
Cumulative Interest Rate Sensitivity GAP         $   185,410   $(3,801,617)   $(7,833,460)   $ 5,556,507
                                                 -----------   -----------    -----------    -----------
Cumulative GAP as a % of total assets
     at December 31, 2001                              0.31%        -6.38%         -13.15%          9.33%
                                                       ----          ----           -----           ----
Cumulative GAP as a % of total assets
     at December 31, 2000                              3.65%        -0.42%          -7.94%         25.73%
                                                       ----          ----           -----           ----

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

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

The Bank has established an asset/liability committee which monitors the Bank's interest rate sensitivity and makes recommendations to the board of directors for actions that need to be taken to maintain a targeted gap range of plus or minus 10%. An analysis is made of the Bank's current cumulative gap each month by management and presented to the board quarterly for a detailed review.

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

At December 31, 2001, the above gap analysis indicates a negative cumulative gap position thru the one-year time interval of $7,833,460. A negative gap position indicates that the Company's rate sensitive liabilities will reprice faster than its rate sensitive assets, with 64.4% of rate sensitive liabilities and 50.9% of rate sensitive assets repricing within one year. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short- term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates.

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

Robert E. Sherrell, Attorney, Jay, Sherrell & Smith

John Edward Smith, III, Attorney, Jay, Sherrell & Smith

Charles A. Clark, Sr., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

Wyndall L. Walters, President - Fitzgerald Ford, Lincoln, Mercury


Shareholders may obtain, without charge, a copy of CBC Holding Company 2001 Annual Report to the Securities and Exchange Commission on Form 10-KSB. Written requests should be addressed to George M. Ray, President, CBC Holding Company, 102 West Roanoke Drive, Fitzgerald, Georgia 31750.