Form 10KSB, Exhibit 13
period 2002-12-31
CBC HOLDING CO
filed 2003-03-28
CIK 1038359

EXHIBIT 13.1


                       2002 ANNUAL REPORT TO SHAREHOLDERS




                               CBC HOLDING COMPANY
                                  AND SUBSIDIARY
                                  ANNUAL REPORT
                          YEAR ENDED DECEMBER 31, 2002

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================


                                TABLE OF CONTENTS
                                -----------------


                                                                        Page
                                                                        ----
INDEPENDENT AUDITORS' REPORT  . . . . . . . . . . . . . . . . . . . . .    1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . .    2

  Consolidated Statements of Changes in Shareholders' Equity. . . . . .    3

  Consolidated Statements of Income . . . . . . . . . . . . . . . . . .    4

  Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . .    5

  Notes to Consolidated Financial Statements. . . . . . . . . . . . . .    6

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . . . .  26

     CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

     The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 16, 2003 there were 638 holders of record of the Company's Common Stock. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized.

     This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

[GRAPHIC OMITTED]

THIGPEN, JONES, SEATON & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS                         Robert E. Thigpen, Jr., CPA
BUSINESS CONSULTANTS                                 Scotty C. Jones, CPA
                                                     Frank W. Seaton, Jr., CPA
                                                     Tracy G. Smith, CPA
                                                     Grayson Dent, CPA
1004 Hillcrest Parkway  P.O. Box 400  Dublin, Georgia 31040-0400
Tel 478-272-2030  Fax 478-272-3318  E-mail tjs@tjscpa.com





                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Board of Directors
CBC Holding Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ THIGPEN, JONES, SEATON & CO., PC



January 16, 2003
Dublin, Georgia



   Members of AICPA Division for CPA Firms - SEC and Private Companies Practice
                                    Sections

                       CBC HOLDING COMPANY AND SUBSIDIARY
                          Consolidated Balance Sheets

=======================================================================================

                                                                 As of December 31,
                                                             --------------------------
ASSETS                                                           2002          2001
                                                             ------------  ------------
Cash and due from banks                                      $ 2,595,922   $ 2,383,252
Federal funds sold                                             8,278,000     6,473,000
                                                             ------------  ------------
   Total cash and cash equivalents                            10,873,922     8,856,252
                                                             ------------  ------------

Securities available for sale, at fair value                   6,234,173     8,816,719
Securities held to maturity, at cost (fair market value        2,500,128             -
    approximates $2,506,653 at December 31, 2002)
Federal Home Loan Bank stock, restricted, at cost                225,000       225,000

Loans, net of unearned income                                 49,907,460    42,904,199
Less - allowance for loan losses                                (606,601)     (549,795)
                                                             ------------  ------------
   Loans, net                                                 49,300,859    42,354,404
                                                             ------------  ------------

Bank premises and equipment, net                               1,870,904     1,948,752
Intangible assets, net of amortization                         1,668,127     1,668,127
Accrued interest receivable                                      563,197       586,894
Other assets                                                      68,247       200,232
                                                             ------------  ------------
   TOTAL ASSETS                                              $73,304,557   $64,656,380
                                                             ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                      $ 8,197,101   $ 6,943,413
   Interest bearing                                           55,895,067    49,191,250
                                                             ------------  ------------
    Total deposits                                            64,092,168    56,134,663

Accrued interest payable                                         145,407       198,717
Accrued expenses and other liabilities                           213,238       166,757
                                                             ------------  ------------
    Total liabilities                                         64,450,813    56,500,137
                                                             ------------  ------------

Shareholders' Equity:
  Common stock, $1 par value, authorized 10,000,000 shares,
    issued and outstanding 731,904 in 2002 and 2001              731,904       731,904
  Paid-in capital surplus                                      6,816,170     6,816,170
  Retained earnings                                            1,179,008       533,135
  Accumulated other comprehensive income                         126,662        75,034
                                                             ------------  ------------
    Total shareholders' equity                                 8,853,744     8,156,243
                                                             ------------  ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $73,304,557   $64,656,380
                                                             ============  ============


          See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

=======================================================================================================

                                                                             ACCUMULATED
                                                   PAID-IN                      OTHER
                                         COMMON    CAPITAL     RETAINED     COMPREHENSIVE
                                         STOCK     SURPLUS     EARNINGS        INCOME          TOTAL
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 1999              $664,097  $5,976,873  $  504,306   $     (340,795)  $6,804,481
                                                                                            -----------
   Cash dividends - fractional shares          -           -        (515)               -         (515)
   Stock dividend                         33,166     406,284    (439,450)               -            -
 Comprehensive income:
   Net Income                                  -           -     499,535                -      499,535
   Valuation allowance adjustment on
    securities available for sale              -           -           -          253,799      253,799
                                                                                            -----------
     Total comprehensive income                                                                752,819
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2000               697,263   6,383,157     563,876          (86,996)   7,557,300
                                                                                            -----------

   Cash dividends - fractional shares          -           -      (3,012)               -       (3,012)
   Stock dividend                         34,641     433,013    (467,654)               -            -
 Comprehensive income:
   Net Income                                  -           -     439,925                -      439,925
   Valuation allowance adjustment on
    securities available for sale              -           -           -          162,030      162,030
                                                                                            -----------
     Total comprehensive income                                                                598,943
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2001               731,904   6,816,170     533,135           75,034    8,156,243
                                                                                            -----------

Comprehensive income:
   Net Income                                  -           -     645,873                -      645,873
   Valuation allowance adjustment on
    securities available for sale              -           -           -           51,628       51,628
                                                                                            -----------
     Total comprehensive income                                                                697,501
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2002              $731,904  $6,816,170  $1,179,008   $      126,662   $8,853,744
                                        ========  ==========  ===========  ===============  ===========


          See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

================================================================================================

                                                                Years Ended December 31,
                                                           -------------------------------------
                                                              2002         2001         2000
                                                           -----------  -----------  -----------
INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans                               $3,577,343   $3,973,008   $3,792,311
  Interest on securities:
    Taxable income                                            277,148      426,151      650,165
    Non-taxable income                                        104,243       98,916       99,033
  Income on federal funds sold                                 96,153      105,342       95,359
  Other interest income                                        30,056       15,181       14,986
                                                           -----------  -----------  -----------
    Total interest and dividend income                      4,084,943    4,618,598    4,651,854
                                                           -----------  -----------  -----------

INTEREST EXPENSE:
  Deposits                                                  1,530,891    2,173,741    2,117,785
  Other interest expense                                            -        8,311       57,119
                                                           -----------  -----------  -----------
     Total interest expense                                 1,530,891    2,182,052    2,174,904
                                                           -----------  -----------  -----------

  Net interest income before provision for loan losses      2,554,052    2,436,546    2,476,950
  Less - provision for loan losses                           (150,000)    (110,000)     (78,000)
                                                           -----------  -----------  -----------
     Net interest income after provision for loan losses    2,404,052    2,326,546    2,398,950
                                                           -----------  -----------  -----------

NONINTEREST INCOME:
  Service charges on deposit accounts                         455,435      386,785      349,822
  Other service charges, commissions and fees                  83,172       68,135       50,807
  Gain (loss) on sale / calls of investment securities          1,311            -            -
  Other income                                                 35,857       31,389       42,823
                                                           -----------  -----------  -----------
    Total noninterest income                                  575,775      486,309      443,452
                                                           -----------  -----------  -----------

NONINTEREST EXPENSE:

  Salaries                                                    786,658      788,020      760,730
  Employee benefits                                           232,898      217,149      201,529
  Net occupancy expense                                       188,473      185,448      180,004
  Equipment rental and depreciation of equipment              169,609      167,941      193,308
  Amortization                                                      -      179,529      179,529
  Other expenses                                              688,360      650,588      619,987
                                                           -----------  -----------  -----------
    Total noninterest expense                               2,065,998    2,188,675    2,135,087
                                                           -----------  -----------  -----------

INCOME BEFORE INCOME TAXES                                    913,829      624,180      707,315
  Less - provision for income taxes                           267,956      184,255      207,780
                                                           -----------  -----------  -----------
NET INCOME                                                 $  645,873   $  439,925   $  499,535
                                                           ===========  ===========  ===========

EARNINGS PER SHARE:
   Basic                                                   $     0.88   $     0.60   $     0.73
                                                           ===========  ===========  ===========
   Diluted                                                 $     0.88   $     0.60   $     0.73
                                                           ===========  ===========  ===========


          See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

========================================================================================================
                                                                         Years Ended December 31,
                                                                 ---------------------------------------
                                                                     2002         2001          2000
                                                                 ------------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                       $   645,873   $  439,925   $   499,535
  Adjustments to reconcile net income to net
     cash provided by operating activities:
   Provision for loan losses                                         150,000      110,000        78,000
   Depreciation                                                      165,278      163,521       183,445
   Amortization                                                            -      179,529       179,529
   Gains on sales / calls of investment securities                    (1,311)           -             -
   Changes in accrued income and other assets                        154,371     (291,951)     (336,400)
   Changes in accrued expenses and other liabilities                 (32,114)     191,956       217,611
                                                                 ------------  -----------  ------------
     Net cash provided by operating activities                     1,082,097      792,980       821,720
                                                                 ------------  -----------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans to customers                                (7,096,455)    (936,486)   (7,931,879)
  Purchase of available for sale securities                                -     (705,397)            -
  Proceeds from maturities/calls of available for sale securities  2,675,979    6,317,822       738,908
  Purchase of mortgage backed securities                                   -     (795,033)            -
  Purchase of held to maturity securities                         (3,014,026)           -             -
  Proceeds from calls held to maturity securities                    500,000            -             -
  Purchase of Federal Home Loan Bank stock                                 -            -       (50,900)
  Property and equipment expenditures                                (87,430)     (48,947)     (275,205)
  Purchase of debt securities                                              -     (200,000)            -
                                                                 ------------  -----------  ------------
     Net cash provided by (used in) investing activities          (7,021,932)   3,631,959    (7,519,076)
                                                                 ------------  -----------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                           7,957,505    2,437,218     1,077,139
  Cash dividends paid - fractional shares                                  -       (3,012)         (515)
                                                                 ------------  -----------  ------------
     Net cash provided by financing activities                     7,957,505    2,434,206     1,076,624
                                                                 ------------  -----------  ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                          2,017,670    6,859,145    (5,620,732)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       8,856,252    1,997,107     7,617,839
                                                                 ------------  -----------  ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                           $10,873,922   $8,856,252   $ 1,997,107
                                                                 ============  ===========  ============


          See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

A.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------

     1.   PRINCIPLES  OF  CONSOLIDATION  - The consolidated financial statements
          -----------------------------
          include the accounts of CBC Holding Company (the "Company") and its wholly owned subsidiary, Community Banking Company of Fitzgerald (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

     2.   REPORTING  ENTITY  -  The  Company  was  incorporated  as  a  Georgia
          -----------------
          corporation on October 15, 1996 for the purpose of acquiring all of the issued and outstanding shares of common stock of the Bank. The Bank provides a variety of financial services to individuals and small businesses through its offices in South Georgia. The Bank offers a full range of commercial and personal loans. The Bank makes loans to individuals for purposes such as home mortgage financing, personal vehicles and various consumer purchases and other personal and family needs. The Bank makes commercial loans to businesses for purposes such as providing equipment and machinery purchases, commercial real estate purchases and working capital. The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

          The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

     3.   SECURITIES- The classification of securities is determined at the date
          ----------
          of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis.

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

     4.   LOANS  AND  INTEREST INCOME - Loans are stated at the amount of unpaid
          ---------------------------
          principal, reduced by net deferred loan fees, unearned discounts and a valuation allowance for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are generally placed on non-accrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. Senior management may grant a waiver from non-accrual status if a past due loan is well secured and in process of collection. A non-accrual loan may be restored to accrual status when all principal and interest amounts contractually due, including payments in arrears, are reasonably assured of repayment within a reasonable period, and there is a sustained period of performance by the borrower in accordance with the contractual terms of the loan. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

     5.   ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is available
          -------------------------
          to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses.

          The allowance for loan losses is maintained at a level, which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

          A loan is considered impaired when, based on current information and events, it is probable that a creditor will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans, which have been identified as impaired, have been measured by the fair value of existing collateral.

          Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

     6.   PREMISES  AND  EQUIPMENT  - Premises and equipment are stated at cost,
          ------------------------
          less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

     7.   OTHER  REAL  ESTATE  OWNED  -  Other  real  estate  owned,  acquired
          --------------------------
          principally through foreclosure, is stated at the lower of cost or net realizable value. Loan losses incurred in the acquisition of these properties are charged against the allowance for possible loan losses at the time of foreclosure. Subsequent write-downs of other real estate owned are charged against the current period's expense.

     8.   INTANGIBLE  ASSETS  -  Prior to 2002, goodwill was amortized using the
          ------------------
          straight-line method over fifteen years. The original amount of goodwill was $2,692,939 and has an accumulated amortization at December 31, 2002 and 2001 of $1,024,812, resulting in an unamortized balance of $1,668,127. Amortization charged to operations for December 31, 2002, 2001 and 2000 was $-0-, $179,529 and $179,529, respectively.
          Financial Accounting Standard 142 became effective for the year ending December 31, 2002. Under this Standard, goodwill with an indefinite life is not amortized, but evaluated annually for impairment and to

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

          determine if its life is still indefinite. At December 31, 2002, this asset had no impairment and still had an indefinite life; accordingly, no amortization is recorded for the year.

     9.   INCOME TAXES - The Company reports income under Statement of Financial
          ------------
          Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

          The Company and the Bank file a consolidated income tax return. The Bank computes its income tax expense as if it filed an individual return except that it does not receive any portion of the surtax allocation. Any benefits or disadvantages of the consolidation are absorbed by the parent company. The Bank pays its allocation of federal income taxes to the parent company or receives payment from the parent company to the extent that tax benefits are realized.

     10.  CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash
          -------------------------
          and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     11.  USE  OF  ESTIMATES  -  The  preparation  of  financial  statements  in
          ------------------
          conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

     12.  ADVERTISING  COSTS  -  It  is  the  policy  of  the Company to expense
          ------------------
          advertising costs as they are incurred. The Company does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2002, 2001 and 2000 were $42,989, $46,175 and $41,655, respectively.

     13.  EARNINGS PER COMMON SHARE - Basic earnings per share represents income
          -------------------------
          available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

          earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

          Earnings  per  common share have been computed based on the following:

                                                           Years Ended December 31,
                                                         ----------------------------
                                                           2002      2001      2000
                                                         --------  --------  --------
Net income                                               $645,873  $439,925  $499,535
  Less:  Preferred stock dividends                              -         -         -
                                                         --------  --------  --------
  Net income applicable to common stock                  $645,873  $439,925  $499,535
                                                         ========  ========  ========
  Average number of common shares outstanding             731,904   731,904   680,680
  Effect of dilutive options, warrants, etc.                    -         -         -
                                                         --------  --------  --------
  Average number of common shares outstanding
   used to calculate diluted earnings per common share    731,904   731,904   680,680
                                                         ========  ========  ========

     14.  COMPREHENSIVE  INCOME  -  The  Corporation  adopted  SFAS  No.  130,
          ---------------------
          "Reporting Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity.

          The components of other comprehensive income and related tax effects are as follows:

                                                             Years Ended December 31,
                                                        --------------------------------
                                                          2002       2001        2000
                                                        ---------  ---------  ----------
Unrealized holding gains (losses) on
  available-for-sale securities                         $ 79,535   $245,500   $ 384,544
Less:  Reclassification adjustment for (gains) losses
  realized in income                                      (1,311)         -           -
                                                        ---------  ---------  ----------
Net unrealized gains (losses)                             78,224    245,500     384,544
Tax effect                                               (26,596)   (83,470)   (130,745)
                                                        ---------  ---------  ----------
Net -of-tax amount                                      $ 51,628   $162,030   $ 253,799
                                                        =========  =========  ==========

B.   INVESTMENT SECURITIES
     ---------------------

     Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt and equity securities held at December 31, 2002 and 2001. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2002 and 2001.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

     The book and market values of securities AVAILABLE FOR SALE were:

                                                 AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                    COST        GAINS        LOSSES     MARKET VALUE
                                                 ----------  -----------  ------------  -------------
DECEMBER 31, 2002
 Non-mortgage backed debt securities of :
   U.S. Agencies                                 $1,999,683  $    64,230  $         -   $   2,063,913
   State and Political subdivisions               2,635,502       93,514            -       2,729,016
   Other investments                                200,000            -            -         200,000
                                                 ----------  -----------  ------------  -------------
    Total non-mortgage backed debt securities     4,835,185      157,744            -       4,992,929
 Mortgage backed securities                       1,207,076       34,204          (36)      1,241,244
                                                 ----------  -----------  ------------  -------------
       Total                                     $6,042,261  $   191,948  $       (36)  $   6,234,173
                                                 ==========  ===========  ============  =============

DECEMBER 31, 2001
 Non-mortgage backed debt securities of :
   U.S. Agencies                                 $3,856,110  $    91,483  $         -   $   3,947,593
   State and Political subdivisions               2,648,555       12,841            -       2,661,396
   Other investments                                200,000            -            -         200,000
                                                 ----------  -----------  ------------  -------------
    Total non-mortgage backed debt securities     6,704,665      104,324            -       6,808,989
 Mortgage backed securities                       1,998,365        9,365            -       2,007,730
                                                 ----------  -----------  ------------  -------------
       Total                                     $8,703,030  $   113,689  $         -   $   8,816,719
                                                 ==========  ===========  ============  =============

     The book and market values of securities HELD TO MATURITY were:

                                           AMORTIZED   UNREALIZED   UNREALIZED     ESTIMATED
                                              COST        GAINS       LOSSES     MARKET VALUE
                                           ----------  -----------  -----------  -------------
DECEMBER 31, 2002
  Non-mortgage backed debt securities of:
    U.S. Agencies                          $2,500,128  $     6,525  $         -  $   2,506,653
                                           ==========  ===========  ===========  =============

DECEMBER 31, 2001
  Non-mortgage backed debt securities of:
    U.S. Agencies                          $        -  $         -  $         -  $           -
                                           ==========  ===========  ===========  =============

The book and market values of pledged securities were $6,125,969 and $6,260,246 at December 31, 2002, respectively and $5,346,379 and $5,455,249 at December 31, 2001, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

The amortized cost and estimated market value of debt securities held to maturity and available for sale at December 31, 2002 and 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                     AVAILABLE FOR SALE
                                               ------------------------------
                                                                  Estimated
DECEMBER 31, 2002                              Amortized Cost   Market Value
                                               ---------------  -------------
  Non-mortgage backed securities:
   Due in one year or less                     $     1,251,279  $   1,291,966
   Due after one year through five years             1,916,136      1,990,827
   Due after five years through ten years              788,543        817,876
   Due after ten years                                 879,227        892,260
                                               ---------------  -------------
     Total non-mortgage backed securities            4,835,185      4,992,929
  Mortgage backed securities                         1,207,076      1,241,244
                                               ---------------  -------------
     Total                                     $     6,042,261  $   6,234,173
                                               ===============  =============

                                                                 Estimated
DECEMBER 31, 2001                              Amortized Cost   Market Value
                                               ---------------  -------------
  Non-mortgage backed securities:
   Due in one year or less                     $     1,856,542  $   1,866,648
   Due after one year through five years             3,903,811      4,005,507
   Due after five years through ten years              944,312        936,834
   Due after ten years                                       -              -
                                               ---------------  -------------
     Total non-mortgage backed securities            6,704,665      6,808,989
  Mortgage backed securities                         1,998,365      2,007,730
                                               ---------------  -------------
     Total                                     $     8,703,030  $   8,816,719
                                               ===============  =============

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

                                                        HELD TO MATURITY
                                                ------------------------------
                                                                   Estimated
DECEMBER 31, 2002                               Amortized Cost   Market Value
                                                ---------------  -------------
 Non-mortgage backed securities:
   Due in one year or less                      $             -  $           -
   Due after one year through five years              2,500,128      2,506,653
   Due after five years through ten years                     -              -
   Due after ten years                                        -              -
                                                ---------------  -------------
    Total non-mortgage backed securities              2,500,128      2,506,653
Mortgage backed securities                                    -              -
                                                ---------------  -------------
    Total                                       $     2,500,128  $   2,506,653
                                                ===============  =============
                                                                   Estimated
DECEMBER 31, 2001                               Amortized Cost   Market Value
                                                ---------------  -------------
 Non-mortgage backed securities:
   Due in one year or less                      $             -  $           -
   Due after one year through five years                      -              -
   Due after five years through ten years                     -              -
   Due after ten years                                        -              -
                                                ---------------  -------------
    Total non-mortgage backed securities                      -              -
 Mortgage backed securities                                   -              -
                                                ---------------  -------------
    Total                                       $             -  $           -
                                                ===============  =============

The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

At December 31, 2002 and 2001, the Company did not hold investment securities of any single issuer, other than obligations of the U. S. Treasury and other U. S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

C.   LOANS
     -----

     The following is a summary of the loan portfolio by principal categories at December 31, 2002 and 2001:

                                         LOAN PORTFOLIO
                                  --------------------------
                                      2002          2001
                                  ------------  ------------
Commercial                        $18,895,610   $13,458,819
Real estate - Commercial            4,675,258     5,601,808
Real estate - Construction          1,624,138     1,578,148
Real estate - Mortgage             16,312,072    14,992,332
Installment loans to individuals    8,400,382     7,273,092
                                  ------------  ------------
  Total Loans                      49,907,460    42,904,199
Less:
  Allowance for loan losses          (606,601)     (549,795)
                                  ------------  ------------
   Loans, net                     $49,300,859   $42,354,404
                                  ============  ============

     Overdrafts included in loans were $96,220 and $49,397 at December 31, 2002 and 2001, respectively.

D.   ALLOWANCE  FOR  LOAN  LOSSES
     ----------------------------

     A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                               2002       2001       2000
                                             ---------  ---------  ---------
 Beginning Balance                           $549,795   $512,080   $450,349
 Add - Provision for possible loan losses     150,000    110,000     78,000
                                             ---------  ---------  ---------
  Subtotal                                    699,795    622,080    528,349
                                             ---------  ---------  ---------
 Less:
  Loans charged off                           109,503    116,338     56,585
  Recoveries on loans previously charged off  (16,309)   (44,053)   (40,316)
                                             ---------  ---------  ---------
    Net loans charged off                      93,194     72,285     16,269
                                             ---------  ---------  ---------
 Balance, end of year                        $606,601   $549,795   $512,080
                                             =========  =========  =========


Loans on which the accrual of interest has been discontinued or reduced amounted to $-0-, $63,902 and $17,813 at December 31, 2002, 2001 and 2000, respectively.
If interest on these loans had been accrued, such income would have approximated $0 and $1,354 for 2002 and 2001, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

E.   BANK  PREMISES  AND  EQUIPMENT
     ------------------------------

     The following is a summary of asset classifications and depreciable lives for the Bank as of December 31 2002 and 2001:

                                           Useful Lives (Years)     2,002        2,001
---------------------------------------------------------------  -----------  -----------
Land                                                             $  565,000   $  565,000
Banking house and improvements                             8-40   1,271,076    1,263,988
Equipment, furniture and fixtures                          5-10     368,946      756,100
Software and capitalized conversion costs                     3     218,787      218,518
                                                                 -----------  -----------
  Total                                                           2,423,809    2,803,606
Less - accumulated depreciation                                    (552,905)    (854,854)
                                                                 -----------  -----------
    Bank premises and equipment, net                             $1,870,904   $1,948,752
                                                                 ===========  ===========


     Depreciation included in operating expenses amounted to $165,278 and $163,521 in 2002 and 2001, respectively.

F.   DEPOSITS
     --------

     The aggregate amount of time deposits exceeding $100,000 at December 31, 2002 and 2001 was $11,609,314 and $9,166,355, respectively, and the Bank had deposit liabilities in NOW accounts of $7,568,875 and $8,821,964 at December 31, 2002 and 2001, respectively.

     At December 31, 2002, the scheduled maturities of time deposits are as follows:

     2002                                 $25,567,792
     2003                                   5,514,685
     2004                                     935,047
     2005                                     536,013
     2006 and thereafter                    1,030,188
                                          -----------
       Total time deposits                $33,583,725
                                          ===========

G.   SHORT-TERM  BORROWINGS
     ----------------------

     The Bank had a line of credit for federal funds purchased of $2,700,000 with correspondent institutions as of December 31, 2002. At various times during the year the Bank was advanced funds against these lines, however, at December 31, 2002, there was no outstanding balance.

     The Bank had no advances from the Federal Home Loan Bank (FHLB) at December 31, 2002 and 2001. Stock in FHLB, with a carrying value of $225,000 at December 31, 2002 was pledged to FHLB as collateral in the event the Bank requests future advances. The Bank is required to maintain a minimum investment in FHLB stock of the greater of 1% of total mortgage assets or .3% of total assets while the advance agreement is in effect.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

H.   INCOME  TAXES
     -------------

     The provision for income taxes for the year ended December 31, 2002, 2001 and 2000 are as follows:

                                             2002      2001      2000
                                           --------  --------  ---------
     Current tax expense                   $222,612  $180,909  $219,343
     Deferred tax benefit                    45,344     3,346   (11,563)
                                           --------  --------  ---------
      Net provision for income tax expense $267,956  $184,255  $207,780
                                           ========  ========  =========

     Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

                                                                 Years Ended December 31,
                                                              -------------------------------
                                                                2002       2001       2000
                                                              ---------  ---------  ---------
Tax on pretax income at statutory rate                        $310,702   $212,221   $240,487
Non-deductible business meals and entertainment                    396        317        327
Non-deductible interest expense related to tax-exempt income     4,244      6,615      6,328
Non-deductible social club dues                                    979        857          -
Tax-exempt interest income                                     (35,443)   (37,472)   (37,330)
Effect of deferred tax attributes                              (12,922)     1,717     (2,032)
                                                              ---------  ---------  ---------
  Total                                                       $267,956   $184,255   $207,780
                                                              =========  =========  =========
Net effective tax rate                                            29.3%      29.5%      29.4%
                                                              =========  =========  =========

     The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                           Years Ended December 31,
                                                      --------------------------------
                                                         2002       2001       2000
                                                      ----------  ---------  ---------
Deferred Income Tax Assets:
 Unrealized losses on securities available for sale   $       -   $      -   $ 44,816
 Provision for loan losses                               75,344     44,495     35,197
 Deferred compensation                                        -        503      6,233
                                                      ----------  ---------  ---------
   Total deferred tax assets                             75,344     44,998     86,246
                                                      ----------  ---------  ---------
Deferred Income Tax Liabilities:
 Depreciation                                           (63,376)   (49,188)   (41,772)
 Amortization - goodwill                                (61,040)         -          -
 Unrealized gains on available for sale securities      (65,250)   (38,654)         -
                                                      ----------  ---------  ---------
   Total deferred tax liabilities                      (189,666)   (87,842)   (41,772)
                                                      ----------  ---------  ---------
    Net deferred tax asset (liability)                $(114,322)  $(42,844)  $ 44,474
                                                      ==========  =========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

I.   EMPLOYEE  BENEFIT  PLANS
     ------------------------

     The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $2,795, $2,475, and $2,487 for 2002, 2001 and 2000, respectively. The Company made matching contributions of $25,822, $20,232 and $26,671 for the years ended December 31, 2002, 2001 and 2000, respectively.

J.   LIMITATION  ON  DIVIDENDS
     -------------------------

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

     As of January 1, 2003, the amount available for dividends without regulatory consent was $335,142.

K.   FINANCIAL  INSTRUMENTS
     ----------------------

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

                                                                     Contract or Notional Amount
                                                                     ---------------------------
Financial instruments whose contract amount represent credit risk:
      Commitments to extend credit                                   $                 8,031,639
      Standby letters of credit                                                          534,134
                                                                     ---------------------------
           Total                                                     $                 8,565,773
                                                                     ===========================


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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

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

L.   COMMITMENTS  AND  CONTINGENCIES
     -------------------------------

     In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

M.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 2002 with respect to such loans to these individuals:

     The following is a summary of activity during 2002 with respect to such loans to these individuals:


      Balances,  December 31, 2001             $2,972,642
        New loans                               1,254,903
        Repayments                              2,453,355
                                               ----------
      Balances,  December 31, 2002             $1,774,190
                                               ==========

     In addition to the above outstanding balances, there are loan commitments of $1,771,740 available to certain executive officers and directors that were unused as of December 31, 2002.

     The Bank also had deposits from these related parties of approximately $1,331,024 at December 31, 2002.

N.   DISCLOSURES  RELATING  TO  STATEMENT  OF  CASH  FLOWS
     -----------------------------------------------------

     Interest  and  Income  Taxes - Cash paid during the period for interest and
     ----------------------------
     income  taxes  was  as  follows:

                                              2002        2001        2000
                                           ----------  ----------  ----------
      Interest on deposits and borrowings  $1,584,201  $2,217,794  $2,149,941
                                           ==========  ==========  ==========
      Income taxes, net                    $  182,229  $  336,933  $  104,973
                                           ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

     Other Noncash Transactions - Noncash transactions relating to investing and
     --------------------------
     financing activities were as follows:

                                                  2002      2001      2000
                                                -------  --------  --------
Changes in unrealized gain/loss on investments  $51,628  $162,030  $253,799
                                                =======  ========  ========
Stock Dividend                                  $     -  $467,708  $439,450
                                                =======  ========  ========


O.   FAIR  VALUES  OF  FINANCIAL  INSTRUMENTS
     ----------------------------------------

     SFAS  No.  107,  Disclosures  about  Fair  Value  of  Financial Instruments
                      ----------------------------------------------------------
     requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Bank's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination, or issuance.

     Cash  and  Short-Term Investments - For cash, due from banks, federal funds
     ---------------------------------
     sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

     Investment  Securities Held to Maturity and Securities Available for Sale -
     -------------------------------------------------------------------------
     Fair  values  for  investment securities are based on quoted market prices.

     Loans and Mortgage Loans Held for Sale - The fair value of fixed rate loans
     --------------------------------------
     is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposit  Liabilities  - The fair value of demand deposits, savings accounts
     --------------------
     and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Federal  Funds  Purchased  -  The carrying value of federal funds purchased
     -------------------------
     approximates  their  fair  value.

     FHLB  Advances  -  The  fair  value of the Bank's fixed rate borrowings are
     --------------
     estimated using discounted cash flows, based on Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Long-Term  Debt  and  Convertible Subordinated Debentures - Rates currently
     ---------------------------------------------------------
     available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Commitments  to  Extend  Credit,  Standby  Letters  of Credit and Financial
     ---------------------------------------------------------------------------
     Guarantees  Written  -  Because  commitments  to  extend credit and standby
     -------------------
     letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     Limitations  -  Fair  value estimates are made at a specific point in time,
     -----------
     based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

     existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.
     Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The carrying amount and estimated fair values of the Bank subsidiary's financial instruments at December 31, 2002 and 2001 are as follows:

                                                  2002                      2001
                                         ------------------------  ------------------------
                                          CARRYING     ESTIMATED    CARRYING     ESTIMATED
                                           AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                         -----------  -----------  -----------  -----------
ASSETS:
   Cash and short-term investments       $10,873,922  $10,873,922  $ 8,856,252  $ 8,856,252
   Securities available for sale           6,234,173    6,234,173    8,816,719    8,816,719
   Securities held to maturity             2,500,128    2,506,653            -            -
   Loans                                  49,907,460   50,533,414   42,904,199   43,423,055
LIABILITIES:

   Deposits                               64,092,168   63,570,974   56,134,663   56,318,168
UNRECOGNIZED FINANCIAL INSTRUMENTS:
   Commitments to extend credit            8,031,639    8,031,639    9,710,693    9,710,693
   Standby letters of credit                 534,134      534,134      403,700      403,700

P.   CREDIT  RISK  CONCENTRATION
     ---------------------------

     The Bank grants agribusiness, commercial and residential loans to customers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the area's economic stability. The primary trade area for the Bank is generally that area within fifty miles in each direction.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit in excess of the legal lending limit to any single borrower or group of related borrowers.

     The Company's bank subsidiary maintains its cash balances in five financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. There were uninsured balances of $22,281 and $-0- as of December 31, 2002 and 2001, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

Q.   OPERATING  EXPENSES
     -------------------

     Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2002, 2001 and 2000 are as follows:

                                    2002     2001     2000
                                   -------  -------  -------
      Supplies                     $58,800  $58,305  $54,118
      Data processing               34,910   27,592   32,509
      Advertising                   42,989   46,175   41,655
      Directors Fees                58,800   47,850   27,000


R.   REGULATORY  MATTERS
     -------------------

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2002, the most recent notification from the State Department of Banking and Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                  To Be Well Capitalized
                                                              For Capital        Under Prompt Corrective
                                               Actual      Adequacy Purposes        Action Provisions
                                    ------------------  -----------------------  -----------------------
                                      Amount    Ratio     Amount         Ratio     Amount         Ratio
                                    ----------  ------  ----------       ------  ----------       ------
AS OF DECEMBER 31, 2002

Total Risk-Based Capital To
(Risk-Weighted Assets)              $7,584,000  14.70%  $4,138,640    >    8.0%  $5,173,300    >   10.0%
                                                                      -                        -

Tier I Capital To
(Risk-Weighted Assets)               6,977,000  13.50%   2,069,320    >    4.0%   3,103,980    >    6.0%
                                                                      -                        -

Tier I Capital To
(Average Assets)                     6,977,000   9.90%   2,826,400    >    4.0%   3,533,000    >    5.0%
                                                                      -                        -

AS OF DECEMBER 31, 2001

Total Risk-Based Capital To
(Risk-Weighted Assets)              $6,856,000  15.60%  $3,526,400    >    8.0%  $4,408,000    >   10.0%
                                                                      -                        -

Tier I Capital To
(Risk-Weighted Assets)               6,306,000  14.30%   1,763,200    >    4.0%   2,644,800    >    6.0%
                                                                      -                        -

Tier I Capital To
(Average Assets)                     6,306,000   9.90%   2,553,480    >    4.0%   3,191,850    >    5.0%
                                                                      -                        -

S.   SEGMENT  REPORTING
     ------------------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

T.   QUARTERLY  DATA  -  UNAUDITED
     -----------------------------

                                              YEAR ENDED DECEMBER 31
                                --------------------------------------------------
                                                      2002
                                --------------------------------------------------
                                  Fourth        Third       Second        First
                                  Quarter      Quarter      Quarter      Quarter
                                -----------  -----------  -----------  -----------
 Interest and dividend income   $1,039,461   $1,041,082   $1,017,746   $  986,654
 Interest expense                 (368,665)    (375,193)    (385,120)    (401,913)
                                -----------  -----------  -----------  -----------
 Net interest income               670,796      665,889      632,626      584,741
 Provision for loan losses         (37,500)     (37,500)     (37,500)     (37,500)
                                -----------  -----------  -----------  -----------

 Net interest income after
   provision for loan loss         633,296      628,389      595,126      547,241
 Noninterest income (charges)      168,929      145,462      133,747      127,637
 Noninterest expenses             (524,383)    (511,557)    (520,320)    (509,738)
                                -----------  -----------  -----------  -----------

 Income before income taxes        277,842      262,294      208,553      165,140
 Provision for income taxes        (76,312)     (81,273)     (62,214)     (48,157)
                                -----------  -----------  -----------  -----------
 Net Income                     $  201,530   $  181,021   $  146,339   $  116,983
                                ===========  ===========  ===========  ===========

 Earnings per common share:
   Basic                        $     0.28   $     0.25   $     0.21   $     0.17
                                ===========  ===========  ===========  ===========
   Diluted                      $     0.28   $     0.25   $     0.21   $     0.17
                                ===========  ===========  ===========  ===========

                                                      2001
                                --------------------------------------------------
                                  Fourth        Third       Second        First
                                  Quarter      Quarter      Quarter      Quarter
                                -----------  -----------  -----------  -----------
 Interest and dividend income   $1,065,671   $1,151,157   $1,181,067   $1,220,703
 Interest expense                 (487,104)    (538,375)    (559,378)    (597,195)
                                -----------  -----------  -----------  -----------
 Net interest income               578,567      612,782      621,689      623,508
 Provision for loan losses         (28,500)     (28,500)     (28,500)     (24,500)
                                -----------  -----------  -----------  -----------

 Net interest income after
   provision for loan loss         550,067      584,282      593,189      599,008
 Noninterest income (charges)      119,882      130,450      116,014      119,963
 Noninterest expenses             (545,526)    (539,819)    (555,602)    (547,728)
                                -----------  -----------  -----------  -----------

 Income before income taxes        124,423      174,913      153,601      171,243
 Provision for income taxes        (34,868)     (53,048)     (42,831)     (53,508)
                                -----------  -----------  -----------  -----------
 Net Income                     $   89,555   $  121,865   $  110,770   $  117,735
                                ===========  ===========  ===========  ===========

 Earnings per common share:
   Basic                        $     0.12   $     0.17   $     0.16   $     0.17
                                ===========  ===========  ===========  ===========
   Diluted                      $     0.12   $     0.17   $     0.16   $     0.17
                                ===========  ===========  ===========  ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

U.   CONDENSED  FINANCIAL  STATEMENTS  (PARENT  COMPANY  ONLY)
     ---------------------------------------------------------

     Condensed parent company financial information on CBC Holding Company at December 31, 2002 and 2001, is as follows:

BALANCE  SHEETS
                                                                      As of December 31,
                                                                    ----------------------
                                                                       2002        2001
                                                                    ----------  ----------
 ASSETS
   Cash in subsidiary                                               $   87,616  $  102,957
   Investment in subsidiary, at equity in underlying net assets      8,772,336   8,050,425
   Accrued income and other assets                                           -      39,174
                                                                    ----------  ----------
    Total Assets                                                    $8,859,952  $8,192,556
                                                                    ==========  ==========
 LIABILITIES
   Other expenses and accrued liabilities                           $    6,208  $   36,313
                                                                    ----------  ----------
 SHAREHOLDERS' EQUITY
   Common stock, $1 par value; authorized  10,000,000 shares, issued and outstanding 731,904 and 731,904 in 2002 and
    2001, respectively                                                 731,904     731,904
   Additional paid-in capital surplus                                6,816,170   6,816,170
   Retained earnings                                                 1,179,008     533,135
   Accumulated other comprehensive income                              126,662      75,034
                                                                    ----------  ----------
    Total shareholders' equity                                       8,853,744   8,156,243
                                                                    ----------  ----------
      Total Liabilities and Shareholders' Equity                    $8,859,952  $8,192,556
                                                                    ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

     STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                             Years Ended December 31,
                                                             -----------------------
                                                                2002         2001
                                                             -----------  ----------
 REVENUES
   Dividend Income                                           $        -   $  60,000
                                                             -----------  ----------
 EXPENSES
   Other                                                         36,799      47,774
                                                             -----------  ----------
 INCOME (LOSS) BEFORE TAXES AND EQUITY INCOME OF SUBSIDIARY     (36,799)     12,226
   Add - Benefit of income taxes                                 12,389      16,765
                                                             -----------  ----------
 INCOME (LOSS) BEFORE EQUITY INCOME OF SUBSIDIARY               (24,410)     28,991
   Equity in undistributed income of subsidiary                 670,283     410,934
                                                             -----------  ----------
 NET INCOME                                                     645,873     439,925
 RETAINED EARNINGS, BEGINNING                                   533,135     563,876
   Stock and cash dividends                                           -    (470,666)
                                                             -----------  ----------
 RETAINED EARNINGS, ENDING                                   $1,179,008   $ 533,135
                                                             ===========  ==========

     STATEMENTS OF CASH FLOWS
                                                            Years Ended December 31,
                                                             ----------------------
                                                                2002        2001
                                                             ----------  ----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                $ 645,873   $ 439,925
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Equity in undistributed income of subsidiary               (670,283)   (410,934)
   Net change in operating assets and liabilities:
     Accrued income and other assets                            39,174    (156,027)
     Accrued expenses and other liabilities                    (30,105)    155,232
                                                             ----------  ----------
       Net cash provided by (used in) operating activities     (15,341)     28,196
                                                             ----------  ----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash dividends paid                                               -      (3,012)
                                                             ----------  ----------
 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (15,341)     25,184
 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                102,957      77,773
                                                             ----------  ----------
 CASH AND CASH EQUIVALENTS AT END OF YEAR                    $  87,616   $ 102,957
                                                             ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

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

FINANCIAL  CONDITION
--------------------
The Company's total assets of $73,304 thousand at December 31, 2002 was an increase of 13.4% from $64,656 thousand at December 31, 2001. Average total assets for the year ended December 31, 2002 increased 7.6% to $68,052 thousand from $63,240 thousand for the year ended December 31, 2001. At December 31, 2002, total deposits had increased 14.2% to $64,092 thousand from $56,135 thousand at December 31, 2001. Total loans had grown 16.3% to $49,907 thousand from $42,904 thousand at December 31, 2001. This represented a loan to deposit ratio at December 31, 2002 of 77.9%, compared to 76.4% at December 31, 2001.
Based on average loans of $47,627 thousand and average deposits of $59,310 thousand for the year ended December 31, 2002, the average loan to deposit ratio was 80.3%. Earning assets represented approximately 91.6% and 90.1% of total assets at December 31, 2002 and 2001, respectively.

CAPITAL

At December 31, 2002 and 2001, the Bank's capital position was well in excess of FDIC guidelines to meet the definition of "well-capitalized". Based on the level of the Bank's risk-weighted assets at December 31, 2002 and 2001, the Bank had $2.4 million more capital than necessary to satisfy the "well-capitalized" criteria. The Bank's capital adequacy is monitored quarterly by the Bank's Asset/Liability Committee, as assets and liabilities grow, mix and pricing strategies are developed.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

LIQUIDITY

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans. At December 31, 2002, the securities available for sale, exclusive of unrealized gains and losses, had decreased from $8,703 thousand at December 31, 2001 to $6,042 thousand at December 31, 2002, a decrease of $2,661 thousand or 30.6%. Securities held to maturity increased to $2,500 thousand at December 31, 2002. The Bank had no securities classified as held to maturity as of December 31, 2001. Federal funds sold had increased $1,805 thousand to $8,278 thousand at December 31, 2002, up from $6,473 thousand at December 31, 2001. This increase in Federal funds sold is primarily due to a 14.2% increase in deposits to $64,092 thousand at December 31, 2002 from $56,135 thousand at December 31, 2001.

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

RESULTS  OF  OPERATIONS
-----------------------

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

NET  INCOME

For the years ended December 31, 2002 and 2001, the Company had net income of $646 thousand ($0.88 per share) and $440 thousand ($0.60 per share), respectively. This increase was primarily attributable to the Company's loan growth to which offset decreasing interest yields on loans and the Bank's ability to reduce interest costs on deposit accounts. In addition, the Company adopted SFAS No. 142 in 2002, which required the Company to discontinue recording amortization expense on Goodwill. Instead, the Company performs an annual impairment test to determine if the Goodwill is properly valued. As a result of the Company's test for 2002, no impairment loss was recorded. The Company recorded amortization expense of $179 thousand related to Goodwill for the year ended December 31, 2001.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

The following table shows the related results of operations ratios for Assets and Equity for the years ended December 31, 2002 and 2001:

                                    (Dollars in Thousands)
                                         2002      2001
                                       --------  --------
Interest Income                        $ 4,085   $ 4,618
Interest Expense                       $ 1,531   $ 2,183
Net Interest Income                    $ 2,554   $ 2,435
Provision for Loan Losses              $   150   $   110
Net Earnings                           $   646   $   440
Net Earnings Per Share                 $  0.88   $  0.60
Total Average Stockholder's Equity     $ 8,399   $ 7,818
Total Average Assets                   $68,052   $63,240
Return on average assets                  0.95%     0.70%
Return on average equity                  7.69%     5.63%
Average equity to average asset ratio    12.34%    12.36%

INTEREST  INCOME  /  INTEREST  EXPENSE
For the period ended December 31, 2002, interest income from loans and investments, including loan fees of $167 thousand, was $4,085 thousand representing a yield of 6.54% on average earning assets of $62,489 thousand. Interest expense was $1,531 thousand, representing a cost of 2.96% on average interest bearing liabilities of $51,659 thousand. Net interest income was $2,554 thousand producing a net yield of 4.09% on average earning assets.

For the period ended December 31, 2001, interest income from loans and investments, including loan fees of $163 thousand, was $4,618 thousand representing a yield of 8.05% on average earning assets of $57,390 thousand. Interest expense was $2,183 thousand, representing a cost of 4.50% on average interest bearing liabilities of $48,467 thousand. Net interest income was $2,436 thousand, producing a net yield of 4.24% on average earning assets.

ASSET  QUALITY
The provision for loan losses for the years ended December 31, 2002 and 2001 was $150 thousand and $110 thousand, respectively. Total loan charge-offs were $109 thousand and $116 thousand for the years ended December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, the Bank had loans past due 90 days or more of $139 thousand and $272 thousand, respectively. At December 31, 2002 and 2001, the Bank had non-accrual loans of $-0- and $64 thousand, respectively. The allowance for loan losses at December 31, 2002 and 2001was $607 thousand and $550 thousand, respectively. This represents 1.22% and 1.28% of total loans at December 31, 2002 and 2001, respectively.

Management takes a number of factors into consideration when determining the additions to be made to the loan loss allowance. As a new institution, the Bank does not yet have a sufficient history of portfolio performance on which to base additions. Accordingly, additions to the reserve are primarily based on maintaining a ratio of the allowance for loan losses to total loans in a range of 1.00% to 1.50%. This is based on national peer group ratios and Georgia ratios that reflect average ratios of 1.45% (national peer) and 1.21% (Georgia). Under this methodology, charge-offs will increase the amount of additions to the allowance and recoveries will reduce additions.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

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

NON-INTEREST  INCOME
Non-interest income excluding gains on sales of investments for the years ended December 31, 2002 and 2001 was $576 thousand and $486 thousand, respectively. This consisted primarily of service charges on deposit accounts, which were $455 thousand and $387 thousand for the years ended December 31, 2002 and 2001, respectively. Service charges on deposit accounts are evaluated against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base.

NON-INTEREST  EXPENSE
Non-interest expense for the years ended December 31, 2002 and 2001was $2,066 thousand and $2,189 thousand, respectively. This consisted primarily of salaries and benefits, which were $1,020 thousand and $1,005 thousand for the years ended December 31, 2002 and 2001, respectively. Other major expenses included in non-interest expense for the year ended December 31, 2002 included supplies of $59 thousand and data processing of $35 thousand. Other major expenses included in non-interest expense for the year ended December 31, 2001 included amortization of $179 thousand, supplies of $54 thousand and data processing of $33 thousand.

INTEREST  RATE  SENSITIVITY
---------------------------
The objective of interest rate sensitivity management is to minimize the effect of interest rate changes on net interest margin while maintaining net interest income at acceptable levels. The Company attempts to accomplish this objective by structuring the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any time constitute interest rate sensitivity. An indicator of interest rate sensitivity is the difference between interest rate sensitive assets and interest rate sensitive liabilities; this difference is known as the interest rate sensitivity gap.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

The Bank's interest rate sensitivity position at December 31, 2001 is set forth in the table below:

                                                 0-90     91-180      181-365       Over 1 Year       Over
                                                 Days      Days         Days       thru 5 Years      5 Years
                                               --------  --------  --------------  -------------  ------------
INTEREST RATE SENSITIVE ASSETS:
  Loans                                        $19,203   $ 3,327   $       5,624   $     18,684   $ 3,570,580
  Securities                                       679       104           1,251          5,519       962,342
  FHLB Stock                                       425         -               -              -             -
  Federal Funds Sold                             8,278         -               -              -             -
                                               --------  --------  --------------  -------------  ------------
    Total Interest Rate Sensitive Assets       $28,585   $ 3,431   $       6,875   $     24,203   $ 4,532,922
                                               --------  --------  --------------  -------------  ------------

INTEREST RATE SENSITIVE LIABILITIES:
  Interest Bearing Demand Deposits             $     -   $     -   $           -   $          -   $ 8,821,964
  Savings and Money Market Deposits              6,737         -               -              -     3,593,272
  Time Deposits                                 10,519     5,760           9,563          8,311             -
                                               --------  --------  --------------  -------------  ------------
    Total Interest Rate Sensitive Liabilities  $17,256   $ 5,760   $       9,563   $      8,311   $12,415,236
                                               --------  --------  --------------  -------------  ------------
Interest Rate Sensitivity GAP                  $11,329   $(2,329)  $      (2,688)  $     15,892   $(7,882,314)
                                               --------  --------  --------------  -------------  ------------

Cumulative Interest Rate Sensitivity GAP       $11,329   $ 9,000   $       6,312   $     22,204   $(7,860,110)
                                               --------  --------  --------------  -------------  ------------
Cumulative GAP as a % of total assets
  at December 31, 2002                           15.45%    12.28%           8.61%         30.29%       -13.20%
                                               --------  --------  --------------  -------------  ------------
Cumulative GAP as a % of total assets
  at December 31, 2001                            0.31%    -6.38%         -13.15%          9.33%        13.80%
                                               --------  --------  --------------  -------------  ------------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2002

================================================================================

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

At December 31, 2002, the above gap analysis indicates a positive cumulative gap position thru the one-year time interval of $6,312 thousand. A positive gap position indicates that the Company's rate sensitive assets will reprice faster than its rate sensitive liabilities, with 58.3% of rate sensitive liabilities and 58.9% of rate sensitive assets repricing within one year. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short- term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates.

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

JAMES T. CASPER, III, Certified Public Accountant, Worthington and Casper, CPA

JOHN T. CROLEY, JR., Vice Chairman and Secretary of the Company and the Bank; Attorney, sole practitioner

A.B.C. DORMINY, III, President ABCD Farms, Inc., CEO - Farmers Quality Peanut Co. and D&F Grain Co.

JOHN S. DUNN, Owner - Shep Dunn Construction

W. P. HERLOVICH - Director Emeritus

CLAYTON JAY, JR. - Director Emeritus

LEE PHILLIP LILES, Agency Manager - Georgia Farm Bureau Mutual Insurance Co.

STEVEN L. MITCHELL, Tree Farmer, Co-Owner - Irwin Timber Company

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

ROBERT E. SHERRELL, Attorney, Jay, Sherrell & Smith

JOHN EDWARD SMITH, III, Attorney, Jay, Sherrell & Smith

CHARLES A. CLARK, SR., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

WYNDALL L. WALTERS, President - Fitzgerald Ford, Lincoln, Mercury

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF CBC HOLDING COMPANY 2002 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO GEORGE M. RAY, PRESIDENT, CBC HOLDING COMPANY, 102 WEST ROANOKE DRIVE, FITZGERALD, GEORGIA 31750.