Form 10KSB, Exhibit 13
period 2003-12-31
CBC HOLDING CO
filed 2004-03-29
CIK 1038359

CBC HOLDING COMPANY
                                 AND SUBSIDIARY


                                  ANNUAL REPORT


                          YEAR ENDED DECEMBER 31, 2003

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2003

================================================================================


                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT . . . . . . . . . . . . . . . . . . . . . . . .   1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . . . . . .   2

Consolidated Statements of Changes in Shareholders' Equity . . . . . . . . .   3

Consolidated Statements of Income. . . . . . . . . . . . . . . . . . . . . .   4

Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . . . . .   5

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . .   6

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS. . . . . . . . . . . . . . . . . . .  25

     CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

     The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 1, 2004 there were 634 holders of record of the Company's Common Stock. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized.

     This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

[GRAPHIC OMITTED]                                    Scotty C. Jones, CPA
          Thigpen, Jones, Seaton & Co., P.C.         Frank W. Seaton, Jr., CPA
                                                     Tracy G. Smith, CPA
          CERTIFIED PUBLIC ACCOUNTANTS               Grayson Dent, CPA
          BUSINESS CONSULTANTS                       Robyn T. Tanner, CPA
          1004 Hillcrest Parkway P.O. Box 400        Rhonda M. Norris, CPA
          Dublin, Georgia 31040-0400                 Spencer L. Tydings, CPA
          Tel 478-272-2030 Fax 478-272-3318          Becky G. Hines, CPA
          E-mail tjs@tjscpa.com                      Donna H. Lumley, CPA
                                                     Lori Y. Norton, CPA
                                                     T. Garrett Westbrook, CPA
                                                     Cristi H. Jones, CPA
                                                     Matthew C. Jones, CPA

                                                     ===========================
                                                     Robert E. Thigpen, Jr., CPA



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Board  of  Directors
CBC  Holding  Company  and  Subsidiary

     We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ THIGPEN, JONES, SEATON, & CO., P.C.

January  15,  2004
Dublin,  Georgia

                                    CBC HOLDING COMPANY AND SUBSIDIARY
                                       CONSOLIDATED BALANCE SHEETS

=============================================================================================================
                                                                                       As of December 31,
                                                                                   --------------------------
ASSETS                                                                                 2003          2002
                                                                                   ------------  ------------
Cash and due from banks                                                            $ 2,068,909   $ 2,595,922
Federal funds sold                                                                  12,166,000     8,278,000
                                                                                   ------------  ------------
  Total cash and cash equivalents                                                   14,234,909    10,873,922
                                                                                   ------------  ------------

Securities available for sale, at fair value                                         5,619,920     6,034,173
Securities held to maturity, at cost (fair market value approximates $6,663,181
  and $2,506,653 at December 31, 2003 and 2002, respectively)                        6,656,222     2,500,128
Federal Home Loan Bank stock, restricted, at cost                                      165,900       225,000
Other debt securities                                                                  700,000       200,000

Loans, net of unearned income                                                       52,771,755    49,907,460
Less - allowance for loan losses                                                      (780,566)     (606,601)
                                                                                   ------------  ------------
  Loans, net                                                                        51,991,189    49,300,859
                                                                                   ------------  ------------

Bank premises and equipment, net                                                     2,005,462     1,870,904
Intangible assets, net of amortization                                               1,668,127     1,668,127
Other real estate                                                                       99,971             -
Accrued interest receivable                                                            535,601       563,197
Other assets                                                                           119,967        68,247
                                                                                   ------------  ------------
  TOTAL ASSETS                                                                     $83,797,268   $73,304,557
                                                                                   ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Non-interest bearing                                                             $ 9,619,356   $ 8,197,101
  Interest bearing                                                                  64,699,825    55,895,067
                                                                                   ------------  ------------
  Total deposits                                                                    74,319,181    64,092,168

Accrued interest payable                                                               108,678       145,407
Accrued expenses and other liabilities                                                 182,605       213,238
                                                                                   ------------  ------------
  Total liabilities                                                                 74,610,464    64,450,813
                                                                                   ------------  ------------

Shareholders' Equity:
  Common stock, $1 par value, authorized 10,000,000 shares,
  issued and outstanding 731,904 in 2003 and 2002                                      731,904       731,904
Paid-in capital surplus                                                              6,816,170     6,816,170
Retained earnings                                                                    1,590,211     1,179,008
Accumulated other comprehensive income                                                  48,519       126,662
                                                                                   ------------  ------------
  Total shareholders' equity                                                         9,186,804     8,853,744
                                                                                   ------------  ------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $83,797,268   $73,304,557
                                                                                   ============  ============


           See Accompanying Notes to Consolidated Financial Statements

                                CBC HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

=======================================================================================================
                                                                            ACCUMULATED
                                                   PAID-IN                      OTHER
                                         COMMON    CAPITAL     RETAINED     COMPREHENSIVE
                                         STOCK     SURPLUS     EARNINGS     INCOME (LOSS)      TOTAL
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2000              $697,263  $6,383,157  $  563,876   $      (86,996)  $7,557,300
                                                                                            -----------
    Cash dividends - fractional shares         -           -      (3,012)               -       (3,012)
    Stock dividend                        34,641     433,013    (467,654)               -            -
  Comprehensive income:
    Net income                                 -           -     439,925                -      439,925
    Valuation allowance adjustment on
      securities available for sale            -           -           -          162,030      162,030
                                                                                            -----------
        Total comprehensive income                                                             598,943
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2001               731,904   6,816,170     533,135           75,034    8,156,243
                                                                                            -----------
    Cash dividends                             -           -           -                -            -
  Comprehensive income:
    Net income                                 -           -     645,873                -      645,873
    Valuation allowance adjustment on
      securities available for sale            -           -           -           51,628       51,628
                                                                                            -----------
        Total comprehensive income                                                             697,501
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2002               731,904   6,816,170   1,179,008          126,662    8,853,744
                                                                                            -----------
    Cash dividends                             -           -     (73,190)               -      (73,190)
  Comprehensive income:
    Net income                                 -           -     484,393                -      484,393
    Valuation allowance adjustment on
      securities available for sale            -           -           -          (78,143)     (78,143)
                                                                                            -----------
        Total comprehensive income                                                             406,250
                                        --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2003              $731,904  $6,816,170  $1,590,211   $       48,519   $9,186,804
                                        ========  ==========  ===========  ===============  ===========


           See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
==========================================================================================

                                                              Years Ended December 31,
                                                        ----------------------------------
                                                           2003        2002        2001
                                                        ----------  ----------  ----------
INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans                            $3,534,981  $3,577,343  $3,973,008
  Interest on securities:
    Taxable income                                         234,188     277,148     426,151
    Non-taxable income                                     102,740     104,243      98,916
  Income on federal funds sold                             104,514      96,153     105,342
  Other interest income                                     33,512      30,056      15,181
                                                        ----------  ----------  ----------
    Total interest and dividend income                   4,009,935   4,084,943   4,618,598
                                                        ----------  ----------  ----------

INTEREST EXPENSE:
  Deposits                                               1,375,046   1,530,891   2,173,741
Other interest expense                                           -           -       8,311
                                                        ----------  ----------  ----------
    Total interest expense                               1,375,046   1,530,891   2,182,052
                                                        ----------  ----------  ----------

  Net interest income before provision for loan losses   2,634,889   2,554,052   2,436,546
  Less - provision for loan losses                         356,500     150,000     110,000
                                                        ----------  ----------  ----------
    Net interest income after provision for loan losses  2,278,389   2,404,052   2,326,546
                                                        ----------  ----------  ----------

NONINTEREST INCOME:
  Service charges on deposit accounts                      432,019     455,435     386,785
  Other service charges, commissions and fees              107,722      83,172      68,135
  Gain on sales / calls of investment securities             2,166       1,311           -
  Other income                                              27,821      35,857      31,389
                                                        ----------  ----------  ----------
    Total noninterest income                               569,728     575,775     486,309
                                                        ----------  ----------  ----------

NONINTEREST EXPENSE:
  Salaries                                                 836,035     786,658     788,020
  Employee benefits                                        247,507     232,898     217,149
  Net occupancy expense                                    196,739     188,473     185,448
  Equipment rental and depreciation of equipment           165,269     169,609     167,941
  Amortization                                                   -           -     179,529
  Other expenses                                           731,070     688,360     650,588
                                                        ----------  ----------  ----------
    Total noninterest expense                            2,176,620   2,065,998   2,188,675
                                                        ----------  ----------  ----------

INCOME BEFORE INCOME TAXES                                 671,497     913,829     624,180
  Provision for income taxes                               187,104     267,956     184,255
                                                        ----------  ----------  ----------
NET INCOME                                              $  484,393  $  645,873  $  439,925
                                                        ==========  ==========  ==========

EARNINGS PER SHARE:
  Basic                                                 $     0.66  $     0.88  $     0.60
                                                        ==========  ==========  ==========
  Diluted                                               $     0.66  $     0.88  $     0.60
                                                        ==========  ==========  ==========


           See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================

                                                                           Years Ended December 31,
                                                                   ---------------------------------------
                                                                       2003          2002         2001
                                                                   ------------  ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                         $   484,393   $   645,873   $  439,925
  Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                            356,500       150,000      110,000
  Depreciation                                                         160,773       165,278      163,521
  Amortization                                                               -             -      179,529
  Gain on sales / calls of investment securities                        (2,166)       (1,311)           -
  Changes in accrued income and other assets                           (24,124)      154,371     (291,951)
  Changes in accrued expenses and other liabilities                    (27,107)      (32,114)     191,956
                                                                   ------------  ------------  -----------
  Net cash provided by operating activities                            948,269     1,082,097      792,980
                                                                   ------------  ------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans to customers                                  (3,186,801)   (7,096,455)    (936,486)
  Purchase of available for sale securities                         (2,587,672)            -     (705,397)
  Proceeds from maturities/calls of available for sale securities    2,922,679     2,675,979    6,317,822
  Purchase of mortgage backed securities                            (1,013,111)            -     (795,033)
  Purchase of debt securities                                         (500,000)            -     (200,000)
  Purchase of held to maturity securities                           (7,214,641)   (3,014,026)           -
  Proceeds from maturities/calls of held to maturity securities      4,034,672       500,000            -
  Proceeds from redemption of Federal Home Loan Bank stock              59,100             -            -
  Property and equipment expenditures                                 (295,331)      (87,430)     (48,947)
  Proceeds from sales of repossessed assets                             40,000             -            -
                                                                   ------------  ------------  -----------
    Net cash provided by (used in) investing activities             (7,741,105)   (7,021,932)   3,631,959
                                                                   ------------  ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                            10,227,013     7,957,505    2,437,218
  Cash dividends paid                                                  (73,190)            -       (3,012)
                                                                   ------------  ------------  -----------
    Net cash provided by financing activities                       10,153,823     7,957,505    2,434,206
                                                                   ------------  ------------  -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                            3,360,987     2,017,670    6,859,145
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        10,873,922     8,856,252    1,997,107
                                                                   ------------  ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                             $14,234,909   $10,873,922   $8,856,252
                                                                   ============  ============  ===========


           See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     1.   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements
          ---------------------------
          include the accounts of CBC Holding Company (the "Company") and its wholly owned subsidiary, Community Banking Company of Fitzgerald (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

     2.   REPORTING ENTITY - The Company was incorporated as a Georgia
          ----------------
          corporation on October 15, 1996 for the purpose of acquiring all of the issued and outstanding shares of common stock of the Bank. The Bank provides a variety of financial services to individuals and small businesses through its office in South Georgia. The Bank offers a full range of commercial and personal loans. The Bank makes loans to individuals for purposes such as home mortgage financing, personal vehicles and various consumer purchases and other personal and family needs. The Bank makes commercial loans to businesses for purposes such as providing equipment and machinery purchases, commercial real estate purchases and working capital. The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

          The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

     3.   SECURITIES- The classification of securities is determined at the
          ----------
          date of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

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

     8.   INTANGIBLE ASSETS - Prior to 2002, goodwill was amortized using the
          -----------------
          straight-line method over fifteen years. The original amount of goodwill was $2,692,939 and has an accumulated amortization at December 31, 2003 and 2002 of $1,024,812, resulting in an unamortized balance of $1,668,127. Amortization charged to operations for December 31, 2003, 2002 and 2001 was $-0-, $-0- and $179,529, respectively.
          Financial Accounting Standard 142 became effective for the year ending December 31, 2002. Under this Standard, goodwill with an indefinite life is not amortized, but

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


          evaluated annually for impairment and to determine if its life is still indefinite. At December 31, 2003, this asset had no impairment and still had an indefinite life; accordingly, no amortization is recorded for the year.

     9.   INCOME TAXES - The Company reports income under Statement of
          ------------
          Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

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

     12.  ADVERTISING COSTS - It is the policy of the Company to expense
          -----------------
          advertising costs as they are incurred. The Company does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2003, 2002 and 2001 were $42,810, $42,989 and $46,175, respectively.

     13.  EARNINGS PER COMMON SHARE - Basic earnings per share represents income
          -------------------------
          available to common shareholders divided by the weighted-average number of common shares outstanding during the

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


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

          Earnings  per  common share have been computed based on the following:


                                                          Years Ended December 31,
                                                         ----------------------------
                                                           2003      2002      2001
                                                         --------  --------  --------
Net income                                               $484,393  $645,873  $439,925
  Less:  Preferred stock dividends                              -         -         -
                                                         --------  --------  --------
  Net income applicable to common stock                  $484,393  $645,873  $439,925
                                                         ========  ========  ========
  Average number of common shares outstanding             731,904   731,904   731,904
  Effect of dilutive options, warrants, etc.                    -         -         -
                                                         --------  --------  --------
  Average number of common shares outstanding
    used to calculate diluted earnings per common share   731,904   731,904   731,904
                                                         ========  ========  ========

     14.  COMPREHENSIVE INCOME - The Corporation adopted SFAS No. 130,
          --------------------
          "Reporting Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity.

          The components of other comprehensive income and related tax effects are as follows:


                                            Years Ended December 31,
                                        --------------------------------
                                           2003       2002       2001
                                        ----------  ---------  ---------
Unrealized holding gains (losses) on
  available-for-sale securities         $(116,232)  $ 79,535   $245,500
Reclassification adjustment for gains
  realized in income                       (2,166)    (1,311)         -
                                        ----------  ---------  ---------
Net unrealized gains (losses)            (118,398)    78,224    245,500
Tax effect                                 40,255    (26,596)   (83,470)
                                        ----------  ---------  ---------
Net-of-tax amount                       $ (78,143)  $ 51,628   $162,030
                                        ==========  =========  =========

     15.  RECLASSIFICATIONS - Certain accounts in the prior-year financial
          -----------------
          statements have been reclassified to conform with the presentation of current-year financial statements.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


B.   INVESTMENT SECURITIES
     ---------------------

     Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt and equity securities held at December 31, 2003 and 2002. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2003 and 2002.

     The  book  and  market  values  of  securities  AVAILABLE  FOR  SALE  were:



                                                                                     ESTIMATED
                                              AMORTIZED   UNREALIZED    UNREALIZED     MARKET
                                                 COST        GAINS        LOSSES       VALUE
                                              ----------  -----------  ------------  ----------
DECEMBER 31, 2003
Non-mortgage backed debt securities of :
  U.S. Agencies                               $2,035,495  $     7,650  $       (21)  $2,043,124
   State and Political subdivisions            2,245,779       58,451            -    2,304,230
                                              ----------  -----------  ------------  ----------
   Total non-mortgage backed debt securities   4,281,274       66,101          (21)   4,347,354
Mortgage backed securities                     1,265,132       15,498       (8,064)   1,272,566
                                              ----------  -----------  ------------  ----------
        Total                                 $5,546,406  $    81,599  $    (8,085)  $5,619,920
                                              ==========  ===========  ============  ==========

DECEMBER 31, 2002
Non-mortgage backed debt securities of :
  U.S. Agencies                               $1,999,683  $    64,230  $         -   $2,063,913
   State and Political subdivisions            2,635,502       93,514            -    2,729,016
                                              ----------  -----------  ------------  ----------
   Total non-mortgage backed debt securities   4,635,185      157,744            -    4,792,929
Mortgage backed securities                     1,207,076       34,204          (36)   1,241,244
                                              ----------  -----------  ------------  ----------
        Total                                 $5,842,261  $   191,948  $       (36)  $6,034,173
                                              ==========  ===========  ============  ==========

     The  book  and  market  values  of  securities  HELD  TO  MATURITY  were:

                                                                                     ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED      MARKET
                                                COST        GAINS        LOSSES        VALUE
                                              ----------  -----------  ------------  ----------
DECEMBER 31, 2003
Non-mortgage backed debt securities of :
  U.S. Agencies                               $3,477,855  $    25,116  $      (511)  $3,502,460
Mortgage backed securities                     3,178,367            -      (17,646)   3,160,721
                                              ----------  -----------  ------------  ----------
        Total                                 $6,656,222  $    25,116  $   (18,157)  $6,663,181
                                              ==========  ===========  ============  ==========

DECEMBER 31, 2002
Non-mortgage backed debt securities of :
  U.S. Agencies                               $2,500,128  $     6,525  $         -   $2,506,653
Mortgage backed securities                             -            -            -            -
                                              ----------  -----------  ------------  ----------
        Total                                 $2,500,128  $     6,525  $         -   $2,506,653
                                              ==========  ===========  ============  ==========

     The book and market values of pledged securities were $10,279,432 and $10,329,011 at December 31, 2003, respectively and $6,125,969 and
     $6,260,246  at  December  31,  2002,  respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


     At December 31, 2003, the bank had other debt securities in the form of two trust preferred securities in the amount of $700,000; one in the amount of $500,000 at a fixed rate of 6.25% through September 30, 2010, and another in the amount of $200,000 at a fixed rate of 9%.

     At December 31, 2002, the bank had other debt securities in the form of a trust preferred security in the amount of $200,000 at a fixed rate of 9%.

     The amortized cost and estimated market value of debt securities held to maturity and available for sale at December 31, 2003 and 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                AVAILABLE FOR SALE
                                         -------------------------------
                                                            Estimated
DECEMBER 31, 2003                         Amortized Cost   Market Value
                                          ---------------  -------------
Non-mortgage backed securities:
  Due in one year or less                 $     1,071,000  $   1,082,202
  Due after one year through five years         2,172,456      2,225,464
  Due after five years through ten years        1,037,818      1,039,688
  Due after ten years                                   -              -
                                          ---------------  -------------
    Total non-mortgage backed securities        4,281,274      4,347,354
Mortgage backed securities                      1,265,132      1,272,566
                                          ---------------  -------------
    Total                                 $     5,546,406  $   5,619,920
                                          ===============  =============

                                                             Estimated
DECEMBER 31, 2002                         Amortized Cost   Market Value
                                          ---------------  -------------
Non-mortgage backed securities:
  Due in one year or less                 $     1,251,279  $   1,291,966
  Due after one year through five years         1,716,136      1,790,827
  Due after five years through ten years          788,543        817,876
  Due after ten years                             879,227        892,260
                                          ---------------  -------------
    Total non-mortgage backed securities        4,635,185      4,792,929
Mortgage backed securities                      1,207,076      1,241,244
                                          ---------------  -------------
    Total                                 $     5,842,261  $   6,034,173
                                          ===============  =============

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================

                                                 HELD TO MATURITY
                                          ------------------------------
                                                             Estimated
DECEMBER 31, 2003                         Amortized Cost   Market Value
                                          ---------------  -------------
Non-mortgage backed securities:
  Due in one year or less                 $             -  $           -
  Due after one year through five years         2,996,609      3,012,615
  Due after five years through ten years          481,246        489,845
  Due after ten years                                   -              -
                                          ---------------  -------------
    Total non-mortgage backed securities        3,477,855      3,502,460
Mortgage backed securities                      3,178,367      3,160,721
                                          ---------------  -------------
    Total                                 $     6,656,222  $   6,663,181
                                          ===============  =============


                                                           Estimated
DECEMBER 31, 2002                         Amortized Cost   Market Value
                                          ---------------  -------------
Non-mortgage backed securities:
  Due in one year or less                 $             -  $           -
  Due after one year through five years         2,500,128      2,506,653
  Due after five years through ten years                -              -
  Due after ten years                                   -              -
                                          ---------------  -------------
    Total non-mortgage backed securities        2,500,128      2,506,653
Mortgage backed securities                              -              -
                                          ---------------  -------------
    Total                                 $     2,500,128  $   2,506,653
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

At December 31, 2003 and 2002, the Company did not hold investment securities of any single issuer, other than obligations of the U. S. Treasury and other U. S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


C.   LOANS
     -----

     The following is a summary of the loan portfolio by principal categories at December 31, 2003 and 2002:

                                      2003          2002
                                  ------------  ------------
Commercial                        $17,853,755   $18,896,460
Real estate - Commercial            8,873,000     4,675,000
Real estate - Construction            399,000     1,624,000
Real estate - Mortgage             17,421,000    16,312,000
Installment loans to individuals    8,225,000     8,400,000
                                  ------------  ------------
  Total Loans                      52,771,755    49,907,460
Less:
  Allowance for loan losses          (780,566)     (606,601)
                                  ------------  ------------
    Loans, net                    $51,991,189   $49,300,859
                                  ============  ============

     Overdrafts included in loans were $82,300 and $96,220 at December 31, 2003 and 2002, respectively.

D.   ALLOWANCE FOR LOAN LOSSES
     -------------------------

     A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                 2003       2002       2001
                                               ---------  ---------  ---------
Beginning Balance                              $606,601   $549,795   $512,080
Add - Provision for possible loan losses        356,500    150,000    110,000
                                               ---------  ---------  ---------
  Subtotal                                      963,101    699,795    622,080
                                               ---------  ---------  ---------
Less:
  Loans charged off                             207,354    109,503    116,338
  Recoveries on loans previously charged off    (24,819)   (16,309)   (44,053)
                                               ---------  ---------  ---------
    Net loans charged off                       182,535     93,194     72,285
                                               ---------  ---------  ---------
Balance, end of year                           $780,566   $606,601   $549,795
                                               =========  =========  =========

     Loans on which the accrual of interest has been discontinued or reduced amounted to $207,807, $-0-, and $63,902 at December 31, 2003, 2002 and
     2001, respectively. If interest on these loans had been accrued, such income would have approximated $4,639, $0, and $1,354 for 2003, 2002 and 2001, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


E.   BANK PREMISES AND EQUIPMENT
     ---------------------------

     The following is a summary of asset classifications and depreciable lives for the Bank as of December 31 2003 and 2002:

                                        Useful Lives
                                           (Years)      2003         2002
                                           -------  ------------  -----------
Land                                                $   587,048   $  565,000
Banking house and improvements                8-40    1,372,943    1,271,076
Equipment, furniture and fixtures             5-10      784,666      655,919
Software and capitalized conversion costs        3      261,455      218,787
                                                    ------------  -----------
  Total                                               3,006,112    2,710,782
Less - accumulated depreciation                      (1,000,650)    (839,878)
                                                    ------------  -----------
  Bank premises and equipment, net                  $ 2,005,462   $1,870,904
                                                    ============  ===========

     Depreciation included in operating expenses amounted to $160,773, $165,278 and $163,521 in 2003, 2002 and 2001 respectively.

F.   DEPOSITS
     --------

     The aggregate amount of time deposits exceeding $100,000 at December 31, 2003 and 2002 was $14,121,025 and $11,609,314, respectively, and the Bank had deposit liabilities in NOW accounts of $10,369,027 and $7,568,875 at December 31, 2003 and 2002, respectively.

     At December 31, 2003, the scheduled maturities of time deposits are as follows:


     2004                                                       $    26,876,492
     2005                                                             2,181,104
     2006                                                             1,342,517
     2007                                                               981,256
     2008 and thereafter                                              4,709,786
                                                                ---------------
     Total time deposits                                        $    36,091,155
                                                                ===============

G.   SHORT-TERM BORROWINGS
     ---------------------

     The Bank had a line of credit for federal funds purchased of $2,900,000 with correspondent institutions as of December 31, 2003. At December 31, 2003, there was no outstanding balance on this line of credit.

     The Bank had no advances from the Federal Home Loan Bank (FHLB) at December 31, 2003 and 2002. Stock in FHLB, with a carrying value of $165,900 at December 31, 2003 was pledged to FHLB as collateral in the event the Bank requests future advances. The Bank is required to maintain a minimum investment in FHLB stock of the greater of 1% of total mortgage assets or .3% of total assets while the advance agreement is in effect.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


H.   INCOME TAXES
     ------------

     The provision for income taxes for the year ended December 31, 2003, 2002 and 2001 are as follows:

                                    2003      2002      2001
                                  --------  --------  --------
Current tax expense               $177,250  $222,612  $180,909
Deferred tax benefit                 9,854    45,344     3,346
                                  --------  --------  --------
  Net provision for income taxes  $187,104  $267,956  $184,255
                                  ========  ========  ========

     Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

                                                                 Years Ended December 31,
                                                              -------------------------------
                                                                2003       2002       2001
                                                              ---------  ---------  ---------
Tax on pretax income at statutory rate                        $228,309   $310,702   $212,221
Non-deductible business meals and entertainment                    801        396        317
Non-deductible interest expense related to tax-exempt income     3,372      4,244      6,615
Non-deductible social club dues                                    816        979        857
Tax-exempt interest income                                     (34,932)   (35,443)   (37,472)
Effect of deferred tax attributes                              (11,262)   (12,922)     1,717
                                                              ---------  ---------  ---------
  Total                                                       $187,104   $267,956   $184,255
                                                              =========  =========  =========
Net effective tax rate                                            27.9%      29.3%      29.5%
                                                              =========  =========  =========

     The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                          Years Ended December 31,
                                                      ---------------------------------
                                                         2003        2002       2001
                                                      ----------  ----------  ---------
Deferred Income Tax Assets:
  Unrealized losses on securities available for sale  $       -   $       -   $      -
  Provision for loan losses                             126,581      75,344     44,495
  Deferred compensation                                       -           -        503
                                                      ----------  ----------  ---------
    Total deferred tax assets                           126,581      75,344     44,998
                                                      ----------  ----------  ---------
Deferred Income Tax Liabilities:
  Depreciation                                          (70,568)    (63,376)   (49,188)
  Amortization - goodwill                              (114,899)    (61,000)         -
  Unrealized gains on available for sale securities     (24,995)    (65,250)   (38,654)
                                                      ----------  ----------  ---------
    Total deferred tax liabilities                     (210,462)   (189,666)   (87,842)
                                                      ----------  ----------  ---------
      Net deferred tax liability                      $ (83,881)  $(114,322)  $(42,844)
                                                      ==========  ==========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


I.   EMPLOYEE BENEFIT PLANS
     ----------------------

     The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $3,024, $2,795, and $2,475 for 2003, 2002 and 2001, respectively. The Company made matching contributions of $24,361, $25,822 and $20,232 for the years ended December 31, 2003, 2002 and 2001, respectively.

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

     As of January 1, 2004, the amount available for dividends without regulatory consent was $256,196.

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

                                                                     Contract or Notional Amount
                                                                     ----------------------------
Financial instruments whose contract amount represent credit risk:
    Commitments to extend credit                                     $                  9,453,775
    Standby letters of credit                                                             248,425
                                                                     ----------------------------
      Total                                                          $                  9,702,200
                                                                     ============================

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


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

M.   RELATED PARTY TRANSACTIONS
     --------------------------

     In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 2003 with respect to such loans to these individuals:

     The following is a summary of activity during 2003 with respect to such loans to these individuals:

               Balances at December 31, 2002                     $     1,590,355
                 New loans                                               611,210
                 Repayments                                              889,210
                                                                 ---------------
               Balances at December 31, 2003                     $     1,312,355
                                                                 ===============

     In addition to the above outstanding balances, there are loan commitments of $1,890,253 available to certain executive officers and directors that were unused as of December 31, 2003.

     The Bank also had deposits from these related parties of approximately $1,783,474 at December 31, 2003.

N.   DISCLOSURES RELATING TO STATEMENT OF CASH FLOWS
     -----------------------------------------------

     Interest and Income Taxes - Cash paid during the period for interest and
     -------------------------
     income  taxes  was  as  follows:

                                        2003        2002        2001
                                     ----------  ----------  ----------
Interest on deposits and borrowings  $1,411,775  $1,584,201  $2,217,794
                                     ==========  ==========  ==========
Income taxes, net                    $  226,712  $  182,229  $  336,933
                                     ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


     Other Noncash Transactions - Noncash transactions relating to investing and
     --------------------------
     financing  activities  were  as  follows:

                                                           2003      2002      2001
                                                         ---------  -------  --------
Changes in unrealized gain/loss on investments           $(78,143)  $51,628  $162,030
                                                         =========  =======  ========
Transfer of loans to other real estate and other assets  $164,971   $     -  $      -
                                                         =========  =======  ========
Stock dividend                                           $      -   $     -  $467,708
                                                         =========  =======  ========

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


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

     The carrying amount and estimated fair values of the Bank subsidiary's financial instruments at December 31, 2003 and 2002 are as follows:

                                              2003                     2002
                                     ------------------------  ------------------------
                                      CARRYING     ESTIMATED    CARRYING     ESTIMATED
                                       AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                     -----------  -----------  -----------  -----------
ASSETS:
  Cash and short-term investments    $14,234,909  $14,234,909  $10,873,922  $10,873,922
  Securities available for sale        5,619,920    5,619,920    6,034,173    6,034,173
  Securities held to maturity          6,656,222    6,663,181    2,500,128    2,506,653
  Loans                               52,771,755   53,409,013   49,907,460   50,533,414
LIABILITIES:
  Deposits                            74,319,181   73,897,299   64,092,168   63,570,974
UNRECOGNIZED FINANCIAL INSTRUMENTS:
  Commitments to extend credit         9,453,775    9,453,775    8,031,639    8,031,639
  Standby letters of credit              248,425      248,425      534,134      534,134

P.   CREDIT RISK CONCENTRATION
     -------------------------

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

     The Company's bank subsidiary maintains its cash balances in five financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. There were uninsured balances of $8,896 and $22,281 as of December 31, 2003 and 2002, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


Q.   OPERATING EXPENSES
     ------------------

     Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2003, 2002 and 2001 are as follows:


                  2003     2002     2001
                 -------  -------  -------
Supplies         $64,598  $58,800  $58,305
Data processing   42,496   34,910   27,592
Advertising       42,810   42,989   46,175
Directors fees    69,400   58,800   47,850

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2003, the most recent notification from the State Department of Banking and Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                             To Be Well Capitalized
                                                       For Capital         Under Prompt Corrective
                                     Actual         Adequacy Purposes          Action Provisions
                              ------------------  ------------------------  -----------------------
                                Amount    Ratio     Amount          Ratio     Amount         Ratio
                              ----------  ------  ----------       -------  ----------       -----
AS OF DECEMBER 31, 2003

Total Risk-Based Capital To
(Risk-Weighted Assets)        $8,108,000  14.63%  $4,433,630    >     8.0%  $5,542,037    >  10.0%
                                                              ---                       ---

Tier I Capital To
(Risk-Weighted Assets)         7,414,000  13.38%   2,216,442    >     4.0%   3,324,664    >   6.0%
                                                              ---                       ---

Tier I Capital To
(Average Assets)               7,414,000   9.21%   3,219,978    >     4.0%   4,024,973    >   5.0%
                                                              ---                       ---

AS OF DECEMBER 31, 2002

Total Risk-Based Capital To
(Risk-Weighted Assets)        $7,584,000  14.70%  $4,127,347    >     8.0%  $5,159,184    >  10.0%
                                                              ---                       ---

Tier I Capital To
(Risk-Weighted Assets)         6,977,000  13.50%   2,067,259    >     4.0%   3,100,889    >   6.0%
                                                              ---                       ---

Tier I Capital To
(Average Assets)               6,977,000   9.90%   2,818,990    >     4.0%   3,523,737    >   5.0%
                                                              ---                       ---

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


T.   QUARTERLY DATA - UNAUDITED
     --------------------------

                                                      YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
                                                                2003
                                          -------------------------------------------------
                                            Fourth        Third       Second       First
                                            Quarter      Quarter      Quarter     Quarter
                                          -----------  -----------  -----------  ----------
Interest and dividend income              $  996,179   $  998,827   $1,019,916   $ 995,013
Interest expense                            (324,019)    (338,536)    (366,066)   (346,425)
                                          -----------  -----------  -----------  ----------
Net interest income                          672,160      660,291      653,850     648,588
Provision for loan losses                   (210,000)     (60,000)     (44,500)    (42,000)
                                          -----------  -----------  -----------  ----------

Net interest income after
 provision for loan losses                   462,160      600,291      609,350     606,588
Noninterest income (charges)                 121,108      146,202      133,540     168,878
Noninterest expenses                        (558,417)    (532,189)    (562,367)   (523,647)
                                          -----------  -----------  -----------  ----------

Income before income taxes                    24,851      214,304      180,523     251,819
(Provision for) benefit of income taxes        3,495      (61,322)     (52,647)    (76,630)
                                          -----------  -----------  -----------  ----------
Net Income                                $   28,346   $  152,982   $  127,876   $ 175,189
                                          ===========  ===========  ===========  ==========

Earnings per common share:
  Basic                                   $     0.04   $     0.21   $     0.17   $    0.24
                                          ===========  ===========  ===========  ==========
  Diluted                                 $     0.04   $     0.21   $     0.17   $    0.24
                                          ===========  ===========  ===========  ==========

                                                                  2002
                                          -------------------------------------------------
                                            Fourth        Third       Second       First
                                            Quarter      Quarter      Quarter     Quarter
----------------------------------------  -----------  -----------  -----------

Interest and dividend income              $1,039,461   $1,041,082   $1,017,746   $ 986,654
Interest expense                            (368,665)    (375,193)    (385,120)   (401,913)
                                          -----------  -----------  -----------  ----------
Net interest income                          670,796      665,889      632,626     584,741
Provision for loan losses                    (37,500)     (37,500)     (37,500)    (37,500)
                                          -----------  -----------  -----------  ----------

Net interest income after
provision for loan loss                      633,296      628,389      595,126     547,241
Noninterest income (charges)                 168,929      145,462      133,747     127,637
Noninterest expenses                        (524,383)    (511,557)    (520,320)   (509,738)
                                          -----------  -----------  -----------  ----------

Income before income taxes                   277,842      262,294      208,553     165,140
Provision for income taxes                   (76,312)     (81,273)     (62,214)    (48,157)
                                          -----------  -----------  -----------  ----------
Net Income                                $  201,530   $  181,021   $  146,339   $ 116,983
                                          ===========  ===========  ===========  ==========

Earnings per common share:
  Basic                                   $     0.27   $     0.25   $     0.20   $    0.16
                                          ===========  ===========  ===========  ==========
  Diluted                                 $     0.27   $     0.25   $     0.20   $    0.16
                                          ===========  ===========  ===========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================


U.   CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
     ----------------------------------------------------

     Condensed parent company financial information on CBC Holding Company at December 31, 2003 and 2002, is as follows:


BALANCE  SHEETS

                                                                 As of December 31,
                                                                ----------------------
                                                                   2003        2002
                                                                ----------  ----------
ASSETS
  Cash in subsidiary                                            $   51,878  $   87,616
  Investment in subsidiary, at equity in underlying net assets   9,131,585   8,772,336
  Accrued income and other assets                                   47,750           -
                                                                ----------  ----------
    Total Assets                                                $9,231,213  $8,859,952
                                                                ==========  ==========
LIABILITIES
  Other expenses and accrued liabilities                        $   44,409  $    6,208
                                                                ----------  ----------
SHAREHOLDERS' EQUITY
  Common stock, $1 par value; authorized  10,000,000 shares, issued and outstanding 731,904 and 731,904 in 2003 and
    2002, respectively                                             731,904     731,904
  Additional paid-in capital surplus                             6,816,170   6,816,170
  Retained earnings                                              1,590,211   1,179,008
  Accumulated other comprehensive income                            48,519     126,662
                                                                ----------  ----------
    Total shareholders' equity                                   9,186,804   8,853,744
                                                                ----------  ----------
      Total Liabilities and Shareholders' Equity                $9,231,213  $8,859,952
                                                                ==========  ==========


STATEMENTS  OF  INCOME  AND  RETAINED  EARNINGS

                                                                 Years Ended December 31,
                                                            ------------------------------------
                                                               2003         2002         2001
                                                            -----------  -----------  ----------
REVENUES
  Dividend Income                                           $   75,000   $        -   $  60,000
                                                            -----------  -----------  ----------
EXPENSES
  Other                                                         42,339       36,799      47,774
                                                            -----------  -----------  ----------
INCOME (LOSS) BEFORE TAXES AND EQUITY INCOME OF SUBSIDIARY      32,661      (36,799)     12,226
  Benefit of income taxes                                       14,341       12,389      16,765
                                                            -----------  -----------  ----------
INCOME (LOSS) BEFORE EQUITY INCOME OF SUBSIDIARY                47,002      (24,410)     28,991
  Equity in undistributed income of subsidiary                 437,391      670,283     410,934
                                                            -----------  -----------  ----------
NET INCOME                                                     484,393      645,873     439,925
RETAINED EARNINGS, BEGINNING                                 1,179,008      533,135     563,876
  Stock and cash dividends                                     (73,190)           -    (470,666)
                                                            -----------  -----------  ----------
RETAINED EARNINGS, ENDING                                   $1,590,211   $1,179,008   $ 533,135
                                                            ===========  ===========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31,2003

================================================================================

STATEMENTS  OF  CASH  FLOWS

                                                                   Years Ended December 31,
                                                               ----------------------------------
                                                                  2003        2002        2001
                                                               ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 484,393   $ 645,873   $ 439,925
  Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Equity in undistributed income of subsidiary                  (437,391)   (670,283)   (410,934)
  Net change in operating assets and liabilities:
    Accrued income and other assets                              (47,750)     39,174    (156,027)
    Accrued expenses and other liabilities                        38,200     (30,105)    155,232
                                                               ----------  ----------  ----------
      Net cash provided by (used in) operating activities         37,452     (15,341)     28,196
                                                               ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid                                            (73,190)          -      (3,012)
                                                               ----------  ----------  ----------
      Net cash used in financing activities                      (73,190)          -      (3,012)
                                                               ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (35,738)    (15,341)     25,184
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    87,616     102,957      77,773
                                                               ----------  ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $  51,878   $  87,616   $ 102,957
                                                               ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

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

FINANCIAL  CONDITION
--------------------
The Company's total assets of $83,797 thousand at December 31, 2003 was an increase of 14.6% from $73,304 thousand at December 31, 2002. Average total assets for the year ended December 31, 2003 increased 14.3% to $77,794 thousand from $68,052 thousand for the year ended December 31, 2002. At December 31, 2003, total deposits had increased 15.9% to $74,319 thousand from $64,092 thousand at December 31, 2002. Total loans had grown 5.7% to $52,772 thousand from $49,907 thousand at December 31, 2002. This represented a loan to deposit ratio at December 31, 2003 of 71.0%, compared to 77.9% at December 31, 2002.
Based on average loans of $52,589 thousand and average deposits of $68,409 thousand for the year ended December 31, 2003, the average loan to deposit ratio was 76.9%. Earning assets represented approximately 93.2% and 91.6% of total assets at December 31, 2003 and 2002, respectively.

CAPITAL

At December 31, 2003 and 2002, the Bank's capital position was well in excess of FDIC guidelines to meet the definition of "well-capitalized". Based on the level of the Bank's risk-weighted assets at December 31, 2003 and 2002, the Bank had $2.6 and $2.4 million, respectively, more capital than necessary to satisfy the "well-capitalized" criteria. The Bank's capital adequacy is monitored quarterly by the Bank's Asset/Liability Committee, as assets and liabilities grow, mix and pricing strategies are developed.

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

================================================================================


LIQUIDITY

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans. At December 31, 2003, the securities available for sale, exclusive of unrealized gains and losses, had decreased from $5,842 thousand at December 31, 2002 to $5,546 thousand at December 31, 2003, a decrease of $296 thousand or 5.1%. Securities held to maturity increased from $2,500 thousand at December 31, 2002 to $6,656 thousand at December 31, 2003, an increase of $4,156 thousand or 166.2%. Federal funds sold had increased $3,888 thousand to $12,166 thousand at December 31, 2003, up from $8,278 thousand at December 31, 2002. This increase in Federal funds sold is primarily due to a 15.9% increase in deposits to $74,319 thousand at December 31, 2003 from $64,092 thousand at December 31, 2002.

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

NET  INCOME

For the years ended December 31, 2003 and 2002, the Company had net income of $484 thousand ($0.66 per share) and $646 thousand ($0.88 per share), respectively. This decrease was primarily attributable to the Company's $206 increase in the provision for loan losses over the amount recorded in 2002.

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

================================================================================


The following table shows the related results of operations ratios for Assets and Equity for the years ended December 31, 2003 and 2002:

                                      (Dollars in Thousands)
                                         2003        2002
                                      ----------  ----------
Interest Income                        $  4,010   $   4,085
Interest Expense                       $  1,375   $   1,531
Net Interest Income                    $  2,635   $   2,554
Provision for Loan Losses              $    357   $     150
Net Earnings                           $    484   $     646
Net Earnings Per Share                 $   0.66   $    0.88
Total Average Stockholder's Equity     $  9,013   $   8,385
Total Average Assets                   $ 77,794   $  68,052
Return on average assets                   0.62%       0.95%
Return on average equity                   5.37%       7.69%
Average equity to average asset ratio     11.59%      12.34%

INTEREST INCOME / INTEREST EXPENSE

For the period ended December 31, 2003, interest income from loans and investments, including loan fees of $166 thousand, was $4,010 thousand, representing a yield of 5.55% on average earning assets of $72,263 thousand. Interest expense was $1,375 thousand, representing a cost of 2.30% on average interest bearing liabilities of $59,874 thousand. Net interest income was $2,635 thousand producing a net yield of 3.65% on average earning assets.

For the period ended December 31, 2002, interest income from loans and investments, including loan fees of $163 thousand, was $4,085 thousand representing a yield of 6.54% on average earning assets of $62,489 thousand. Interest expense was $1,531 thousand, representing a cost of 2.96% on average interest bearing liabilities of $51,659 thousand. Net interest income was $2,554 thousand, producing a net yield of 4.09% on average earning assets.

ASSET  QUALITY

The provision for loan losses for the years ended December 31, 2003 and 2002 was $357 thousand and $150 thousand, respectively. Total loan charge-offs were $207 thousand and $109 thousand for the years ended December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, the Bank had loans past due 90 days or more of $167 thousand and $139 thousand, respectively. At December 31, 2003 and 2002, the Bank had non-accrual loans of $208 and $-0- thousand, respectively. The allowance for loan losses at December 31, 2003 and 2002 was $781 thousand and $607 thousand, respectively. This represents 1.48% and 1.22% of total loans at December 31, 2003 and 2002, respectively.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

================================================================================


In addition, management performs an on-going loan review process. All new loans are risk rated under loan policy guidelines. On a quarterly basis, the composite risk ratings are evaluated in a model that assesses the adequacy of the current allowance for loan losses, and this evaluation is presented to the Board of Directors each quarter. Large loans are reviewed periodically. Risk ratings may be changed if it appears that new loans may not have received the proper initial grading or, if on existing loans, credit conditions have improved or worsened.

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

NON-INTEREST  INCOME

Non-interest income excluding gains on sales of investments for the years ended December 31, 2003 and 2002 was $568 thousand and $574 thousand, respectively. This consisted primarily of service charges on deposit accounts, which were $432 thousand and $455 thousand for the years ended December 31, 2003 and 2002, respectively. Service charges on deposit accounts are evaluated against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base.

NON-INTEREST  EXPENSE

Non-interest expense for the years ended December 31, 2003 and 2002 was $2,177 thousand and $2,066 thousand, respectively. This consisted primarily of salaries and benefits, which were $1,084 thousand and $1,020 thousand for the years ended December 31, 2003 and 2002, respectively. Other major expenses included in non-interest expense for the year ended December 31, 2003 included supplies of $65 thousand, directors' fees of $69 thousand, and data processing of $42 thousand. Other major expenses included in non-interest expense for the year ended December 31, 2002 included supplies of $59 thousand, directors' fees of $59 thousand, and data processing of $35 thousand.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

================================================================================


The Bank's interest rate sensitivity position at December 31, 2003 is set forth in the table below:

                                                   0-90     91-180   181-365    Over 1 Year      Over
                                                   Days      Days      Days     thru 5 Years    5 Years
                                                 --------  --------  --------  --------------  ---------
INTEREST RATE SENSITIVE ASSETS:
  Loans                                          $21,139   $ 2,917   $ 5,339   $      20,747   $  2,420
  Securities                                       1,578         -     1,000           5,146      5,179
  FHLB Stock                                         166         -         -               -          -
  Federal Funds Sold                              12,166         -         -               -          -
                                                 --------  --------  --------  --------------  ---------
      Total Interest Rate Sensitive Assets       $35,049   $ 2,917   $ 6,339   $      25,893   $  7,599
                                                 --------  --------  --------  --------------  ---------

INTEREST RATE SENSITIVE LIABILITIES:
  Interest Bearing Demand Deposits               $     -   $     -   $     -   $           -   $ 13,945
  Savings and Money Market Deposits               10,125         -         -               -      4,539
  Time Deposits                                    9,285     7,680     9,923           9,754          -
                                                 --------  --------  --------  --------------  ---------
      Total Interest Rate Sensitive Liabilities  $19,410   $ 7,680   $ 9,923   $       9,754   $ 18,484
                                                 --------  --------  --------  --------------  ---------
Interest Rate Sensitivity GAP                    $15,639   $(4,763)  $(3,584)  $      16,139   $(10,885)
                                                 --------  --------  --------  --------------  ---------

Cumulative Interest Rate Sensitivity GAP         $15,639   $10,876   $ 7,292   $      23,431   $ 12,546
                                                 --------  --------  --------  --------------  ---------
Cumulative GAP as a % of total assets
  at December 31, 2003                             18.67%    12.99%     8.71%          27.98%     14.98%
                                                 --------  --------  --------  --------------  ---------
Cumulative GAP as a % of total assets
  at December 31, 2002                             15.45%    12.28%     8.61%          30.29%    -13.20%
                                                 --------  --------  --------  --------------  ---------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

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

At December 31, 2003, the above gap analysis indicates a positive cumulative gap position thru the one-year time interval of $7,292 thousand. A positive gap position indicates that the Company's rate sensitive assets will reprice faster than its rate sensitive liabilities. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short-term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates. Approximately $37,013 thousand (56.95%) of rate sensitive liabilities reprice within one year and $44,305 thousand (56.72%) of rate sensitive assets reprice within one year.

OFFICERS  OF  CBC  HOLDING  COMPANY
-----------------------------------

SIDNEY S. (BUCK) ANDERSON, JR., Chairman of the Board

JOHN T. CROLEY, Vice Chairman and Secretary

GEORGE M. RAY, President and Chief Executive Officer

EXECUTIVE  OFFICERS  OF  COMMUNITY  BANKING  COMPANY  OF  FITZGERALD
--------------------------------------------------------------------

SIDNEY S. (BUCK) ANDERSON, JR., Chairman of the Board

JOHN T. CROLEY, Vice Chairman and Secretary

GEORGE M. RAY, President and Chief Executive Officer

DIRECTORS  OF  CBC  HOLDING  COMPANY  AND COMMUNITY BANKING COMPANY OF FITGERALD
--------------------------------------------------------------------------------

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

W. P. HERLOVICH - Emeritus Director

CLAYTON JAY, JR. - Emeritus Director

LEE PHILLIP LILES, Agency Manager - Georgia Farm Bureau Mutual Insurance Co.

STEVEN L. MITCHELL, Tree Farmer, Co-Owner - Irwin Timber Company

JAMES A. PARROTT, II, Owner - Standard Supply Co. & Building Materials, Inc.

JACK F. PAULK - Emeritus Director

GEORGE M. RAY, President and Chief Executive Officer of the Company and the Bank

HULIN REEVES, JR., Farmer

ROBERT E. SHERRELL, Attorney, Jay, Sherrell & Smith

JOHN EDWARD SMITH, III, Attorney, Jay, Sherrell & Smith

CHARLES A. CLARK, SR., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

WYNDALL L. WALTERS, President - Fitzgerald Ford, Lincoln, Mercury

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF CBC HOLDING COMPANY 2003 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO GEORGE M. RAY, PRESIDENT, CBC HOLDING COMPANY, 102 WEST ROANOKE DRIVE, FITZGERALD, GEORGIA 31750.