Form 10KSB, Exhibit 13
period 2004-12-31
CBC HOLDING CO
filed 2005-03-30
CIK 1038359

EXHIBIT 13.1


                       2004 ANNUAL REPORT TO SHAREHOLDERS

                               CBC HOLDING COMPANY
                                  AND SUBSIDIARY

                                  ANNUAL REPORT

                          YEAR ENDED DECEMBER 31, 2004

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004

================================================================================

                                TABLE OF CONTENTS
                                -----------------


                                                                          Page
                                                                          ----

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. . . . . . . . . . .1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . 2

  Consolidated Statements of Changes in Shareholders' Equity. . . . . . . . 3

  Consolidated Statements of Income. . . . . . . . . . . . . . . . . . . . .4

  Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . . . .5

  Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . 6

MANAGEMENT'S DISCUSSION AND ANALYSIS. . . . . . . . . . . . . . . . . . . .26

     CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

     The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 1, 2005 there were 635 holders of record of the Company's Common Stock. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized. On April 10, 2004, the Company paid a $.10 per share dividend to shareholders of record as of March 17, 2004. On May 15, 2003, the Company paid a $.10 per share dividend to shareholders of record as of April 16, 2003.

     This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Thigpen, Jones, Seaton & Co., P.C.                   Scotty C. Jones, CPA
                                                     Frank W. Seaton, Jr., CPA
CERTIFIED PUBLIC ACCOUNTANTS                         Tracy G. Smith, CPA
BUSINESS CONSULTANTS                                 Grayson Dent, CPA
1004 Hillcrest Parkway  P.O. Box 400                 Robyn T. Tanner, CPA
Dublin, Georgia 31040-0400                           Rhonda M. Norris, CPA
Tel 478-272-2030  Fax 478-272-3318                   Spencer L. Tydings, CPA
E-mail tjs@tjscpa.com                                Becky G. Hines, CPA
                                                     Donna H. Lumley, CPA
                                                     Lori Y. Norton, CPA
                                                     T. Garrett Westbrook, CPA
                                                     Cristi H. Jones, CPA
                                                     Matthew C. Jones, CPA
                                                     ---------------------------
                                                     Robert E. Thigpen, Jr., CPA



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


Board of Directors
CBC Holding Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/Thigpen, Jones, Seaton & Co,. PC

March 16, 2005
Dublin, Georgia

                                CBC HOLDING COMPANY AND SUBSIDIARY
                                   CONSOLIDATED BALANCE SHEETS
=======================================================================================================
                                                                         As of December 31,
                                                             ------------------------------------------
ASSETS                                                               2004                   2003
                                                             --------------------  --------------------
Cash and due from banks                                      $         $2,976,791  $          2,068,909
Federal funds sold                                                    10,787,000             12,166,000
                                                             --------------------  --------------------
  Total cash and cash equivalents                                      13,763,791            14,234,909
                                                             --------------------  --------------------

Securities available for sale, at fair value                            6,719,299             5,619,920
Securities held to maturity, at cost                                    6,248,958             6,656,222
Federal Home Loan Bank stock, restricted, at cost                         167,600               165,900
Other debt securities                                                   1,000,000               700,000

Loans, net of unearned income                                          53,163,589            52,771,755
Less - allowance for loan losses                                        (855,612)             (780,566)
                                                             --------------------  --------------------
  Loans, net                                                           52,307,977            51,991,189
                                                             --------------------  --------------------

Bank premises and equipment, net                                        2,007,772             2,005,462
Intangible assets, net of amortization                                  1,668,127             1,668,127
Other real estate                                                               -                99,971
Accrued interest receivable                                               559,242               535,601
Other assets                                                               51,084               119,967
                                                             --------------------  --------------------
  TOTAL ASSETS                                                $        84,493,850  $         83,797,268
                                                             ====================  ====================

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Non-interest bearing                                      $           9,586,184   $         9,619,356
  Interest bearing                                                     64,858,734            64,699,825
                                                             --------------------  --------------------
  Total deposits                                                       74,444,918            74,319,181

Accrued interest payable                                                   95,542               108,678
Accrued expenses and other liabilities                                    211,216               182,605
                                                             --------------------  --------------------
  Total liabilities                                                       306,758               291,283
                                                             --------------------  --------------------

Shareholders' Equity:
  Common stock, $1 par value, authorized 10,000,000 shares,
    issued and outstanding 731,904 in 2004 and 2003                       731,904               731,904
  Paid-in capital surplus                                               6,816,170             6,816,170
  Retained earnings                                                     2,196,625             1,590,211
  Accumulated other comprehensive income (loss)                           (2,525)                48,519
                                                             --------------------  --------------------
    Total shareholders' equity                                          9,742,174             9,186,804
                                                             --------------------  --------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $         84,493,850  $         83,797,268
                                                             ====================  ====================


                    See Accompanying Notes to Consolidated Financial Statements.

                                CBC HOLDING COMPANY AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
======================================================================================================
                                                                            ACCUMULATED
                                                  PAID-IN                      OTHER
                                        COMMON    CAPITAL     RETAINED     COMPREHENSIVE
                                        STOCK     SURPLUS     EARNINGS     INCOME (LOSS)      TOTAL
                                       --------  ----------  -----------  ---------------  -----------
BALANCE,  DECEMBER 31, 2001            $731,904  $6,816,170  $  533,135   $       75,034   $8,156,243
    Cash dividends                            -           -           -                -            -
  Comprehensive income:
    Net income                                -           -     645,873                -      645,873
    Valuation allowance adjustment on
      securities available for sale           -           -           -           51,628       51,628
                                                                                           -----------
        Total comprehensive income                                                            697,501
                                       --------  ----------  -----------  ---------------  -----------
BALANCE,  DECEMBER 31, 2002             731,904   6,816,170   1,179,008          126,662    8,853,744
                                                                                           -----------
    Cash dividends                            -           -     (73,190)               -      (73,190)
  Comprehensive income:
    Net income                                -           -     484,393                -      484,393
    Valuation allowance adjustment on
      securities available for sale           -           -           -          (78,143)     (78,143)
                                                                                           -----------
        Total comprehensive income                                                            406,250
                                       --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2003              731,904   6,816,170   1,590,211           48,519    9,186,804
                                                                                           -----------
    Cash dividends                            -           -     (73,190)               -      (73,190)
  Comprehensive income:
    Net income                                -           -     679,604                -      679,604
    Valuation allowance adjustment on
      securities available for sale           -           -           -          (51,044)     (51,044)
                                                                                           -----------
        Total comprehensive income                                                            628,560
                                       --------  ----------  -----------  ---------------  -----------
BALANCE, DECEMBER 31, 2004             $731,904  $6,816,170  $2,196,625   $       (2,525)  $9,742,174
                                       ========  ==========  ===========  ===============  ===========


                    See Accompanying Notes to Consolidated Financial Statements.

                                CBC HOLDING COMPANY AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF INCOME
=============================================================================================
                                                                 Years Ended December 31,
                                                           ----------------------------------
                                                              2004        2003        2002
                                                           ----------  ----------  ----------
INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans                               $3,529,639  $3,534,981  $3,577,343
  Interest on securities:
    Taxable income                                            319,576     234,188     277,148
    Non-taxable income                                         69,022     102,740     104,243
  Income on federal funds sold                                 91,855     104,514      96,153
  Other interest income                                        60,213      33,512      30,056
                                                           ----------  ----------  ----------
    Total interest and dividend income                      4,070,305   4,009,935   4,084,943
                                                           ----------  ----------  ----------

INTEREST EXPENSE:
  Deposits                                                  1,139,738   1,375,046   1,530,891
  Other interest expense                                            -           -           -
                                                           ----------  ----------  ----------
    Total interest expense                                  1,139,738   1,375,046   1,530,891
                                                           ----------  ----------  ----------

Net interest income before provision for loan losses        2,930,567   2,634,889   2,554,052
Less - provision for loan losses                              240,000     356,500     150,000
                                                           ----------  ----------  ----------
    Net interest income after provision for loan losses     2,690,567   2,278,389   2,404,052
                                                           ----------  ----------  ----------

NONINTEREST INCOME:
  Service charges on deposit accounts                         458,656     432,019     455,435
  Other service charges, commissions and fees                  72,376     107,722      83,172
  Gain on sales / calls of investment securities                1,748       2,166       1,311
  Other income                                                 56,662      27,821      35,857
                                                           ----------  ----------  ----------
    Total noninterest income                                  589,442     569,728     575,775
                                                           ----------  ----------  ----------

NONINTEREST EXPENSE:
  Salaries                                                    888,758     836,035     786,658
  Employee benefits                                           286,089     247,507     232,898
  Net occupancy expense                                       197,873     196,739     188,473
  Equipment rental and depreciation of equipment              192,088     165,269     169,609
  Other expenses                                              764,825     731,070     688,360
                                                           ----------  ----------  ----------
    Total noninterest expense                               2,329,633   2,176,620   2,065,998
                                                           ----------  ----------  ----------

INCOME BEFORE INCOME TAXES                                    950,376     671,497     913,829
  Provision for income taxes                                  270,772     187,104     267,956
                                                           ----------  ----------  ----------
NET INCOME                                                 $  679,604  $  484,393  $  645,873
                                                           ==========  ==========  ==========

EARNINGS PER SHARE:
  Basic                                                    $     0.93  $     0.66  $     0.88
                                                           ==========  ==========  ==========
  Diluted                                                  $     0.93  $     0.66  $     0.88
                                                           ==========  ==========  ==========


                    See Accompanying Notes to Consolidated Financial Statements.

                                    CBC HOLDING COMPANY AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
=============================================================================================================
                                                                              Years Ended December 31,
                                                                      ---------------------------------------
                                                                          2004          2003          2002
                                                                      ------------  ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $   679,604   $   484,393   $   645,873
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                             240,000       356,500       150,000
    Depreciation                                                          187,915       160,773       165,278
    Net amortization on securities                                        210,903        70,624        37,305
    Gain on sales / calls of investment securities                        (1,748)       (2,166)       (1,311)
    Changes in accrued income and other assets                             45,242      (24,124)       154,371
    Changes in accrued expenses and other liabilities                      41,770      (27,107)      (32,114)
                                                                      ------------  ------------  -----------
      Net cash provided by operating activities                         1,403,686     1,018,893     1,119,402
                                                                      ------------  ------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans to customers                                      (556,788)   (3,186,801)   (7,096,455)
  Purchase of available for sale securities                           (4,124,945)   (2,587,672)             -
  Proceeds from maturities/calls of available for sale securities       2,312,000     2,852,055     2,638,674
  Purchase of mortgage backed securities                                        -   (1,013,111)             -
  Proceeds from maturities/calls of mortgage backed securities          1,332,785             -             -
  Purchase of other debt securities                                     (300,000)     (500,000)             -
  Purchase of held to maturity securities                             (1,498,449)   (7,214,641)   (3,014,026)
  Proceeds from maturities/calls of held to maturity securities         1,000,000     4,034,672       500,000
  Purchases of Federal Home Loan Bank stock                               (1,700)             -             -
  Proceeds from redemption of Federal Home Loan Bank stock                      -        59,100             -
  Property and equipment expenditures                                   (190,225)     (295,331)      (87,430)
  Proceeds from sales of repossessed assets                                99,971        40,000             -
                                                                      ------------  ------------  -----------
      Net cash used in investing activities                           (1,927,351)   (7,811,729)   (7,059,237)
                                                                      ------------  ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                                  125,737     10,227,013    7,957,505
  Cash dividends paid                                                     (73,190)      (73,190)            -
                                                                      ------------  ------------  -----------
      Net cash provided by financing activities                            52,547     10,153,823    7,957,505
                                                                      ------------  ------------  -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (471,118)    3,360,987     2,017,670
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           14,234,909    10,873,922     8,856,252
                                                                      ------------  ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                $ 3,763,791   $ 4,234,909   $10,873,922
                                                                      ============  ============  ===========


                    See Accompanying Notes to Consolidated Financial Statements.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

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

     2.   REPORTING  ENTITY  -  The  Company  was  incorporated  as  a  Georgia
          -----------------
          corporation on October 15, 1996 for the purpose of acquiring all of the issued and outstanding shares of common stock of the Bank. The Bank provides a variety of financial services to individuals and small businesses through its office in South Georgia. The Bank offers a full range of commercial and personal loans. The Bank makes loans to individuals for purposes such as home mortgage financing, personal vehicles, various consumer purchases and other personal and family needs. The Bank makes commercial loans to businesses for purposes such as providing equipment and machinery purchases, commercial real estate purchases and working capital. The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

          The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

     3.   SECURITIES  -  The  classification  of securities is determined at the
          ----------
          date of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis.

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

          Held to maturity securities, primarily debt securities are stated at cost, net of the amortization of premium and the accretion of discount. The Company intends and has the ability to hold such securities on a long-term basis or until maturity.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

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

     8.   INTANGIBLE  ASSETS  -  Prior to 2002, goodwill was amortized using the
          ------------------
          straight-line method over fifteen years. The original amount of goodwill was $2,692,939 and has an accumulated amortization at December 31, 2004 and 2003 of $1,024,812, resulting in an unamortized balance of $1,668,127. No amortization was charged to operations for the years ended December 31, 2004, 2003 and 2002. Financial Accounting

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

          Standard 142 became effective for the year ending December 31, 2002. Under this Standard, goodwill with an indefinite life is not amortized, but evaluated annually for impairment and to determine if its life is still indefinite. At December 31, 2004, goodwill had no impairment and still had an indefinite life; accordingly, no impairment loss is recorded for the year.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

          Amounts charged to advertising expense are as follows:

                                  Years Ended December 31,
                                 -------------------------
                                  2004      2003     2002
                                 -------  -------  -------
Advertising cost                 $39,123  $42,810  $42,989

     13.  EARNINGS PER COMMON SHARE - Basic earnings per share represents income
          -------------------------
          available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. The Company has no stock options outstanding at December 31, 2004.

          Earnings  per  common share have been computed based on the following:

                                                           Years Ended December 31,
                                                         ----------------------------
                                                           2004      2003      2002
                                                         --------  --------  --------
Net income                                               $679,604  $484,393  $645,873
  Less:  preferred stock dividends                              -         -         -
                                                         --------  --------  --------
  Net income applicable to common stock                  $679,604  $484,393  $645,873
                                                         ========  ========  ========
  Average number of common shares outstanding             731,904   731,904   731,904
  Effect of dilutive options, warrants, etc.                    -         -         -
                                                         --------  --------  --------
  Average number of common shares outstanding
    used to calculate diluted earnings per common share   731,904   731,904   731,904
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

          The components of other comprehensive income and related tax effects are as follows:

                                              Years Ended December 31,
                                          --------------------------------
                                            2004        2003       2002
                                          ---------  ----------  ---------
Unrealized holding gains (losses) on
  available-for-sale securities           $(79,087)  $(116,232)   $78,224

Reclassification adjustment for gains
  realized in income                         1,748      (2,166)         -
                                          ---------  ----------  ---------
Net unrealized gains (losses)              (77,339)   (118,398)    78,224
Tax effect                                  26,295      40,255    (26,596)
                                          ---------  ----------  ---------
Net-of-tax amount                         $(51,044)  $ (78,143)  $ 51,628
                                          =========  ==========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     15.  RECLASSIFICATIONS  -  Certain  accounts  in  the  prior-year financial
          -----------------
          statements have been reclassified to conform with the presentation of current year financial statements.

B.   INVESTMENT SECURITIES
     ----------------------

     Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt and equity securities held at December 31, 2004 and 2003. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2004 and 2003.

     The  book  and  market  values  of  securities  AVAILABLE  FOR  SALE  were:

                                               AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                  COST        GAINS        LOSSES     MARKET VALUE
                                               ----------  -----------  ------------  -------------
DECEMBER 31, 2004
 Non-mortgage backed debt securities of :
  U.S. Treasury obligations                    $        -  $         -  $         -   $           -
  U.S. agencies                                 4,500,070            -      (36,270)      4,463,800
  State and political subdivisions              1,428,008       25,418            -       1,453,426
  Other investments                                     -            -            -               -
                                               ----------  -----------  ------------  -------------
    Total non-mortgage backed debt securities   5,928,078       25,418      (36,270)      5,917,226
 Mortgage backed securities                       795,047        7,026            -         802,073
 Equity securities                                      -            -            -               -
                                               ----------  -----------  ------------  -------------
          Total                                $6,723,125  $    32,444  $   (36,270)  $   6,719,299
                                               ==========  ===========  ============  =============
DECEMBER 31, 2003
 Non-mortgage backed debt securities of :
  U.S. Treasury obligations                    $        -  $         -  $         -   $           -
  U.S. agencies                                 2,035,495        7,650          (21)      2,043,124
  State and political subdivisions              2,245,779       58,451            -       2,304,230
  Other investments                                     -            -            -               -
                                               ----------  -----------  ------------  -------------
    Total non-mortgage backed debt securities   4,281,274       66,101          (21)      4,347,354
 Mortgage backed securities                     1,265,132       15,498       (8,064)      1,272,566
 Equity securities                                      -            -            -               -
                                               ----------  -----------  ------------  -------------
          Total                                $5,546,406  $    81,599  $    (8,085)  $   5,619,920
                                               ==========  ===========  ============  =============

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     The book and market values of securities HELD TO MATURITY were:

                                                 AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                    COST        GAINS        LOSSES     MARKET VALUE
                                                 ----------  -----------  ------------  -------------
DECEMBER 31, 2004
 Non-mortgage backed debt securities of :
  U.S. Treasury obligations                      $        -  $         -  $         -   $           -
  U.S. agencies                                   4,335,484       14,344       (7,590)      4,342,238
  State and political subdivisions                        -            -            -               -
                                                 ----------  -----------  ------------  -------------
    Total non-mortgage backed debt securities     4,335,484       14,344       (7,590)      4,342,238
 Mortgage backed securities                       1,913,474            -      (23,317)      1,890,157
 Equity securities                                        -            -            -               -
                                                 ----------  -----------  ------------  -------------
          Total                                  $6,248,958  $    14,344  $   (30,907)  $   6,232,395
                                                 ==========  ===========  ============  =============
DECEMBER 31, 2003
 Non-mortgage backed debt securities of :
  U.S. Treasury obligations                      $        -  $         -  $         -   $           -
  U.S. agencies                                   3,477,855       25,116         (511)      3,502,460
  State and political subdivisions                        -            -            -               -
                                                 ----------  -----------  ------------  -------------
    Total non-mortgage backed debt securities     3,477,855       25,116         (511)      3,502,460
 Mortgage backed securities                       3,178,367            -      (17,646)      3,160,721
 Equity securities                                        -            -            -               -
                                                 ----------  -----------  ------------  -------------
          Total                                  $6,656,222  $    25,116  $   (18,157)  $   6,663,181
                                                 ==========  ===========  ============  =============

     The book and market values of pledged securities were as follows:

                                     December 31,
                              ------------------------
                                 2004         2003
                              -----------  -----------
Book value                    $11,313,700  $10,279,432
                              ===========  ===========
Market value                  $11,295,617  $10,329,011
                              ===========  ===========

     At December 31, 2004, the bank had other debt securities in the form of two trust preferred securities in the amount of $1,000,000; one in the amount of $500,000 at a fixed rate of 6.25% through September 30, 2010, and another in the amount of $500,000 at a quarterly floating rate.

     The amortized cost and estimated market value of non-mortgage backed debt securities held to maturity and available for sale at December 31, 2004 and 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

                                                      AVAILABLE FOR SALE
                                            ----------------------------------------
                                             Amortized Cost   Estimated Market Value
                                            ---------------  -----------------------
DECEMBER 31, 2004
Non-mortgage backed securities:
  Due in one year or less                   $       500,084  $               500,269
  Due after one year through five years           4,426,289                4,415,557
  Due after five years through ten years          1,001,705                1,001,400
  Due after ten years                                     -                        -
                                            ---------------  -----------------------
    Total non-mortgage backed securities    $     5,928,078  $             5,917,226
                                            ===============  =======================

                                             Amortized Cost   Estimated Market Value
                                            ---------------  -----------------------
DECEMBER 31, 2003
Non-mortgage backed securities:
  Due in one year or less                   $     1,071,000  $             1,082,202
  Due after one year through five years           2,172,456                2,225,464
  Due after five years through ten years          1,037,818                1,039,688
  Due after ten years                                     -                        -
                                            ---------------  -----------------------
    Total non-mortgage backed securities    $     4,281,274  $             4,347,354
                                            ===============  =======================

                                                         HELD TO MATURITY
                                            ------------------------------------------
                                              Amortized Cost    Estimated Market Value
                                            -----------------  -----------------------
DECEMBER 31, 2004
  Non-mortgage backed securities:
  Due in one year or less                   $       1,499,761  $             1,496,648
  Due after one year through five years             1,989,843                1,988,300
  Due after five years through ten years              483,404                  495,500
  Due after ten years                                 362,476                  361,790
                                            -----------------  -----------------------
    Total non-mortgage backed securities    $       4,335,484  $             4,342,238
                                            =================  =======================

                                             Amortized Cost   Estimated Market Value
                                            ---------------  -----------------------
DECEMBER 31, 2003
  Non-mortgage backed securities:
  Due in one year or less                   $             -  $                     -
  Due after one year through five years           2,966,609                3,012,615
  Due after five years through ten years            481,246                  489,845
  Due after ten years                                     -                        -
                                            ---------------  -----------------------
    Total non-mortgage backed securities    $     3,447,855  $             3,502,460
                                            ===============  =======================

     The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     At December 31, 2004 and 2003, the Company did not hold investment securities of any single issuer, other than obligations of the U. S. Treasury and other U. S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

     Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                                               December 31, 2004
                                               ------------------------------------------------------
                                                Less Than Twelve Months     More Than Twelve Months
                                               --------------------------  --------------------------
                                               Unrealized     Estimated    Unrealized     Estimated
SECURITIES AVAILABLE FOR SALE                    Losses     Market Value     Losses     Market Value
---------------------------------------------  -----------  -------------  -----------  -------------
Non-mortgage backed debt securities of :
  U.S. Treasury obligations                    $         -  $           -  $         -  $           -
  U.S. agencies                                     37,646      3,964,250            -              -
  State and political subdivisions                       -              -            -              -
  Other investments                                      -              -            -              -
                                               -----------  -------------  -----------  -------------
    Total non-mortgage backed debt securities       37,646      3,964,250            -              -
Mortgage backed securities                               -              -        2,713        274,502
Equity securities                                        -              -            -              -
                                               -----------  -------------  -----------  -------------
          Total                                $    37,646  $   3,964,250  $     2,713  $     274,502
                                               ===========  =============  ===========  =============

SECURITIES HELD TO MATURITY
---------------------------------------------
Non-mortgage backed debt securities of :
  U.S. Treasury obligations                    $         -  $           -  $         -  $           -
  U.S. agencies                                      7,590      2,847,187            -              -
  State and political subdivisions                       -              -            -              -
  Other investments                                      -              -            -              -
                                               -----------  -------------  -----------  -------------
    Total non-mortgage backed debt securities        7,590      2,847,187            -              -
Mortgage backed securities                          11,727        823,421       11,590      1,066,737
Equity securities                                        -              -            -              -
                                               -----------  -------------  -----------  -------------
          Total                                $    19,317  $   3,670,608  $    11,590  $   1,066,737
                                               ===========  =============  ===========  =============

     Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     At December 31, 2004, no debt securities have unrealized losses with aggregate depreciation of 5% from the Company's amortized cost basis. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
--------------------------------------------------------------------------------

C.   LOANS
     -----

     The following is a summary of the loan portfolio by principal categories at December 31, 2004 and 2003:

                                             December 31,
                                      --------------------------
                                          2004          2003
                                      ------------  ------------
Commercial                             $18,186,589   $17,853,755
Real estate - commercial                 9,087,000     8,873,000
Real estate - construction                  93,000       399,000
Real estate - mortgage                  17,114,000    17,421,000
Installment loans to individuals         8,683,000     8,225,000
                                      ------------  ------------
  Total Loans                           53,163,589    52,771,755
Less:
  Unearned discount                             -              -
  Allowance for loan losses              (855,612)     (780,566)
                                      ------------  ------------
    Loans, net                         $52,307,977   $51,991,189
                                      ============  ============

     Overdrafts included in loans were as follows:

                                                December 31,
                                             -----------------
                                               2004     2003
                                             --------  -------
Overdrafts                                   $157,343  $82,300

D.   ALLOWANCE FOR LOAN LOSSES
     -------------------------

     A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                                        December 31,
                                             ---------------------------------
                                                2004        2003       2002
                                             -----------  ---------  ---------
Beginning Balance                            $  780,566   $606,601   $549,795
Add - Provision for possible loan losses        240,000    356,500    150,000
                                             -----------  ---------  ---------
  Subtotal                                    1,020,566    963,101    699,795
                                             -----------  ---------  ---------
Less:
  Loans charged off                             180,598    207,354    109,503
  Recoveries on loans previously charged off    (15,644)   (24,819)   (16,309)
                                             -----------  ---------  ---------
    Net loans charged off                       164,954    182,535     93,194
                                             -----------  ---------  ---------
Balance, end of year                         $  855,612   $780,566   $606,601
                                             ===========  =========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                 December 31,
                                                              ------------------
                                                                2004      2003
                                                              --------  --------
Impaired loans without a valuation allowance                  $      -  $      -
Impaired loans with a valuation allowance                            -         -
                                                              --------  --------
Total impaired loans                                          $      -  $      -
                                                              ========  ========
Valuation allowance related to impaired loans                 $      -  $      -

Total non-accrual loans                                       $182,000  $207,807
Total loans past-due ninety days or more and still accruing   $156,000  $131,000

                                                 Years Ended December 31,
                                              -------------------------------
                                                2004       2003       2002
                                              ---------  ---------  ---------
Average investment in impaired loans          $       -  $       -  $       -
Interest income recognized on impaired loans  $       -  $       -  $       -
Interest income recognized on a cash
  basis on impaired loans                     $       -  $       -  $       -

E.   BANK PREMISES AND EQUIPMENT
     ---------------------------

     The following is a summary of asset classifications and depreciable lives for the Company:

                                                                December 31,
                                                          -------------------------
                                    Useful Lives (Years)     2004           2003
                                    --------------------  -----------   -----------
Land                                                      $  587,048    $   587,047
Banking house and improvements             8-40            1,399,617      1,372,943
Furniture and fixtures                     5-10              772,203        784,666
Software                                    3                157,915        261,455
                                                          -----------  ------------
Total                                                      2,916,783      3,006,111
Less - accumulated depreciation                             (909,011)   (1,000,650)
                                                          -----------  ------------
  Bank premises and equipment, net                        $2,007,772    $ 2,005,461
                                                          ===========  ============

     Depreciation included in operating expenses was as follows:

                     Years Ended December 31,
                   ----------------------------
                     2004      2003      2002
                   --------  --------  --------
Depreciation       $187,915  $160,773  $165,278

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

F.   DEPOSITS
     --------

     The aggregate amount of time deposits exceeding $100,000 and deposit liabilities in NOW accounts are as follows:

                                          December 31,
                                    ------------------------
                                       2004         2003
                                    -----------  -----------
Time deposits exceeding $100,000    $13,225,826  $14,121,025
NOW Accounts                         15,335,940   10,369,027

     The scheduled maturities of time deposits are as follows:

                        December 31, 2004
                       ------------------
2005                   $       21,174,897
2006                            4,500,249
2007                            1,807,706
2008                            5,175,821
2009 and thereafter               956,900
                       ------------------
  Total time deposits  $       33,615,573
                       ==================

G.   SHORT-TERM BORROWINGS
     ---------------------

     The Bank had a line of credit for federal funds purchased of $2,900,000 with correspondent institutions as of December 31, 2004. At December 31, 2004, there was no outstanding balance on this line of credit.

     The Bank had no advances from the Federal Home Loan Bank (FHLB) at December 31, 2004 and 2003. Stock in FHLB, with a carrying value of $167,600 at December 31, 2004 was pledged to FHLB as collateral in the event the Bank requests future advances. The Bank is required to maintain a minimum investment in FHLB stock of the lesser of 0.2% of total assets or $25,000,000, plus 4.5% of total advances while the advance agreement is in effect.

H.   INCOME TAXES
     ------------

     The provision for income taxes for the year ended December 31, 2004, 2003 and 2002 are as follows:

                                    Years Ended December 31,
                                  ----------------------------
                                    2004      2003      2002
                                  --------  --------  --------
Current tax expense               $228,959  $177,250  $222,612
Deferred tax expense                41,813     9,854    45,344
                                  --------  --------  --------
  Net provision for income taxes  $270,772  $187,104  $267,956
                                  ========  ========  ========

     Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

                                                                   Years Ended December 31,
                                                               -------------------------------
                                                                  2004       2003       2002
                                                               ---------  ---------  ---------
Tax on pretax income at statutory rate                          $322,299   $228,309   $310,702
Non-deductible business meals and entertainment                    1,363        801        396
Non-deductible interest expense related to tax-exempt income       1,652      3,372      4,244
Non-deductible social club dues                                      704        816        979
Tax-exempt interest income                                      (26,024)   (34,932)   (35,443)
Effect of deferred tax attributes                               (29,222)   (11,262)   (12,922)
                                                               ---------  ---------  ---------
  Total                                                         $270,772   $187,104   $267,956
                                                               =========  =========  =========
Net effective tax rate                                             28.5%      27.9%      29.3%
                                                               =========  =========  =========

     The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                               Years Ended December 31,
                                                          ----------------------------------
                                                             2004        2003        2002
                                                          ----------  ----------  ----------
Deferred Income Tax Assets:
  Unrealized losses on securities available for sale      $   1,301   $       -   $       -
  Provision for loan losses                                 134,690     126,581      75,344
  Deferred compensation                                           -           -           -
  Organizational costs                                            -           -           -
                                                          ----------  ----------  ----------
    Total deferred tax assets                               135,991     126,581      75,344
                                                          ----------  ----------  ----------
Deferred Income Tax Liabilities:
  Depreciation                                              (81,245)    (70,568)    (63,376)
  Amortization - goodwill                                  (154,144)   (114,899)    (61,000)
  Unrealized gains on available for sale securities               -     (24,995)    (65,250)
                                                          ----------  ----------  ----------
    Total deferred tax liabilities                         (235,389)   (210,462)   (189,626)
                                                          ----------  ----------  ----------
      Net deferred tax liability                          $ (99,398)  $ (83,881)  $(114,282)
                                                          ==========  ==========  ==========

I.   EMPLOYEE BENEFIT PLANS
     ----------------------

     The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations and Company matching contributions were as follows:

                                 Years Ended December 31,
                                -------------------------
                                 2004     2003     2002
                                -------  -------  -------
Administrative fees             $ 2,889  $ 3,024  $ 2,795
Company matching contributions   33,483   24,361   25,822

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

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

     As of January 1, 2005, the amount available for dividends without regulatory consent was $362,863.

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

                                                                       Contract or
                                                                     Notional Amount
                                                                     ----------------
Financial instruments whose contract amount represent credit risk:
  Commitments to extend credit                                       $     10,396,000
  Standby letters of credit                                                   160,000
                                                                     ----------------
    Total                                                            $     10,556,000
                                                                     ================

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

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

     The following is a summary of activity during 2004 with respect to such loans to these individuals:

Balances at Beginning of Year          $1,312,355
  New loans                               887,047
  Repayments                            1,286,675
                                       ----------
Balances at End of Year                $  912,727
                                       ==========

     In addition to the above outstanding balances, there are loan commitments of $2,352,758 available to certain executive officers and directors that were unused as of December 31, 2004.

     The Bank also had deposits from these related parties of approximately $3,265,000 at December 31, 2004.

N.   DISCLOSURES RELATING TO STATEMENT OF CASH FLOWS
     -----------------------------------------------

     Interest  and  Income  Taxes - Cash paid during the period for interest and
     ----------------------------
     income  taxes  was  as  follows:

                                          Years Ended December 31,
                                      ----------------------------------
                                         2004        2003        2002
                                      ----------  ----------  ----------
Interest on deposits and borrowings   $1,152,874  $1,411,775  $1,584,201
                                      ==========  =========   ==========
Income taxes, net                     $  152,250  $  226,712  $  182,229
                                      ==========  ==========  ==========

     Other Noncash Transactions - Noncash transactions relating to investing and
     --------------------------
     financing  activities  were  as  follows:

                                                            Years Ended December 31,
                                                          -----------------------------
                                                            2004       2003      2002
                                                          ---------  ---------  -------
Changes in unrealized gain/loss on investments            $(51,044)  $(78,143)  $51,628
                                                          =========  =========  =======
Transfer of loans to other real estate and other assets   $      -   $164,971   $     -
                                                          =========  =========  =======

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     The carrying amount and estimated fair values of the Bank subsidiary's financial instruments at December 31, 2004 and 2003 are as follows:

                                                           December 31,
                                       --------------------------------------------------
                                                2004                      2003
                                       ------------------------  ------------------------
                                        CARRYING     ESTIMATED    CARRYING     ESTIMATED
                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                       -----------  -----------  -----------  -----------
ASSETS:
  Cash and short-term investments      $13,763,791  $13,763,791  $14,234,909  $14,234,909
  Securities available for sale          6,719,299    6,719,299    5,619,920    5,619,920
  Securities held to maturity            6,248,958    6,232,395    6,656,222    6,663,181
  Loans                                 53,163,589   52,897,771   52,771,755   53,409,013
LIABILITIES:
  Deposits                              74,444,918   74,817,143   74,319,181   73,897,299
UNRECOGNIZED FINANCIAL INSTRUMENTS:
  Commitments to extend credit          10,396,000   10,396,000    9,453,775    9,453,775
  Standby letters of credit                160,000      160,000      248,425      248,425

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

     The Company's bank subsidiary maintains its cash balances in five financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. There were uninsured balances of $18,334 and $8,896 as of December 31, 2004 and 2003, respectively.

Q.   OPERATING  EXPENSES
     -------------------

     Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2004, 2003 and 2002 are as follows:

                                     Years Ended December 31,
                                    -------------------------
                                      2004     2003     2002
                                    -------  -------  -------
Data processing                     $94,242  $81,618  $72,182
Advertising                          39,123   42,810   42,989
Printing, stationary and supplies    83,618   79,020   70,824
Directors fees                       74,400   69,400   58,800

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2004, the most recent notification from the State Department of Banking and Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                          To Be Well Capitalized
                                                                  For Capital             Under Prompt Corrective
                                       Actual                 Adequacy Purposes              Action Provisions
                              ------------------------  -----------------------------  -----------------------------
                                Amount        Ratio       Amount             Ratio       Amount             Ratio
                              -----------  -----------  -----------       -----------  -----------       -----------
DECEMBER 31, 2004

Total Risk-Based Capital To
(Risk-Weighted Assets)        $ 8,748,000       15.73%  $ 4,449,078    >         8.0%  $ 5,561,348    >        10.0%
                                                                       -                              -

Tier I Capital To
(Risk-Weighted Assets)          8,051,000       14.48%    2,224,033    >         4.0%    3,336,050    >         6.0%
                                                                       -                              -

Tier I Capital To
(Average Assets)                8,051,000       10.16%    3,169,685    >         4.0%    3,962,106    >         5.0%
                                                                       -                              -

DECEMBER 31, 2003

Total Risk-Based Capital To
(Risk-Weighted Assets)        $ 8,108,000       14.63%  $ 4,433,630    >         8.0%  $ 5,542,037    >        10.0%
                                                                       -                              -

Tier I Capital To
(Risk-Weighted Assets)          7,414,000       13.38%    2,216,442    >         4.0%    3,324,664    >         6.0%
                                                                       -                              -

Tier I Capital To
(Average Assets)                7,414,000        9.21%    3,219,978    >         4.0%    4,024,973    >         5.0%
                                                                       -                              -

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================


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

T.   QUARTERLY DATA - UNAUDITED
     --------------------------

                                                                      UNAUDITED QUARTERLY DATA
                                                                       YEARS ENDED DECEMBER 31
                                ------------------------------------------------------------------------------------------------
                                                       2004                                           2003
                                ------------------------------------------------  ----------------------------------------------
                                  Fourth        Third       Second      First       Fourth      Third       Second       First
                                  Quarter      Quarter     Quarter     Quarter     Quarter     Quarter      Quarter     Quarter
                                -----------  -----------  ----------  ----------  ----------  ----------  -----------  ---------
Interest and dividend income    $1,055,655   $1,026,560   $ 998,720   $ 989,370   $ 996,179   $ 998,827   $1,019,916   $ 995,013
Interest expense                 (294,719)    (267,612)   (272,559)   (304,848)   (324,019)   (338,536)    (366,066)   (346,425)
                                -----------  -----------  ----------  ----------  ----------  ----------  -----------  ---------
Net interest income                760,936      758,948     726,161     684,522     672,160     660,291      653,850     648,588
Provision for loan losses         (60,000)     (60,000)    (60,000)    (60,000)   (210,000)    (60,000)     (44,500)    (42,000)
                                -----------  -----------  ----------  ----------  ----------  ----------  -----------  ---------

Net interest income after
  provision for loan loss          700,936      698,948     666,161     624,522     462,160     600,291      609,350     606,588
Noninterest income (charges)       157,427      155,945     133,443     142,627     121,108     146,202      133,540     168,878
Noninterest expenses             (586,889)    (573,671)   (600,642)   (568,431)   (558,417)   (532,189)    (562,367)   (523,647)
                                -----------  -----------  ----------  ----------  ----------  ----------  -----------  ---------

Income before income taxes         271,474      281,222     198,962     198,718      24,851     214,304      180,523     251,819
Provision for income taxes        (78,760)     (82,977)    (55,201)    (53,834)      3,495     (61,322)     (52,647)    (76,630)
                                -----------  -----------  ----------  ----------  ----------  ----------  -----------  ---------
Net Income                      $  192,714   $  198,245   $ 143,761   $ 144,884   $  28,346   $ 152,982   $  127,876   $ 175,189
                                ===========  ===========  ==========  ==========  ==========  ==========  ===========  =========

Earnings per common share:
  Basic                               0.26         0.27        0.20        0.20        0.04        0.21         0.17        0.24
                                ==========  ===========  ==========  ==========  ==========  ==========  ===========   =========
  Diluted                             0.26         0.27        0.20        0.20        0.04        0.21         0.17        0.24
                                ==========  ===========  ==========  ==========  ==========  ==========  ===========   =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

U.   CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
     ----------------------------------------------------

     Condensed parent company financial information on CBC Holding Company at December 31, 2004 and 2003, is as follows:

                                                                       As of December 31,
                                                                    -----------------------
                                                                       2004         2003
                                                                    -----------  ----------
ASSETS
  Cash in subsidiary                                                $   22,146   $   51,878
  Investment in subsidiary, at equity in underlying net assets       9,716,267    9,131,585
  Accrued income and other assets                                       32,720       47,750
                                                                    -----------  ----------
    Total Assets                                                     9,771,133    9,231,213
                                                                    ===========  ==========
LIABILITIES
  Other expenses and accrued liabilities                            $   28,959   $   44,409
                                                                    -----------  ----------
SHAREHOLDERS' EQUITY
  Common stock, $1 par value; authorized  10,000,000 shares,
    issued and outstanding 731,904 in 2004 and 2003                    731,904      731,904
  Additional paid-in capital surplus                                 6,816,170    6,816,170
  Retained earnings                                                  2,196,625    1,590,211
  Accumulated other comprehensive income                                (2,525)      48,519
                                                                    -----------  ----------
    Total shareholders' equity                                       9,742,174    9,186,804
                                                                    -----------  ----------
      Total Liabilities and Shareholders' Equity                    $9,771,133   $9,231,213
                                                                    ===========  ==========

                                                                   Years Ended December 31,
                                                            -------------------------------------
                                                               2004         2003         2002
                                                            -----------  -----------  -----------
REVENUES
  Dividend income                                           $   90,000   $   75,000   $        -
                                                            -----------  -----------  -----------
EXPENSES
  Other                                                          69,882       42,339       36,799
                                                            -----------  -----------  -----------
INCOME (LOSS) BEFORE TAXES AND EQUITY INCOME OF SUBSIDIARY       20,118       32,661     (36,799)
  Benefit of income taxes                                        23,761       14,341       12,389
                                                            -----------  -----------  -----------
INCOME (LOSS) BEFORE EQUITY INCOME OF SUBSIDIARY                 43,879       47,002     (24,410)
  Equity in undistributed income of subsidiary                  635,725      437,391      670,283
                                                            -----------  -----------  -----------
NET INCOME                                                      679,604      484,393      645,873
RETAINED EARNINGS, BEGINNING                                  1,590,211    1,179,008      533,135
  Cash dividends                                               (73,190)     (73,190)           -
                                                            -----------  -----------  -----------
RETAINED EARNINGS, ENDING                                    $2,196,625    1,590,211   $1,179,008
                                                            ===========  ===========  ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================


                                                                     Years Ended December 31,
                                                               ----------------------------------
                                                                  2004        2003        2002
                                                               ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 679,604   $ 484,393   $ 645,873
  Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Equity in undistributed income of subsidiary                  (635,726)   (437,391)   (670,283)
  Net change in operating assets and liabilities:
    Accrued income and other assets                               15,030     (47,750)     39,174
    Accrued expenses and other liabilities                       (15,450)     38,200     (30,105)
                                                               ----------  ----------  ----------
      Net cash provided by (used in) operating activities         43,458      37,452     (15,341)
                                                               ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid                                            (73,190)    (73,190)          -
                                                               ----------  ----------  ----------
      Net cash used in financing activities                      (73,190)    (73,190)          -
                                                               ----------  ----------  ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                        (29,732)    (35,738)    (15,341)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    51,878      87,616     102,957
                                                               ----------  ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $  22,146   $  51,878   $  87,616
                                                               ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSISI AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     The following discussion of financial condition as of December 31, 2004 compared to December 31, 2003, and the results of operations for the year ended December 31, 2004 compared to the year ended December 31, 2003 should be read in conjunction with the condensed financial statements and accompanying footnotes appearing in this report.

     ADVISORY  NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This 2004 Annual Report contains forward-looking statements that are not historical facts and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this report that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of us to be materially different from those expressed or implied by such forward-looking statements. Although we believe that our expectations of future performance is based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.

     Factors which could cause actual results to differ from expectations include, among other things:

          - the challenges, costs and complications associated with the continued development of our branches;
          - the potential that loan charge-offs may exceed the allowance for loan losses or that such allowance will be increased as a result of factors beyond the control of us;
          -    our dependence on senior management;
          - competition from existing financial institutions operating in our market areas as well as the entry into such areas of new competitors with greater resources, broader branch networks and more comprehensive services;
          - adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions);
          - changes in deposit rates, the net interest margin and funding sources;
          -    inflation, interest rate, market and monetary fluctuations;
          - risks inherent in making loans including repayment risks and value of collateral;
          - the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses;
          -    fluctuations in consumer spending and saving habits;
          -    the demand for our products and services;
          -    technological changes;
          - the challenges and uncertainties in the implementation of our expansion and development strategies;
          -    the ability to increase market share;
          - the adequacy of expense projections and estimates of impairment loss;
          - the impact of changes in accounting policies by the Securities and Exchange Commission;
          -    unanticipated regulatory or judicial proceedings;
          - the potential negative effects of future legislation affecting financial institutions (including without limitation laws concerning taxes, banking, securities and insurance);
          - the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
          - the timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet;
          - the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts;
          - other factors described in this report and in other reports we have filed with the Securities and Exchange Commission; and
          -    Our success at managing the risks involved in the foregoing.

                       CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSISI AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

     FINANCIAL CONDITION
     The composition of assets and liabilities for the Company is as follows:

                                                         December 31,
                                     ---------------------------------------------------
                                         2004          2003        $Change     % Change
                                     ------------  ------------  ------------  ---------
ASSETS:
  Cash and due from banks            $ 2,976,791   $ 2,068,909   $   907,882      43.88%
  Federal funds sold                  10,787,000    12,166,000    (1,379,000)    -11.33%
  Securities available for sale        6,719,299     5,619,920     1,099,379      19.56%
  Securities held to maturity          6,248,958     6,656,222      (407,264)     -6.12%
  Loans                               53,163,589    52,771,755       391,834       0.74%
  Average loans                       54,028,440    52,606,765     1,421,675       2.70%
  Total assets                        84,493,850    83,797,268       696,582       0.83%
LIABILITIES:
  Deposits                            74,444,918    74,319,181       125,737       0.17%
  Average deposits                    70,967,738    68,431,642     2,536,096       3.71%

  Loan to Deposit                         71.41%        71.01%
  Average Loans to Average Deposits       76.13%        76.87%

     The most significant change in the composition of assets was a decrease in federal funds sold. This decrease in federal funds sold was primarily due to management's desire to purchase additional securities available for sale. The increase in cash and due from banks was a result of timing of cash transaction in due from accounts.

     ASSET  QUALITY
     A summary of changes in the allowance for loan losses of the Company is as follows:

                                                          December 31,
                                               ---------------------------------
                                                  2004        2003       2002
                                               -----------  ---------  ---------
Beginning Balance                              $   780,566  $ 606,601  $ 549,795
Add - Provision for possible loan losses           240,000    356,500    150,000
                                               -----------  ---------  ---------
  Subtotal                                       1,020,566    963,101    699,795
                                               -----------  ---------  ---------
Less:
  Loans charged off                                180,598    207,354    109,503
  Recoveries on loans previously charged off      (15,644)   (24,819)   (16,309)
                                               -----------  ---------  ---------
    Net loans charged off                          164,954    182,535     93,194
                                               -----------  ---------  ---------
Balance, end of year                           $   855,612  $ 780,566  $ 606,601
                                               ===========  =========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSISI AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                December 31,
                                                             ------------------
                                                               2004      2003
                                                             --------  --------
Impaired loans without a valuation allowance                 $      -  $      -
Impaired loans with a valuation allowance                           -         -
                                                             --------  --------
Total impaired loans                                         $      -  $      -
                                                             ========  ========
Valuation allowance related to impaired loans                $      -  $      -

Total non-accrual loans                                      $182,000  $      -
Total loans past-due ninety days or more and still accruing  $156,000  $      -

     The loan portfolio is reviewed periodically to evaluate the outstanding loans and to measure the performance of the portfolio and the adequacy of the allowance for loan losses. This analysis includes a review of delinquency trends, actual losses and internal credit ratings. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be reasonable. However, because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses of that additional allocations to the allowance will not be required.

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

     RESULTS OF OPERATIONS

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

     The following table shows the related results of operations ratios for Assets and Equity:

                                                             Years Ended December 31,
                                               --------------------------------------------------
                                                   2004          2003        $Change    % Change
                                               ------------  ------------  -----------  ---------
Return on Average Assets                              0.90%         0.66%        0.24%     36.36%
Return on Average Equity                              7.71%         5.70%        2.01%     35.26%
Average Equity to Average Assets                     11.63%        11.59%        0.04%      0.35%
Yield on Average Earning Assets                       5.43%         5.55%       -0.12%     -2.23%
Cost on Average Interest Bearing Liabilities          1.86%         2.30%       -0.44%    -19.21%
Net Yield on Average Earning Assets                   3.90%         3.65%        0.26%      7.09%
Total Average Shareholder's Equity             $ 9,380,619   $ 9,013,429   $  367,190       4.07%
Total Average Assets                           $80,658,770   $77,816,746   $2,842,024       3.65%

                       CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSISI AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     The following table shows the significant components of Net Income:

                                       Years Ended December 31,
                            ---------------------------------------------
                               2004        2003      $Change    % Change
                            ----------  ----------  ----------  ---------
Interest Income             $4,070,305  $4,009,935  $  60,370       1.51%
Interest Expense             1,139,738   1,375,046   (235,308)    -17.11%
Net Interest Income          2,930,567   2,634,889    295,678      11.22%
Provision for Loan Losses      240,000     356,500   (116,500)    -32.68%
Net Income                     679,604     484,393    195,211      40.30%
Net Income Per Share              0.93        0.66       0.27      40.30%

     The increase in net interest income was primarily due to an improving interest rate margin resulting from a decrease in interest expense on deposits.

     Composition  of  other  noninterest  income  is  as  follows:

                                                         Years Ended December 31,
                                                ----------------------------------------
                                                  2004      2003     $Change   % Change
                                                --------  --------  ---------  ---------
Service charges on deposit accounts             $458,656  $432,019  $ 26,637       6.17%
Other service charges, commissions and fees       72,376   107,722   (35,346)    -32.81%
Gain on sales / calls of investment securities     1,748     2,166      (418)    -19.30%
Other income                                      56,662    27,821    28,841     103.67%
                                                --------  --------  ---------  ---------
Total noninterest income                         589,442   569,728    19,714       3.46%

     Service charges on deposit accounts are evaluated against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base. The change in income is primarily attributable to an increase in service charges on deposit accounts resulting from higher customer activity and an increase in other income resulting primarily from increased credit insurance sales. These increases were partially offset by a decrease in other service charges, commission and fees caused by lower mortgage fee income from the origination of mortgage loans for the secondary market.

     Composition of other noninterest expense is as follows:

                                                         Years Ended December 31,
                                                -------------------------------------------
                                                   2004        2003     $Change   % Change
                                                ----------  ----------  --------  ---------
Salaries                                        $  888,758  $  836,035  $ 52,723      6.31%
Employee benefits                                  286,089     247,507    38,582     15.59%
Net occupancy expense                              197,873     196,739     1,134      0.58%
Equipment rental and depreciation of equipment     192,088     165,269    26,819     16.23%
Other expenses                                     764,825     731,070    33,755      4.62%
                                                ----------  ----------  --------  ---------
Total noninterest expense                        2,329,633   2,176,620   153,013      7.03%

     The change is primarily due to a normal increase in salaries and benefits and the additional of two junior officers in 2004 compared to 2003. Other increases resulted from additional investment in data processing equipment and donations to various charities and non-profit organizations.

                       CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSISI AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     Other major expenses included in other expenses are as follows:

                                     2004     2003    $Change   % Change
                                    -------  -------  --------  ---------
Data processing                     $94,242  $81,618  $12,624      15.47%
Advertising                          39,123   42,810   (3,687)     -8.61%
Printing, stationary and supplies    83,618   79,020    4,598       5.82%
Directors fees                       74,400   69,400    5,000       7.20%

     LIQUIDITY

     The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans.

     The Bank's liquid assets as a percentage of total deposits were as follows:

                                             December 31,
                                            --------------
                                             2004    2003
                                            ------  ------
Liquid assets as a percentage of deposits   18.49%  19.15%

     The Bank's available federal fund lines of credit with correspondent banks and advances outstanding were as follows:

                                                December 31,
                                           ----------------------
                                              2004        2003
                                           ----------  ----------
Federal funds purchased lines  available   $2,900,000  $2,900,000
Federal funds purchased outstanding                 -           -

     In addition, the Bank is a member of the Federal Home Loan Bank ("FHLB") and has the ability to get FHLB advances. The Bank had $8,450,000 potentially available advances with the Federal Home Loan Bank at December 31, 2004. At least monthly, management analyzes the level of off-balance sheet commitments such as unfunded loan equivalents, loan repayments, maturity of investment securities, liquid investment and available fund lines in an attempt to minimize the possibility that a potential shortfall will exist.

     CAPITAL

     The following table summarizes the capital position of the Company:

                                                      December 31,
                                     ----------------------------------------------
                                        2004         2003       $Change   % Change
                                     -----------  -----------  ---------  ---------
Total Capital                        $9,742,174   $9,186,804   $555,370       6.05%
Tier 1 Leverage Ratio                     10.16%        9.21%      0.95%     10.31%
Risk Weighted Total Capital Ratio         15.73%       14.63%      1.10%      7.52%
Tier 1 Risk Weighted Capital Ratio        14.48%       13.38%      1.10%      8.22%

     The capital of the Company exceeded all prescribed regulatory capital guidelines. Regulations require that the most highly rated banks maintain a Tier 1 leverage ratio of 3% plus an additional cushion of at least 1 to 2 percentage points. Tier 1 capital consists of common shareholders' equity, less certain intangibles. Regulations require that the Bank maintain a minimum total risk weighted capital ratio of 8%, with one-half of this amount, or 4%, made up of Tier 1 capital. Risk-weighted assets consist of balance sheet assets adjusted by risk category, and off-balance sheet assets or equivalents similarly adjusted.

                       CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSISI AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================


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

     The Bank's interest rate sensitivity position is set forth in the table below:

                                                                  (Dollars in Thousands)
                                                                                            Over 1 Year      Over
                                                0-90 Days    91-180 Days    181-365 Days    thru 5 Years    5 Years
                                               -----------  -------------  --------------  --------------  ---------
INTEREST RATE SENSITIVE ASSETS:
  Loans                                        $    20,500  $       3,989  $        7,057  $       19,930  $    1,508
  Securities                                         1,873            500           1,000           7,093       3,506
  FHLB Stock                                           168              -               -               -           -
  Federal Funds Sold                                10,787              -               -               -           -
                                               -----------  -------------  --------------  --------------  ----------
    Total Interest Rate Sensitive Assets       $    33,328  $       4,489  $        8,057  $       27,023  $    5,014
                                               -----------  -------------  --------------  --------------  ----------

INTEREST RATE SENSITIVE LIABILITIES:
  Interest Bearing Demand Deposits             $        -   $           -  $            -  $            -  $    15,336
  Savings and Money Market Deposits                10,671               -               -               -        5,237
  Time Deposits                                     8,442           2,956           8,845          13,372            -
  Other Borrowings                                      -               -               -               -            -
                                               -----------  -------------  --------------  --------------  -----------
    Total Interest Rate Sensitive Liabilities  $   19,113   $       2,956  $        8,845  $       13,372  $    20,573
                                               -----------  -------------  --------------  --------------  -----------
Interest Rate Sensitivity GAP                  $   14,215   $       1,533  $        (788)  $       13,651  $  (15,559)
                                               -----------  -------------  --------------  --------------  -----------

Cumulative Interest Rate Sensitivity GAP       $   14,215   $      15,748  $       14,960  $       28,611  $    13,052
                                               -----------  -------------  --------------  --------------  -----------
Cumulative GAP as a % of total assets
  December 31, 2004                                 16.82%         18.64%          17.71%          33.86%       15.45%
                                               -----------  -------------  --------------  --------------  -----------
Cumulative GAP as a % of total assets
  December 31, 2003                                 18.66%         12.98%           8.70%          27.96%       14.97%
                                               -----------  -------------  --------------  --------------  -----------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
        MANAGEMENT'S DISCUSSION AND ANALYSISI AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
================================================================================

     The Bank has established an asset/liability committee which monitors the Bank's interest rate sensitivity and makes recommendations to the board of directors for actions that need to be taken to maintain a targeted gap range. An analysis is made of the Bank's current cumulative gap each month by management and presented to the board quarterly for a detailed review.

     At December 31, 2004, the above gap analysis indicates a positive cumulative gap position through the one-year time interval of $14,960 thousand. A positive gap position indicates that the Company's rate sensitive assets will reprice faster than its rate sensitive liabilities. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short-term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates.
     Approximately $30,914 thousand (47.66%) of rate sensitive liabilities reprice within one year and $45,874 thousand (58.88%) of rate sensitive assets reprice within one year.

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

SIDNEY S. (BUCK) ANDERSON, JR., Chairman of the Board

JOHN T. CROLEY, Vice Chairman and Secretary

GEORGE M. RAY, President and Chief Executive Officer

DIRECTORS OF CBC HOLDING COMPANY AND COMMUNITY BANKING COMPANY OF FITGERALD
---------------------------------------------------------------------------

SIDNEY S. (BUCK) ANDERSON, JR., Chairman of the Board of the Company and the Bank; General Manager-Dixie Peanut Co.

JAMES T. CASPER, III, Certified Public Accountant, Worthington and Casper, CPA

JOHN T. CROLEY, JR., Vice Chairman and Secretary of the Company and the Bank; Attorney, sole practitioner

A.B.C. (CHIP) DORMINY, III, President ABCD Farms, Inc., CEO - Farmers Quality Peanut Co. and D&F Grain Co.

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

ROBERT E. SHERRELL, Attorney, Jay, Sherrell & Smith

JOHN EDWARD SMITH, III, Attorney, Jay, Sherrell & Smith

CHARLES A. CLARK, SR., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

WYNDALL L. WALTERS, President - Fitzgerald Ford, Lincoln, Mercury

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF CBC HOLDING COMPANY 2004 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO GEORGE M. RAY, PRESIDENT, CBC HOLDING COMPANY, 102 WEST ROANOKE DRIVE, FITZGERALD, GEORGIA 31750.