Form 10KSB, Exhibit 13
period 2005-12-31
CBC HOLDING CO
filed 2006-03-30
CIK 1038359

EXHIBIT 13.1


                       2005 ANNUAL REPORT TO SHAREHOLDERS

                               CBC HOLDING COMPANY
                                 AND SUBSIDIARY
                                  ANNUAL REPORT
                          YEAR ENDED DECEMBER 31, 2005

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005
================================================================================

                                TABLE OF CONTENTS
                                -----------------
                                                              Page
                                                              ----
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM . . . . . .     1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets. . . . . . . . . . . . . . . .     2

  Consolidated Statements of Changes in Shareholders' Equity     3

  Consolidated Statements of Income. . . . . . . . . . . . .     4

  Consolidated Statements of Cash Flows. . . . . . . . . . .     5

  Notes to Consolidated Financial Statements . . . . . . . .     6

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . .    27

     CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

     The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 1, 2006 there were 625 holders of record of the Company's Common Stock. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized.

     This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

TJS [LOGO OMITTED]

Thigpen, Jones, Seaton & Co., P.C.                   Scotty C. Jones, CPA, CVA
CERTIFIED PUBLIC ACCOUNTANTS                         Frank W. Seaton, Jr., CPA
BUSINESS CONSULTANTS                                 Tracy G. Smith, CPA
1004 Hillcrest Parkway  P.O. Box 400                 Grayson Dent, CPA
Dublin, Georgia 31040-0400                           Robyn T. Tanner, CPA
Tel 478-272-2030  Fax 478-272-3318                   Rhonda M. Norris, CPA
E-mail tjs@tjscpa.com                                Spencer L. Tydings, CPA
                                                     Becky G. Hines, CPA
                                                     Donna H. Lumley, CPA
                                                     Lori Y. Norton, CPA, AAP
                                                     Cristi H. Jones, CPA, CVA
                                                     Matthew C. Jones, CPA, CISA
                                                     Pam Lewallen, CPA
                                                     Heather Frazier, CPA
                                                    ----------------------------
                                                     Robert E. Thigpen, Jr., CPA

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

Board of Directors
CBC Holding Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ Thigpen, Jones, Seaton & Co., PC
January 27, 2006
Dublin,  Georgia

                           CBC HOLDING COMPANY AND SUBSIDIARY
                              CONSOLIDATED BALANCE SHEETS
                                     As of December 31,

=======================================================================================
                                                                 As of December 31,
                                                             --------------------------
ASSETS                                                           2005          2004
                                                             ------------  ------------
Cash and due from banks                                      $ 2,239,402   $ 2,976,791
Federal funds sold                                            10,060,000    10,787,000
                                                             ------------  ------------
  Total cash and cash equivalents                             12,299,402    13,763,791
                                                             ------------  ------------

Securities available for sale, at fair value                   9,244,055     7,719,299
Securities held to maturity, at cost                           6,900,175     6,248,958
Federal Home Loan Bank stock, restricted, at cost                169,100       167,600

Loans, net of unearned income                                 55,253,791    53,163,589
Less - allowance for loan losses                              (1,077,801)     (855,612)
                                                             ------------  ------------
  Loans, net                                                  54,175,990    52,307,977
                                                             ------------  ------------

Bank premises and equipment, net                               1,898,986     2,007,772
Intangible assets, net of amortization                         1,668,127     1,668,127
Other real estate                                                      -             -
Accrued interest receivable                                      780,058       559,242
Other assets                                                      80,670        51,084
                                                             ------------  ------------
  TOTAL ASSETS                                               $87,216,563   $84,493,850
                                                             ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Non-interest bearing                                       $ 9,781,813   $ 9,586,184
  Interest bearing                                            66,457,221    64,858,734
                                                             ------------  ------------
   Total deposits                                             76,239,034    74,444,918

Accrued interest payable                                         124,176        95,542
Accrued expenses and other liabilities                           359,693       211,216
                                                             ------------  ------------
  Total liabilities                                           76,722,903    74,751,676
                                                             ------------  ------------

Shareholders' Equity:
  Common stock, $1 par value, authorized 10,000,000 shares,
    issued and outstanding 731,904 in 2005 and 2004              731,904       731,904
  Paid-in capital surplus                                      6,816,170     6,816,170
  Retained earnings                                            3,007,747     2,196,625
  Accumulated other comprehensive loss                           (62,161)       (2,525)
                                                             ------------  ------------
    Total shareholders' equity                                10,493,660     9,742,174
                                                             ------------  ------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $87,216,563   $84,493,850
                                                             ============  ============

          See Accompanying Notes to Consolidated Financial Statements

                              CBC HOLDING COMPANY AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

=======================================================================================================
                                                                            ACCUMULATED
                                                  PAID-IN                      OTHER
                                        COMMON    CAPITAL     RETAINED     COMPREHENSIVE
                                        STOCK     SURPLUS     EARNINGS     INCOME (LOSS)      TOTAL
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2002             $731,904  $6,816,170  $1,179,008          126,662   $ 8,853,744
    Cash dividends                            -           -     (73,190)               -   $   (73,190)
  Comprehensive income:
    Net income                                -           -     484,393                -       484,393
    Valuation allowance adjustment on
      securities available for sale           -           -           -          (78,143)      (78,143)
                                                                                           ------------
        Total comprehensive income                                                             333,060
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2003              731,904   6,816,170   1,590,211           48,519     9,186,804
    Cash dividends                            -           -     (73,190)               -       (73,190)
  Comprehensive income:
    Net income                                -           -     679,604                -       679,604
    Valuation allowance adjustment on
      securities available for sale           -           -           -          (51,044)      (51,044)
                                                                                           ------------
        Total comprehensive income                                                             555,370
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2004              731,904   6,816,170   2,196,625           (2,525)    9,742,174
    Cash dividends                            -           -     (73,191)               -       (73,191)
  Comprehensive income:
    Net income                                -           -     884,313                -       884,313
    Valuation allowance adjustment on
      securities available for sale           -           -           -          (59,636)      (59,636)
                                                                                           ------------
        Total comprehensive income                                                             751,486
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2005             $731,904  $6,816,170  $3,007,747   $      (62,161)  $10,493,660
                                       ========  ==========  ===========  ===============  ============

          See Accompanying Notes to Consolidated Financial Statements

                              CBC HOLDING COMPANY AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF INCOME

===============================================================================================
                                                                    Years Ended December 31,
                                                             ----------------------------------
                                                                2005        2004        2003
                                                             ----------  ----------  ----------
INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans                                 $3,969,842  $3,529,639  $3,534,981
  Interest on securities:
    Taxable income                                              448,412     319,576     234,188
    Non-taxable income                                           39,596      69,022     102,740
  Income on federal funds sold                                  291,993      91,855     104,514
  Other interest income                                          68,359      60,213      33,512
                                                             ----------  ----------  ----------
    Total interest and dividend income                        4,818,202   4,070,305   4,009,935
                                                             ----------  ----------  ----------

INTEREST EXPENSE:
  Deposits                                                    1,450,925   1,139,738   1,375,046
                                                             ----------  ----------  ----------

  Net interest income before provision for loan losses        3,367,277   2,930,567   2,634,889
  Less - provision for loan losses                              240,000     240,000     356,500
                                                             ----------  ----------  ----------
        Net interest income after provision for loan losses   3,127,277   2,690,567   2,278,389
                                                             ----------  ----------  ----------

NONINTEREST INCOME:
  Service charges on deposit accounts                           482,422     458,656     432,019
  Other service charges, commissions and fees                   126,587      72,376     107,722
  Gain on sales / calls of investment securities                      -       1,748       2,166
  Gain on sales of assets                                         8,553           -           -
  Other income                                                   35,798      56,662      27,821
                                                             ----------  ----------  ----------
    Total noninterest income                                    653,360     589,442     569,728
                                                             ----------  ----------  ----------

NONINTEREST EXPENSE:
  Salaries                                                      933,031     888,758     836,035
  Employee benefits                                             298,785     286,089     247,507
  Net occupancy expense                                         185,817     197,873     196,739
  Equipment rental and depreciation of equipment                188,014     192,088     165,269
  Other expenses                                                858,461     764,825     731,070
                                                             ----------  ----------  ----------
    Total noninterest expense                                 2,464,108   2,329,633   2,176,620
                                                             ----------  ----------  ----------

INCOME BEFORE INCOME TAXES                                    1,316,529     950,376     671,497
  Provision for income taxes                                    432,216     270,772     187,104
                                                             ----------  ----------  ----------
NET INCOME                                                   $  884,313  $  679,604  $  484,393
                                                             ==========  ==========  ==========

EARNINGS PER SHARE:
  Basic                                                      $     1.21  $     0.93  $     0.66
                                                             ==========  ==========  ==========
  Diluted                                                    $     1.21  $     0.93  $     0.66
                                                             ==========  ==========  ==========

          See Accompanying Notes to Consolidated Financial Statements

                                      CBC HOLDING COMPANY AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

=============================================================================================================
                                                                              Years Ended December 31,
                                                                     ----------------------------------------
                                                                         2005          2004          2003
                                                                     ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $   884,313   $   679,604   $   484,393
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                            240,000       240,000       356,500
    Depreciation                                                         184,358       187,915       160,773
    Gain on sales of fixed assets                                         (8,553)            -             -
    Net (accretion) amortization on securities                           (26,763)      210,903        70,624
    Gain on sales / calls of investment securities                             -        (1,748)       (2,166)
    Changes in accrued income and other assets                          (248,402)       45,242       (24,124)
    Changes in accrued expenses and other liabilities                    207,833        41,770       (27,107)
                                                                     ------------  ------------  ------------
      Net cash provided by operating activities                        1,232,786     1,403,686     1,018,893
                                                                     ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans to customers                                    (2,118,513)     (556,788)   (3,186,801)
  Purchase of available for sale securities                           (3,495,539)   (4,424,945)   (4,100,783)
  Proceeds from maturities/calls of available for sale securities      1,869,490     3,644,785     2,852,055
  Purchase of held to maturity securities                             (5,959,758)   (1,498,449)   (7,214,641)
  Proceeds from maturities/calls of held to maturity securities        5,346,239     1,000,000     4,034,672
  Purchases of Federal Home Loan Bank stock                               (1,500)       (1,700)            -
  Proceeds from redemption of Federal Home Loan Bank stock                     -             -        59,100
  Property and equipment expenditures                                   (155,885)     (190,225)     (295,331)
  Proceeds from sales of fixed assets                                     88,866             -             -
  Proceeds from sales of repossessed assets                                8,500        99,971        40,000
                                                                     ------------  ------------  ------------
      Net cash used in investing activities                           (4,418,100)   (1,927,351)   (7,811,729)
                                                                     ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                               1,794,116       125,737    10,227,013
  Cash dividends paid                                                    (73,191)      (73,190)      (73,190)
                                                                     ------------  ------------  ------------
      Net cash provided by financing activities                        1,720,925        52,547    10,153,823
                                                                     ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (1,464,389)     (471,118)    3,360,987
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          13,763,791    14,234,909    10,873,922
                                                                     ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                               $12,299,402   $13,763,791   $14,234,909
                                                                     ============  ============  ============

          See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

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

     4.   LOANS  AND  INTERES TINCOME - Loans are stated at the amount of unpaid
          ---------------------------
          principal, reduced by net deferred loan fees, unearned discounts and a valuation allowance for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are generally placed on non-accrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. Senior management may grant a waiver from non-accrual status if a past due loan is well secured and in process of collection. A non-accrual loan may be restored to accrual status when all principal and interest amounts contractually due, including payments in arrears, are reasonably assured of repayment within a reasonable period, and there is a sustained period of performance by the borrower in accordance with the contractual terms of the loan. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

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

     8.   INTANGIBLE  ASSETS  -  Prior to 2002, goodwill was amortized using the
          ------------------
          straight-line method over fifteen years. The original amount of goodwill was $2,692,939 with accumulated amortization at December 31, 2005 and 2004 of $1,024,812, resulting in an unamortized balance of $1,668,127. No amortization was charged to operations during any of the years ended December 31, 2005, 2004 and 2003. Financial

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

          Accounting Standard 142 became effective for the year ending December 31, 2002. Under this Standard, goodwill with an indefinite life is not amortized, but evaluated annually for impairment and to determine if its life is still indefinite. At December 31, 2005, this asset had no impairment and still had an indefinite life; accordingly, no amortization is recorded for the year.

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

     12.  ADVERTISING  COSTS  -  It  is  the  policy  of  the Company to expense
          ------------------
          advertising costs as they are incurred. The Company does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2005, 2004 and 2003 were $43,519, $39,123 and $42,810, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     13.  EARNINGS PER COMMON SHARE - Basic earnings per share represents income
          -------------------------
          available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

          Earnings  per  common share have been computed based on the following:

                                                                     Years Ended December 31,
                                                                   ----------------------------
                                                                     2005      2004      2003
                                                                   --------  --------  --------
          Net income                                               $884,313  $679,604  $484,393
            Less:  Preferred stock dividends                              -         -         -
                                                                   --------  --------  --------
            Net income applicable to common stock                  $884,313  $679,604  $484,393
                                                                   ========  ========  ========
            Average number of common shares outstanding             731,904   731,904   731,904
            Effect of dilutive options, warrants, etc.                    -         -         -
                                                                   --------  --------  --------
            Average number of common shares outstanding
              used to calculate diluted earnings per common share   731,904   731,904   731,904
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

          The components of other comprehensive income and related tax effects are as follows:

                                                     Years Ended December 31,
                                                 --------------------------------
                                                   2005       2004        2003
                                                 ---------  ---------  ----------
          Unrealized holding losses on
            available-for-sale securities        $(90,358)  $(75,591)  $(116,232)
          Reclassification adjustment for gains
            realized in income                          -     (1,748)     (2,166)
                                                 ---------  ---------  ----------
          Net unrealized losses                   (90,358)   (77,339)   (118,398)
          Tax effect                               30,722     26,295      40,255
                                                 ---------  ---------  ----------
          Net-of-tax amount                      $(59,636)  $(51,044)  $ (78,143)
                                                 =========  =========  ==========

     15.  RECLASSIFICATIONS  -  Certain  accounts  in  the  prior-year financial
          -----------------
          statements have been reclassified to conform to the presentation of current-year financial statements.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

B.   INVESTMENT  SECURITIES
     ----------------------

     Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt and equity securities held at December 31, 2005 and 2004. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2005 and 2004.

     The  book  and  market  values  of  securities  AVAILABLE  FOR  SALE  were:

                                                      AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                         COST        GAINS        LOSSES     MARKET VALUE
                                                      ----------  -----------  ------------  -------------
     DECEMBER 31, 2005
       Non-mortgage backed debt securities of :
         U.S. Agencies                                $5,980,044  $         -  $   (83,294)  $   5,896,750
         State and Political subdivisions                921,972        4,870            -         926,842
         Other debt securities                         1,000,000            -            -       1,000,000
                                                      ----------  -----------  ------------  -------------
           Total non-mortgage backed debt securities   7,902,016        4,870      (83,294)      7,823,592
       Mortgage backed securities                      1,436,223        2,480      (18,240)      1,420,463
                                                      ----------  -----------  ------------  -------------
             Total                                    $9,338,239  $     7,350  $  (101,534)  $   9,244,055
                                                      ==========  ===========  ============  =============

     DECEMBER 31, 2004
       Non-mortgage backed debt securities of :
         U.S. Agencies                                $4,500,070  $         -  $   (36,270)  $   4,463,800
         State and Political subdivisions              1,428,008       25,418            -       1,453,426
         Other debt securities                         1,000,000            -            -       1,000,000
                                                      ----------  -----------  ------------  -------------
           Total non-mortgage backed debt securities   6,928,078       25,418      (36,270)      6,917,226
       Mortgage backed securities                        795,047        7,026            -         802,073
                                                      ----------  -----------  ------------  -------------
             Total                                    $7,723,125  $    32,444  $   (36,270)  $   7,719,299
                                                      ==========  ===========  ============  =============

     The  book  and  market  values  of  securities  HELD  TO  MATURITY  were:

                                                 AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                    COST        GAINS        LOSSES     MARKET VALUE
                                                 ----------  -----------  ------------  -------------
     DECEMBER 31, 2005
       Non-mortgage backed debt securities of :
         U.S. Agencies                           $5,473,578  $     8,200  $   (73,378)  $   5,408,400
       Mortgage backed securities                 1,426,597            -      (44,364)      1,382,233
                                                 ----------  -----------  ------------  -------------
             Total                               $6,900,175  $     8,200  $  (117,742)  $   6,790,633
                                                 ==========  ===========  ============  =============

     DECEMBER 31, 2004
       Non-mortgage backed debt securities of :
         U.S. Agencies                           $4,335,484  $    14,344  $    (7,590)  $   4,342,238
       Mortgage backed securities                 1,913,474            -      (23,317)      1,890,157
                                                 ----------  -----------  ------------  -------------
             Total                               $6,248,958  $    14,344  $   (30,907)  $   6,232,395
                                                 ==========  ===========  ============  =============

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     The book and market values of pledged securities were $12,211,353 and $12,201,865 at December 31, 2005, respectively and $11,313,700 and
     $11,295,617  at  December  31,  2004,  respectively.

     The amortized cost and estimated market value of debt securities held to maturity and available for sale at December 31, 2005 and 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                       AVAILABLE FOR SALE
                                                 ------------------------------
                                                                    Estimated
     DECEMBER 31, 2005                            Amortized Cost   Market Value
                                                 ---------------  -------------
       Non-mortgage backed securities:
         Due in one year or less                 $     2,486,730  $   2,465,250
         Due after one year through five years         5,415,286      5,358,342
         Due after five years through ten years                -              -
         Due after ten years                                   -              -
                                                 ---------------  -------------
           Total non-mortgage backed securities        7,902,016      7,823,592
       Mortgage backed securities                      1,436,223      1,420,463
                                                 ---------------  -------------
           Total                                 $     9,338,239  $   9,244,055
                                                 ===============  =============

                                                                   Estimated
     DECEMBER 31, 2004                           Amortized Cost   Market Value
                                                 ---------------  -------------
       Non-mortgage backed securities:
         Due in one year or less                 $       500,084  $     500,269
         Due after one year through five years         5,426,289      5,415,557
         Due after five years through ten years        1,001,705      1,001,400
         Due after ten years                                   -              -
                                                 ---------------  -------------
           Total non-mortgage backed securities        6,928,078      6,917,226
       Mortgage backed securities                        795,047        802,073
                                                 ---------------  -------------
           Total                                 $     7,723,125  $   7,719,299
                                                 ===============  =============

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

                                                         HELD TO MATURITY
                                                 ------------------------------
                                                                    Estimated
     DECEMBER 31, 2005                           Amortized Cost   Market Value
                                                 ---------------  -------------
       Non-mortgage backed securities:
         Due in one year or less                 $             -  $           -
         Due after one year through five years         4,987,928      4,914,550
         Due after five years through ten years          485,650        493,850
         Due after ten years                                   -              -
                                                 ---------------  -------------
           Total non-mortgage backed securities        5,473,578      5,408,400
       Mortgage backed securities                      1,426,597      1,382,233
                                                 ---------------  -------------
           Total                                 $     6,900,175  $   6,790,633
                                                 ===============  =============
                                                                   Estimated
     DECEMBER 31, 2004                           Amortized Cost   Market Value
                                                 ---------------  -------------
       Non-mortgage backed securities:
         Due in one year or less                 $     1,499,761  $   1,496,648
         Due after one year through five years         1,989,843      1,988,300
         Due after five years through ten years          483,404        495,500
         Due after ten years                             362,476        361,790
                                                 ---------------  -------------
           Total non-mortgage backed securities        4,335,484      4,342,238
       Mortgage backed securities                      1,913,474      1,890,157
                                                 ---------------  -------------
           Total                                 $     6,248,958  $   6,232,395
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

     At December 31, 2005 and 2004, the Company did not hold investment securities of any single issuer, other than obligations of the U. S. Treasury and other U. S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                                               December 31, 2005
                                             ------------------------------------------------------
                                              Less Than Twelve Months      More Than Twelve Months
                                             ------------------------     -------------------------
                                             Unrealized     Estimated    Unrealized     Estimated
     SECURITIES AVAILABLE FOR SALE             Losses     Market Value     Losses     Market Value
     --------------------------------------  -----------  -------------  -----------  -------------
     Non-mortgage backed debt securities of
       U.S. agencies                         $     7,239  $   1,975,050  $    65,364  $   2,933,700
     Mortgage backed securities                   17,581      1,133,151          659        130,419
                                             -----------  -------------  -----------  -------------
             Total                           $    24,821  $   3,108,201  $    66,023  $   3,064,119
                                             ===========  =============  ===========  =============

     SECURITIES HELD TO MATURITY
     --------------------------------------
     Non-mortgage backed debt securities of
       U.S. agencies                         $    51,522  $   3,940,650  $    32,547  $   1,461,900
     Mortgage backed securities                    1,715        200,292       42,649      1,181,941
                                             -----------  -------------  -----------  -------------
             Total                           $    53,237  $   4,140,942  $    75,195  $   2,643,841
                                             ===========  =============  ===========  =============

                                                                December 31, 2004
                                              -----------------------------------------------------
                                              Less Than Twelve Months      More Than Twelve Months
                                              ------------------------     ------------------------
                                             Unrealized     Estimated    Unrealized     Estimated
     SECURITIES AVAILABLE FOR SALE             Losses     Market Value     Losses     Market Value
     --------------------------------------  -----------  -------------  -----------  -------------
     Non-mortgage backed debt securities of
       U.S. agencies                         $    37,646  $   3,964,250  $         -  $           -
     Mortgage backed securities                        -              -        2,713        274,502
                                             -----------  -------------  -----------  -------------
             Total                           $    37,646  $   3,964,250  $     2,713  $     274,502
                                             ===========  =============  ===========  =============

     SECURITIES HELD TO MATURITY
     --------------------------------------
     Non-mortgage backed debt securities of
       U.S. agencies                               7,590      2,847,187            -              -
     Mortgage backed securities                   11,727        823,421       11,590      1,066,737
                                             -----------  -------------  -----------  -------------
             Total                           $    19,317  $   3,670,608  $    11,590  $   1,066,737
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

     At December 31, 2005, no debt securities have unrealized losses with aggregate depreciation of 5% from the Company's amortized cost basis. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     deemed  to  be  other  than  temporary.

C.   LOANS
     -----

     The following is a summary of the loan portfolio by principal categories at December 31, 2005 and 2004:

                                           2005          2004
                                       ------------  ------------
     Commercial                        $17,092,791   $18,186,589
     Real estate - Commercial            9,087,000     9,087,000
     Real estate - Construction            733,000        93,000
     Real estate - Mortgage             19,598,000    17,114,000
     Farm loans                            309,000             -
     Installment loans to individuals    8,434,000     8,683,000
                                       ------------  ------------
       Total Loans                      55,253,791    53,163,589
     Less:
       Allowance for loan losses        (1,077,801)     (855,612)
                                       ------------  ------------
             Loans, net                $54,175,990   $52,307,977
                                       ============  ============

     Overdrafts included in loans were $201,007 and $157,343 at December 31, 2005 and 2004, respectively.

D.   ALLOWANCE  FOR  LOAN  LOSSES
     ----------------------------

     A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2005, 2004 and 2003 is as follows:

                                                      2005         2004        2003
                                                  -----------  -----------  ---------
     Beginning Balance                             $  855,612   $  780,566   $606,601
     Add - Provision for possible loan losses         240,000      240,000    356,500
                                                   -----------  -----------  ---------
       Subtotal                                     1,095,612    1,020,566    963,101
                                                   -----------  -----------  ---------
     Less:
       Loans charged off                               58,030      180,598    207,354
       Recoveries on loans previously charged off     (40,219)     (15,644)   (24,819)
                                                   -----------  -----------  ---------
         Net loans charged off                         17,811      164,954    182,535
                                                   -----------  -----------  ---------
     Balance, end of year                          $1,077,801   $  855,612   $780,566
                                                   ===========  ===========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                     December 31,
                                                                  ------------------
                                                                    2005      2004
                                                                  --------  --------
     Impaired loans without a valuation allowance                 $      -  $      -
     Impaired loans with a valuation allowance                           -         -
                                                                  --------  --------
     Total impaired loans                                         $      -  $      -
                                                                  ========  ========
     Valuation allowance related to impaired loans                $      -  $      -

     Total non-accrual loans                                      $167,825  $182,000
     Total loans past-due ninety days or more and still accruing  $156,486  $156,000

                                                      Years Ended December 31,
                                                   -------------------------------
                                                     2005       2004       2003
                                                   ---------  ---------  ---------
     Average investment in impaired loans          $       -  $       -  $       -
     Interest income recognized on impaired loans  $       -  $       -  $       -
     Interest income recognized on a cash
       basis on impaired loans                     $       -  $       -  $       -

E.   BANK  PREMISES  AND  EQUIPMENT
     ------------------------------

     The following is a summary of asset classifications and depreciable lives for the Bank as of December 31 2005 and 2004:

                                                Useful Lives (Years)      2005         2004
                                                --------------------  ------------  -----------
     Land                                                             $   565,000   $  587,048
     Banking house and improvements                    8-40             1,396,249    1,399,617
     Equipment, furniture and fixtures                 5-10               843,155      772,203
     Software and capitalized conversion costs          3                 183,676      157,915
                                                                      ------------  -----------
       Total                                                            2,988,080    2,916,783
     Less - accumulated depreciation                                   (1,089,094)    (909,011)
                                                                      ------------  -----------
         Bank premises and equipment, net                             $ 1,898,986   $2,007,772
                                                                      ============  ===========

     Depreciation included in operating expenses amounted to $184,358, $187,915 and $160,773 in 2005, 2004 and 2003 respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

F.   DEPOSITS
     --------

     The aggregate amount of time deposits exceeding $100,000 at December 31, 2005 and 2004 was $13,440,361 and $13,225,826, respectively, and the Bank had deposit liabilities in NOW accounts of $16,731,392 and $15,335,940 at December 31, 2005 and 2004, respectively.

     At December 31, 2005, the scheduled maturities of time deposits are as follows:

     2006                   $20,994,288
     2007                     6,823,642
     2008                     5,697,759
     2009                       841,026
     2010 and thereafter        483,860
                            -----------
       Total time deposits  $34,840,575
                            ===========

G.   SHORT-TERM  BORROWINGS
     ----------------------

     The Bank had a line of credit for federal funds purchased of $3,000,000 with correspondent institutions as of December 31, 2005. At December 31, 2005, there was no outstanding balance on this line of credit.

     The Bank had no advances on a line of credit of $8,450,000 from the Federal Home Loan Bank (FHLB) at December 31, 2005 and 2004. Stock in FHLB, with a carrying value of $169,100 at December 31, 2005 was pledged to FHLB as collateral in the event the Bank requests future advances. The Bank is required to maintain a minimum investment in FHLB stock of the greater of 1% of total mortgage assets or .3% of total assets while the advance agreement is in effect.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

H.   INCOME  TAXES
     -------------

     The provision for income taxes for the year ended December 31, 2005, 2004 and 2003 are as follows:

                                            2005       2004      2003
                                        ---------  --------  --------
     Current tax expense                $444,425   $228,959  $177,250
     Deferred tax expense (benefit)      (12,209)    41,813     9,854
                                        ---------  --------  --------
       Net provision for income taxes   $432,216   $270,772  $187,104
                                        =========  ========  ========

     Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

                                                                      Years Ended December 31,
                                                                   -------------------------------
                                                                     2005       2004       2003
                                                                   ---------  ---------  ---------
     Tax on pretax income at statutory rate                        $447,620   $322,299   $228,309
     Non-deductible business meals and entertainment                    413      1,363        801
     Non-deductible interest expense related to tax-exempt income     2,576      1,652      3,372
     Non-deductible social club dues                                    789        704        816
     Tax-exempt interest income                                     (15,515)   (26,024)   (34,932)
     Effect of deferred tax attributes                               (3,667)   (29,222)   (11,262)
                                                                   ---------  ---------  ---------
       Total                                                       $432,216   $270,772   $187,104
                                                                   =========  =========  =========
     Net effective tax rate                                            32.8%      28.5%      27.9%
                                                                   =========  =========  =========

     The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                                Years Ended December 31,
                                                           ----------------------------------
                                                              2005        2004        2003
                                                           ----------  ----------  ----------
     Deferred Income Tax Assets:
       Unrealized losses on securities available for sale     32,022       1,301           -
       Provision for loan losses                             198,280     134,690     126,581
                                                           ----------  ----------  ----------
         Total deferred tax assets                           230,302     135,991     126,581
                                                           ----------  ----------  ----------
     Deferred Income Tax Liabilities:
       Depreciation                                          (90,535)    (81,245)    (70,568)
       Amortization - goodwill                              (205,525)   (154,144)   (114,899)
       Unrealized gains on available for sale securities           -           -     (24,995)
                                                           ----------  ----------  ----------
         Total deferred tax liabilities                     (296,060)   (235,389)   (210,462)
                                                           ----------  ----------  ----------
           Net deferred tax liability                      $ (65,758)  $ (99,398)  $ (83,881)
                                                           ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

I.   EMPLOYEE  BENEFIT  PLANS
     ------------------------

     The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $2,668, $2,889, and $3,024 for the years ended December 31, 2005, 2004, and 2003, respectively. The Company made matching contributions of $36,181, $33,483, and $24,361 for the years ended December 31, 2005, 2004, and 2003, respectively.

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

     As of January 1, 2006, the amount available for dividends without regulatory consent was $480,339.

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

                                                                           Contract or Notional Amount
                                                                           ----------------------------
       Financial instruments whose contract amount represent credit risk:
         Commitments to extend credit                                      $                 11,721,488
         Standby letters of credit                                                              280,213
                                                                           ----------------------------
             Total                                                         $                 12,001,701
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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

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

M.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 2005 with respect to such loans to these individuals:

     Balances at December 31, 2004  $ 912,727
       New loans                      273,076
       Repayments                    (492,802)
                                    ----------
     Balances at December 31, 2005  $ 693,001
                                    ==========

     In addition to the above outstanding balances, there are loan commitments of $163,077 available to certain executive officers and directors that were unused as of December 31, 2005.

     The Bank also had deposits from these related parties of approximately $5,675,261 at December 31, 2005.

N.   DISCLOSURES  RELATING  TO  STATEMENT  OF  CASH  FLOWS
     -----------------------------------------------------

     Interest  and  Income  Taxes - Cash paid during the period for interest and
     --------------------------
     Income taxes  was  as  follows:

                                             2005        2004        2003
                                          ----------  ----------  ----------
     Interest on deposits and borrowings  $1,422,291  $1,152,874  $1,411,775
                                          ==========  ==========  ==========
     Income taxes, net                    $  230,000  $  152,250  $  226,712
                                          ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     Other Noncash Transactions - Noncash transactions relating to investing and
     --------------------------
     financing  activities  were  as  follows:

                                                                  2005       2004       2003
                                                              ---------  ---------  ---------
     Changes in unrealized gain/loss on investments           $(59,636)  $(51,044)  $(78,143)
                                                              =========  =========  =========
     Transfer of loans to other real estate and other assets  $      -   $      -   $164,971
                                                              =========  =========  =========

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

     Loans and Mortgage Loans Held for Sale - The fair value of fixed rate loans
     ----------------------------------------
     is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

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

     Long-Term  Debt  and  Convertible Subordinated Debentures - Rates currently
     -----------------------------------------------------------
     available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Commitments  to  Extend  Credit,  Standby  Letters  of Credit and Financial
     ---------------------------------------------------------------------------
     Guarantees Written - Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

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

     The carrying amount and estimated fair values of the Bank subsidiary's financial instruments at December 31, 2005 and 2004 are as follows:

                                                  2005                      2004
                                          ------------------------  ------------------------
                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                          -----------  -----------  -----------  -----------
     ASSETS:
       Cash and short-term investments    $12,299,402  $12,299,402  $13,763,791  $13,763,791
       Securities available for sale        9,244,055    9,244,055    7,719,299    7,719,299
       Securities held to maturity          6,900,175    6,790,633    6,248,958    6,232,395
       Loans                               55,253,791   55,229,598   53,163,589   52,897,771
     LIABILITIES:
       Deposits                            76,239,034   76,193,846   74,444,918   74,817,143
     UNRECOGNIZED FINANCIAL INSTRUMENTS:
       Commitments to extend credit        11,721,488   11,721,488   10,396,000   10,396,000
       Standby letters of credit              280,213      280,213      160,000      160,000

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

     The Company's bank subsidiary maintains its cash balances in five financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. There were uninsured balances of $-0- and $18,334 as of December 31, 2005 and 2004, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

Q.   OPERATING  EXPENSES
     -------------------

     Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2005, 2004 and 2003 are as follows:

                           2005    2004    2003
                         -------  ------  ------
     Professional fees   139,218  97,285  68,085
     Supplies             61,637  65,458  64,598
     Data Processing      54,611  49,358  42,496
     Directors fees       74,400  74,400  69,400

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2005, the most recent notification from the State Department of Banking and Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                               To Be Well Capitalized
                                                              For Capital      Under Prompt Corrective
                                         Actual            Adequacy Purposes       Action Provisions
                                   ------------------  -----------------------  -----------------------
                                     Amount    Ratio     Amount         Ratio     Amount         Ratio
                                   ----------  ------  ----------       ------  ----------       ------
     AS OF DECEMBER 31, 2005

     Total Risk-Based Capital To
     (Risk-Weighted Assets)        $9,570,000  16.45%  $4,654,103    >    8.0%  $5,817,629    >   10.0%
                                                                   ---                       ---
     Tier I Capital To
     (Risk-Weighted Assets)         8,838,000  15.19%   2,327,321    >    4.0%   3,490,981    >    6.0%
                                                                   ---                       ---

     Tier I Capital To
     (Average Assets)               8,838,000  10.24%   3,452,344    >    4.0%   4,315,430    >    5.0%
                                                                   ---                       ---

     AS OF DECEMBER 31, 2004

     Total Risk-Based Capital To
     (Risk-Weighted Assets)        $8,748,000  15.73%  $4,433,630    >    8.0%  $5,561,348    >   10.0%
                                                                   ---                       ---

     Tier I Capital To
     (Risk-Weighted Assets)         8,051,000  14.48%   2,216,442    >    4.0%  $3,336,050    >    6.0%
                                                                   ---                       ---

     Tier I Capital To
     (Average Assets)               8,051,000  10.16%   3,219,978    >    4.0%  $3,962,106    >    5.0%
                                                                   ---                       ---

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

T.   QUARTERLY  DATA  -  UNAUDITED
     -----------------------------

                                                  YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------
                                                          2005
                                    --------------------------------------------------
                                      Fourth        Third       Second        First
                                      Quarter      Quarter      Quarter      Quarter
                                    -----------  -----------  -----------  -----------
     Interest and dividend income   $1,315,402   $1,249,610   $1,162,822   $1,090,368
     Interest expense                 (409,091)    (377,557)    (345,282)    (318,995)
                                    -----------  -----------  -----------  -----------
     Net interest income               906,311      872,053      817,540      771,373
     Provision for loan losses         (60,000)     (60,000)     (60,000)     (60,000)
                                    -----------  -----------  -----------  -----------

     Net interest income after
     provision for loan losses         846,311      812,053      757,540      711,373
     Noninterest income (charges)      166,729      178,857      147,542      160,232
     Noninterest expenses             (610,352)    (615,543)    (627,573)    (610,640)
                                    -----------  -----------  -----------  -----------

     Income before income taxes        402,688      375,367      277,509      260,965
     Provision for income taxes       (134,439)    (123,578)     (90,296)     (83,903)
                                    -----------  -----------  -----------  -----------
     Net Income                     $  268,249   $  251,789   $  187,213   $  177,062
                                    ===========  ===========  ===========  ===========

     Earnings per common share:
       Basic                        $     0.37   $     0.34   $     0.26   $     0.24
                                    ===========  ===========  ===========  ===========
       Diluted                      $     0.37   $     0.34   $     0.26   $     0.24
                                    ===========  ===========  ===========  ===========

                                                          2004
                                    --------------------------------------------------
                                      Fourth        Third       Second        First
                                      Quarter      Quarter      Quarter      Quarter
                                    -----------  -----------  -----------  -----------

     Interest and dividend income   $1,055,655   $1,026,560   $  998,720   $  989,370
     Interest expense                 (294,719)    (267,612)    (272,559)    (304,848)
                                    -----------  -----------  -----------  -----------
     Net interest income               760,936      758,948      726,161      684,522
     Provision for loan losses         (60,000)     (60,000)     (60,000)     (60,000)
                                    -----------  -----------  -----------  -----------

     Net interest income after
       provision for loan loss         700,936      698,948      666,161      624,522
     Noninterest income (charges)      157,427      155,945      133,443      142,627
     Noninterest expenses             (586,889)    (573,671)    (600,642)    (568,431)
                               -----------  -----------  -----------  -----------

     Income before income taxes        271,474      281,222      198,962      198,718
     Provision for income taxes        (78,760)     (82,977)     (55,201)     (53,834)
                                    -----------  -----------  -----------  -----------
     Net Income                     $  192,714   $  198,245   $  143,761   $  144,884
                                    ===========  ===========  ===========  ===========

     Earnings per common share:
       Basic                        $     0.26   $     0.27   $     0.20   $     0.20
                                    ===========  ===========  ===========  ===========
       Diluted                      $     0.26   $     0.27   $     0.20   $     0.20
                                    ===========  ===========  ===========  ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

U.   CONDENSED  FINANCIAL  STATEMENTS  (PARENT  COMPANY  ONLY)
     ---------------------------------------------------------

     Condensed parent company financial information on CBC Holding Company at December 31, 2005 and 2004, is as follows:

     BALANCE  SHEETS
                                                                        As of December 31,
                                                                     -------------------------
                                                                         2005         2004
                                                                     ------------  -----------
     ASSETS
       Cash in subsidiary                                            $    22,219   $   22,146
       Investment in subsidiary, at equity in underlying net assets   10,444,119    9,716,266
       Accrued income and other assets                                   240,918       32,720
                                                                     ------------  -----------
         Total Assets                                                $10,707,256   $9,771,132
                                                                     ============  ===========
     LIABILITIES
       Other expenses and accrued liabilities                        $   213,596   $   28,959
                                                                     ------------  -----------
     SHAREHOLDERS' EQUITY
       Common stock, $1 par value; authorized  10,000,000 shares,
         issued and outstanding 731,904 in 2005 and 2004                 731,904      731,904
       Additional paid-in capital surplus                              6,816,170    6,816,170
       Retained earnings                                               3,007,747    2,196,624
       Accumulated other comprehensive loss                              (62,161)      (2,525)
                                                                     ------------  -----------
         Total shareholders' equity                                   10,493,660    9,742,173
                                                                     ------------  -----------
         Total Liabilities and Shareholders' Equity                  $10,707,256   $9,771,132
                                                                     ============  ===========

     STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                  Years Ended December 31,
                                                          -------------------------------------
                                                             2005         2004         2003
                                                          -----------  -----------  -----------
     REVENUES
       Dividend Income                                    $  173,190   $   90,000   $   75,000
                                                          -----------  -----------  -----------
     EXPENSES
       Other                                                 112,859       69,883       42,339
                                                          -----------  -----------  -----------
     INCOME BEFORE TAXES AND EQUITY INCOME OF SUBSIDIARY      60,331       20,117       32,661
       Benefit of income taxes                                36,494       23,761       14,341
                                                          -----------  -----------  -----------
     INCOME BEFORE EQUITY INCOME OF SUBSIDIARY                96,825       43,878       47,002
       Equity in undistributed income of subsidiary          787,489      635,725      437,391
                                                          -----------  -----------  -----------
     NET INCOME                                              884,314      679,603      484,393
     RETAINED EARNINGS, BEGINNING                          2,196,624    1,590,211    1,179,008
       Stock and cash dividends                              (73,191)     (73,190)     (73,190)
                                                          -----------  -----------  -----------
     RETAINED EARNINGS, ENDING                            $3,007,747   $2,196,624   $1,590,211
                                                          ===========  ===========  ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

     STATEMENTS OF CASH FLOWS
                                                                         Years Ended December 31,
                                                                    ----------------------------------
                                                                       2005        2004        2003
                                                                    ----------  ----------  ----------
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                   $ 884,313   $ 679,603   $ 484,393
       Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed income of subsidiary                  (787,489)   (635,726)   (437,391)
       Net change in operating assets and liabilities:
         Accrued income and other assets                             (208,198)     15,031     (47,750)
         Accrued expenses and other liabilities                       184,638     (15,450)     38,200
                                                                    ----------  ----------  ----------
           Net cash provided by operating activities                   73,264      43,458      37,452
                                                                    ----------  ----------  ----------
     CASH FLOWS FROM FINANCING ACTIVITIES:
       Cash dividends paid                                            (73,191)    (73,190)    (73,190)
                                                                    ----------  ----------  ----------
           Net cash used in financing activities                      (73,191)    (73,190)    (73,190)
                                                                    ----------  ----------  ----------
     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  73     (29,732)    (35,738)
     CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    22,146      51,878      87,616
                                                                    ----------  ----------  ----------
     CASH AND CASH EQUIVALENTS AT END OF YEAR                       $  22,219   $  22,146   $  51,878
                                                                    ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

The following discussion of financial condition as of December 31, 2005 compared to December 31, 2004, and the results of operations for the year ended December 31, 2005 compared to the year ended December 31, 2004 should be read in conjunction with the condensed financial statements and accompanying footnotes appearing in this report.

Advisory Note Regarding Forward-Looking Statements
This 2005 Annual Report contains forward-looking statements that are not historical facts and are subject to the safe harbor created by the Private
Securities Litigation Reform Act of 1995. We caution readers of this report that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of us to be materially different from those expressed or implied by such forward-looking statements. Although we believe that our expectations of future performance is based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

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

FINANCIAL CONDITION

The  composition  of  assets  and  liabilities  for  the  Company is as follows:

                                                         December 31,
                                     --------------------------------------------------
                                         2005          2004        $Change    % Change
                                     ------------  ------------  -----------  ---------
ASSETS:
  Cash and due from banks            $ 2,239,402   $ 2,976,791   $ (737,389)    -24.77%
  Federal funds sold                  10,060,000    10,787,000     (727,000)     -6.74%
  Securities available for sale        9,244,055     7,719,299    1,524,756      19.75%
  Securities held to maturity          6,900,175     6,248,958      651,217      10.42%
  Loans                               55,253,791    53,163,589    2,090,202       3.93%
  Average loans                       55,046,125    54,028,440    1,017,685       1.88%
  Total assets                        87,216,563    84,493,850    2,722,713       3.22%
LIABILITIES:
  Deposits                            76,239,034    74,444,918    1,794,116       2.41%
  Average deposits                    75,081,472    70,967,738    4,113,734       5.80%

  Loan to Deposit                          72.47%        71.41%
  Average Loans to Average Deposits        73.32%        76.13%

The most significant change in the composition of assets was an increase in securities available for sale and held to maturity as security yields became more attractive in the current year.

ASSET  QUALITY

A summary of changes in the allowance for loan losses of the Company is as follows:

                                                          December 31,
                                              -----------------------------------
                                                 2005         2004        2003
                                              -----------  -----------  ---------
Beginning Balance                             $  855,612   $  780,566   $606,601
Add - Provision for possible loan losses         240,000      240,000    356,500
                                              -----------  -----------  ---------
  Subtotal                                     1,095,612    1,020,566    963,101
                                              -----------  -----------  ---------
Less:
  Loans charged off                               58,030      180,598    207,354
  Recoveries on loans previously charged off     (40,219)     (15,644)   (24,819)
                                              -----------  -----------  ---------
    Net loans charged off                         17,811      164,954    182,535
                                              -----------  -----------  ---------
Balance, end of year                          $1,077,801   $  855,612   $780,566
                                              ===========  ===========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                December 31,
                                                             ------------------
                                                               2005      2004
                                                             --------  --------
Impaired loans without a valuation allowance                 $      -  $      -
Impaired loans with a valuation allowance                           -         -
                                                             --------  --------
Total impaired loans                                         $      -  $      -
                                                             ========  ========
Valuation allowance related to impaired loans                $      -  $      -

Total non-accrual loans                                      $167,825  $182,000
Total loans past-due ninety days or more and still accruing  $156,486  $156,000

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

The following table shows the related results of operations ratios for Assets and Equity:

                                                              Years Ended December 31,
                                              --------------------------------------------------
                                                  2005          2004        $Change    % Change
                                              ------------  ------------  -----------  ---------
Return on Average Assets                             1.12%         0.90%        0.22%     24.44%
Return on Average Equity                             9.58%         7.71%        1.87%     24.25%
Average Equity to Average Assets                    11.73%        11.63%        0.10%      0.86%
Yield on Average Earning Assets                      6.08%         5.43%        0.65%     11.97%
Cost on Average Interest Bearing Liabilities         1.82%         1.86%       -0.04%    (2.15%)
Net Yield on Average Earning Assets                  4.26%         3.90%        0.36%      9.23%
Total Average Shareholder's Equity            $10,027,524   $ 9,380,619   $  646,905       6.90%
Total Average Assets                          $85,510,643   $80,658,770   $4,851,873       6.02%

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

The following table shows the significant components of Net Income:

                                       Years Ended December 31,
                           -------------------------------------------
                              2005        2004     $Change   % Change
                           ----------  ----------  --------  ---------
Interest Income            $4,818,202  $4,070,305  $747,897     18.37%
Interest Expense            1,450,925   1,139,738   311,187     27.30%
Net Interest Income         3,367,277   2,930,567   436,710     14.90%
Provision for Loan Losses     240,000     240,000         -         -
Net Income                    884,313     679,604   204,709     30.12%
Net Income Per Share             1.21        0.93      0.28     30.12%

The increase in net interest income was primarily due to an improving interest rate margin resulting from increased rates on earning assets and a generally favorable rate margin environment.

Composition  of  other  noninterest  income  is  as  follows:

                                                         Years Ended December 31,
                                                ----------------------------------------
                                                  2005      2004     $Change   % Change
                                                --------  --------  ---------  ---------
Service charges on deposit accounts             $482,422  $458,656  $ 23,766       5.18%
Other service charges, commissions and fees      126,587    72,376    54,211      74.90%
Gain on sales / calls of investment securities         -     1,748    (1,748)  (100.00%)
Gain on sales of assets                            8,553         -     8,553          -
Other income                                      35,798    56,662   (20,864)   (36.82%)
                                                --------  --------  ---------  ---------
Total noninterest income                         653,360   589,442    63,918      10.84%

Service charges on deposit accounts are evaluated against service charges from other banks in the local market and against the Bank's own cost structure in providing the deposit services. This income should grow with the growth in the Bank's demand deposit account base. The change in income is primarily attributable to an increase in service charges on deposit accounts resulting from higher customer activity and an increase in other service charges, commissions, and fees primarily from increased activity in mortgage originations. These increases were partially offset by a decrease in credit insurance income.

Composition  of  other  noninterest  expense  is  as  follows:

                                                           Years Ended December 31,
                                                --------------------------------------------
                                                   2005        2004      $Change   % Change
                                                ----------  ----------  ---------  ---------
Salaries                                        $  933,031  $  888,758  $ 44,273       4.98%
Employee benefits                                  298,785     286,089    12,696       4.44%
Net occupancy expense                              185,817     197,873   (12,056)    (6.09%)
Equipment rental and depreciation of equipment     188,014     192,088    (4,074)    (2.12%)
Other expenses                                     858,461     764,825    93,636      12.24%
                                                ----------  ----------  ---------  ---------
Total noninterest expense                        2,464,108   2,329,633   134,475       5.77%

The change is primarily due to a normal increase in salaries and benefits. Other increases resulted from an increase in professional fees, postage, and promotional and advertising activities.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

Other  major  expenses  included  in  other  expenses  are  as  follows:

                                  Years Ended December 31,
                           --------------------------------------
                             2005     2004    $Change   % Change
                           --------  -------  --------  ---------
Professional fees          $139,218  $97,285  $41,933      43.10%
Supplies                     61,637   65,458   (3,821)    (5.84%)
Data Processing              54,611   49,358    5,253      10.64%
Directors fees               74,400   74,400        -          -

LIQUIDITY

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans.

The  Bank's  liquid  assets  as  a percentage of total deposits were as follows:

                                             December 31,
                                            --------------
                                             2005    2004
                                            ------  ------
Liquid assets as a percentage of deposits   16.13%  18.49%

The Bank's available federal fund lines of credit with correspondent banks and advances outstanding were as follows:

                                               December 31,
                                          ----------------------
                                             2005        2004
                                          ----------  ----------
Federal funds purchased lines  available  $3,000,000  $2,900,000
Federal funds purchased outstanding                -           -

In addition, the Bank is a member of the Federal Home Loan Bank ("FHLB") and has the ability to get FHLB advances. The Bank had $8,450,000 potentially available advances with the Federal Home Loan Bank at December 31, 2005. At least monthly, management analyzes the level of off-balance sheet commitments such as unfunded loan equivalents, loan repayments, maturity of investment securities, liquid investment and available fund lines in an attempt to minimize the possibility that a potential shortfall will exist.

CAPITAL

The  following  table  summarizes  the  capital  position  of  the  Company:

                                                           December 31,
                                    ---------------------------------------------------------
                                        2005           2004          $Change       % Change
                                    -------------  -------------  -------------  ------------
Total Capital                       $ 10,493,660   $  9,742,174   $    751,486          7.71%
Tier 1 Leverage Ratio                      10.24%         10.16%          0.08%         0.79%
Risk Weighted Total Capital Ratio          16.45%         15.73%          0.72%         4.58%
Tier 1 Risk Weighted Capital Ratio         15.19%         14.48%          0.71%         4.90%

The capital of the Company exceeded all prescribed regulatory capital guidelines. Regulations require that the most highly rated banks maintain a Tier 1 leverage ratio of 3% plus an additional cushion of at least 1 to 2 percentage points. Tier 1 capital consists of common shareholders' equity, less certain intangibles. Regulations require that the Bank maintain a minimum total risk weighted capital ratio of 8%, with one-half of this amount, or 4%, made up of Tier 1 capital. Risk-weighted assets consist of balance sheet assets adjusted

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

by risk category, and off-balance sheet assets or equivalents similarly adjusted.

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

The  Bank's  interest rate sensitivity position is set forth in the table below:

                                                                 (Dollars in Thousands)
                                                 0-90     91-180    181-365    Over 1 Year      Over
                                                 Days      Days      Days      thru 5 Years    5 Years
                                               --------  --------  ---------  --------------  ---------
INTEREST RATE SENSITIVE ASSETS:
  Loans                                        $20,180   $ 5,515   $  8,465   $      18,829   $  2,097
  Securities                                       319     1,490      1,996          10,531      1,903
  FHLB Stock                                       169         -          -               -          -
  Federal Funds Sold                            10,060         -          -               -          -
                                               --------  --------  ---------  --------------  ---------
    Total Interest Rate Sensitive Assets       $30,728   $ 7,005   $ 10,461   $      29,360   $  4,000
                                               --------  --------  ---------  --------------  ---------

INTEREST RATE SENSITIVE LIABILITIES:
  Interest Bearing Demand Deposits             $     -   $     -   $      -   $           -   $ 16,433
  Savings and Money Market Deposits              9,195         -          -               -      5,990
  Time Deposits                                  7,846     4,874      8,195          13,924          -
  Other Borrowings                                   -         -          -               -          -
                                               --------  --------  ---------  --------------  ---------
    Total Interest Rate Sensitive Liabilities  $17,041   $ 4,874   $  8,195   $      13,924   $ 22,423
                                               --------  --------  ---------  --------------  ---------
Interest Rate Sensitivity GAP                  $13,687   $ 2,131   $  2,266   $      15,436   $(18,423)
                                               --------  --------  ---------  --------------  ---------

Cumulative Interest Rate Sensitivity GAP       $13,687   $15,818   $ 18,084   $      33,520   $ 15,097
                                               --------  --------  ---------  --------------  ---------
Cumulative GAP as a % of total assets
  December 31, 2005                              15.69%    18.14%     20.73%          38.43%     17.31%
                                               --------  --------  ---------  --------------  ---------
Cumulative GAP as a % of total assets
  December 31, 2004                              16.82%    18.64%     17.71%          33.86%     15.45%
                                               --------  --------  ---------  --------------  ---------

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2005

================================================================================

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

At December 31, 2005, the above gap analysis indicates a positive cumulative gap position through the one-year time interval of $18,084 thousand. A positive gap position indicates that the Company's rate sensitive assets will reprice faster than its rate sensitive liabilities. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the three-month and one-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short-term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates. Approximately $30,110 thousand (45.31%) of rate sensitive liabilities reprice within one year and $48,194 thousand (59.09%) of rate sensitive assets reprice within one year.

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

EXECUTIVE OFFICERS OF COMMUNITY BANKING COMPANY OF FITZGERALD
-------------------------------------------------------------

SIDNEY S. (BUCK) ANDERSON, JR., Chairman of the Board

JOHN T. CROLEY, Vice Chairman and Secretary

GEORGE M. RAY, President and Chief Executive Officer

J. COREY GIBBS, Executive Vice President and Senior Lender

REBECCA H. POWELL, Senior Vice President and Chief Operations Officer

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

ROBERT E. SHERRELL, Attorney, Jay, Sherrell & Smith

JOHN EDWARD SMITH, III, Attorney, Jay, Sherrell & Smith

CHARLES A. CLARK, SR., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

WYNDALL L. WALTERS, President - Fitzgerald Ford, Lincoln, Mercury

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF CBC HOLDING COMPANY 2005 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO GEORGE M. RAY, PRESIDENT, CBC HOLDING COMPANY, 102 WEST ROANOKE DRIVE, FITZGERALD, GEORGIA 31750.