Form 10KSB, Exhibit 13
period 2006-12-31
CBC HOLDING CO
filed 2007-03-27
CIK 1038359

CBC HOLDING COMPANY
                                  AND SUBSIDIARY

                                  ANNUAL REPORT

                          YEAR ENDED DECEMBER 31, 2006

                       CBC HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006

================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                              Page
                                                              ----
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM  . . . . . . . .1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets . . . . . . . . . . . . . . . . . .2

  Consolidated Statements of Changes in Shareholders' Equity  . .3

  Consolidated Statements of Income . . . . . . . . . . . . . .  4

  Consolidated Statements of Cash Flows . . . . . . . . . . . .  5

  Notes to Consolidated Financial Statements. . . . . . . . . .  6

MANAGEMENT'S DISCUSSION AND ANALYSIS. . . . . . . . . . . . . . 27

     CBC Holding Company, a Georgia corporation (the "Company") is a holding company engaged in commercial banking primarily in Ben Hill County, Georgia. The Company currently has one subsidiary, Community Banking Company of Fitzgerald (the "Bank"), which is active in retail and commercial banking.

     The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of January 1, 2007 there were 625 holders of record of the Company's Common Stock. Currently, the Company's sole source of income is dividends from the Bank. The Bank is subject to regulation by the Georgia Department of Banking and Finance (the "DBF"). Statutes and regulations enforced by the DBF include parameters that define when the Bank may or may not pay dividends. The Company's dividend policy depends on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. No assurance can be given that any dividends will be declared by the Company, or if declared, what the amount of the dividends will be. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution, if following the payment or distribution, the institution would be undercapitalized.

     This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

TJS [LOGO OMITTED]

Thigpen, Jones, Seaton & Co., P.C.                   Scotty C. Jones, CPA, CVA
CERTIFIED PUBLIC ACCOUNTANTS                         Frank W. Seaton, Jr., CPA
BUSINESS CONSULTANTS                                 Tracy G. Smith, CPA
1004 Hillcrest Parkway - P.O. Box 400                Grayson Dent, CPA
Dublin, Georgia 31040-0400                           Robyn T. Tanner, CPA
Tel 478-272-2030 - Fax 478-272-3318                  Rhonda M. Norris, CPA
E-mail tjs@tjscpa.com                                Spencer L. Tydings, CPA
                                                     Becky G. Hines, CPA
                                                     Donna H. Lumley, CPA
                                                     Lori Y. Norton, CPA, AAP
                                                     Cristi H. Jones, CPA, CVA
                                                     Matthew C. Jones, CPA, CISA
                                                     Heather Frazier, CPA
                                                     ---------------------------
                                                     Robert E. Thigpen, Jr., CPA


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


Board of Directors
CBC Holding Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of CBC Holding Company and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBC Holding Company and Subsidiary at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  Thigpen,  Jones,  Seaton  &  Co.,  PC


March 5, 2007
Dublin,  Georgia

                               CBC HOLDING COMPANY AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS

===============================================================================================
                                                                     As of December 31,
                                                             ----------------------------------
ASSETS                                                             2006              2005
                                                             ----------------  ----------------
Cash and due from banks                                      $     5,694,612   $     2,239,402
Federal funds sold                                                 9,591,000        10,060,000
                                                             ----------------  ----------------
  Total cash and cash equivalents                                 15,285,612        12,299,402
                                                             ----------------  ----------------

Securities available for sale, at fair value                      11,712,271         9,244,055
Securities held to maturity, at cost                               8,296,513         6,900,175
Federal Home Loan Bank stock, restricted, at cost                    174,600           169,100

Loans, net of unearned income                                     52,023,975        55,253,791
Less - allowance for loan losses                                  (1,241,032)       (1,077,801)
                                                             ----------------  ----------------
  Loans, net                                                      50,782,943        54,175,990
                                                             ----------------  ----------------

Bank premises and equipment, net                                   1,805,974         1,898,986
Intangible assets, net of amortization                             1,668,127         1,668,127
Other real estate                                                          -                 -
Accrued interest receivable                                          935,881           780,058
Other assets                                                       2,396,656            80,670
                                                             ----------------  ----------------
  TOTAL ASSETS                                               $    93,058,577   $    87,216,563
                                                             ================  ================

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Non-interest bearing                                       $    10,449,875   $     9,781,813
  Interest bearing                                                70,807,873        66,457,221
                                                             ----------------  ----------------
  Total deposits                                                  81,257,748        76,239,034

Accrued interest payable                                             161,344           124,176
Accrued expenses and other liabilities                               213,486           359,693
                                                             ----------------  ----------------
  Total liabilities                                               81,632,578        76,722,903
                                                             ----------------  ----------------

Shareholders' Equity:
  Common stock, $1 par value, authorized 10,000,000 shares,
    issued and outstanding 731,904 in 2006 and 2005                  731,904           731,904
  Paid-in capital surplus                                          6,816,170         6,816,170
  Retained earnings                                                3,912,449         3,007,747
  Accumulated other comprehensive loss                               (34,524)          (62,161)
                                                             ----------------  ----------------
    Total shareholders' equity                                    11,425,999        10,493,660
                                                             ----------------  ----------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $    93,058,577   $    87,216,563
                                                             ================  ================


           See Accompanying Notes to Consolidated Financial Statements

                                   CBC HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

=======================================================================================================
                                                                            ACCUMULATED
                                                  PAID-IN                      OTHER
                                        COMMON    CAPITAL     RETAINED     COMPREHENSIVE
                                         STOCK    SURPLUS     EARNINGS     INCOME (LOSS)      TOTAL
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2003             $731,904  $6,816,170  $1,590,211           48,519   $ 9,186,804
    Cash dividends                            -           -     (73,190)               -   $   (73,190)
  Comprehensive income:
    Net income                                -           -     679,604                -       679,604
    Valuation allowance adjustment on
      securities available for sale           -           -           -          (51,044)      (51,044)
                                                                                           ------------
        Total comprehensive income                                                             555,370
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2004              731,904   6,816,170   2,196,625           (2,525)    9,742,174
    Cash dividends                            -           -     (73,191)               -       (73,191)
  Comprehensive income:
    Net income                                -           -     884,313                -       884,313
    Valuation allowance adjustment on
      securities available for sale           -           -           -          (59,636)      (59,636)
                                                                                           ------------
        Total comprehensive income                                                             751,486
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2005              731,904   6,816,170   3,007,747          (62,161)   10,493,660
    Cash dividends                            -           -     (73,190)               -       (73,190)
  Comprehensive income:
    Net income                                -           -     977,892                -       977,892
    Valuation allowance adjustment on
      securities available for sale           -           -           -           27,637        27,637
                                                                                           ------------
        Total comprehensive income                                                             932,339
                                       --------  ----------  -----------  ---------------  ------------
BALANCE, DECEMBER 31, 2006             $731,904  $6,816,170  $3,912,449   $      (34,524)  $11,425,999
                                       ========  ==========  ===========  ===============  ============


           See Accompanying Notes to Consolidated Financial Statements

                                CBC HOLDING COMPANY AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF INCOME

=================================================================================================
                                                                Years Ended December 31,
                                                         ----------------------------------------
                                                             2006          2005          2004
                                                         ------------  ------------  ------------
INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans                             $  4,434,749  $  3,969,842  $  3,529,639
  Interest on securities:
    Taxable income                                            696,011       448,412       319,576
    Non-taxable income                                         41,364        39,596        69,022
  Income on federal funds sold                                353,750       291,993        91,855
  Other interest income                                        81,018        68,359        60,213
                                                         ------------  ------------  ------------
    Total interest and dividend income                      5,606,892     4,818,202     4,070,305
                                                         ------------  ------------  ------------

INTEREST EXPENSE:
  Deposits                                                  2,057,532     1,450,925     1,139,738
                                                         ------------  ------------  ------------

  Net interest income before provision for loan losses      3,549,360     3,367,277     2,930,567
  Less - provision for loan losses                            180,000       240,000       240,000
                                                         ------------  ------------  ------------
    Net interest income after provision for loan losses     3,369,360     3,127,277     2,690,567
                                                         ------------  ------------  ------------

NONINTEREST INCOME:
  Service charges on deposit accounts                         465,778       482,422       458,656
  Other service charges, commissions and fees                 130,541       126,587        72,376
  Gain on sales / calls of investment securities                    -             -         1,748
  Gain on sales of assets                                           -         8,553             -
  Other income                                                128,469        35,798        56,662
                                                         ------------  ------------  ------------
    Total noninterest income                                  724,788       653,360       589,442
                                                         ------------  ------------  ------------

NONINTEREST EXPENSE:
  Salaries                                                    987,673       933,031       888,758
  Employee benefits                                           335,212       298,785       286,089
  Net occupancy expense                                       220,630       185,817       197,873
  Equipment rental and depreciation of equipment              169,219       188,014       192,088
  Other expenses                                              994,006       858,461       764,825
                                                         ------------  ------------  ------------
    Total noninterest expense                               2,706,740     2,464,108     2,329,633
                                                         ------------  ------------  ------------

INCOME BEFORE INCOME TAXES                                  1,387,408     1,316,529       950,376
  Provision for income taxes                                  409,516       432,216       270,772
                                                         ------------  ------------  ------------
NET INCOME                                               $    977,892  $    884,313  $    679,604
                                                         ============  ============  ============

EARNINGS PER SHARE:
  Basic                                                  $       1.34  $       1.21  $       0.93
                                                         ============  ============  ============
  Diluted                                                $       1.34  $       1.21  $       0.93
                                                         ============  ============  ============


           See Accompanying Notes to Consolidated Financial Statements

                                       CBC HOLDING COMPANY AND SUBSIDIARY
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================================================
                                                                              Years Ended December 31,
                                                                     -------------------------------------------
                                                                         2006           2005           2004
                                                                     -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $    977,892   $    884,313   $    679,604
  Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
    Provision for loan losses                                             180,000        240,000        240,000
    Depreciation                                                          166,717        184,358        187,915
    Gain on sales of fixed assets                                               -         (8,553)             -
    Net (accretion) amortization on securities                            (34,301)       (26,763)       210,903
    Gain on sales / calls of investment securities                              -              -         (1,748)
    Changes in accrued income and other assets                         (2,480,309)      (248,402)        45,242
    Changes in accrued expenses and other liabilities                    (123,276)       207,833         41,770
                                                                     -------------  -------------  -------------
      Net cash provided by (used in) operating activities              (1,313,277)     1,232,786      1,403,686
                                                                     -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans to customers                                      3,205,047     (2,118,513)      (556,788)
  Purchase of available for sale securities                            (5,242,909)    (3,495,539)    (4,424,945)
  Proceeds from maturities/calls of available for sale securities       2,826,552      1,869,490      3,644,785
  Purchase of held to maturity securities                             (37,929,045)    (5,959,758)    (1,498,449)
  Proceeds from maturities/calls of held to maturity securities        36,557,023      5,346,239      1,000,000
  Purchases of Federal Home Loan Bank stock                                (5,500)        (1,500)        (1,700)
  Proceeds from redemption of Federal Home Loan Bank stock                      -              -              -
  Property and equipment expenditures                                     (73,705)      (155,885)      (190,225)
  Proceeds from sales of fixed assets                                           -         88,866              -
  Proceeds from sales of repossessed assets                                16,500          8,500         99,971
                                                                     -------------  -------------  -------------
      Net cash used in investing activities                              (646,037)    (4,418,100)    (1,927,351)
                                                                     -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                                5,018,714      1,794,116        125,737
  Cash dividends paid                                                     (73,190)       (73,191)       (73,190)
                                                                     -------------  -------------  -------------
      Net cash provided by financing activities                         4,945,524      1,720,925         52,547
                                                                     -------------  -------------  -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    2,986,210     (1,464,389)      (471,118)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           12,299,402     13,763,791     14,234,909
                                                                     -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                               $ 15,285,612   $ 12,299,402   $ 13,763,791
                                                                     =============  =============  =============


           See Accompanying Notes to Consolidated Financial Statements

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

A.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------

     1.   PRINCIPLES  OF  CONSOLIDATION  -  The  consolidated  financial
          ------------------------------
          statements include the accounts of CBC Holding Company (the "Company") and its' wholly owned subsidiary, Community Banking Company of Fitzgerald (the "Bank"). All significant inter-company balances and transactions have been eliminated in consolidation.

     2.   REPORTING  ENTITY  -  The  Company  was  incorporated  as  a  Georgia
          ------------------
          corporation on October 15, 1996 for the purpose of acquiring all of the issued and outstanding shares of common stock of the Bank. The Bank provides a variety of financial services to individuals and small businesses through its office in South Georgia. The Bank offers a full range of commercial and personal loans. The Bank makes loans to individuals for purposes such as home mortgage financing, personal vehicles and various consumer purchases and other personal and family needs. The Bank makes commercial loans to businesses for purposes such as providing equipment and machinery purchases, commercial real estate purchases and working capital. The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

          The consolidated financial statements include the accounts of the Company and the Bank. All material inter-company accounts and transactions have been eliminated in consolidation.

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

     4.   LOANS AND  INTERESTINCOME  -  Loans  are  stated  at  the  amount  of
          -------------------------
          unpaid principal, reduced by net deferred loan fees, unearned discounts and a valuation allowance for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are generally placed on non-accrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. Senior management may grant a waiver from non-accrual status if a past due loan is well secured and in process of collection. A non-accrual loan may be restored to accrual status when all principal and interest amounts contractually due, including payments in arrears, are reasonably assured of repayment within a reasonable period, and there is a sustained period of performance by the borrower in accordance with the contractual terms of the loan. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


     5.   ALLOWANCE  FOR  LOAN  LOSSES  -  The  allowance  for  loan  losses  is
           ---------------------------
          available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses.

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

     6.   PREMISES  AND  EQUIPMENT  -  Premises  and  equipment  are  stated  at
          ------------------------
          cost, less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

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

     8.   INTANGIBLE  ASSETS  -  Prior  to  2002,  goodwill  was amortized using
          ------------------
          the straight-line method over fifteen years. The original amount of goodwill was $2,692,939 with accumulated amortization at December 31, 2006 and 2005 of $1,024,812, resulting in an unamortized balance of $1,668,127. No amortization was charged to operations during any of the years ended December 31, 2006, 2005 and 2004. Financial Accounting Standard 142 became effective for the year ending December 31, 2002. Under this Standard, goodwill with an indefinite life is not amortized, but evaluated annually for

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


          impairment and to determine if its life is still indefinite. At December 31, 2006, this asset had no impairment and still had an indefinite life; accordingly, no amortization is recorded for the year.

     9.   INCOME  TAXES  -  The  Company  reports  income  under  Statement  of
          -------------
          Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

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

     10.  CASH AND  CASH  EQUIVALENTS  -  For  purposes of reporting cash flows,
          ---------------------------
          cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

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

     12.  ADVERTISING  COSTS  -  It  is  the  policy  of  the Company to expense
           -----------------
          advertising costs as they are incurred. The Company does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2006, 2005 and 2004 were $51,215, $43,519 and $39,123, respectively.

     13.  EARNINGS  PER  COMMON  SHARE  -  Basic  earnings  per share represents
          ----------------------------
          income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

          outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

          Earnings  per  common share have been computed based on the following:

                                                                      Years Ended December 31,
                                                                   -------------------------------
                                                                     2006       2005       2004
                                                                   ---------  ---------  ---------
          Net income                                               $ 977,892  $ 884,313  $ 679,604
            Less:  Preferred stock dividends                               -          -          -
                                                                   ---------  ---------  ---------
            Net income applicable to common stock                  $ 977,892  $ 884,313  $ 679,604
                                                                   =========  =========  =========
            Average number of common shares outstanding              731,904    731,904    731,904
            Effect of dilutive options, warrants, etc.                     -          -          -
                                                                   ---------  ---------  ---------
            Average number of common shares outstanding
              used to calculate diluted earnings per common share    731,904    731,904    731,904
                                                                   =========  =========  =========

     14.  COMPREHENSIVE  INCOME  -  The  Corporation  adopted  SFAS  No.  130,
          ----------------------
          "Reporting Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity.

          The components of other comprehensive income and related tax effects are as follows:

                                                           Years Ended December 31,
                                                  ------------------------------------------
                                                      2006           2005           2004
                                                  -------------  -------------  -------------
          Unrealized holding gains (losses) on
            available-for-sale securities         $     41,874   $    (90,358)  $    (75,591)
          Reclassification adjustment for gains
            realized in income                               -              -         (1,748)
                                                  -------------  -------------  -------------
          Net unrealized gains (losses)                 41,874        (90,358)       (77,339)
          Tax effect                                   (14,237)        30,722         26,295
                                                  -------------  -------------  -------------
          Net-of-tax amount                       $     27,637   $    (59,636)  $    (51,044)
                                                  =============  =============  =============

     15.  RECLASSIFICATIONS  -  Certain  accounts  in  the  prior-year financial
          ------------------
          statements have been reclassified to conform to the presentation of current-year financial statements.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


B.   INVESTMENT  SECURITIES
     ----------------------

     Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt and equity securities held at December 31, 2006 and 2005. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2006 and 2005.

     The  book  and  market  values  of  securities  AVAILABLE  FOR  SALE  were:

                                                     AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                       COST         GAINS        LOSSES     MARKET VALUE
                                                    -----------  -----------  ------------  -------------
     DECEMBER 31, 2006
     Non-mortgage backed debt securities of :
       U.S. Agencies                                $ 8,484,780  $     3,976  $   (41,475)  $   8,447,281
       State and Political subdivisions               1,173,711          755       (3,982)      1,170,484
       Other debt securities                          1,000,000            -            -       1,000,000
                                                    -----------  -----------  ------------  -------------
         Total non-mortgage backed debt securities   10,658,491        4,731      (45,457)     10,617,765
     Mortgage backed securities                       1,106,089        1,566      (13,149)      1,094,506
                                                    -----------  -----------  ------------  -------------
           Total                                    $11,764,580  $     6,297  $   (58,606)  $  11,712,271
                                                    ===========  ===========  ============  =============
     DECEMBER 31, 2005
     Non-mortgage backed debt securities of :
       U.S. Agencies                                $ 5,980,044  $         -  $   (83,294)  $   5,896,750
       State and Political subdivisions                 921,972        4,870            -         926,842
       Other debt securities                          1,000,000            -            -       1,000,000
                                                    -----------  -----------  ------------  -------------
         Total non-mortgage backed debt securities    7,902,016        4,870      (83,294)      7,823,592
     Mortgage backed securities                       1,436,223        2,480      (18,240)      1,420,463
                                                    -----------  -----------  ------------  -------------
           Total                                    $ 9,338,239  $     7,350  $  (101,534)  $   9,244,055
                                                    ===========  ===========  ============  =============

     The  book  and  market  values  of  securities  HELD  TO  MATURITY  were:

                                               AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                  COST        GAINS        LOSSES     MARKET VALUE
                                               ----------  -----------  ------------  -------------
     DECEMBER 31, 2006
     Non-mortgage backed debt securities of :
       U.S. Agencies                           $6,448,209  $    19,732  $   (64,141)  $   6,403,800
     Mortgage backed securities                 1,848,304        1,056      (28,588)      1,820,772
                                               ----------  -----------  ------------  -------------
         Total                                 $8,296,513  $    20,788  $   (92,729)  $   8,224,572
                                               ==========  ===========  ============  =============

     DECEMBER 31, 2005
     Non-mortgage backed debt securities of :
       U.S. Agencies                           $5,571,019  $     8,200  $   (73,378)  $   5,505,841
     Mortgage backed securities                 1,329,156            -      (44,364)      1,284,792
                                               ----------  -----------  ------------  -------------
         Total                                 $6,900,175  $     8,200  $  (117,742)  $   6,790,633
                                               ==========  ===========  ============  =============

     The book and market values of pledged securities were $17,096,217 and $16,974,437 at December 31, 2006, respectively and $11,313,700 and
     $11,295,617  at  December  31,  2005,  respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


     The amortized cost and estimated market value of debt securities held to maturity and available for sale at December 31, 2006 and 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                    AVAILABLE FOR SALE
                                               ------------------------------
                                                                  Estimated
     DECEMBER 31, 2006                         Amortized Cost   Market Value
                                               ---------------  -------------
     Non-mortgage backed securities:
       Due in one year or less                 $     2,549,982  $   2,542,450
       Due after one year through five years         6,353,040      6,323,242
       Due after five years through ten years        1,755,468      1,752,073
       Due after ten years                                   -              -
                                               ---------------  -------------
         Total non-mortgage backed securities       10,658,491     10,617,765
     Mortgage backed securities                      1,106,089      1,094,506
                                               ---------------  -------------
         Total                                 $    11,764,580  $  11,712,271
                                               ===============  =============

                                                                 Estimated
     DECEMBER 31, 2005                         Amortized Cost   Market Value
                                               ---------------  -------------
     Non-mortgage backed securities:
       Due in one year or less                 $     2,486,730  $   2,465,250
       Due after one year through five years         5,415,286      5,358,342
       Due after five years through ten years                -              -
       Due after ten years                                   -              -
                                               ---------------  -------------
         Total non-mortgage backed securities        7,902,016      7,823,592
     Mortgage backed securities                      1,436,223      1,420,463
                                               ---------------  -------------
         Total                                 $     9,338,239  $   9,244,055
                                               ===============  =============

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


                                                    HELD TO MATURITY
                                               ------------------------------
                                                                  Estimated
     DECEMBER 31, 2006                         Amortized Cost   Market Value
                                               ---------------  -------------
     Non-mortgage backed securities:
       Due in one year or less                 $     1,497,588  $   1,482,400
       Due after one year through five years         4,950,621      4,921,400
       Due after five years through ten years                -              -
       Due after ten years                                   -              -
                                               ---------------  -------------
         Total non-mortgage backed securities        6,448,209      6,403,800
     Mortgage backed securities                      1,848,304      1,820,772
                                               ---------------  -------------
         Total                                 $     8,296,513  $   8,224,572
                                               ===============  =============

                                                                  Estimated
     DECEMBER 31, 2005                         Amortized Cost   Market Value
                                               ---------------  -------------
     Non-mortgage backed securities:
       Due in one year or less                 $             -  $           -
       Due after one year through five years         4,987,928      4,914,550
       Due after five years through ten years          485,650        493,850
       Due after ten years                                   -              -
                                               ---------------  -------------
         Total non-mortgage backed securities        5,473,578      5,408,400
     Mortgage backed securities                      1,426,597      1,382,233
                                               ---------------  -------------
         Total                                 $     6,900,175  $   6,790,633
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

     At December 31, 2006 and 2005, the Company did not hold investment securities of any single issuer, other than obligations of the U. S. Treasury and other U. S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


     Information pertaining to securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                                              December 31, 2006
                                             ------------------------------------------------------
                                              Less Than Twelve Months     More Than Twelve Months
                                             --------------------------  --------------------------
                                             Unrealized     Estimated    Unrealized     Estimated
      SECURITIES AVAILABLE FOR SALE            Losses     Market Value     Losses     Market Value
     --------------------------------------  -----------  -------------  -----------  -------------
     Non-mortgage backed debt securities of
       U.S. agencies                         $    10,488  $   3,608,434  $    34,969  $   3,957,700
     Mortgage backed securities                        -              -       13,149        767,794
                                             -----------  -------------  -----------  -------------
           Total                             $    10,488  $   3,608,434  $    48,118  $   4,725,494
                                             ===========  =============  ===========  =============

     SECURITIES HELD TO MATURITY
     --------------------------------------
     Non-mortgage backed debt securities of
       U.S. agencies                         $         -  $           -  $    64,141  $   4,929,100
     Mortgage backed securities                        -              -       28,588        897,456
                                             -----------  -------------  -----------  -------------
           Total                             $         -  $           -  $    92,729  $   5,826,556
                                             ===========  =============  ===========  =============

                                                                December 31, 2005
                                             ------------------------------------------------------
                                              Less Than Twelve Months     More Than Twelve Months
                                             --------------------------  --------------------------
                                             Unrealized     Estimated    Unrealized     Estimated
      SECURITIES AVAILABLE FOR SALE            Losses     Market Value     Losses     Market Value
     --------------------------------------  -----------  -------------  -----------  -------------
     Non-mortgage backed debt securities of
       U.S. agencies                         $     7,239  $   1,975,050  $    65,364  $   2,933,700
     Mortgage backed securities                   17,581      1,133,151          659        130,419
                                             -----------  -------------  -----------  -------------
           Total                             $    24,820  $   3,108,201  $    66,023  $   3,064,119
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

     At December 31, 2006, no debt securities have unrealized losses with aggregate depreciation of 5% from the Company's amortized cost basis. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


C.   LOANS
     -----

     The following is a summary of the loan portfolio by principal categories at December 31, 2006 and 2005:

                                           2006          2005
                                       ------------  ------------
     Commercial                        $14,324,245   $17,092,791
     Real estate - Commercial            9,783,021     9,087,000
     Real estate - Construction            735,488       733,000
     Real estate - Mortgage             19,052,295    19,598,000
     Farm loans                            393,653       309,000
     Installment loans to individuals    7,735,273     8,434,000
                                       ------------  ------------
       Total Loans                      52,023,975    55,253,791
     Less:
       Allowance for loan losses        (1,241,032)   (1,077,801)
                                       ------------  ------------
         Loans, net                    $50,782,943   $54,175,990
                                       ============  ============

     Overdrafts included in loans were $176,348 and $201,007 at December 31, 2006 and 2005, respectively.

D.   ALLOWANCE  FOR  LOAN  LOSSES
     ----------------------------

     A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2006, 2005 and 2004 is as follows:

                                                      2006         2005         2004
                                                   -----------  -----------  -----------
     Beginning Balance                             $1,077,801   $  855,612   $  780,566
     Add - Provision for possible loan losses         180,000      240,000      240,000
                                                   -----------  -----------  -----------
       Subtotal                                     1,257,801    1,095,612    1,020,566
                                                   -----------  -----------  -----------
     Less:
       Loans charged off                               37,390       58,030      180,598
       Recoveries on loans previously charged off     (20,621)     (40,219)     (15,644)
                                                   -----------  -----------  -----------
         Net loans charged off                         16,769       17,811      164,954
                                                   -----------  -----------  -----------
     Balance, end of year                          $1,241,032   $1,077,801   $  855,612
                                                   ===========  ===========  ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

     The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                     December 31,
                                                                  ------------------
                                                                    2006      2005
                                                                  --------  --------
     Impaired loans without a valuation allowance                 $      -  $      -
     Impaired loans with a valuation allowance                           -         -
                                                                  --------  --------
     Total impaired loans                                         $      -  $      -
                                                                  ========  ========
     Valuation allowance related to impaired loans                $      -  $      -

     Total non-accrual loans                                      $646,000  $167,825
     Total loans past-due ninety days or more and still accruing  $126,000  $156,486

                                                           Years Ended December 31,
                                                   ----------------------------------------
                                                       2006          2005          2004
                                                   ------------  ------------  ------------
     Average investment in impaired loans          $          -  $          -  $          -
     Interest income recognized on impaired loans  $          -  $          -  $          -
     Interest income recognized on a cash
       basis on impaired loans                     $          -  $          -  $          -


E.   BANK  PREMISES  AND  EQUIPMENT
     ------------------------------

     The following is a summary of asset classifications and depreciable lives for the Bank as of December 31 2006 and 2005:

                                                Useful Lives (Years)      2006          2005
                                                --------------------  ------------  ------------
     Land                                                             $   565,000   $   565,000
     Banking house and improvements                     8-40            1,380,476     1,396,249
     Equipment, furniture and fixtures                  5-10              869,108       843,155
     Software and capitalized conversion costs            3               247,200       183,676
                                                                      ------------  ------------
       Total                                                            3,061,784     2,988,080
     Less - accumulated depreciation                                   (1,255,810)   (1,089,094)
                                                                      ------------  ------------
       Bank premises and equipment, net                               $ 1,805,974   $ 1,898,986
                                                                      ============  ============

     Depreciation included in operating expenses amounted to $166,716, $184,358 and $187,915 in 2006, 2005 and 2004 respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


F.   DEPOSITS
     --------

     The  aggregate  amount  of  time  deposits  exceeding  $100,000 at December
     31,  2006  and  2005 was $17,252,814 and $13,440,361, respectively, and the
     Bank had deposit liabilities in NOW accounts of $17,078,000 and $15,335,940 at December 31, 2006 and 2005, respectively.

     At December 31, 2006, the scheduled maturities of time deposits are as follows:

     2007                   $30,759,011
     2008                     6,657,918
     2009                     1,249,082
     2010                       622,266
     2011 and thereafter      1,190,786
                            -----------
       Total time deposits  $40,479,063
                            ===========

G.   SHORT-TERM  BORROWINGS
     ----------------------

     The Bank had a line of credit for federal funds purchased of $3,000,000 with correspondent institutions as of December 31, 2006. At December 31, 2006, there was no outstanding balance on this line of credit.

     The Bank had no advances on a line of credit of $8,450,000 from the Federal Home Loan Bank (FHLB) at December 31, 2006 and 2005. Stock in FHLB, with a carrying value of $174,600 at December 31, 2006 was pledged to FHLB as collateral in the event the Bank requests future advances. The Bank is required to maintain a minimum investment in FHLB stock of the greater of 1% of total mortgage assets or .3% of total assets while the advance agreement is in effect.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


H.   INCOME  TAXES
     -------------

     The provision for income taxes for the year ended December 31, 2006, 2005 and 2004 are as follows:

     Provision  for  Income  Taxes  for  the  Year

                                          2006      2005       2004
                                        --------  ---------  --------
     Current tax expense                $406,270  $444,425   $228,959
     Deferred tax expense (benefit)        3,246   (12,209)    41,813
                                        --------  ---------  --------
       Net provision for income taxes   $409,516  $432,216   $270,772
                                        ========  =========  ========

     Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

                                                                       Years Ended December 31,
                                                                   ----------------------------------
                                                                      2006        2005        2004
                                                                   ----------  ----------  ----------
     Tax on pretax income at statutory rate                        $ 471,720   $ 447,620   $ 322,299
     Non-deductible business meals and entertainment                     481         413       1,363
     Non-deductible officer life insurance                               913           -           -
     Non-deductible interest expense related to tax-exempt income      4,327       2,576       1,652
     Non-deductible social club dues                                     979         789         704
     Tax-exempt interest income                                      (14,064)    (15,515)    (26,024)
     Life Insurance Income                                           (29,191)          -           -
     Effect of deferred tax attributes                               (25,649)     (3,667)    (29,222)
                                                                   ----------  ----------  ----------
       Total                                                       $ 409,516   $ 432,216   $ 270,772
                                                                   ==========  ==========  ==========
     Net effective tax rate                                             29.5%       32.8%       28.5%
                                                                   ==========  ==========  ==========

     The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                                Years Ended December 31,
                                                           ----------------------------------
                                                              2006        2005        2004
                                                           ----------  ----------  ----------
     Deferred Income Tax Assets:
       Unrealized losses on securities available for sale  $  17,785   $  32,022   $   1,301
       Deferred Compensation                                   1,847           -           -
       Provision for loan losses                             250,988     198,280     134,690
                                                           ----------  ----------  ----------
         Total deferred tax assets                           270,620     230,302     135,991
                                                           ----------  ----------  ----------
     Deferred Income Tax Liabilities:
       Depreciation                                          (81,382)    (90,535)    (81,245)
       Amortization - goodwill                              (263,190)   (205,525)   (154,144)
         Total deferred tax liabilities                     (344,572)   (296,060)   (235,389)
                                                           ----------  ----------  ----------
           Net deferred tax liability                      $ (73,952)  $ (65,758)  $ (99,398)
                                                           ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


I.   EMPLOYEE  BENEFIT  PLANS
     ------------------------

     The Company has a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors. Retirement plan expenses for administrative fees charged to operations amounted to $3,192, $2,668, and $2,889 for the years ended December 31, 2006, 2005, and 2004, respectively. The Company made matching contributions of $42,558, $36,181, and $33,483 for the years ended December 31, 2006,
     2005,  and  2004,  respectively.


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

     As of January 1, 2007, the amount available for dividends without regulatory consent was $532,471.

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

                                                                          Contract or Notional Amount
                                                                          ----------------------------
      Financial instruments whose contract amount represent credit risk:
         Commitments to extend credit                                     $                 11,599,000
         Standby letters of credit                                                             196,790
                                                                          ----------------------------
           Total                                                          $                 11,795,790
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

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


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

M.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     In the ordinary course of business, the Company, through the Bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 2006 with respect to such loans to these individuals:

     Balances at December 31, 2005  $ 693,001
       New loans                      255,000
       Repayments                    (375,352)
                                    ----------
     Balances at December 31, 2006  $ 572,649
                                    ==========

     In addition to the above outstanding balances, there are loan commitments of $163,077 available to certain executive officers and directors that were unused as of December 31, 2006.

     The Bank also had deposits from these related parties of approximately $5,675,261 at December 31, 2006.

N.   DISCLOSURES  RELATING  TO  STATEMENT  OF  CASH  FLOWS
     -----------------------------------------------------

     Interest  and  Income  Taxes  -  Cash  paid  during the period for interest
     ----------------------------
     and  income  taxes  was  as  follows:

                                             2006        2005        2004
                                          ----------  ----------  ----------
     Interest on deposits and borrowings  $2,020,368  $1,422,291  $1,152,874
                                          ==========  ==========  ==========
     Income taxes, net                    $  433,800  $  230,000  $  152,250
                                          ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


     Other  Non-cash  Transactions  -  Non-cash  transactions  relating  to
     -----------------------------
     investing  and  financing  activities  were  as  follows:  --

                                                               2006      2005       2004
                                                              -------  ---------  ---------
     Changes in unrealized gain/loss on investments           $41,874  $(90,357)  $(77,339)
                                                              =======  =========  =========
     Transfer of loans to other real estate and other assets  $ 8,000  $      -   $      -
                                                              =======  =========  =========

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

     Cash  and  Short-Term  Investments  -  For  cash,  due  from banks, federal
     -----------------------------------
     funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

     Investment  Securities  Held  to  Maturity  and  Securities  Available  for
     ---------------------------------------------------------------------------
     Sale  -  Fair  values  for investment securities are based on quoted market
     ----
     prices.

     Loans  and  Mortgage  Loans  Held  for  Sale - The fair value of fixed rate
     --------------------------------------------
     loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposit  Liabilities  -  The  fair  value  of  demand  deposits,  savings
     --------------------
     accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Federal  Funds  Purchased  -  The  carrying  value  of  federal  funds
     -------------------------
     purchased  approximates  their  fair  value.

     FHLB  Advances  -  The  fair  value of the Bank's fixed rate borrowings are
     ---------------
     estimated using discounted cash flows, based on Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Long-Term  Debt  and  Convertible  Subordinated  Debentures  -  Rates
     ------------------------------------------------------------
     currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Commitments  to  Extend  Credit,  Standby  Letters  of Credit and Financial
     ---------------------------------------------------------------------------
     Guarantees  Written  -  Because  commitments  to  extend credit and standby
     --------------------
     letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     Limitations  -  Fair  value  estimates  are  made  at  a  specific point in
     -------------
     time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


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

     The carrying amount and estimated fair values of the Bank subsidiary's financial instruments at December 31, 2006 and 2005 are as follows:

                                                   2006                     2005
                                          ------------------------  ------------------------
                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                          -----------  -----------  -----------  -----------
     ASSETS:
       Cash and short-term investments    $15,285,612  $15,285,612  $12,299,402  $12,299,402
       Securities available for sale       11,712,271   11,712,271    9,244,055    9,244,055
       Securities held to maturity          8,296,513    8,224,572    6,900,175    6,790,633
       Loans                               52,023,975   51,999,435   55,253,791   55,229,598
     LIABILITIES:
       Deposits                            81,257,748       #NAME?   76,239,034   76,193,846
     UNRECOGNIZED FINANCIAL INSTRUMENTS:
       Commitments to extend credit        11,599,000   11,599,000   11,721,488   11,721,488
       Standby letters of credit              196,790      196,790      280,213      280,213

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

     The Company's bank subsidiary maintains its cash balances in five financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. There were uninsured balances of $-0- and $18,334 as of December 31, 2006 and 2005, respectively.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


Q.   OPERATING  EXPENSES
     -------------------

     Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2006, 2005 and 2004 are as follows:

                          2006      2005     2004
                        --------  --------  -------
     Professional fees  $170,255  $139,218  $97,285
     Supplies             71,567    61,637   65,458
     Data Processing      64,300    54,611   49,358
     Directors fees       92,300    74,400   74,400

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2006, the most recent notification from the State Department of Banking and Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                    To Be Well Capitalized
                                                                      For Capital                   Under Prompt Corrective
                                          Actual                   Adequacy Purposes                    Action Provisions
                              ----------------------------  ---------------------------------  ---------------------------------
                                 Amount          Ratio         Amount               Ratio         Amount               Ratio
                              -------------  -------------  -------------       -------------  -------------       -------------
AS OF DECEMBER 31, 2006

Total Risk-Based Capital To
(Risk-Weighted Assets)        $  10,514,000         18.07%  $   4,654,787    >           8.0%  $   5,818,484    >          10.0%
                                                                             -                                  -
Tier I Capital To
(Risk-Weighted Assets)            9,780,000         16.81%      2,327,186    >           4.0%      3,490,779    >           6.0%
                                                                             -                                  -

Tier I Capital To
(Average Assets)                  9,780,000         10.91%      3,585,701    >           4.0%      4,482,126    >           5.0%
                                                                             -                                  -

AS OF DECEMBER 31, 2005

Total Risk-Based Capital To
(Risk-Weighted Assets)        $   9,570,000         16.45%  $   4,433,630    >           8.0%  $   5,817,629    >          10.0%
                                                                             -                                  -

Tier I Capital To
(Risk-Weighted Assets)            8,838,000         15.19%      2,216,442    >           4.0%  $   3,490,981    >           6.0%
                                                                             -                                  -

Tier I Capital To
(Average Assets)                  8,838,000         10.24%      3,219,978    >           4.0%  $   4,315,430    >           5.0%
                                                                             -                                  -

S.   SEGMENT  REPORTING
     ------------------

     Reportable segments are strategic business units that offer different products and services. Reportable segments are managed separately because each segment appeals to different markets and, accordingly, require different technology and marketing strategies.

     The Company and its subsidiary do not have any separately reportable operating segments. The entire operations of the Company are managed as one operation.

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


T.    QUARTERLY  DATA  -  UNAUDITED
      -----------------------------

                                                 YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------
                                                           2006
                                    --------------------------------------------------
                                      Fourth        Third       Second        First
                                      Quarter      Quarter      Quarter      Quarter
                                    -----------  -----------  -----------  -----------
     Interest and dividend income   $1,477,138   $1,423,484   $1,392,639   $1,313,631
     Interest expense                 (580,066)    (530,576)    (499,864)    (447,026)
                                    -----------  -----------  -----------  -----------
     Net interest income               897,072      892,908      892,775      866,605
     Provision for loan losses         (45,000)     (45,000)     (45,000)     (45,000)
                                    -----------  -----------  -----------  -----------

     Net interest income after
     provision for loan losses         852,072      847,908      847,775      821,605
     Noninterest income (charges)      209,067      171,848      176,192      167,681
     Noninterest expenses             (699,152)    (668,201)    (694,345)    (645,042)
                                    -----------  -----------  -----------  -----------

     Income before income taxes        361,987      351,555      329,622      344,244
     Provision for income taxes       (112,101)    (101,026)     (93,496)    (102,893)
                                    -----------  -----------  -----------  -----------
     Net Income                     $  249,886   $  250,529   $  236,126   $  241,351
                                    ===========  ===========  ===========  ===========

     Earnings per common share:
       Basic                        $     0.34   $     0.34   $     0.32   $     0.33
                                    ===========  ===========  ===========  ===========
       Diluted                      $     0.34   $     0.34   $     0.32   $     0.33
                                    ===========  ===========  ===========  ===========

                                                          2005
                                    --------------------------------------------------
                                      Fourth        Third       Second        First
                                      Quarter      Quarter      Quarter      Quarter
                                    -----------  -----------  -----------  -----------
     Interest and dividend income   $1,315,402   $1,249,610   $1,162,822   $1,090,368
     Interest expense                 (409,091)    (377,557)    (345,282)    (318,995)
                                    -----------  -----------  -----------  -----------
     Net interest income               906,311      872,053      817,540      771,373
     Provision for loan losses         (60,000)     (60,000)     (60,000)     (60,000)
                                    -----------  -----------  -----------  -----------

     Net interest income after
       provision for loan loss         846,311      812,053      757,540      711,373
     Noninterest income (charges)      166,729      178,857      147,542      160,232
     Noninterest expenses             (610,352)    (615,543)    (627,573)    (610,640)
                                    -----------  -----------  -----------  -----------

     Income before income taxes        402,688      375,367      277,509      260,965
     Provision for income taxes       (134,439)    (123,578)     (90,296)     (83,903)
                                    -----------  -----------  -----------  -----------
     Net Income                     $  268,249   $  251,789   $  187,213   $  177,062
                                    ===========  ===========  ===========  ===========

     Earnings per common share:
       Basic                        $     0.37   $     0.34   $     0.26   $     0.24
                                    ===========  ===========  ===========  ===========
       Diluted                      $     0.37   $     0.34   $     0.26   $     0.24
                                    ===========  ===========  ===========  ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


U.   CONDENSED  FINANCIAL  STATEMENTS  (PARENT  COMPANY  ONLY)
     ---------------------------------------------------------

     Condensed parent company financial information on CBC Holding Company at December 31, 2006 and 2005, is as follows:

                                                                         As of December 31,
                                                                     --------------------------
                                                                         2006          2005
                                                                     ------------  ------------
     ASSETS
       Cash in subsidiary                                            $    12,849   $    22,219
       Investment in subsidiary, at equity in underlying net assets   11,413,508    10,444,119
       Accrued income and other assets                                    27,530       240,918
                                                                     ------------  ------------
         Total Assets                                                $11,453,887   $10,707,256
                                                                     ============  ============
     LIABILITIES
       Other expenses and accrued liabilities                        $    27,888   $   213,596
                                                                     ------------  ------------
     SHAREHOLDERS' EQUITY
       Common stock, $1 par value; authorized  10,000,000 shares,
         issued and outstanding 731,904 in 2006 and 2005                 731,904       731,904
       Additional paid-in capital surplus                              6,816,170     6,816,170
       Retained earnings                                               3,912,449     3,007,747
       Accumulated other comprehensive loss                              (34,524)      (62,161)
                                                                     ------------  ------------
         Total shareholders' equity                                   11,425,999    10,493,660
                                                                     ------------  ------------
           Total Liabilities and Shareholders' Equity                $11,453,887   $10,707,256
                                                                     ============  ============

                                                                       Years Ended December 31,
                                                                 -------------------------------------
                                                                    2006         2005         2004
                                                                 -----------  -----------  -----------
     REVENUES
       Dividend Income                                           $  123,190   $  173,190   $   90,000
                                                                 -----------  -----------  -----------
     EXPENSES
       Other                                                        131,892      112,860       69,882
                                                                 -----------  -----------  -----------
     INCOME (LOSS) BEFORE TAXES AND EQUITY INCOME OF SUBSIDIARY      (8,702)      60,330       20,118
       Benefit of income taxes                                       44,842       36,494       23,761
                                                                 -----------  -----------  -----------
     INCOME BEFORE EQUITY INCOME OF SUBSIDIARY                       36,140       96,824       43,879
       Equity in undistributed income of subsidiary                 941,752      787,489      635,725
                                                                 -----------  -----------  -----------
     NET INCOME                                                     977,892      884,313      679,604
     RETAINED EARNINGS, BEGINNING                                 3,007,747    2,196,625    1,590,211
       Stock and cash dividends                                     (73,190)     (73,191)     (73,190)
                                                                 -----------  -----------  -----------
     RETAINED EARNINGS, ENDING                                   $3,912,449   $3,007,747   $2,196,625
                                                                 ===========  ===========  ===========

                       CBC HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

                                                                          Years Ended December 31,
                                                                    ----------------------------------
                                                                       2006        2005        2004
                                                                    ----------  ----------  ----------
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                   $ 977,892   $ 884,313   $ 679,603
       Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed income of subsidiary                  (941,752)   (787,489)   (635,726)
       Net change in operating assets and liabilities:
         Accrued income and other assets                              213,388    (208,198)     15,031
         Accrued expenses and other liabilities                      (185,708)    184,638     (15,450)
                                                                    ----------  ----------  ----------
           Net cash provided by operating activities                   63,820      73,264      43,458
                                                                    ----------  ----------  ----------
     CASH FLOWS FROM FINANCING ACTIVITIES:
       Cash dividends paid                                            (73,190)    (73,191)    (73,190)
                                                                    ----------  ----------  ----------
           Net cash used in financing activities                      (73,190)    (73,191)    (73,190)
                                                                    ----------  ----------  ----------
     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (9,370)         73     (29,732)
     CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    22,219      22,146      51,878
                                                                    ----------  ----------  ----------
     CASH AND CASH EQUIVALENTS AT END OF YEAR                       $  12,849   $  22,219   $  22,146
                                                                    ==========  ==========  ==========

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

The following discussion of financial condition as of December 31, 2006 compared to December 31, 2005, and the results of operations for the year ended December 31, 2006 compared to the year ended December 31, 2005 should be read in conjunction with the condensed financial statements and accompanying footnotes appearing in this report.

ADVISORY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This 2006 Annual Report contains forward-looking statements that are not historical facts and are subject to the safe harbor created by the Private
Securities Litigation Reform Act of 1995. We caution readers of this report that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of us to be materially different from those expressed or implied by such forward-looking statements. Although we believe that our expectations of future performance is based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.

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

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

FINANCIAL CONDITION

The  composition  of  assets  and  liabilities  for  the  Company is as follows:

                                                        December 31,
                                     ---------------------------------------------------
                                         2006          2005        $ Change    % Change
                                     ------------  ------------  ------------  ---------
ASSETS:
  Cash and due from banks            $ 5,694,612   $ 2,239,402   $ 3,455,210     154.29%
  Federal funds sold                   9,591,000    10,060,000      (469,000)     -4.66%
  Securities available for sale       11,712,271     9,244,055     2,468,216      26.70%
  Securities held to maturity          8,296,513     6,900,175     1,396,338      20.24%
  Loans                               52,023,975    55,253,791    (3,229,816)     -5.85%
  Average loans                       56,198,037    55,046,125     1,151,912       2.09%
  Total assets                        93,058,577    87,216,563     5,842,014       6.70%
LIABILITIES:
  Deposits                            81,257,748    76,239,034     5,018,714       6.58%
  Average deposits                    79,364,956    75,081,472     4,283,484       5.71%

  Loan to Deposit                          64.02%        72.47%
  Average Loans to Average Deposits        70.81%        73.32%

Overall, assets increased $5,018,714 or 6.58%. Significant changes from the prior year included an increase in Cash and Due from Banks of $3,455,210 or 154%. This increase was associated with the payoff of a large loan ($2,500,000) occurring on the final business day of the year resulting in an atypical Due From balance. The other significant changes involved increases in Securities owned by the bank as securities held in the "Available for Sale" classification increased by $2,468,216 or 26.7%, and securities in the "Hold to Maturity" classification increased by $1,396,338 or 20.24% and a decrease in Loans Outstanding of $3,229,816 or 5.85%. Generally the company's investment portfolio was increased as the availability of quality lending opportunities diminished. Deposits grew at a steady 6.58% pace.

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

ASSET  QUALITY

A summary of changes in the allowance for loan losses of the Company is as follows:

                                                          December 31,
                                              -------------------------------------
                                                 2006         2005         2004
                                              -----------  -----------  -----------
Beginning Balance                             $1,077,801   $  855,612   $  780,566
Add - Provision for possible loan losses         180,000      240,000      240,000
                                              -----------  -----------  -----------
  Subtotal                                     1,257,801    1,095,612    1,020,566
                                              -----------  -----------  -----------
Less:
  Loans charged off                               37,390       58,030      180,598
  Recoveries on loans previously charged off     (20,621)     (40,219)     (15,644)
                                              -----------  -----------  -----------
    Net loans charged off                         16,769       17,811      164,954
                                              -----------  -----------  -----------
Balance, end of year                          $1,241,032   $1,077,801   $  855,612
                                              ===========  ===========  ===========

The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                December 31,
                                                             ------------------
                                                               2006      2005
                                                             --------  --------
Impaired loans without a valuation allowance                 $      -  $      -
Impaired loans with a valuation allowance                           -         -
                                                             --------  --------
Total impaired loans                                         $      -  $      -
                                                             ========  ========
Valuation allowance related to impaired loans                $      -  $      -

Total non-accrual loans                                      $646,000  $167,825
Total loans past-due ninety days or more and still accruing  $126,000  $156,486

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

A large participation loan went into foreclosure and was foreclosed on subsequent to December 31, 2006. However, management had identified the loan as having potential weaknesses and had placed it on the watch list under the substandard category prior to December 31, 2006. Consequently, management believes the Bank's allowance for loan losses was more than adequate as of December 31, 2006 to absorb any losses that may arise resulting from this loan.

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

RESULTS  OF  OPERATIONS

GENERAL

The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control non-interest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate interest income is dependent upon the Bank's ability to obtain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities. Thus, a key performance measure for net interest income is the interest margin or net yield, which is taxable-equivalent net interest income divided by average earning assets.

The following table shows the related results of operations ratios for Assets and Equity:

                                                            Years Ended December 31,
                                              --------------------------------------------------
                                                  2006          2005       $ Change    % Change
                                              ------------  ------------  -----------  ---------
Return on Average Assets                             1.09%         1.03%        0.05%      5.22%
Return on Average Equity                             8.98%         8.82%        0.16%      1.85%
Average Equity to Average Assets                    12.11%        11.73%        0.39%      3.31%
Yield on Average Earning Assets                      6.84%         6.08%        0.76%     12.50%
Cost on Average Interest Bearing Liabilities         2.50%         1.82%        0.68%     37.36%
Net Yield on Average Earning Assets                  4.34%         4.26%        0.08%      1.88%
Total Average Shareholder's Equity            $10,887,391   $10,027,524   $  859,867       8.58%

The following table shows the significant components of Net Income:

                                       Years Ended December 31,
                           -----------------------------------------------
                              2006         2005       $ Change   % Change
                           ----------  -------------  ---------  ---------
Interest Income            $5,606,892  $4,818,202.00  $788,690      16.37%
Interest Expense            2,057,532      1,450,925   606,607      41.81%
Net Interest Income         3,549,360      3,367,277   182,083       5.41%
Provision for Loan Losses     180,000        240,000   (60,000)   (25.00%)
Net Income                    977,892        884,313    93,579      10.58%
Net Income Per Share             1.34           1.21      0.13      10.58%

Improvement in Net Interest Income was driven by a favorable interest rate margin environment, while a strong Loan Loss Reserve position allowed the company to decrease the portion of income set aside for loss reserve purposes.

Composition  of  other  non-interest  income  is  as  follows:

                                                            Years Ended December 31,
                                                ----------------------------------------------
                                                   2006         2005      $ Change   % Change
                                                -----------  -----------  ---------  ---------
Service charges on deposit accounts             $465,778.00  $482,422.00  $(16,644)    (3.45%)
Other service charges, commissions and fees         130,541      126,587     3,954       3.12%
Gain on sales / calls of investment securities            -            -         -          -
Gain on sales of assets                                   -        8,553    (8,553)  (100.00%)
Other income                                        128,469       35,798    92,671     258.87%
                                                -----------  -----------  ---------  ---------
Total noninterest income                        $   724,788  $   653,360  $ 71,428      10.93%
                                                ===========  ===========  =========  =========

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


Non-interest income increased 10.93% as earnings from a recently adopted Bank Owned Life Insurance (BOLI) program contributed approximately $86M in revenue and ATM/debit card income increased approximately $9M. This was partially offset by a decrease in service charges on deposit accounts of $16M. This decrease occurred as both consumer and commercial deposit customers' maintained better control of their checkbooks, resulting in lower NSF and overdraft fees to the company.

Composition  of  other  non-interest  expense  is  as  follows:

                                                                  Years Ended December 31,
                                                     ----------------------------------------------
                                                        2006         2005      $ Change   % Change
                                                     -----------  -----------  ---------  ---------
     Salaries                                        $987,673.00  $933,031.00  $ 54,642       5.86%
     Employee benefits                                   335,212      298,785    36,427      12.19%
     Net occupancy expense                               220,630      185,817    34,813      18.74%
     Equipment rental and depreciation of equipment      169,219      188,014   (18,795)   (10.00%)
     Other expenses                                      994,006      858,461   135,545      15.79%
                                                     -----------  -----------  ---------  ---------
     Total noninterest expense                       $ 2,706,740  $ 2,464,108  $242,632       9.85%
                                                     ===========  ===========  =========  =========

Significant changes in Non-Interest Expense included an increase in employee benefit expense of $34,813 due to increases in Group Health, Life and Disability insurance of $18,821, expense of Bank Owned Life Insurance (BOLI) of $6,300, and an increase in the company contribution to employees' 401K plan of $6,366. Also significant was the increase in Net Occupancy Expense of $34,813 or 18.74%, primarily resulting from expenses incurred bringing IT systems into compliance with standards, and maintenance and repairs to the fixed Plant.

These  increases  were  offset  somewhat  by  decreases in depreciation expense.

Increases in "Other Expenses" totaling $135,545 or 15.79% were due to an increase in Professional Fees of $31,037, an increase in the "Business/Occupational Tax" of $27,000, an increase in Data Processing Expense of $19,040, emergence of expenses of a new Internet Banking Product of $18,040 and an increase in Director Fees of $17,900 as well as other less significant increases.

Other  major  expenses  included  in  other  expenses  are  as  follows:

                                    Years Ended December 31,
                        ---------------------------------------------
                           2006         2005      $ Change  % Change
                        -----------  -----------  --------  ---------
     Professional fees  $170,255.00  $139,218.00  $ 31,037     22.29%
     Supplies                71,567       61,637     9,930     16.11%
     Data Processing         64,300       54,611     9,689     17.74%
     Directors fees          92,300       74,400    17,900     24.06%

LIQUIDITY

The Bank's internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans.

The  Bank's  liquid  assets  as  a percentage of total deposits were as follows:

                                             December 31,
                                            --------------
                                             2006    2005
                                            ------  ------
Liquid assets as a percentage of deposits   18.81%  16.13%

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================

The Bank's available federal fund lines of credit with correspondent banks and advances outstanding were as follows:

                                                    December 31,
                                               ----------------------
                                                  2006        2005
                                               ----------  ----------
     Federal funds purchased lines  available  $3,000,000  $3,000,000
     Federal funds purchased outstanding                -           -

In addition, the Bank is a member of the Federal Home Loan Bank ("FHLB") and has the ability to get FHLB advances. The Bank had $8,450,000 potentially available advances with the Federal Home Loan Bank at December 31, 2006. At least monthly, management analyzes the level of off-balance sheet commitments such as unfunded loan equivalents, loan repayments, maturity of investment securities, liquid investment and available fund lines in an attempt to minimize the possibility that a potential shortfall will exist.

CAPITAL

The  following  table  summarizes  the  capital  position  of  the  Company:

                                                      December 31,
                                    ------------------------------------------------
                                        2006          2005      $ Change   % Change
                                    ------------  ------------  ---------  ---------
Total Capital                       $11,425,999   $10,493,660   $932,339       8.88%
Tier 1 Leverage Ratio                     10.91%        10.24%      0.67%      6.54%
Risk Weighted Total Capital Ratio         18.07%        16.45%      1.62%      9.85%
Tier 1 Risk Weighted Capital Ratio        16.81%        15.19%      1.62%     10.66%

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

INTEREST  RATE  SENSITIVITY

The objective of interest rate sensitivity management is to minimize the effect of interest rate changes on net interest margin while maintaining net interest income at acceptable levels. The Company attempts to accomplish this objective by structuring the balance sheet so that re-pricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these re-pricing opportunities at any time constitute interest rate sensitivity. An indicator of interest rate sensitivity is the difference between interest rate sensitive assets and interest rate sensitive liabilities; this difference is known as the interest rate sensitivity gap.

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


The  Bank's  interest rate sensitivity position is set forth in the table below:

                                                                (Dollars in Thousands)
                                                 0-90     91-180    181-365    Over 1 Year      Over
                                                 Days      Days      Days      thru 5 Years    5 Years
                                               --------  --------  ---------  --------------  ---------
INTEREST RATE SENSITIVE ASSETS:
  Loans                                        $18,292   $ 5,642   $  8,425   $      18,133   $    885
  Securities                                     2,058     1,250      1,998          11,771      2,985
  FHLB Stock                                       175         -          -               -          -
  Federal Funds Sold                             9,591         -          -               -          -
                                               --------  --------  ---------  --------------  ---------
    Total Interest Rate Sensitive Assets       $30,116   $ 6,892   $ 10,423   $      29,904   $  3,870
                                               --------  --------  ---------  --------------  ---------

INTEREST RATE SENSITIVE LIABILITIES:
  Interest Bearing Demand Deposits             $     -   $     -   $      -   $           -   $ 17,078
  Savings and Money Market Deposits              7,555         -          -               -      5,696
  Time Deposits                                  9,385     6,611     14,720           9,763          -
  Other Borrowings                                   -         -          -               -          -
                                               --------  --------  ---------  --------------  ---------
    Total Interest Rate Sensitive Liabilities  $16,940   $ 6,611   $ 14,720   $       9,763   $ 22,774
                                               --------  --------  ---------  --------------  ---------
Interest Rate Sensitivity GAP                  $13,176   $   281   $ (4,297)  $      20,141   $(18,904)
                                               --------  --------  ---------  --------------  ---------

Cumulative Interest Rate Sensitivity GAP       $13,176   $13,457   $  9,160   $      29,301   $ 10,397
                                               --------  --------  ---------  --------------  ---------
Cumulative GAP as a % of total assets
  December 31, 2006                               14.2%     14.5%       9.8%           31.5%      11.2%
                                               --------  --------  ---------  --------------  ---------
Cumulative GAP as a % of total assets
  December 31, 2005                               15.7%     18.1%      20.7%           38.4%      17.3%
                                               --------  --------  ---------  --------------  ---------

Distribution of maturities for available for sale securities is based on amortized cost. Additionally, distribution of maturities for mortgage-backed securities is based on expected final maturities that may be different from the contractual terms.

The interest rate sensitivity table presumes that all loans and securities will perform according to their contractual maturities when, in many cases, actual loan terms are much shorter than the original terms and securities are subject to early redemption. In addition, the table does not necessarily indicate the impact of general interest rate movements on net interest margin since the re-pricing of various categories of assets and liabilities is subject to competitive pressures and customer needs. The Bank monitors and adjusts its exposure to interest rate risks within specific policy guidelines based on its view of current and expected market conditions.

The Bank has established an asset/liability committee which monitors the Bank's interest rate sensitivity and makes recommendations to the board of directors for actions that need to be taken to maintain a targeted gap range. An analysis is made of the Bank's current cumulative gap each month by management and presented to the board quarterly for a detailed review.

At December 31, 2006, the above gap analysis indicates a positive cumulative gap position through the one-year time interval of $9,160 thousand. A positive gap position indicates that the Company's rate sensitive assets will re-price faster than its rate sensitive liabilities. The Bank is asset sensitive, meaning that rising rates tend to be beneficial, in the near and long term and is liability sensitive at the six-month and >5-year time horizons, meaning that falling rates tend to be beneficial to the Bank's net interest margin. If interest rates were to rise in excess of 200 basis points, the Bank could experience improved earnings in the near

                       CBC HOLDING COMPANY AND SUBSIDIARY
         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2006
================================================================================


term, but such a rate increase might significantly reduce the demand for loans in the Bank's local market, thus diminishing the prospects for improved earnings. If interest rates were to fall in excess of 200 basis points, the Bank could experience a short-term decline in net interest margin and may even have difficulty retaining maturing certificates of deposit without having to pay above market rates. Approximately $38,271 thousand (54.05%) of rate sensitive liabilities re-price within one year and $47,431 thousand (58.41%) of rate sensitive assets re-price within one year.

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

ROBERT E. SHERRELL, Attorney, Jay, Sherrell & Smith

JOHN EDWARD SMITH, III, Attorney, Jay, Sherrell & Smith

CHARLES A. CLARK, SR., Owner - C & S Aircraft Service, Inc. & Ewing Dusting Service, Inc.

WYNDALL L. WALTERS, President - Fitzgerald Ford, Lincoln, Mercury

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF CBC HOLDING COMPANY 2006 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO GEORGE M. RAY, PRESIDENT, CBC HOLDING COMPANY, 102 WEST ROANOKE DRIVE, FITZGERALD, GEORGIA 31750.